                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-71829

PROSPECTUS

[LOGO APPEARS HERE]

                       National Equipment Services, Inc.

                                  $175,000,000

                             Offer to exchange our
                10% Senior Subordinated Notes due 2004, Series D
                              for our outstanding
                10% Senior Subordinated Notes due 2004, Series C

--------------------------------------------------------------------------------

                          Terms of the Exchange Offer

 . Expires 5:00 p.m. New York City         . We will not receive any proceeds
  time, March 15, 1999, unless              from the exchange offer.
  extended.


                                          . The exchange of notes will not be
 . We will exchange all notes that           a taxable exchange for U.S.
  you validly tender and do not             federal income tax purposes.
  validly withdraw.


                                          . The terms of the exchange notes
 . You may withdraw your tender of           are substantially identical to
  notes any time prior to the               your notes, except for certain
  expiration of the exchange offer.         transfer restrictions and
                                            registration rights relating to
                                            your notes.

 . The exchange offer is not subject
  to any condition, other than that
  it not violate any applicable law
  or interpretation of the staff of
  the Securities and Exchange
  Commission.

                                          . There is no existing market for
                                            the exchange notes, and we do not
                                            intend to apply for their listing
                                            on any securities exchange.

--------------------------------------------------------------------------------

  For a discussion of certain factors that you should consider prior to tendering your notes in the exchange offer, see "Risk Factors" beginning on page 10.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

February 11, 1999

  This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request to National Equipment Services, Inc., Attention: Secretary, 1800 Sherman Avenue, Evanston, Illinois 60201, telephone (847) 733-1000. In order to ensure timely delivery of these documents, you should make any request by March 8, 1999 (the date five business days prior to the expiration of the exchange offer). We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   10
The Exchange Offer........................................................   16
Use of Proceeds...........................................................   24
Capitalization............................................................   25
Selected Pro Forma Financial Data.........................................   26
Selected Historical Financial Data........................................   33
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   36
Business..................................................................   47
Management................................................................   55

                                                                            Page
                                                                            ----
Security Ownership of Certain Beneficial Owners and Management.............  62
Certain Relationships and Transactions.....................................  63
Description of Certain Indebtedness........................................  64
Description of Exchange Notes..............................................  67
Certain United States Federal Income Tax Consequences......................  94
Plan of Distribution.......................................................  94
Experts....................................................................  95
Legal Matters..............................................................  96
Where You Can Find More Information........................................  96
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY
  The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes the terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety. Unless otherwise stated in this Prospectus or unless the context otherwise requires, "we," "us," "our," "NES" or the "Company" refers to National Equipment Services, Inc., including all of our 18 acquired businesses. The terms "you" or "your" refer to prospective investors in the Exchange Notes. The term "Securities Act" refers to the Securities Act of 1933, as amended. The term "Exchange Act" refers to the Securities Exchange Act of 1934, as amended.

  When we present various financial information on a "pro forma basis," we are intending to give you a picture of what our business might have looked like if each of the following had occurred on the first day of the related period: (1) our acquisitions of the 18 businesses and the related financings, (2) our initial public stock offering in July 1998, (3) our offering of 10% Senior Subordinated Notes due 2004 in November 1997, (4) our offerings of 10% Senior Subordinated Notes due 2004, Series C in December 1998 and January 1999, (5) certain borrowings under our credit facility and (6) certain adjustments we describe under the heading "Selected Pro Forma Financial Data."

The Exchange Offer

  On December 11, 1998, we privately placed $125.0 million of 10% Senior Subordinated Notes due 2004, Series C. On January 8, 1999, we privately placed an additional $50.0 million of 10% Senior Subordinated Notes due 2004, Series
C. We will refer to these notes as the "Outstanding Notes." We will refer to the 10% Senior Subordinated Notes due 2004, Series D that we are offering as the "Exchange Notes." All of our subsidiaries guarantee these Outstanding Notes and will guarantee the Exchange Notes. We wholly own all of our subsidiaries.

  Simultaneous with each private placement, we entered into registration rights agreements with the initial purchasers of the Outstanding Notes. Under the registration rights agreements, we must deliver this Prospectus to the holders of our Outstanding Notes and must complete our exchange offer by March 25, 1999. If we do not complete our exchange offer by March 25, 1999, we must pay liquidated damages to the holders of the Outstanding Notes until we complete our exchange offer. You may exchange your Outstanding Notes for Exchange Notes in our exchange offer. The terms of the Exchange Notes are substantially identical to the Outstanding Notes, except for certain transfer restrictions and registration rights relating to your Outstanding Notes. You should read the discussions under the headings "The Exchange Offer" and "Description of Exchange Notes" for further information regarding the Exchange Notes.

  We believe that you will be able to resell Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, if certain conditions are met. You should read the discussion under the heading "The Exchange Offer" for further information regarding and resales of the Exchange Notes.

Company Overview

  We are a leading participant in the growing and highly fragmented $18 billion equipment rental industry. We operate through the 18 businesses we acquired since January 1997 and specialize in the rental of specialty and general equipment to industrial and construction end-users. We rent over 750 different types of machinery and equipment and distribute new equipment for nationally recognized original equipment manufacturers. We also sell used equipment as well as complementary parts, supplies and merchandise, and provide repair and maintenance services to our customers.

  We are geographically diversified and have 102 locations across 24 states. We are a leading competitor in each of the geographic markets we serve. For the twelve months ended September 30, 1998, on a pro forma basis, we generated revenues, EBITDA and operating income of $301.7 million,

$111.8 million and $58.9 million, respectively. You should read note (e) on page 9 for an explanation of how we calculate EBITDA.

Our Equipment Fleet

  Our management believes that we offer one of the most modern and well maintained fleets of specialty or general equipment in each of our markets. The average age of our equipment fleet is approximately three years. Our specialty equipment includes electric and pneumatic hoists, hydraulic and truck-mounted cranes, liquid storage tanks, pumps and highway safety equipment. Our general industrial and construction equipment includes aerial work platforms, air compressors, cranes, earth-moving equipment and rough terrain forklifts. We rent and sell this equipment to industrial and construction end-users. These end-users represented approximately 55% and 43%, respectively, of our revenues for the twelve months ended September 30, 1998, on a pro forma basis.

Our Management

  Our senior management team has significant industry experience and an impressive track record of acquiring and integrating companies in the equipment rental industry. Before founding the Company, our senior management team was responsible for building Brambles Equipment Services, the U.S. equipment rental business of an Australian public company, into a leading participant in the industry. At Brambles Equipment Services, our team executed a growth strategy that combined a disciplined acquisition program with significant organic growth. Our management believes that their extensive industry experience allows them to more easily identify quality acquisition targets and successfully integrate these businesses through effective financial and operating controls and the proper deployment of capital.

  Experienced professionals manage our local operations. These local managers have an average of over 15 years of experience in the industry and have extensive knowledge of and relationships in their local markets. These local managers are typically former owners of the businesses we acquired.

  We also benefit from the financial expertise of Golder, Thoma, Cressey, Rauner, Inc., an established investment firm specializing in the consolidation of fragmented industries. Golder, Thoma, Cressey, Rauner Fund V, L.P., an affiliate of Golder, Thoma, Cressey, Rauner, Inc., is our principal equity investor.

Recent Developments

  In the third quarter of 1998, we completed an initial public offering of 7,375,000 shares of our common stock. We received net proceeds of approximately $92.6 million from our initial public stock offering.

  In the fourth quarter of 1998 and the first quarter of 1999, we issued $175.0 million aggregate principal amount of our Outstanding Notes. We relied on an exemption under the Securities Act and did not register these transactions under the Securities Act. We received net proceeds of approximately $166.5 million from these debt offerings.

  Since our initial public stock offering, we acquired five businesses. These businesses generated aggregate 1997 revenues of $124.5 million and added an aggregate of 52 locations to our operations.

Risk Factors

  See the section entitled "Risk Factors," beginning on page 10, for a discussion of certain factors that you should consider before tendering your Outstanding Notes in exchange for Exchange Notes.

Principal Executive Office

  Our headquarters are located at 1800 Sherman Avenue, Evanston, Illinois 60201. Our telephone number is (847) 733-1000.

                         Summary of the Exchange Offer

Registration Rights       We sold $125.0 million principal amount of the
Agreements..............  Outstanding Notes on December 11, 1998 and $50.0
                          million principal amount of the Outstanding Notes on January 8, 1999 to the initial purchasers--Salomon
                          Smith Barney Inc. and First Union Capital Markets
                          Corp. The initial purchasers then sold the Outstanding Notes to institutional investors.
                          Simultaneous with our initial sales of the Outstanding Notes, we entered into registration rights agreements with the initial purchasers. These registration rights agreements require this exchange offer. This exchange offer satisfies your rights under the registration rights agreements. After our exchange offer is over, you will not have any exchange or registration rights for your Outstanding
                          Notes.

The Exchange Offer......  We are offering to exchange $175.0 million principal amount of Exchange Notes for your Outstanding Notes. To exchange your Outstanding Notes, you must properly tender them. We will exchange all Outstanding Notes that you validly tender and do not validly withdraw. We will issue registered Exchange Notes promptly after the end of our exchange offer.

Resales.................  We believe that you will be able to offer for resale and transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

                             . you acquire the Exchange Notes in the ordinary
                               course of your business;

                             . you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the Exchange Notes; and

                             . you are not an "affiliate" of us, as defined in
                               Rule 405 of the Securities Act.

                          If you do not satisfy all of these conditions and you transfer any Exchange Note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not assume or indemnify you against this liability.

                          If you are a broker-dealer and you are acquiring Exchange Notes for your own account in exchange for Outstanding Notes that you acquired through market-making or other trading activities, you must acknowledge that you will deliver a proper prospectus when you transfer any Exchange Notes. If you are a broker-dealer, you may use this Prospectus for an offer to resell or transfer of the Exchange Notes.

Expiration Date.........  Our exchange offer expires at 5:00 p.m., New York
                          City time, March 15, 1999, unless we extend the expiration date.

Conditions to our         Our exchange offer is subject to customary
 Exchange Offer.........  conditions. We may waive some of these conditions.

Procedures for
 Tendering Outstanding
 Notes..................
                          We issued the Outstanding Notes as global securities and deposited them with Harris Trust and Savings Bank, as book-entry depositary. Harris Trust and Savings Bank issued a certificateless depositary interest in each note, which represents a 100% interest in the notes, to The Depositary Trust Company. Direct or indirect participants in DTC hold beneficial interests in the Outstanding Notes through the certificateless depositary interest. DTC maintains records of these interests in book-entry form.

                          You may tender your Outstanding Notes by book-entry transfer through DTC's automated tender offer program. If you want to tender your Outstanding Notes by a means other than book-entry transfer, you must complete and sign a letter of transmittal according to the instructions contained in the letter. You must deliver the letter of transmittal and any other documents required by the letter of transmittal to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the Outstanding Notes to the exchange agent or comply with the procedures for guaranteed delivery. See "The Exchange Offer--Procedures for Tendering Outstanding Notes" for more information.

                          Do not send letters of transmittal and certificates representing Outstanding Notes to the Company. Send these documents only to the exchange agent. See "The Exchange Offer--Exchange Agent" for more information.

Special Procedures for
 Beneficial Owners......
                          If your Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in our exchange offer, you must contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions we set forth elsewhere in this Prospectus.

Withdrawal Rights.......  You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m. New York City time on the date our exchange offer expires.

Appraisal or              You do not have any appraisal or dissenters' rights
 Dissenters' Rights.....  in our exchange offer. If you do not properly tender your Outstanding Notes, you will not be entitled to any further registration rights under the registration rights agreements except under limited circumstances. However, your Outstanding Notes would remain outstanding and would be entitled to the benefits of the indenture. You should read the discussion under the heading "Risk Factors--
                          Consequences of a Failure to Exchange Outstanding
                          Notes" for further information.

Federal Income Tax
 Considerations.........
                          The exchange of notes is not a taxable exchange for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. For additional information regarding United States federal income tax considerations, you should read the discussion under the heading "Certain United States Federal Income Tax Consequences."

Use of Proceeds.........  We will not receive any proceeds from the issuance of the Exchange Notes, and we will pay the expenses of our exchange offer.

Exchange Agent..........  Harris Trust and Savings Bank is serving as the exchange agent in our exchange offer. The exchange agent's address, telephone and facsimile numbers are listed under the heading "The Exchange Offer-- Exchange Agent" and in the Letter of Transmittal.

                         Summary of the Exchange Notes

  The form and terms of the Exchange Notes are substantially the same as the form and terms of the Outstanding Notes, except the Exchange Notes are registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same indenture.

Aggregate Amount........  $175.0 million principal amount of 10% Senior
                          Subordinated Notes due 2004, Series D.

Maturity Date...........  November 30, 2004.

Interest Payment Dates..  May 30 and November 30 of each year, beginning May
                          30, 1999.

Subsidiary Guarantees...  All of our current subsidiaries will fully and unconditionally and jointly and severally guarantee the Exchange Notes. We wholly own all of our subsidiaries. We will refer to our subsidiaries as "Subsidiary Guarantors." You should read the discussion under the heading "Description of Exchange Notes--Subsidiary Guarantees" for further information.

Subordination...........  The Exchange Notes will be general unsecured obligations of us. They will rank subordinate to all our existing and future senior debt and will rank senior or equal to all our existing and future subordinated indebtedness. Similarly, the guarantees will be general unsecured obligations of the Subsidiary Guarantors. They will rank subordinate in right of payment to all existing and future senior debt of the Subsidiary Guarantors and will rank senior or equal in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. As of September 30, 1998, on a pro forma basis, the Company and the Subsidiary Guarantors would have had $184.6 million of senior debt outstanding and $221.2 million of indebtedness that ranked equal in right of payment to the Subsidiary Guarantees outstanding. You should read the discussion under the heading "Risk Factors-- Subordination; Holding Company Structure" for further information.

Optional Redemption.....  We may redeem all or some of the notes at any time on or after November 30, 2001. In addition, at any time before November 30, 2000, we may redeem up to 33% of the total initial amount of the Exchange Notes with the net proceeds of a public offering of our common stock. Our optional redemption prices for the Exchange Notes are contained in this Prospectus under the heading "Description of Exchange Notes--Optional Redemption."

Change of Control.......  If a change of control of the Company occurs:

                             (1) we will have the option before November 30, 2001 to redeem all or some of the Exchange Notes for a price equal to 100% of their principal amount, plus a premium and plus accrued and unpaid interest; and

                             (2) if we do not redeem the Exchange Notes, or if a change of control occurs after November 30, 2001, you can require us to repurchase all or some of your Exchange Notes for a price equal to 101% of their principal, plus accrued and unpaid interest.

                          You should read the discussions under the headings "Description of Exchange Notes--Optional Redemption" and "--Repurchase at the Option of Holders--Change of Control" for further information.

Certain Covenants.......  The indenture contains certain covenants that limit, among other things, our ability to:

                             . pay dividends, redeem capital stock or make
                               certain other restricted payments or
                               investments;

                             . incur additional indebtedness or issue
                               preferred equity interests;

                             . merge, consolidate or sell all or substantially
                               all of our assets;

                             . create liens on assets; and

                             . enter into certain transactions with affiliates
                               or related persons.

                          You should read the discussion under the heading "Description of Exchange Notes--Certain Covenants" for further information.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (in thousands, except per share data)

  We were founded in June 1996 to acquire and integrate equipment rental companies. In 1997, we acquired six businesses in separate transactions and completed the offering of $100.0 million principal amount of our 10% Senior Subordinated Notes due 2004. In 1998, we acquired twelve businesses in separate transactions and completed our initial public stock offering. In December 1998 and January 1999, we completed the offerings of the Outstanding Notes. While we purchased our 18 acquired businesses at various dates during 1997 and 1998, the following pro forma operating and other data is intended to give you a picture of what our business might have looked like if (1) all these acquisitions and the related financings, (2) our initial public stock offering, (3) our November 1997 notes offering, (4) our offerings of the Outstanding Notes and (5) certain borrowings on our credit facility had occurred on the first day of each period presented. The following pro forma balance sheet data is intended to give you a picture of what our business might have looked like if these transactions had occurred on September 30, 1998. You should read the discussion under the heading "Capitalization" for further information. It is important that you read the summary historical and pro forma financial information that we present below along with "Selected Pro Forma Financial Data," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and their notes that we include elsewhere in this Prospectus.

                                                Nine Months
                                                   Ended       Nine Months Ended
                             Year Ended        September 30,     September 30,
                         December 31, 1997          1997             1998
                         -------------------  ---------------- ------------------
                                      Pro               Pro                Pro
                          Actual   Forma(a)   Actual  Forma(a)  Actual   Forma(a)
                         --------  ---------  ------- -------- --------  --------
Operating Data:
 Total revenues......... $ 41,288  $ 270,523  $25,575 $194,520 $137,434  $225,694
 Gross profit...........   15,573    110,833    9,585   79,553   60,606    97,573
 Operating income.......    6,187     48,237    3,788   35,426   30,430    46,104
 Interest expense,
  net(b)................    4,336     44,516    2,439   33,387   16,001    33,387
 Income before income
  taxes and
  extraordinary item....    1,923      4,168    1,330    2,526   14,684    12,806
 Income tax expense.....      818      1,688      519    1,023    5,981     5,186
 Income before
  extraordinary item....    1,105      2,480      811    1,503    8,703     7,620
 Extraordinary item(c)..      --         --       --       --     1,424       --
 Net income.............    1,105      2,480      811    1,503    7,279     7,620
Other Data:
 Rental fleet
  purchases(d).......... $ 15,336  $ 102,638  $10,781  $90,349 $104,391  $119,150
 Rental fleet
  depreciation..........    5,009     36,888    3,143   27,531   17,581    30,859
 Non-rental fleet
  depreciation and
  amortization..........    1,476     12,429      758    9,137    4,557     9,319
 EBITDA(e)..............   12,744     98,001    7,670   72,581   52,823    86,371
 Ratio of earnings to
  fixed charges.........      1.4x       1.1x                       2.1x      1.4x

                 At September 30, 1998
                 ---------------------
                  Actual  Pro Forma(a)
                 -------- ------------
Balance Sheet
 Data:
 Cash..........  $    662   $    665
 Rental
  equipment,
  net..........   334,141    338,930
 Total assets..   640,001    650,839
 Total debt....   459,574    469,803
 Total
  stockholders'
  equity.......   131,839    131,839

        NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

(a) For an explanation of the calculation of the pro forma adjustments, see "Selected Pro Forma Financial Data."
(b) Includes the following:

                                    Year         Nine Months     Nine Months
                                    Ended           Ended           Ended
                                December 31,    September 30,   September 30,
                                    1997            1997             1998
                                ------------   --------------- ----------------
                                        Pro             Pro              Pro
                               Actual Forma(a) Actual Forma(a) Actual  Forma(a)
                               ------ -------- ------ -------- ------- --------
   Cash interest expense:
   November 1997 notes
    offering.................. $  --  $10,000  $  --  $ 7,500  $ 7,500 $ 7,500
   Outstanding Notes..........    --   17,500     --   13,125      --   13,125
   Credit facility or the
    Company's previous credit
    facility..................  3,950  13,160   2,259   9,869    7,314   9,869
                               ------ -------  ------ -------  ------- -------
                                3,950  40,660   2,259  30,494   14,814  30,494
                               ------ -------  ------ -------  ------- -------
   Non-cash charges:
   Amortization of debt
    issuance costs and
    original issue discount
    incurred in connection
    with our November 1997
    notes offering............     52     621     --      466      466     466
   Amortization of debt
    issuance costs and
    original issue discount
    incurred in connection
    with our offering of
    Outstanding Notes.........    --    1,415     --    1,062      --    1,062
   Amortization of loan
    origination and other
    financing fees incurred in
    connection with our
    current credit facility or
    our previous credit
    facility..................    354     620     180     465      674     465
   Interest expense on our
    junior subordinated
    convertible promissory
    note......................    --    1,200     --      900       47     900
                               ------ -------  ------ -------  ------- -------
                                  406   3,856     180   2,893    1,187   2,893
                               ------ -------  ------ -------  ------- -------
                               $4,356 $44,516  $2,439 $33,387  $16,001 $33,387
                               ====== =======  ====== =======  ======= =======

(c) Represents the write-off of unamortized loan costs of $2,393 less a tax benefit of $969 associated with our previous credit facility.
(d) Represents purchases of industrial, construction and highway safety equipment to be held by the Company for rental to customers as part of the Company's business activities.
(e) Reflects operating income plus other income less other expense, before interest expense, net, income taxes, rental equipment depreciation and non-rental depreciation and amortization. We do not intend EBITDA to represent cash flow from operations or net income as defined by generally accepted accounting principles. You should not consider it as a measure of liquidity or an alternative to, or more meaningful than, cash flow from operations or net income as an indication of our operating performance. We have included EBITDA because our management believes that certain investors find it useful in measuring our ability to service our debt.

                                  RISK FACTORS

  You should carefully consider the following factors in addition to the other information set forth in this Prospectus before making a decision to tender your notes in the Exchange Offer.

  This Prospectus includes certain forward-looking statements concerning the Company. These statements can be identified by the use of forward-looking terms such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statements. Given these uncertainties, you should not place undue reliance on such forward-looking statements.

Substantial Leverage; Restrictions Imposed by Terms of Indebtedness

  We have incurred significant indebtedness. As of September 30, 1998, on a pro forma basis, (1) we would have had $469.8 million of indebtedness outstanding (which amount includes the Outstanding Notes), (2) our stockholders' equity would have been $131.8 million and (3) there would have been $222.4 million available for future borrowings under the our credit facility, subject to availability based on certain financial tests including a borrowing base.

  Our high level of indebtedness could have important consequences to you. In particular:

    . we must dedicate a substantial portion of our cash flow from operations to debt service and not other purposes;

    . our high debt level could limit our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

    . our high debt level could limit our flexibility in reacting to changes in the industry and economic conditions generally.

  Our ability to pay interest on the Exchange Notes, to repay portions of our long-term indebtedness (including the Exchange Notes, our Series B notes and borrowings under our credit facility) and to satisfy our other debt obligations depends upon our future operating performance and the availability of refinancing indebtedness. This will be affected by prevailing economic conditions and financial, business and other factors. Many of these factors are beyond our control.

  The indenture governing the Exchange Notes, the indenture governing our Series B notes and our credit facility contain a number of significant covenants. These covenants restrict, among other things, our ability to:

    . incur additional indebtedness;

    . incur liens;

    . pay dividends or make certain other restricted payments;

    . consummate certain asset sales;

    . enter into certain transactions with affiliates;

    . impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company;

    . merge or consolidate with any other person; or

    . sell all or substantially all of our assets.

  In addition, our credit facility contains other more restrictive covenants and also requires us to maintain specified financial ratios and satisfy certain financial tests. Events beyond our control can affect our ability to meet these financial ratios and tests. We cannot assure you that we will meet them. Our breach of any of these covenants could result in a default under our credit facility or our indentures and give our lenders the right to declare all amounts outstanding to be immediately due and payable. If this happens, we cannot assure you that we would have enough assets to repay in full that indebtedness and our other indebtedness, including the Exchange Notes. You should read the discussions under the headings "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness," "Description of Exchange Notes-- Subordination" and "--Certain Covenants" for further information about our debt.

Subordination

  Our payment of principal, premium and interest on the Exchange Notes and the guarantees will be subordinated to our full payment of all our senior debt, including indebtedness under our credit facility. This means that if we become bankrupt, we must first use our assets to repay all our senior debt, including our credit facility, before we could pay you. As a result, we may not have sufficient assets remaining to pay amounts due on the Exchange Notes or the related guarantees. In addition, under certain circumstances, our senior debt would prohibit us from paying principal, premium or interest on the Exchange Notes or the guarantees if we default on certain classes of senior debt. As of September 30, 1998, on a pro forma basis, we would have had $184.6 million of senior debt outstanding and we would have been able to incur additional senior debt from time to time, subject to certain restrictions. You should read the discussions under the headings "Description of Certain Indebtedness" and "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" for further information about our debt.

  The Exchange Notes and the guarantees will be general unsecured obligations of us. They will also be subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. Our credit facility is currently secured by substantially all of our assets.

Holding Company Structure

  We are a holding company and have no significant assets other than our investments in our subsidiaries. Accordingly, we will rely entirely upon distributions from our subsidiaries to generate the funds necessary to meet our obligations to you under the Exchange Notes. Our subsidiaries' ability to pay dividends to us will depend upon their operating results. It will also be subject to applicable laws and contractual restrictions contained in our debt instruments, including our credit facility. You should read the discussion under the heading "Description of Exchange Notes--Certain Covenants--Dividend and Other Payment Restrictions Affecting Subsidiaries" for further information about our subsidiaries' ability to pay dividends to us.

Limitations on Change of Control

  If a change of control of the Company occurs, we will be required under certain circumstances to offer to repurchase for cash the Exchange Notes for 101% of their principal amount plus accrued interest. The holders of our Series B notes are entitled to similar rights under the indenture governing our Series B notes. We cannot assure you that we would have sufficient funds to pay the purchase price for all of the Exchange Notes that we might be required to purchase upon a change of control. Certain changes of control may also cause a default under our credit facility, the indenture governing our Series B notes or our other indebtedness. This would prohibit us from purchasing the Exchange Notes. In that case, we could seek the consent of our lenders to purchase the Exchange Notes or could attempt to refinance those borrowings. If we failed to obtain the consent or repay those borrowings, we would remain prohibited from purchasing the Exchange Notes. In that case, our failure to purchase tendered Exchange Notes would constitute a default on the Exchange Notes. If that causes a default under any senior debt, the subordination provisions of the Exchange Notes would require that we repay in full our credit facility and any other senior debt before we could repurchase the Exchange Notes. You should read the discussions under the headings "Description of Certain Indebtedness," "Description of Exchange Notes--Subordination" and "--Repurchase at the Option of the Holders--Change of Control" for further information about our debt.

Fraudulent Conveyance

  Any of our creditors may file a lawsuit objecting to our obligations under the Exchange Notes or our use of the proceeds from our Outstanding Notes. A court could void our obligations under the Exchange Notes, subordinate the Exchange Notes to our other debt or order the holder to return any amounts paid for the Outstanding Notes to the Company or to a fund benefitting the creditors if the court finds we:

    (1) intended to defraud a creditor; or

    (2) did not receive fair value for the Outstanding Notes and we either
  (a) were insolvent or became insolvent by offering the Outstanding Notes,
  (b) did not have enough capital to engage in our business or (c) intended to or believed that we overextended our debt obligations.

  Creditors of the Subsidiary Guarantors may also object to their guarantees of the Exchange Notes. A court could order the relief outlined above for the same reasons outlined above. In addition, those creditors could claim that since the Subsidiary Guarantors made their guarantees for the benefit of the Company, they did not receive fair value for their guarantees.

  If a court voided any guarantees, your claims against the Subsidiary Guarantor would be adversely affected. In that case, you would be a creditor solely of the Company and any other Subsidiary Guarantor whose guarantee was not voided. If a court further subordinated your claims against the issuer of an invalid guarantee, your claims could be subject to the full payment of all liabilities of that Subsidiary Guarantor. We cannot assure you that there would be enough assets to satisfy your claims relating to any voided portions of any of the guarantees.

  The measure of insolvency for fraudulent conveyance purposes will vary depending upon the law applied in any proceeding. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if (1) the sum of its debts, taking contingent liabilities into account, is greater than the fair marketable value of all of its assets at a fair valuation or (2) the present fair marketable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

Competition

  The equipment rental industry is highly fragmented and competitive. Our competitors include:

    . large national companies;

    . regional competitors which operate in one or two states;

    . small, independent businesses with one or two rental locations; and

    . equipment vendors and dealers who both sell and rent equipment to customers.

  Some of our competitors have greater financial resources, are more geographically diverse and have greater name recognition than us. We may encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources than us. In addition, we may need to lower our prices and rates if competitors reduce their prices. This could adversely affect our operating results. Existing or future competitors of the Company also may seek to compete with us for acquisitions. This could increase the price for acquisitions or reduce the number of suitable acquisitions. You should read the discussion under the heading "Business--Competition" for further information about our competition.

Ability to Complete and Integrate Acquisitions; Risks Relating to Growth
Strategy

  We focus a significant portion of our strategy on pursuing and completing acquisitions that meet our acquisition criteria. We have acquired and seek to acquire companies that can benefit from our operations, management and access to capital. Our ability to grow by acquisition depends upon, and may be limited by, the availability of suitable acquisition candidates and capital and the restrictions contained in our credit facility, our indentures and our other financing arrangements. You should read the discussions under the headings "Description of Certain Indebtedness" and "Description of Exchange Notes" for further information about our debt. If the cash we generate internally and the cash available under our credit facility are not sufficient to provide the capital we need for acquisitions, we will require additional debt and/or equity financing. Future debt financings, if available, will increase interest and amortization expense, increase leverage and decrease income available to fund acquisitions and expansion. In addition, future debt financings may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns.

  Growth by acquisition also involves risks that could adversely affect our operating results. These risks include: (1) difficulties in integrating the operations and personnel of acquired companies; (2) difficulties in eliminating duplicative costs and reducing overhead; and (3) the potential loss of key employees of acquired companies. In addition, although we perform a due diligence investigation of each business that we acquire, we may fail or be unable to discover certain liabilities during our due diligence investigation. We could be held responsible for such liabilities as a successor owner.

  We cannot assure you that we will be able to obtain the capital necessary to pursue our growth strategy, complete acquisitions on satisfactory terms or successfully integrate any acquired businesses into our operations and remedy any undiscovered liabilities. You should read the discussions under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of Exchange Notes" for further information.

Dependence on Key Personnel

  Several of our executive officers are important to the direction and management of the Company. If any of these persons left the Company, our business and future operations could be materially adversely affected. We cannot assure you that we would be able to find replacements for them with comparable business experience. We do not maintain key man life insurance for these executive officers. You should read the discussion under the heading "Management--Directors and Executive Officers" for further information about our management.

General Economic Conditions

  We derive a majority of our revenues from customers which are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. In addition, because we conduct our operations in a variety of geographic markets, we are subject to the economic conditions in each geographic market. General economic downturns or localized downturns in markets where we have operations, including any downturns in the construction industry, could have a material adverse effect on us and our business, results of operations and financial condition.

Golder, Thoma, Cressey, Rauner Fund V, L.P. Has Significant Control Over the Company

  Golder, Thoma, Cressey, Rauner Fund V, L.P. owns and controls a majority of our common stock. As a result, Golder, Thoma, Cressey, Rauner Fund V, L.P. has significant control over the election of our board of directors and significant control over our affairs and management, including corporate transactions such as mergers, acquisitions, divestitures and asset sales. There may be circumstances when the interests of Golder, Thoma, Cressey, Rauner Fund V, L.P., as a stockholder of the Company, could conflict with your interests as a creditor of the Company. In addition, Golder, Thoma, Cressey, Rauner Fund V, L.P., as a stockholder of the

Company, may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though the transactions might involve risks to you as a creditor of the Company. You should read the discussions under the headings "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Transactions--Stockholders Agreement and Registration Agreement" for further information about Golder, Thoma, Cressey, Rauner Fund V, L.P.'s interest in the Company.

Environmental Liabilities

  Our facilities are subject to federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for noncompliance, and others impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  We do not currently anticipate any material adverse effect on our operations or financial condition as a result of our efforts to comply with, or our liabilities under, such requirements. Some risk of environmental liability is inherent in our business, however, and we cannot assure you that material environmental costs will not arise in the future. You should read the discussion under the heading "Business--Governmental and Environmental Regulation" for further information about environmental matters.

Liability and Insurance

  Our business exposes us to claims for personal injury or death resulting from the use of equipment rented or sold by us, from injuries caused in motor vehicle accidents in which our delivery and service personnel are involved, as well as workers' compensation claims and other employment-related claims by our employees. We carry insurance coverage for product liability, general and automobile liability and employment related claims from various national insurance carriers. We cannot assure you, however, that existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that our insurance will continue to be available on economically reasonable terms, if at all. You should read the discussion under the heading "Business--Legal Proceedings" for further information about pending legal proceedings.

Intangible Assets

  Our balance sheet immediately following our exchange offer and after giving effect to all our completed acquisitions of businesses will include an amount designated as "goodwill" that represents 31.0% of total assets and 153.0% of stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. Management has determined that period to be no less than 40 years.

  If management were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, we would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years could also be significantly affected if management determined then that the remaining balance of goodwill was impaired.

  Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of our acquired businesses. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

Absence of a Public Market Could Adversely Affect the Value of Exchange Notes

  We issued the Outstanding Notes to, and believe they are currently owned by, a relatively small number of beneficial owners. There has not been any prior public market for the Outstanding Notes. We have not registered the Outstanding Notes under the Securities Act and they will be subject to restrictions on transferability if you do not exchange them for Exchange Notes in our exchange offer. After our exchange offer, the market for Outstanding Notes not exchanged in our exchange offer will be even more limited than their existing market.

  The Exchange Notes will constitute a new issue of securities with no established trading market. We do not intend to list the Exchange Notes on any national securities exchange or seek their admission to trading in the National Association of Securities Dealers Automated Quotation System. Salomon Smith Barney Inc. and First Union Capital Markets Corp. have advised us that they currently intend to make a market in the Exchange Notes. However, they are not obligated to do so and may discontinue their market making at any time. In addition, their market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling the Exchange Notes or you may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the Exchange Notes, future trading prices will depend on many factors. These include, among other things, (1) prevailing interest rates, (2) our results of operations and (3) the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including our financial condition, the Exchange Notes may trade at a discount from their principal amount.

Failure to Follow Exchange Offer Procedures Could Adversely Affect Holders

  We will issue the Exchange Notes in exchange for the Outstanding Notes only after you timely deliver to the exchange agent the Outstanding Notes, a properly completed and executed letter of transmittal or an agent's message, and all other required documents. If you want to tender your Outstanding Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither the exchange agent nor the Company is under any duty to notify you of defects or irregularities in your tender of Outstanding Notes for exchange. Outstanding Notes that you do not validly tender will, following our exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Outstanding Notes in our exchange offer to participate in a distribution of the Exchange Notes, you may be deemed to have received restricted securities. In that case, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales of the Exchange Notes. You should read the discussion under the heading "Plan of Distribution" for further information about our exchange offer procedures.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

  We sold $125.0 million principal amount of the Outstanding Notes on December 11, 1998 and $50.0 million principal amount of the Outstanding Notes on January 8, 1999 to the initial purchasers--Salomon Smith Barney Inc. and First Union Capital Markets Corp. (collectively, the "Initial Offerings"). The initial purchasers subsequently resold the Outstanding Notes to institutional investors.

  Simultaneously with each sale of the Outstanding Notes, we entered into registration rights agreements with the initial purchasers (the "Registration Rights Agreements"). Under these Registration Rights Agreements, we agreed to file a registration statement regarding the exchange of the Outstanding Notes for notes with terms identical in all material respects. We also agreed to use our reasonable best efforts to cause that registration statement to become effective with the Securities and Exchange Commission (the "Commission"). Copies of the Registration Rights Agreements have been filed as exhibits to the registration statement of which this Prospectus is a part.

  We are conducting this offer to exchange Exchange Notes for Outstanding Notes (the "Exchange Offer") to satisfy our contractual obligations under the Registration Rights Agreements. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and holders of the Exchange Notes will not be entitled to liquidated damages. The Outstanding Notes provide that, if a registration statement relating to the Exchange Offer has not been filed by March 11, 1999 and declared effective by May 10, 1999, the Company will pay liquidated damages on the Outstanding Notes. Upon the completion of the Exchange Offer, holders of Outstanding Notes will not be entitled to any liquidated damages on the Outstanding Notes or any further registration rights under the Registration Rights Agreements, except under limited circumstances. See "Risk Factors--Failure to Follow Exchange Offer Procedures Could Adversely Affect Holders" and "Description of Exchange Notes" for further information regarding the rights of Outstanding Note holders after the Exchange Offer. The Exchange Offer is not extended to Outstanding Note holders in any jurisdiction where the Exchange Offer does not comply with the securities or blue sky laws of that jurisdiction.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to conduct the Exchange Offer, or if certain holders of the Outstanding Notes notify the Company that they are not eligible to participate in, or would not receive freely tradeable Exchange Notes in exchange for tendered Outstanding Notes in, the Exchange Offer, we will use our commercially reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Notes. We also agreed to use our reasonable best efforts to keep the shelf registration statement effective at least two years after its date of effectiveness.

  The term "holder" as used in this section of the Prospectus entitled "The Exchange Offer" means (1) any person in whose name the Outstanding Notes are registered on the books of the Company, (2) any other person who has obtained a properly completed bond power from the registered holder or (3) any person whose Outstanding Notes are held of record by DTC and who want to deliver such Outstanding Notes by book-entry transfer at DTC.

Terms of the Exchange Offer

  The Company is offering to exchange up to $175.0 million principal amount of Exchange Notes for a like total principal amount of Outstanding Notes. The Outstanding Notes also must be tendered properly on or before the Expiration Date (as defined) and not withdrawn. In exchange for Outstanding Notes properly tendered and accepted, the Company will issue a like total principal amount of up to $175.0 million in Exchange Notes.

  The Exchange Offer is not conditioned upon holders tendering minimum principal amount of Outstanding Notes. As of the date of this Prospectus, $175.0 million aggregate principal amount of Outstanding Notes are outstanding.

  Holders of the Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If holders do not tender Outstanding Notes or tender Outstanding Notes that the Company does not accept, their Outstanding Notes will remain outstanding. Any Outstanding Notes will be entitled to the benefits of the Indenture (as defined), but will not be entitled to any further registration rights under the Registration Rights Agreements, except under limited circumstances. See "Risk Factors--Failure to Follow Exchange Offer Procedures Could Adversely Affect Holders" for more information regarding notes outstanding after the Exchange Offer.

  The "Expiration Date" is 5:00 p.m., New York City time, on March 15, 1999, unless we extend the Exchange Offer. After the Expiration Date, the Company will return to the holder any tendered Outstanding Notes that the Company did not accept for exchange.

  Holders exchanging Outstanding Notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the Letter of Transmittal. The Company will pay the charges and expenses, other than certain taxes described below, in the Exchange Offer. See "--Fees and Expenses" for further information regarding fees and expenses.

  Neither the Company nor the Company's board of directors recommends you to tender or not tender Outstanding Notes in the Exchange Offer. In addition, the Company has not authorized anyone to make any recommendation. You must decide whether to tender in the Exchange Offer and, if so, the aggregate amount of Outstanding Notes to tender.

  The Company has the right, in accordance with applicable law, at any time:

  . to delay the acceptance of the Outstanding Notes;

  . to terminate the Exchange Offer if the Company determines that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

  . to extend the Expiration Date of the Exchange Offer and keep all Outstanding Notes tendered other than those notes properly withdrawn; and

  . to waive any condition or amend the terms of the Exchange Offer.

  If the Company materially changes the Exchange Offer, or if the Company waives a material condition of the Exchange Offer, the Company will promptly distribute a prospectus supplement to the holders of the Outstanding Notes disclosing the change or waiver. The Company also will extend the Exchange Offer as required by Rule 14e-1 under the Exchange Act.

  If the Company exercises any of the rights listed above, it will promptly give oral or written notice of the action to the Exchange Agent (as defined) and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Acceptance for Exchange and Issuance of Exchange Notes

  The Company will issue to the Exchange Agent Exchange Notes for Outstanding Notes tendered and accepted and not withdrawn promptly after the Expiration Date. The Exchange Agent might not deliver the Exchange Notes to all tendering holders at the same time. The timing of delivery depends upon when the Exchange Agent receives and processes the required documents.

  The Company will be deemed to have exchanged Outstanding Notes validly tendered and not withdrawn when the Company gives oral or written notice to the Exchange Agent of their acceptance. The Exchange Agent is an agent for the Company for receiving tenders of Outstanding Notes, Letters of Transmittal and related documents. The Exchange Agent is also an agent for tendering holders for receiving Outstanding Notes,

Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. If for any reason, the Company (1) delays the acceptance or exchange of any Outstanding Notes; (2) extends the Exchange Offer; or (3) is unable to accept the Exchange Notes, then the Exchange Agent may, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Notes retained by the Exchange Agent may not be withdrawn, except according to the withdrawal procedures outlined below under "--Withdrawal Rights."

  In tendering Outstanding Notes, you must warrant in the Letter of Transmittal or in an Agent's Message (as defined) that (1) you have full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes, (2) the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and other encumbrances and (3) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by the Company or the Exchange Agent to complete the exchange, sale, assignment, and transfer of the Outstanding Notes.

Procedures for Tendering Outstanding Notes

 Valid Tender

  You may tender your Outstanding Notes by book-entry transfer or by other means. For book-entry transfer, you must deliver to the Exchange Agent either
(1) a completed and signed Letter of Transmittal or (2) an "Agent's Message," meaning a message transmitted to the Exchange Agent by DTC stating that you agree to be bound by the terms of the Letter of Transmittal. You must deliver your Letter of Transmittal or the Agent's Message by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the Outstanding Notes into the Exchange Agent's account at DTC using the Automated Tender Offer Program ("ATOP") procedures for transfer and obtain a confirmation of such a transfer or (2) follow the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

  If you tender fewer than all of your Outstanding Notes, you should fill in the amount of notes tendered in the appropriate box on the Letter of Transmittal. If you do not indicate the amount tendered in the appropriate box, the Company will assume you are tendering all Outstanding Notes that you hold.

  For tendering your Outstanding Notes other than by book-entry transfer, you must deliver a completed and signed Letter of Transmittal to the Exchange Agent. Again, you must deliver the Letter of Transmittal by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a valid tender you must either (1) deliver your Outstanding Notes to the Exchange Agent on or before the Expiration Date or (2) follow the guaranteed delivery procedures set forth below under "Guaranteed Delivery Procedures."

  Delivery of required documents by whatever method you choose is at your risk. Delivery is complete when the Exchange Agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent. If you choose to deliver by mail, we recommend that you use registered mail (return receipt requested and properly insured) or an overnight delivery service. In all cases, you should allow sufficient time to ensure timely delivery.

 Signature Guarantees

  You do not need to endorse certificates for the Outstanding Notes or provide signature guarantees on the Letter of Transmittal unless (a) someone other than the registered holder tenders the certificate or (b) you complete the box entitled "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, you must sign your Outstanding Note or provide a properly executed bond power, with the signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible guarantor institutions include: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

 Guaranteed Delivery

  If you want to tender Outstanding Notes in the Exchange Offer and (1) the certificates for the Outstanding Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or before the Expiration Date or (2) you cannot complete a book-entry transfer in time, you may still tender the Outstanding Notes if you comply with the following guaranteed delivery procedures:

    (a) you tender by or through an Eligible Institution;

    (b) you deliver a properly completed and signed Notice of Guaranteed Delivery, like the form provided with the Letter of Transmittal, to the Exchange Agent on or before the Expiration Date; and

    (c) you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed Letter of Transmittal to the Exchange Agent within three New York Stock Exchange trading days after you execute the Notice of Guaranteed Delivery.

  You may deliver the Notice of Guaranteed Delivery by hand, facsimile or mail to the Exchange Agent. You must include a guarantee by an Eligible Institution in the form described in the notice.

  Our acceptance of properly tendered Outstanding Notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Exchange Offer.

 Determination of Validity

  The Company will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes. The Company's resolution of these questions as well as the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal) is final and binding on all parties. A tender of Outstanding Notes is invalid until all irregularities have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. The Company reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any condition or irregularity in the tender of Outstanding Notes by any holder. The Company need not waive similar conditions or irregularities in the case of other holders.

  If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by the Company, the person must submit proper evidence satisfactory to the Company, in its sole discretion, of his or her authority to so act.

  A beneficial owner of Outstanding Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the Exchange Offer.

Resale of the Exchange Notes

  The Company is exchanging the Outstanding Notes for Exchange Notes based upon a position set forth by the Staff of the Commission in interpretive letters to third parties in other similar transactions. The Company will not seek its own interpretive letter. As a result, the Company cannot assure you that the Staff will take the same position on this Exchange Offer as it did in interpretive letters to other parties. Based on the Staff's letters to other parties, we believe that holders of Exchange Notes, other than broker-dealers, can offer the notes for resale, resell and otherwise transfer the Exchange Notes without delivering a prospectus to prospective purchasers. However, prospective holders must acquire the Exchange Notes in the ordinary course of business and have no intention of engaging in a distribution of the notes, as a "distribution" is defined by the Securities Act.

  Any holder of Outstanding Notes who is an "affiliate" of the Company or who intends to distribute Exchange Notes, or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

    . cannot rely on the Staff's interpretations in the above mentioned interpretive letters;

    . cannot tender Outstanding Notes in the Exchange Offer; and

    . must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Outstanding Notes, unless the sale is exempt.

  In addition, if any broker-dealer acquired Outstanding Notes for its own account as a result of market-making or other trading activities and exchanges the Outstanding Notes for Exchange Notes, the broker-dealer must deliver a prospectus with any resales of the Exchange Notes.

  If you want to exchange your Outstanding Notes for Exchange Notes, you will be required to affirm that

    . you are not an "affiliate" of the Company;

    . you are acquiring the Exchange Notes in the ordinary course of your business;

    . you have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes (within the meaning of the Securities Act); and

    . you are not a broker-dealer, not engaged in, and do not intend to engage in, a distribution of the Exchange Notes (within the meaning of the Securities Act).

  In addition, we may require you to provide information regarding the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange
Act) of the Outstanding Notes. Each broker-dealer that receives Exchange Notes for its own account must acknowledge that it acquired the Outstanding Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. By making this acknowledgment and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the Staff's position in certain interpretive letters, we believe that broker-dealers who acquired Outstanding Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this Prospectus to satisfy such requirements. The Company has agreed that a broker-dealer may use this Prospectus for a period ending 180 days after the Expiration Date or, if earlier, when a broker-dealer has disposed of all Exchange Notes. See "Plan of Distribution" for further information. A broker-dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. This notice may be given in the Letter of Transmittal or may be delivered to the Exchange Agent. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the Staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling Exchange Notes.

  Each Participating Broker-Dealer exchanging Outstanding Notes for Exchange Notes agrees that, upon receipt of notice from the Company (a) that this Prospectus contains any statement that makes the Prospectus untrue in any material respect or that this Prospectus omits to state a material fact necessary to make the statements contained in this Prospectus, in light of the circumstances under which they were made, not misleading or (b) of the occurrence of certain other events specified in the Registration Rights Agreements, the Participating Broker-Dealer will suspend the sale of Exchange Notes. A Participating Broker-Dealer will not resell the Exchange Notes until
(1) the Company has amended or supplemented this Prospectus to correct such misstatement or omission and the Company furnishes copies to the Participating Broker-Dealer or (2) the Company gives notice that the sale of the Exchange Notes may be resumed. If the Company gave notice suspending the sale of Exchange Notes, it shall extend the 180-day period by the number of days between the date the Company gives notice of suspension and the date Participating Broker-Dealers receive copies of the amended or supplemented prospectus or the date the Company gives notice resuming the sale of Exchange Notes.

Withdrawal Rights

  You can withdraw tenders of Outstanding Notes at any time on or before the Expiration Date.

  For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a Notice of Withdrawal to the Exchange Agent on or before the Expiration Date. The Notice of Withdrawal must specify the name of the person tendering the Outstanding Notes to be withdrawn, the total principal amount of Outstanding Notes withdrawn, and the name of the registered holder of the Outstanding Notes if different from the person tendering the Outstanding Notes. If you delivered Outstanding Notes to the Exchange Agent, you must submit the serial numbers of the Outstanding Notes to be withdrawn and the signature on the Notice of Withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Institution. If you tendered Outstanding Notes as a book-entry transfer, the Notice of Withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes and you must deliver the Notice of Withdrawal to the Exchange Agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. However, Outstanding Notes properly withdrawn may again be tendered at any time on or before the Expiration Date.

  We will determine all questions regarding the validity, form and eligibility of withdrawal notices. Our determination will be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in any Notice of Withdrawal, nor will they be liable for failing to give any such notice. Withdrawn Outstanding Notes will be returned to the holder after withdrawal.

Interest on Exchange Notes

  The Exchange Notes will bear interest at a rate of 10% per annum, payable semi-annually on May 30 and November 30 of each year, commencing May 30, 1999. Holders of Exchange Notes will receive interest on May 30, 1999 from the date of original issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange Offer

  The Company need not exchange any Outstanding Notes and the Company may terminate the Exchange Offer, waive any conditions to the Exchange Offer or amend the Exchange Offer, if any of the following conditions have occurred:

    (a) the Staff no longer allows the Exchange Notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

    (b) a governmental body passes any law, statute, rule or regulation which, in the Company's opinion, prohibits or prevents the Exchange Offer;

    (c) the Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

    (d) the Company is unable to obtain any governmental approval that the Company believes is necessary to complete the Exchange Offer.

  If the Company reasonably believes that any of the above conditions has occurred, it may (1) terminate the Exchange Offer, whether or not any Outstanding Notes have been accepted for exchange, (2) waive any condition to the Exchange Offer or (3) amend the terms of the Exchange Offer in any respect. If the Company's waiver or amendment materially changes the Exchange Offer, the Company will promptly disclose the waiver or amendment through a prospectus supplement, distributed to the registered holders of the Outstanding Notes. The prospectus supplement also will extend the Exchange Offer as required by Rule 14e-1 of the Exchange Act.

Exchange Agent

  We have appointed Harris Trust and Savings Bank to serve as exchange agent (in such capacity, the "Exchange Agent") for the Exchange Offer. You should direct all questions and requests for assistance, requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Exchange Agent at the following address:

                         Harris Trust and Savings Bank
                      c/o Harris Trust Company of New York

         By Mail:                By Facsimile         By Overnight Courier or
   Wall Street Station          Transmission:                  Hand:
      P.O. Box 1010             (for Eligible            Wall Street Plaza
 New York, NY 10268-1010      Institutions Only)        88 Pine Street, 19th
Attention: Reorganization       (212) 701-7636                 Floor
          Dept.                 (212) 701-7637           New York, NY 10005
                                                     Attention: Reorganization
                                                               Dept.

                             Confirm by Telephone:
                                 (212) 701-7624

               DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE
                     WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

  The Company will pay the Exchange Agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this Prospectus and related documents to holders of Outstanding Notes and in handling or tendering for their customers.

  The Company will pay the transfer taxes for the exchange of the Outstanding Notes in the Exchange Offer. If, however, Exchange Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of Outstanding Notes in the Exchange Offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the Letter of Transmittal, the taxes will be billed directly to the tendering holder.

  The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances in the Exchange Offer.

Accounting Treatment

  The Company will record the Exchange Notes at the same carrying value as the Outstanding Notes. Accordingly, the Company will not recognize any gain or loss for accounting purposes. The Company intends to amortize the expenses of the Exchange Offer and issuance of the Outstanding Notes over the term of the Exchange Notes.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreements. The Company will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are substantially the same as the forms and terms of the Exchange Notes (which replace the Outstanding Notes). The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma financial data or capitalization tables.

  The net proceeds to the Company from the sale of the Outstanding Notes in the Initial Offerings (after deducting discounts, fees and expenses) were utilized by the Company for the following:

                                                                  (in thousands)
   Net Proceeds from the Initial Offerings (1)...................    $166,513
                                                                     ========
   Uses of Funds:
     Repayment of old credit facility............................    $166,513
                                                                     --------
       Total.....................................................    $166,513
                                                                     ========

--------
(1) Reflects $175,000 aggregate principal amount of Outstanding Notes net of a $3,712 discount at issuance and net of $4,775 of underwriting, legal, accounting and other fees and expenses.

                                 CAPITALIZATION
                             (dollars in thousands)

  The following table sets forth the consolidated capitalization of the Company at September 30, 1998, on an actual basis and on a pro forma basis giving effect to the Initial Offerings (excluding the receipt of accrued interest) and the application of the net proceeds therefrom and the acquisition of NES Studio Rentals (formerly Rebel Studio Rentals) in October 1998. The information in this table should be read in conjunction with "Selected Pro Forma Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus.

                               September 30, 1998
                             --------------------------
                              Actual      Pro Forma
                             --------     ---------
Debt:
  Credit Facility (as
   defined)................. $338,700 (a) $177,641
  Series B Notes (as
   defined) (b).............   98,913       98,913
  Outstanding Notes (c).....      --       171,288
  Other (d).................    6,961        6,961
  Junior Convertible Note
   (as defined) (e).........   15,000       15,000
                             --------     --------
    Total debt..............  459,574      469,803
    Total stockholders'
     equity.................  131,839      131,839
                             --------     --------
    Total capitalization.... $591,413     $601,642
                             ========     ========

--------
(a) As of January 31, 1999, $229,000 was outstanding under the Credit Facility.
(b) Reflects unamortized original issue discount of $1,087.
(c) Reflects an aggregate unamortized original issue discount of $3,712 in connection with the issuance of the Outstanding Notes.
(d) Consists of capital lease obligations of certain of the Company's subsidiaries.
(e) Consists of a junior subordinated convertible promissory note (the "Junior Convertible Note") issued to the selling shareholders of Shaughnessy in connection with the acquisition of Shaughnessy in September 1998. The Junior Convertible Note accrues interest at 8% per annum and the Company may prepay any or all of the outstanding principal amount at any time, except as may be prohibited by any senior debt. The holders of the Junior Convertible Note have until September 17, 1999 to convert the principal plus accrued interest to shares of Company common stock equal to such amount divided by $13. At September 17, 1999, the outstanding principal plus accrued interest will automatically convert to shares of Company common stock at the fair market value of the common stock.

                       SELECTED PRO FORMA FINANCIAL DATA

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions and completed the Series B Notes Offering (as defined). In 1998, the Company acquired twelve businesses in separate transactions and consummated the initial public stock offering (the "Initial Stock Offering"). In December 1998 and January 1999, the Company consummated the Initial Offerings. While the 18 acquired businesses (collectively, the "Acquired Businesses") were acquired at various dates during 1997 and 1998, the following pro forma statements of operations are presented as if all such acquisitions and the related financings, the Initial Stock Offering, the Series B Notes Offering, the Initial Offerings and certain borrowings under the Credit Facility had occurred on the first day of the related period.

  The following selected pro forma financial data have been derived from Company (the Company herein defined to include the Acquired Businesses) prepared financial information (and, when applicable, includes adjustments to conform fiscal periods to calendar periods), the audited and unaudited Financial Statements and notes thereto of certain of the Acquired Businesses for certain periods and the audited and unaudited Financial Statements and notes thereto of the Company since inception, which Financial Statements appear elsewhere in this Prospectus.

  The selected pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the purchase of the Acquired Businesses and the related financings been consummated, the Initial Stock Offering been consummated, the Series B Notes Offering been consummated, the Initial Offerings been consummated and certain borrowings under the Credit Facility been made as of the assumed dates, nor are the results indicative of the Company's future results. The selected pro forma financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto of the Company since inception and certain of the Acquired Businesses for certain periods and the Unaudited Pro Forma Financial Statements and notes thereto included elsewhere herein.

                       PRO FORMA STATEMENT OF OPERATIONS
                             (dollars in thousands)

                                        Year Ended December 31, 1997
                              -------------------------------------------------
                                 The       Acquired                      Pro
                              Company(a) Businesses(b) Adjustments(c)   Forma
                              ---------- ------------- --------------  --------
Revenues:
  Rental revenues............  $26,398     $149,871       $  5,144     $181,413
  Rental equipment sales.....    4,186       18,276          2,910       25,372
  New equipment sales and
   other.....................   10,704       50,853          2,181       63,738
                               -------     --------       --------     --------
Total revenues...............   41,288      219,000         10,235      270,523
                               -------     --------       --------     --------
Cost of Revenues:
  Rental equipment
   depreciation..............    5,009       30,538          1,341 (d)   36,888
  Cost of rental equipment
   sales.....................    2,935       12,028          2,561       17,524
  Cost of new equipment
   sales.....................    4,872       18,091          1,580       24,543
  Other operating expenses...   12,899       67,873            (37)(e)   80,735
                               -------     --------       --------     --------
Total cost of revenues.......   25,715      128,530          5,445      159,690
                               -------     --------       --------     --------
Gross profit.................   15,573       90,470          4,790      110,833
                               -------     --------       --------     --------
Selling, general and
 administrative expenses.....    7,910       47,438         (5,181)(f)   50,167
Non-rental depreciation and
 amortization................    1,476        4,397          6,556 (g)   12,429
                               -------     --------       --------     --------
Operating income.............    6,187       38,635          3,415       48,237
Other income (expense), net..       72         (899)         1,274 (h)      447
Interest expense, net........    4,336       12,560         27,620 (i)   44,516
                               -------     --------       --------     --------
Income before income taxes...    1,923       25,176        (22,931)       4,168
Income tax expense...........      818        3,514         (2,644)(j)    1,688
                               -------     --------       --------     --------
Net income...................  $ 1,105     $ 21,662       $(20,287)    $  2,480
                               =======     ========       ========     ========
EBITDA(k)....................                                            98,001



                (See Notes to Selected Pro Forma Financial Data)

                       PRO FORMA STATEMENT OF OPERATIONS
                             (dollars in thousands)

                                    Nine Months Ended September 30, 1997
                              -------------------------------------------------
                                 The       Acquired                      Pro
                              Company(a) Businesses(b) Adjustments(c)   Forma
                              ---------- ------------- --------------  --------
Revenues:
  Rental revenues............  $16,168     $109,810       $  3,831     $129,809
  Rental equipment sales.....    2,111       14,320          2,182       18,613
  New equipment sales and
   other.....................    7,296       37,187          1,615       46,098
                               -------     --------       --------     --------
Total revenues...............   25,575      161,317          7,628      194,520
                               -------     --------       --------     --------
Cost of Revenues:
  Rental equipment
   depreciation..............    3,143       22,957          1,431 (d)   27,531
  Cost of rental equipment
   sales.....................    1,416        9,161          1,921       12,498
  Cost of new equipment
   sales.....................    4,116       13,609          1,186       18,911
  Other operating expenses...    7,315       48,614             98 (e)   56,027
                               -------     --------       --------     --------
Total cost of revenues.......   15,990       94,341          4,636      114,967
                               -------     --------       --------     --------
Gross profit.................    9,585       66,976          2,992       79,553
                               -------     --------       --------     --------
Selling, general and
 administrative expenses.....    5,039       33,416         (3,465)(f)   34,990
Non-rental depreciation and
 amortization................      758        3,312          5,067 (g)    9,137
                               -------     --------       --------     --------
Operating income.............    3,788       30,248          1,390       35,426
                               -------     --------       --------     --------
Other income (expense), net..      (19)        (403)           909 (h)      487
Interest expense, net........    2,439        9,061         21,887 (i)   33,387
                               -------     --------       --------     --------
Income before income taxes...    1,330       20,784        (19,588)       2,526
Income tax expense...........      519        3,675         (3,171)(j)    1,023
                               -------     --------       --------     --------
Net income...................  $   811     $ 17,109       $(16,417)    $  1,503
                               =======     ========       ========     ========
EBITDA(k)....................                                            72,581



                (See Notes to Selected Pro Forma Financial Data)

                       PRO FORMA STATEMENT OF OPERATIONS
                             (dollars in thousands)

                                      Nine Months Ended September 30, 1998
                                -------------------------------------------------
                                   The       Acquired                      Pro
                                Company(a) Businesses(b) Adjustments(c)   Forma
                                ---------- ------------- --------------  --------
Revenues:
  Rental revenues.............   $100,251     $66,214       $   807      $167,272
  Rental equipment sales......      8,197       4,447           --         12,644
  New equipment sales and
   other......................     28,986      16,526           266        45,778
                                 --------     -------       -------      --------
Total revenues................    137,434      87,187         1,073       225,694
                                 --------     -------       -------      --------
Cost of revenues:
  Rental equipment
   depreciation...............     17,581      13,809          (531)(d)    30,859
  Cost of rental equipment
   sales......................      5,123       2,959           --          8,082
  Cost of new equipment sales.     15,358       6,979           --         22,337
  Other operating expenses....     38,766      28,117           (40)(e)    66,843
                                 --------     -------       -------      --------
Total cost of revenues........     76,828      51,864          (571)      128,121
                                 --------     -------       -------      --------
Gross profit..................     60,606      35,323         1,644        97,573
                                 --------     -------       -------      --------
Selling, general and
 administrative expenses......     25,619      18,852        (2,321)(f)    42,150
Non-rental depreciation and
 amortization.................      4,557       2,189         2,573 (g)     9,319
                                 --------     -------       -------      --------
Operating income..............     30,430      14,282         1,392        46,104
                                 --------     -------       -------      --------
Other income (expense), net...        255        (224)           58 (h)        89
Interest expense, net.........     16,001       6,698        10,688 (i)    33,387
                                 --------     -------       -------      --------
Income before income taxes and
 extraordinary item...........     14,684       7,360        (9,238)       12,806
Income taxes..................      5,981         449        (1,244)(j)     5,186
                                 --------     -------       -------      --------
Income before extraordinary
 item.........................      8,703       6,911        (7,994)        7,620
                                 --------     -------       -------      --------
Extraordinary item............      1,424         --         (1,424)(l)       --
                                 --------     -------       -------      --------
Net income....................   $  7,279     $ 6,911       $(6,570)     $  7,620
                                 ========     =======       =======      ========
EBITDA(k).....................                                             86,371


                (See Notes to Selected Pro Forma Financial Data)

                   NOTES TO SELECTED PRO FORMA FINANCIAL DATA
                 (dollars in thousands, except per share data)

(a) Results for the year ended December 31, 1997 and for the nine months ended September 30, 1997 represent actual historical 1997 results for the Company, including results for the Acquired Businesses purchased in the related 1997 period from the date of acquisition. Results for the nine months ended September 30, 1998 represent actual historical results for the Company, including results for the Acquired Businesses purchased in the respective periods from the date of acquisition.

(b) Results for the year ended December 31, 1997 and for the nine months ended September 30, 1997 represent combined historical 1997 results for (i) the Acquired Businesses purchased in the related 1997 period prior to the date of acquisition and (ii) the Acquired Businesses purchased in 1998. Results for the nine months ended September 30, 1998 represent combined historical results for the Acquired Businesses purchased in the respective periods prior to the date of acquisition.

(c) In each of the following items, reflects the elimination of a location not purchased from Cormier Equipment as follows:

                                                          Year      Nine Months
                                                         Ended         Ended
                                                      December 31, September 30,
                                                          1997         1997
                                                      ------------ -------------
      Rental revenues................................    $ 130         $ 130
      New equipment sales and other..................       21            21
                                                         -----         -----
      Total revenues.................................      151           151
      Rental equipment depreciation..................       81            81
      Other operating expenses.......................      102           102
                                                         -----         -----
      Total cost of revenues.........................      183           183
                                                         -----         -----
      Gross profit (loss)............................      (32)          (32)
      Selling, general and administrative expenses...       72            72
      Non-rental depreciation and amortization.......        1             1
                                                         -----         -----
      Operating loss.................................    $(105)        $(105)
                                                         =====         =====

  In addition, reflects the acquisition of GenEquip, Inc., a business acquired by Falconite in January 1998, and Aerial Equipment Rental, Inc., a business acquired by Falconite in May 1998, as follows:

                                                      Nine Months   Nine Months
                                         Year Ended      Ended         Ended
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
   Rental revenues....................    $ 5,274       $3,959         $ 807
   Rental equipment sales.............      2,910        2,184           --
   New equipment sales and other......      2,415        1,807           365
                                          -------       ------         -----
   Total revenues.....................     10,599        7,950         1,172
                                          -------       ------         -----
   Rental equipment depreciation......      1,809        1,355            76
   Cost of rental equipment sales.....      2,560        1,920           --
   Cost of new equipment sales........      1,580        1,185           --
   Other operating costs..............      2,503        1,904           435
                                          -------       ------         -----
   Total cost of revenues.............      8,452        6,364           511
                                          -------       ------         -----
   Gross profit.......................      2,147        1,586           661
                                          -------       ------         -----
   Selling, general and administrative
    expenses..........................      1,788        1,289           144
   Non-rental depreciation and
    amortization......................        122           92             5
                                          -------       ------         -----
   Operating income...................        237          205           512
                                          -------       ------         -----
   Other income, net..................        180          106            33
   Interest expense, net..............         24           19            16
                                          -------       ------         -----
   Income before income taxes.........    $   393       $  292         $529
                                          =======       ======         =====

  In addition, reflects the elimination of a location not purchased from Shaughnessy as follows:

                                            Year      Nine Months   Nine Months
                                           Ended         Ended         Ended
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
   New equipment sales and other......      $213         $171          $100
                                            ----         ----          ----
   Total revenues.....................       213          171           100
                                            ----         ----          ----
   Other operating costs..............       207          149            39
                                            ----         ----          ----
   Total cost of revenues.............       207          149            39
                                            ----         ----          ----
   Gross profit.......................         6           22            61
                                            ----         ----          ----
   Selling, general and administrative
    expenses..........................        23           16            92
                                            ----         ----          ----
   Operating income (loss)............      $(17)        $  6          $(31)
                                            ====         ====          ====

(d) Reflects the impact on rental equipment depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the change in rental equipment depreciation resulting from the write-up or write-down of rental equipment assets to fair value arising from purchase accounting. In addition, reflects the increase in rental equipment depreciation resulting from the purchase of equipment referred to in note (e) below.

(e) Reflects the elimination of lease expense resulting from the termination of certain rental equipment leases which occurred with the purchase of the underlying equipment. Also reflects the rent expense resulting from the Company's current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from the Company leasing rather than owning certain related facilities and, conversely, the decrease in rent expense and corresponding increase in depreciation expense and real estate tax expense resulting from the termination of certain facility leases which occurred with the purchase of the underlying facility by the Company. Also, reflects the decrease in rent expense resulting from the termination of certain facility leases.

(f) Reflects the decrease resulting from differentials between the compensation levels of former owners of the Acquired Businesses and the terms of the employment agreements entered into between certain of the former owners and the Company. The employment agreements provide for bonuses to be paid based on increased future earnings. Compensation amounts presented reflect bonuses due based on current operating results. Additional bonuses would be due if increased earnings levels are achieved.

(g) Reflects the decrease in non-rental depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the increase in non-rental depreciation resulting from the write-up of property, plant and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated on a goodwill life of 40 years and amortization of non-compete agreements calculated on their contract terms of two to five years, in each case specifically related to the purchases of the Acquired Businesses. The pro forma adjustments consist of the following:

                                           Year      Nine Months   Nine Months
                                          Ended         Ended         Ended
                                       December 31, September 30, September 30,
                                           1997         1997          1998
                                       ------------ ------------- -------------
      Non-rental depreciation.........    $1,328       $1,022        $  485
      Amortization of goodwill........     4,480        3,422         1,875
      Amortization of non-compete
       agreements.....................       748          623           213
                                          ------       ------        ------
                                          $6,556       $5,067        $2,573
                                          ======       ======        ======

(h) Reflects discontinuation and elimination of unrelated businesses previously operated and related charges incurred by the former owners of certain of the Acquired Businesses.

(i) Includes the following:

                                    Year         Nine Months     Nine Months
                                    Ended           Ended           Ended
                                December 31,    September 30,   September 30,
                                    1997            1997             1998
                               --------------- --------------- ----------------
                                        Pro             Pro              Pro
                               Actual Forma(a) Actual Forma(a) Actual  Forma(a)
                               ------ -------- ------ -------- ------- --------
   Cash interest expense:
   Series B Notes Offering...  $  --  $10,000  $  --  $ 7,500  $ 7,500 $ 7,500
   Outstanding Notes.........     --   17,500     --   13,125      --   13,125
   Credit Facility or the
    Company's previous credit
    facility.................   3,950  13,160   2,259   9,869    7,314   9,869
                               ------ -------  ------ -------  ------- -------
                                3,950  40,660   2,259  30,494   14,814  30,494
                               ------ -------  ------ -------  ------- -------
   Non-cash charges:
   Amortization of debt
    issuance costs and
    original issue discount
    incurred in connection
    with the Series B Notes
    Offering.................      52     621     --      466      466     466
   Amortization of debt
    issuance costs and
    original issue discount
    incurred in connection
    with the Outstanding
    Notes....................     --    1,415     --    1,062      --    1,062
   Amortization of loan
    origination and other
    financing fees incurred
    in connection with the
    Credit Facility or the
    Company's previous credit
    facility.................     354     620     180     465      674     465
   Interest expense on Junior
    Convertible Note (only
    payable at term if not
    converted)...............     --    1,200     --      900       47     900
                               ------ -------  ------ -------  ------- -------
                                  406   3,856     180   2,893    1,187   2,893
                               ------ -------  ------ -------  ------- -------
                               $4,356 $44,516  $2,439 $33,387  $16,001 $33,387
                               ====== =======  ====== =======  ======= =======

(j) Reflects the income tax rate that would have been in effect if the Acquired Businesses had been combined and subject to a federal statutory rate up to 35% and the applicable state statutory rate for each of the Acquired Businesses throughout the period presented.

(k) Reflects operating income plus other income less other expense, before interest expense, net, income taxes, rental equipment depreciation and non-rental depreciation and amortization. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, cash flow from operations or net income as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it useful in measuring the Company's ability to service its debt.

(l) Reflects the elimination of the extraordinary item related to unamortized loan costs of $2,393 less a tax benefit of $969 associated with the Company's previous credit facility.

                       SELECTED HISTORICAL FINANCIAL DATA
                                 (in thousands)

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired Aerial Platforms, BAT Rentals, Equipco Rentals & Sales, Industrial Hoist Services, Lone Star Rentals and Sprintank in separate transactions. For historical financial data presentation purposes, Aerial Platforms, BAT Rentals, Equipco Rentals & Sales, Lone Star Rentals and Sprintank have been identified as the predecessor companies and are collectively referred to herein as the "Predecessor Companies." The following selected historical financial data of the Predecessor Companies as of and for the years ended December 31, 1996 and 1997 (or the corresponding fiscal year) have been derived from audited Financial Statements and notes thereto included elsewhere herein. The following selected historical financial data of BAT Rentals, Equipco Rentals & Sales, Lone Star Rentals and Sprintank as of and for the year ended December 31, 1995 (or the corresponding fiscal year) have been derived from audited Financial Statements and notes thereto included elsewhere herein. The following selected historical financial data of Aerial Platforms as of and for the year ended December 31, 1995 (or the corresponding fiscal year) have been derived from unaudited financial statements which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The following selected historical financial data of the Predecessor Companies as of and for the years ended December 31, 1993 and 1994 (or the corresponding fiscal year) have been derived from unaudited financial statements, which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

  In July 1998, the Company acquired Falconite concurrent with the Initial Stock Offering. Due to the materiality of Falconite to the Company on a pro forma basis, the following selected historical financial data includes results of Falconite, which year end information has been derived from audited Financial Statements and notes thereto included elsewhere herein.

  The selected historical financial data of the Company as of and for the period from inception (June 4, 1996) through December 31, 1996 and as of and for the year ended December 31, 1997 have been derived from audited Financial Statements and notes thereto appearing elsewhere in this Prospectus.

  The selected historical financial data of Falconite and the Company as of and for the nine months ended September 30, 1997 and 1998 have been derived from unaudited Financial Statements included elsewhere in this Prospectus which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data.

  The selected historical financial data should be read in conjunction with the information contained in "Selected Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere herein.

                                 Operating Data

                                                                     Nine  Months
                                                                        Ended
                                 Year Ended December 31,            September 30,
                          ---------------------------------------  ----------------
                           1993   1994    1995    1996    1997(a)   1997     1998
                          ------ ------- ------- -------  -------  ------- --------
Predecessor
 Companies:(b)
 Aerial Platforms
 Total revenues.........  $1,571 $ 2,039 $ 3,269 $ 4,746  $   233
 Operating income
  (loss)................     356     351     887     998       (8)
 Income (loss) before
  income taxes..........     265     266     818     874      (14)
 BAT Rentals
 Total revenues.........  $9,214 $10,932 $12,453 $13,140  $ 3,802
 Operating income.......   1,893   2,099   1,973   2,877      757
 Income before income
  taxes.................   1,956   1,944   1,899   2,801      710
 Equipco Rentals & Sales
 Total revenues.........  $3,080 $ 3,768 $ 5,390 $ 5,832  $ 4,369
 Operating income.......     133     216     305     407      911
 Income before income
  taxes.................      65     124     145     227      837
 Lone Star Rentals
 Total revenues.........  $7,333 $ 8,935 $ 9,703 $ 9,349  $ 1,643
 Operating income
  (loss)................     993   1,263   1,103     640     (229)
 Income (loss) before
  income taxes..........     598     707     726     381     (254)
 Sprintank
 Total revenues.........  $3,810 $ 5,182 $ 7,879 $ 9,598  $ 6,042
 Operating income.......     482     830   1,522   1,503    2,179
 Income before income
  taxes.................      98     407     655     480    1,616
The Company:
 Total revenues.........                         $   --   $41,288  $25,575 $137,434
 Operating income
  (loss)................                            (336)   6,187    3,788   30,430
 Income (loss) before
  income taxes and
  extraordinary item....                            (332)   1,923    1,330   14,684
Falconite:(b)
 Total revenues.........                 $35,661 $48,086  $63,646
 Operating income.......                  11,306  12,075   11,959
 Income before income
  taxes and minority
  interests.............                   8,094   7,959    3,817

                               Balance Sheet Data

                                      At December 31,
                          ---------------------------------------- At September 30,
                           1993   1994    1995     1996     1997         1998
                          ------ ------- ------- -------- -------- ----------------
Predecessor Companies:
 Aerial Platforms
 Rental equipment, net..  $  326 $   306 $ 1,396 $  1,758
 Total assets...........     921     944   2,455    2,889
 Total debt.............     878     549   1,216    1,243
 BAT Rentals
 Rental equipment, net..  $3,122 $ 3,499 $ 4,434 $  5,779
 Total assets...........   8,603   9,212  10,111   11,504
 Total debt.............   2,734   2,659   3,191    3,302
 Equipco Rentals & Sales
 Rental equipment, net..  $1,112 $ 1,588 $ 2,047 $  2,553
 Total assets...........   2,102   2,750   3,337    4,102
 Total debt.............   1,224   1,470   1,846    2,393
 Lone Star Rentals
 Rental equipment, net..  $4,765 $ 6,954 $ 7,622 $  6,952
 Total assets...........   7,144   9,910  10,094    9,405
 Total debt.............   4,301   6,390   6,121    4,983
 Sprintank
 Rental equipment, net..  $4,664 $ 4,665 $ 8,118 $  9,741
 Total assets...........   6,831   6,807  10,727   12,546
 Total debt.............   4,739   4,702   7,370    8,987
The Company:
 Rental equipment, net..                         $    --  $ 46,801     $334,141
 Total assets...........                              216  131,137      640,001
 Total debt.............                              --    98,782      459,574
 Total stockholders'
  equity................                              106   26,473      131,839
Falconite:
 Rental equipment, net..                         $ 81,583 $107,721
 Total assets...........                          117,458  148,068
 Total debt.............                           60,619  100,200

--------
(a) With respect to the Predecessor Companies, includes results prior to acquisition by the Company. With respect to Falconite, represents actual 1997 results. With respect to the Company, represents actual 1997 results, including results for the Predecessor Companies and Industrial Hoist Services after acquisition by the Company.
(b) Operating income and income before income taxes and minority interests reflect private company expenses such as certain owners' compensation which would not be included in the Company's results going forward.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                 (in thousands)

  The following discussion and analysis of the Company's and certain of its acquired businesses' results of operations, and the Company's financial condition and liquidity should be read in conjunction with "Selected Pro Forma Financial Data" and "Selected Historical Financial Data" and the Financial Statements and notes thereto included elsewhere herein.

General

  NES was founded in June 1996 to acquire and integrate businesses that specialize in the rental of specialty and general equipment to industrial and construction end-users. Since January 1997, the Company has acquired 18 businesses in separate transactions. The following discussion of the Company's pro forma results of operations is presented as if the following transactions occurred on the first day of the related period: (i) the 18 acquisitions and the related financings, (ii) the Initial Stock Offering, (iii) the Series B Notes Offering, (iv) the Initial Offerings and (v) certain borrowings under the Credit Facility. The Company's pro forma results are based upon adjustments described in the notes to "Selected Pro Forma Financial Data." Management believes that the Acquired Businesses and others that the Company will acquire will benefit from increased access to capital, the support of experienced and professional senior management, centrally coordinated purchasing and an increased emphasis on financial management. Therefore, the Company's pro forma results discussed below do not necessarily represent the results of the Company had each of the Acquired Businesses been operated by the Company during those periods.

  The Company derives its revenues from four sources: (i) rental of equipment;
(ii) rental equipment sales; (iii) new equipment sales; and (iv) the sale of complementary parts and services. The Company's primary source of revenue is the rental of equipment to industrial and construction end-users. The growth of rental revenues is dependent on several factors, including demand for rental equipment, the amount and quality of equipment available for rent, rental rates and general economic conditions. Revenues generated from the sale of used rental equipment are impacted by price, general economic conditions and the fleet maintenance programs conducted by the Company. Sales of new equipment are impacted by price and general economic conditions. Revenues from the sale of complementary parts and services are primarily affected by equipment rental and sales volumes.

  Cost of revenues consists primarily of rental equipment depreciation, the cost of new equipment, the net book value of rental equipment sold and other direct operating costs. Given the varied, and in some cases specialized, nature of its rental equipment, the Company utilizes a range of periods over which it depreciates its equipment on a straight line basis. On average, the Company depreciates its equipment over an estimated useful life of seven years with no residual value.

  The following table sets forth, for the periods indicated, information derived from the combined, historical and pro forma consolidated statements of operations of the Company expressed as a percentage of total revenues.

                                                               Nine Months       Nine Months
                                              Year Ended          Ended             Ended
                            Year Ended       December 31,     September 30,     September 30,
                         December 31, 1996       1997              1997              1998
                         ----------------- ----------------- ----------------- -----------------
                             Combined      Actual  Pro Forma Actual  Pro Forma Actual  Pro Forma
                         ----------------- ------  --------- ------  --------- ------  ---------
Rental revenues.........        67.7%       63.9%     67.0%   63.2%     66.7%   72.9%     74.1%
Rental equipment sales..         9.7        10.2       9.4     8.3       9.6     6.0       5.6
New equipment sales and
 other..................        22.6        25.9      23.6    28.5      23.7    21.1      20.3
                               -----       -----     -----   -----     -----   -----     -----
Total revenues..........       100.0       100.0     100.0   100.0     100.0   100.0     100.0
                               -----       -----     -----   -----     -----   -----     -----
Cost of revenues........        59.6        62.3      59.0    62.5      59.1    55.9      56.8
                               -----       -----     -----   -----     -----   -----     -----
Gross profit............        40.4%       37.7      41.0    37.5      40.9    44.1      43.2
                               =====       -----     -----   -----     -----   -----     -----
Selling, general and
 administrative
 expenses...............                    19.2      18.5    19.7      18.0    18.6      18.7
Non-rental depreciation
 and amortization.......                     3.6       4.6     3.0       4.7     3.3       4.1
                                           -----     -----   -----     -----   -----     -----
Operating income........                    14.9      17.9    14.8      18.2    22.2      20.4
                                           -----     -----   -----     -----   -----     -----
Other income (expense),
 net....................                     0.2       0.2    (0.1)      0.3     0.2       0.0
Interest expense, net...                    10.5      16.5     9.5      17.2    11.6      14.8
                                           -----     -----   -----     -----   -----     -----
Income before income
 taxes..................                     4.6       1.6     5.2       1.3    10.8       5.6
Income tax expense......                     1.9       0.7     2.0       0.5     4.5       2.2
                                           -----     -----   -----     -----   -----     -----
Income before
 extraordinary item.....                     2.7       0.9     3.2       0.8     6.3       3.4
Extraordinary item......                     --        --      --        --      1.0       --
                                           -----     -----   -----     -----   -----     -----
Net income..............                     2.7%      0.9%    3.2%      0.8%    5.3%      3.4%
                                           =====     =====   =====     =====   =====     =====

Historical Results of Operations--The Company

  The Company's historical Financial Statements included herein cover the period from inception on June 4, 1996 through December 31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1998. The Company believes that comparison of its historical results for such periods are not meaningful given the fact that (i) the Company did not complete its first acquisition until January 1997, (ii) the Company completed five additional acquisitions at different times in 1997 and (iii) the Company completed twelve additional acquisitions at different times in 1998.

Nine Months Ended September 30, 1998 as Compared to Nine Months Ended September 30, 1997.

  Revenues. Total revenues increased from $25,575 to $137,434 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. Rental revenues increased from $16,168 to $100,251. The increases were primarily the result of the acquisition of 12 additional businesses after the third quarter of 1997 as well as the inclusion in 1998 of a full three quarters of results for the businesses acquired during the first nine months of 1997.

  Gross Profit. Gross profit increased from $9,585 to $60,606 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. Gross margin increased from 37.5% to 44.1%. This margin improvement was primarily the result of increased higher margin rental revenues as a percentage of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $5,039 to $25,619 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. As a percentage of total revenues, selling, general and administrative expenses decreased from 19.7% to 18.6%.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $758 to $4,557 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998.

  Operating Income. As a result of the foregoing, operating income increased from $3,788 for the nine months ended September 30, 1997 to $30,430 or 22.2% of total revenues for the nine months ended September 30, 1998.

  Interest Expense, Net. Interest expense, net increased from $2,439 to $16,001 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. This increase was due to additional debt resulting from the acquisition of 12 additional businesses.

  Income Tax Expense. Income tax increased from $519 to $5,981 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998.

Year Ended December 31, 1997

  Revenues. Total revenues were $41,288 for 1997. Rental revenues accounted for 63.9% of such revenues.

  Gross Profit. Gross profit was $15,573 for 1997. Gross margin was 37.7% for 1997.

  Selling, General and Administrative Expenses. For 1997, selling, general and administrative expenses were $7,910 or 19.2% of total revenues.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization was $1,476 or 3.6% of total revenues for 1997.

  Operating Income. Operating income was $6,187 or 15.0% of total revenues for 1997.

  Interest Expense, Net. Interest expense, net was $4,336 for 1997.

  Income Tax Expense. Income tax expense was $818 for 1997.

Pro Forma and Combined Results of Operations--The Company

Pro Forma Nine Months Ended September 30, 1998 as Compared to Pro Forma Nine Months Ended September 30, 1997

  Revenues. Total revenues increased 16.0%, or $31,174, from $194,520 to $225,694 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. Rental revenue growth accounted for $37,463 or 120% of the increase, partially offset by a decline in rental equipment sales of $5,969. Portions of the rental revenue growth were attributable to increased investment in rental equipment and strong demand for storage tanks at Sprintank and general equipment at Albany Ladder and Falconite. Revenues from new equipment sales and other decreased $320 or 0.7%.

  Gross Profit. Gross profit increased from $79,553 to $97,573 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. Gross margin increased from 40.9% to 43.2%. This margin improvement was primarily the result of increased higher margin rental revenues as a percentage of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $34,990 to $42,150 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998, primarily reflecting costs incurred to support the growth in the Company's businesses. As a percentage of total revenues, these costs increased from 18.0% to 18.7%.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $9,137 to $9,319 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. As a percentage of total revenues, non-rental depreciation and amortization decreased from 4.7% to 4.1%.

  Operating Income. As a result of the foregoing, operating income increased 30.1% from $35,426 or 18.2% of total revenues for the nine months ended September 30, 1997 to $46,104 or 20.4% of total revenues for the nine months ended September 30, 1998.

  Interest Expense, Net. Interest expense, net was $33,387 for each of the nine months ended September 30, 1997 and 1998.

  Income Tax Expense. Income tax expense was $1,023 for the nine months ended September 30, 1997 and $5,186 for the nine months ended September 30, 1998.

Pro Forma Year Ended December 31, 1997 as Compared to Combined Year Ended December 31, 1996

  Revenues. Total revenues increased 26.7%, or $57,083, from $213,440 to $270,523 from 1996 to 1997. Rental revenue growth accounted for $36,848 or 25.5% of such increase. A portion of the rental revenue growth was attributable to eight locations opened or acquired by Falconite during November and December 1996 and the acquisition of GenEquip, Inc. by Falconite in January 1998 and Aerial Equipment Rental, Inc. by Falconite in May 1998, which contributed approximately $16,600 in 1997. The remaining approximately $20,235 of rental revenue growth resulted primarily from increased capital investment in rental equipment by the Company. Rental equipment sales increased 22.5%, or $4,666, reflecting strong demand for the Company's equipment, the dispositions of certain equipment in order to optimize the average age of the Company's expanding fleet and the acquisition of GenEquip, Inc. by Falconite. New equipment sales and other increased $15,569 or 32.3% due to strong demand for the Company's new hoists and pump equipment as well as strong performances at Albany Ladder and Falconite.

  Gross Profit. Gross profit increased from $86,230 to $110,833 from 1996 to 1997. Gross margin increased from 40.4% to 41.0%.

Pro Forma Year Ended December 31, 1997

  Revenues. Total revenues were $270,523. Rental revenues accounted for 67.0% of total revenues.

  Gross Profit. Gross profit was $110,833, or 41.0% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $50,167 or 18.5% of total revenues.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization was $12,429, or 4.6% of total revenues.

  Operating Income. Operating income was $48,237, or 17.9% of total revenues.

  Interest Expense, Net. Interest expense, net was $44,516, or 16.5% of total revenues.

  Income Tax Expense. Income tax expense was $1,688, or 0.7% of total revenues.

Historical Results of Operations--Falconite

Six Months Ended June 30, 1998 as Compared to Six Months Ended June 30, 1997.

  Revenues. Total revenues increased 20.1% from $29,780 to $35,761 from the six months ended June 30, 1997 to the six months ended June 30, 1998. Rental revenues increased 31.2% from $19,645 to $25,776. These increases resulted primarily from additional locations opened and acquisitions made during and after the first quarter of 1997 and capital invested in new rental equipment during 1997. This increase in rental revenues was partially offset by a decrease in rental equipment sales due to the purchase by Falconite of a large amount of new equipment and the corresponding sale by Falconite in first quarter 1997 of a large amount of its older rental equipment fleet as well as the sale of a large piece of used rental equipment during first quarter 1997.

  Gross Profit. Gross profit increased from $13,257 for the six months ended June 30, 1997 to $16,055 for the six months ended June 30, 1998. Gross margin was 44.5% in 1997 as compared to 44.9% in 1998.

  Selling, General & Administrative Expenses. Selling, general and administrative expenses increased from $5,917 to $8,643 from the six months ended June 30, 1997 to the six months ended June 30, 1998, primarily reflecting costs associated with the opening of 5 new locations and the newly acquired GenEquip, Inc. locations, as well as the opening of Falconite's re-manufacturing facility in Paducah, Kentucky. In addition, first quarter 1998 selling, general and administrative expenses reflects certain private company expenses including compensation not recorded in first quarter 1997. As a percentage of total revenues, these expenses increased from 19.9% to 24.2%, reflecting the lag between the incurrence of expense and the related growth in revenues from locations opened.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $1,183 or 4.0% of total revenues for the six months ended June 30, 1997 to $1,405 or 3.9% of total revenues for the six months ended June 30, 1998.

  Operating Income. As a result of the foregoing, operating income decreased from $6,157 or 20.7% of total revenues for the six months ended June 30, 1997 to $6,007 or 16.8% of total revenues for the six months ended June 30, 1998.

 Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996.

  Revenues. Total revenues increased 32.4% from $48,086 to $63,646 from 1996 to 1997. Rental revenue growth accounted for $12,028 or 77.3% of such increase. The increase in rental revenues resulted primarily from the contribution of the eight locations opened or acquired during November and December 1996, which generated approximately $10,700 in rental revenues in 1997. The balance of the rental revenue growth was attributable to locations open throughout both periods, primarily due to an increase in Falconite's rental fleet. Sales of used rental equipment increased by $1,548 or 20.2% in the recently completed period, reflecting the opening of new locations and dispositions of certain equipment in order to optimize the average age of Falconite's expanding fleet. Revenues from new equipment sales and other increased from $7,529 to $9,513 or 26.4% from 1996 to 1997.

  Gross Profit. Gross profit increased from $22,824 to $29,452 from 1996 to 1997. Gross margin decreased from 47.5% to 46.3%, with rental gross margin decreasing from 57.0% to 52.4% and sales gross margin increasing from 26.9% to 31.7%. The decline in rental gross margin was attributable primarily to an increase in rental equipment depreciation as a percentage of rental revenues from 20.7% to 24.7% due to the substantial additions to Falconite's rental fleet during 1996 and 1997. The increase in sales gross margin is primarily the result of the sale of selected high margin pieces of equipment during 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $9,985 to $15,065 from 1996 to 1997, primarily reflecting costs incurred to support the growth in Falconite's business as well as an increase in executive compensation of $1,200. As a percentage of revenues, these costs increased from 20.8% to 23.7%, reflecting the lag between incurrence of expenses and the related growth in revenues from locations opened in late 1996. In addition, Falconite recorded certain charges in 1997 aggregating $1,301 resulting from the resolution of certain tax deficiencies and the termination of certain employment agreements.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $764 to $2,428 from 1996 to 1997. As a percentage of total revenues, non-rental depreciation and amortization increased from 1.6% to 3.8%. This increase was attributable primarily to the locations added in late 1996 and to additional goodwill amortization of approximately $500 in 1997.

  Operating Income. As a result of the foregoing and excluding the aforementioned charges of $1,301, operating income increased from $12,075, or 25.1% of total revenues in 1996, to $13,260, or 20.8% of total revenues in 1997. Including these charges, operating income was $11,959 or 18.8% of total revenues in 1997.

 Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 34.8% from $35,661 to $48,086 from 1995 to 1996. Rental revenue growth accounted for $9,488 or 76.4% of such increase. Rental revenues increased primarily as a result of additional locations. The balance of the rental revenue increases were attributable to locations open throughout both periods, primarily due to an increase in Falconite's rental fleet. Sales of used rental equipment increased by $2,226 or 40.9% to $7,674 in 1996, reflecting the opening of new locations and Falconite's increased emphasis on selling used equipment. Revenues from new equipment sales and other increased from $6,818 to $7,529 or 10.4%.

  Gross Profit. Gross profit increased from $17,576 to $22,824 from 1995 to 1996. Gross margin decreased from 49.3% to 47.5% with rental gross margin decreasing from 61.2% to 57.0%. The decline in rental gross margin was partly attributable to an increase in rental equipment depreciation due to substantial additions to Falconite's rental fleet during 1996 as well as to the substantial underutilization of equipment at one of its divisions.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $5,858 to $9,985 from 1995 to 1996, primarily reflecting facilities, personnel and administrative infrastructure costs incurred to support the growth in Falconite's business. As a percentage of total revenues, these expenses increased from 16.4% to 20.8%, reflecting the lag between incurrence of expenses and the related growth in revenues from new location openings.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $412 to $764 from 1995 to 1996. As a percentage of total revenues, non-rental depreciation and amortization increased from 1.2% to 1.6%. This increase resulted primarily from the addition of locations during 1995, in particular, related transportation equipment and furniture, fixtures and equipment.

  Operating Income. As a result of the foregoing, operating income increased from $11,306, or 31.7% of total revenues in 1995, to $12,075, or 25.1% of total revenues in 1996.

Historical Results of Operations--Certain Acquired Businesses

  As a result of the timing of their acquisitions by the Company, the Acquired Businesses' financial results discussed below cover periods of varying lengths. Accordingly, comparison of historical results for such periods may not be meaningful.

 Aerial Platforms

  Aerial Platforms was purchased by NES in February of 1997. All operating results of Aerial Platforms from the date of acquisition are reflected in the Company's results.

Seventeen Days Ended February 17, 1997 as Compared to Year Ended January 31,
1997

  Revenues. Total revenues were $4,746 for 1997 and $233 for the 17-day period ended February 17, 1997.

  Gross Profit. Gross profit was $2,374 and gross margin was 50.0% for 1997. Gross profit was $64 and gross margin was 27.5% for the 17-day period ended February 17, 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1,302 or 27.4% of total revenues for 1997. Selling, general and administrative expenses were $64 or 27.5% of total revenues for the 17-day period ended February 17, 1997.

 Lone Star Rentals

  Lone Star Rentals was purchased by NES in March of 1997. All operating results of Lone Star Rentals from the date of acquisition are reflected in the Company's results.

Period Ended March 16, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues decreased 3.6% or $354 from $9,703 to $9,349 from 1995 to 1996. Rental revenues decreased $156. For the period ended March 16, 1997, total revenues were $1,643.

  Gross Profit. Gross profit decreased $394 from $3,191 or 32.9% of total revenues in 1995 to $2,797 or 29.9% of total revenues in 1996. For the period ended March 16, 1997, gross profit was $272 or 16.6% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $70 from $1,918 or 19.8% of total revenues in 1995 to $1,988 or 21.3% of total revenues in 1996. For the period ended March 16, 1997, selling, general and administrative expenses were $475 or 28.9% of total revenues.

 BAT Rentals

  BAT Rentals was purchased by NES in April of 1997. All operating results of BAT Rentals from the date of acquisition are reflected in the Company's results.

Three Months Ended March 31, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 5.5% or $687 from $12,453 to $13,140 from 1995 to 1996. Rental revenues increased $1,472 or 30.3%. For the three months ended March 31, 1997, total revenues were $3,802.

  Gross Profit. Gross profit increased $744 from 1995 to 1996. Gross margin increased from 29.2% in 1995 to 33.4% in 1996. For the three months ended March 31, 1997, gross profit was $1,271 and gross margin was 33.4%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $1,552 or 12.5% of total revenues in 1995 to $1,399 or 10.6% of total revenues in to 1996. For the three months ended March 31, 1997, selling, general and administrative expenses were $489 or 12.9% of total revenues.

 Sprintank

  Sprintank was purchased by NES in July of 1997. All operating results of Sprintank from the date of acquisition are reflected in the Company's results.

Six Months Ended June 30, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 21.8% or $1,719 from $7,879 to $9,598 from 1995 to 1996. Rental revenue growth accounted for 98.7% or $1,697 of the increase. For the six months ended June 30, 1997, total revenues were $6,042.

  Gross Profit. Gross profit increased from $4,598 or 58.3% of total revenues in 1995 to $5,981 or 62.3% of total revenues in 1996. For the six months ended June 30, 1997, gross profit was $4,290 or 71.0% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,977 or 37.8% of total revenues in 1995 to $4,333 or 45.1% of total revenues in 1996. For the six months ended June 30, 1997, selling, general and administrative expenses were $2,028 or 33.6% of total revenues.

 Equipco Rentals and Sales

  Equipco Rentals and Sales was purchased by NES in July of 1997. All operating results of Equipco Rentals and Sales from the date of acquisition are reflected in the Company's results.

Period Ended July 17, 1997 as Compared to Year Ended October 31, 1996 as Compared to Year Ended October 31, 1995

  Revenues. Total revenues increased 8.2% or $442 from $5,390 to $5,832 from 1995 to 1996. Rental revenue growth accounted for 88.7% or $392 of the increase. For the period ended July 17, 1997, total revenues were $4,369.

  Gross Profit. Gross profit increased $321 from 1995 to 1996. Gross profit increased from $1,728 or 32.0% of total revenues in 1995 to $2,049 or 35.1% of total revenues in 1996. For the period ended July 17, 1997, gross profit was $1,810 and gross margin was 41.4%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $1,339 or 24.8% of total revenues in 1995 to $1,519 or 26.0% of total revenues in 1996. For the period ended July 17, 1997, selling, general and administrative expenses were $823 or 18.8% of total revenues.

 Work Safe Supply

  Work Safe Supply was purchased by NES in February 1998. All operating results of Work Safe Supply from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues increased 12.1% or $794 from $6,570 to $7,364 from 1996 to 1997. Rental revenue growth accounted for 141.9% or $1,127 of the increase, partially offset by a decrease in rental equipment sales and other revenues of $333.

  Gross Profit. Gross profit increased from $2,755 or 41.9% of total revenues in 1996 to $3,424 or 46.5% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $1,084 or 16.5% of total revenues in 1996 to $1,237 or 16.8% of total revenues in 1997.

Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 5.7% or $354 from $6,216 to $6,570 from 1995 to 1996. Rental revenue growth accounted for $190 or 53.7% of the increase.

  Gross Profit. Gross profit increased from $2,633 or 42.4% of total revenues in 1995 to $2,755 or 41.9% of total revenues in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $2,485 or 40.0% of total revenues in 1995 to $1,084 or 16.5% of total revenues in 1996.

 Cormier Equipment

  Cormier Equipment was purchased by NES in March 1998. All operating results of Cormier Equipment from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues decreased $381 from $16,008 to $15,627 from 1996 to 1997.

  Gross Profit. Gross profit decreased from $5,423 or 33.9% of total revenues in 1996 to $5,138 or 32.9% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $3,324 or 20.8% of total revenues in 1996 to $3,287 or 21.0% of total revenues in 1997.

Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 2.4% or $369 from $15,639 to $16,008 from 1995 to 1996. Rental revenue growth accounted for $276 or 74.8% of the increase.

  Gross Profit. Gross profit increased $25 from $5,398 or 34.5% of total revenues in 1995 to $5,423 or 33.9% of total revenues in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,976 or 19.0% of total revenues in 1995 to $3,324 or 20.8% of total revenues in 1996.

 Dragon Rentals

  Dragon Rentals was purchased by NES in March 1998. All operating results of Dragon Rentals from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues increased 71.0% or $4,385 from $6,179 to $10,564 from 1996 to 1997. Rental revenue growth accounted for $3,929 or 89.6% of the increase.

  Gross Profit. Gross profit increased $3,056 from $1,442 or 23.3% of total revenues in 1996 to $4,498 or 42.6% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1,296 from $870 or 14.1% of total revenues in 1996 to $2,166 or 20.5% of total revenues in 1997.

 Albany Ladder

  Albany Ladder was purchased by NES in March 1998. All operating results of Albany Ladder from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues increased 23.0% or $6,393 from $27,811 to $34,204 from 1996 to 1997. Rental revenue growth accounted for $1,548 or 24.2% of the increase.

  Gross Profit. Gross profit increased $1,932 from $9,643 or 34.7% of total revenues in 1996 to $11,575 or 33.8% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $695 from $7,101 or 25.5% of total revenues in 1996 to $7,796 or 22.8% of total revenues in 1997.

Liquidity and Capital Resources--The Company

  The Company's primary capital requirements are for the purchase of new rental equipment fleet and for acquisitions. The Company's other capital expenditures consist of the purchase of vehicles used for delivery and maintenance and property, plant and equipment. The Company purchases rental fleet throughout the year to replace equipment which has been sold as well as to maintain adequate levels of equipment to meet existing and new customer needs. Combined rental fleet purchases for the Company and the Acquired Businesses were $60,844, $74,538, $102,638 and $119,150 in 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively. As the Company's business strategy continues to be implemented, rental fleet purchases are expected to increase. The Company's expenditures for rental fleet (excluding purchases made by the Acquired Businesses prior to their acquisition by the Company) were approximately $120,000 in 1998 and are expected to be approximately $120,000 in 1999.

  On an actual basis, for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company's net cash (used in) provided by operations was $(269) and $7,378, respectively, and $6,949 and $36,504, respectively. On an actual basis, for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company's net cash used in investing activities was $20 and $81,497, respectively, and $76,997 and $491,198, respectively. On an actual basis, for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company's net cash provided by financing activities was $301 and $109,789, respectively and $71,640 and $419,674, respectively. Net cash provided by financing activities consists of equity capital provided by Golder, Thoma, Cressey, Rauner Fund V, L.P. and members of management, net borrowings under the Credit Facility and indebtedness under the Series B Notes Indenture.

  In July 1998, the Company entered into the Credit Facility which provides for a term facility to the Company of $100,000 of term loans and a revolving credit facility to the Company for up to $300,000 of revolving loans, subject to availability based on certain financial tests including a borrowing base, to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. As of September 30, 1998, $338,700 was outstanding under the Credit Facility. As of September 30, 1998, on a pro forma basis, $222,359 would have been available for borrowing under the Credit Facility, subject to calculation of the borrowing base.

  The Company believes that the Credit Facility, together with funds generated by operations, will provide the Company with sufficient liquidity and capital resources in the near-term to finance its operations and pursue its business strategy, including acquisitions. Over the long-term, the Company will need additional financing to continue its acquisition strategy.

Year 2000 Issue

  As a part of the Company's strategic information system plan, management selected one information system to serve as the common system platform for all operating units. This common system platform is Year 2000 compliant. During 1998, in accordance with its plan, the Company migrated several of the Company's operating units successfully to this new system. The Company expects to complete the migration of the remainder of its operating units to the common system platform in two phases during February 1999 and April 1999. The Company has invested approximately $550 to date relating to this migration, and management estimates that the Company will invest an additional $1,100 in the future to complete the conversion of its remaining operating units to this common platform. Substantially all costs associated with this migration will be capitalized. As a result of this conversion, all operating units, transactions processing and operating systems will be Year 2000 compliant.

  The Company selected this information system based on experience with this system at its largest operating unit. Management believes the migration plan is realistic and feasible. However, there can be no assurance that the Company will complete the migration in a timely manner or successfully identify and resolve all Year 2000 compliance issues or that such problems will not have a material adverse effect on the Company's business, results of operations or financial position. Based on available information, the Company does not believe it faces any material exposure to significant business interruption as a result of the Year 2000 compliance of its information system. Accordingly, the Company has not adopted any formal contingency plan in the event that its plan to migrate to a common system platform is not completed in a timely manner.

  The Company is also in the process of assessing the Year 2000 readiness of its suppliers and customers. Based on available information, the Company does not believe it faces any material exposure to significant business interruption as a result of third party Year 2000 readiness issues. However, to the extent that these third parties cannot provide the Company with products, services or systems that meet Year 2000 requirements on a timely basis, or in the event that Year 2000 issues disrupt such third parties' demand for the Company's products or services, the Company's business, results of operations or financial position could be materially adversely affected.

Effect of Inflation

  Management believes that inflation has not had a material effect on the Company.

Recently Issued Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in 1998 has had no impact to date as the Company has not had any items of other comprehensive income in any period presented.

  In June 1997, the FASB issued Statement No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company is evaluating the effects of this pronouncement.

  On June 15, 1998, the FASB issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of transaction. The Company does not use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have a significant effect on the Company's results of operations or its financial position.

                                    BUSINESS

General

  National Equipment Services, Inc. is a leading participant in the growing and highly fragmented $18 billion equipment rental industry. Through its 18 businesses acquired since January 1997, NES specializes in the rental of specialty and general equipment to industrial and construction end-users. The Company rents over 750 different types of machinery and equipment and distributes new equipment for nationally recognized original equipment manufacturers. The Company also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. NES is geographically diversified, with 102 locations across 24 states and is a leading competitor in each of the geographic markets it serves.

  Management believes that the Company offers one of the most modern and well maintained fleets of specialty or general equipment in each of its markets. The average age of the Company's equipment fleet is approximately three years. Specialty equipment includes electric and pneumatic hoists, hydraulic and truck-mounted cranes, liquid storage tanks, pumps and highway safety equipment. General industrial and construction equipment includes aerial work platforms, air compressors, cranes, earth-moving equipment and rough terrain forklifts. The Company rents and sells this equipment to industrial and construction end-users, which represented approximately 55% and 43%, respectively, of the Company's revenues for the twelve months ended September 30, 1998, on a pro forma basis.

  NES is led by a senior management team with significant industry experience and an impressive track record of acquiring and integrating companies in the equipment rental industry. Prior to founding the Company, the NES senior management team was responsible for building Brambles Equipment Services ("Brambles"), the U.S. equipment rental business of an Australian public company, into a leading participant in the industry. At Brambles, this team executed a growth strategy that combined a disciplined acquisition program with significant organic growth. Management believes that the team's extensive industry experience allows it to more easily identify quality acquisition targets and successfully integrate these businesses through effective financial and operating controls and the proper deployment of capital. The Company's local operations are managed by experienced professionals who have an average of over 15 years of experience in the industry and have extensive knowledge of and relationships in their local markets. These managers are typically former owners of the businesses acquired by the Company. The Company also benefits from the financial expertise of Golder, Thoma, Cressey, Rauner, Inc., an established investment firm specializing in the consolidation of fragmented industries. Golder, Thoma, Cressey, Rauner Fund V, L.P., an affiliate of Golder, Thoma, Cressey, Rauner, Inc., is the Company's principal equity investor.

Industry Overview

  Revenues for the $18 billion equipment rental industry have grown at a compound annual rate of approximately 24% from 1984 to 1997 according to surveys conducted by the Associated Equipment Distributors and have grown in 12 of the past 13 years. Management believes that the equipment rental industry growth will continue to be driven by the trend among customers to outsource non-core operations in order to reduce their capital investment and minimize the downtime, maintenance, repair and storage costs associated with equipment ownership. While customers traditionally have rented equipment for specific purposes such as supplementing capacity during peak periods and in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing, comprehensive supply of equipment, enabling such customers to benefit from the economic advantages and convenience of rental. According to a survey published in 1997 by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option to an estimated 15% of their total equipment requirements in 1997 from less than 5% in 1994.

  The highly fragmented equipment rental industry consists of a large number of relatively small independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. According to Rental Equipment Register, there are more than 12,000 participants in the industry, with the largest 100 rental companies accounting for approximately 26% of 1997 industry revenues. Management believes that the rental equipment industry offers substantial consolidation opportunities for large, well-capitalized equipment rental companies such as NES. Relative to smaller companies with only one or two rental locations, multi-regional operators such as NES benefit from a number of competitive advantages, including access to capital, the ability to offer a broader range of modern, high-quality equipment, standardized management information systems, volume purchasing discounts and the ability to service larger, multi-regional accounts. In addition, management believes that multi-regional operators are less affected by changes in local economic conditions.

Growth Strategy

  Management believes that NES is well positioned to benefit from industry trends of growth and consolidation. The Company's strategic objective is to continue to grow profitably in both existing and new markets by acquiring additional specialty and general equipment rental companies, by increasing revenues from industrial customers, by maximizing higher margin rental revenues and by leveraging its new remanufacturing center. The Company intends to attain its objective by continuing to execute the following business strategy:

  Acquire Specialty and General Equipment Rental Businesses. The Company seeks to acquire strong and successful specialty and general equipment rental businesses. For the twelve months ended September 30, 1998, NES generated approximately 31% and 69% of its revenues on a pro forma basis from specialty and general equipment businesses, respectively. The Company routinely evaluates attractive markets for expansion where a leading position can be created by acquiring an existing business. The Company generally targets acquisition candidates that (i) are profitable businesses with a proven track record, (ii) generate a high percentage of revenues from rentals with a significant portion derived from industrial customers, (iii) are led by a strong management team that is willing to continue with the business, (iv) have a strong local market share or participate in a high-growth market and (v) provide opportunities to expand their customer base through better access to and employment of capital. The Company also seeks to acquire smaller businesses in locations already served by the Company that offer product lines or services that are complementary to those at existing locations. Since January 1997, the Company has completed 18 acquisitions. Management believes that with over 12,000 participants, the equipment rental industry will continue to offer a significant number of businesses that fit the Company's acquisition profile.

  Increase Revenues from Industrial Customers. The Company is committed to increasing its revenues derived from industrial customers. Management believes that these revenues are more stable than revenues from construction customers due to the fact that industrial customers typically utilize rental equipment for ongoing and periodic maintenance work on their existing facilities as well as for material handling applications. Industrial customers tend to rent equipment for longer periods and use equipment under less severe conditions than contractors, thereby increasing the Company's equipment utilization and decreasing the Company's equipment maintenance costs. The good condition and quality of rental equipment are essential for industrial customers in order to avoid costly slowdowns or shutdowns of plant facilities. Management believes that larger well-capitalized companies such as NES are better able to provide well-maintained and high quality equipment. The Company intends to continue to expand its industrial customer base by providing additional equipment and services to its existing industrial customers and establishing new relationships through its existing businesses as well as through acquisitions. For the twelve months ended September 30, 1998, on a pro forma basis, revenues derived from industrial end-users represented approximately 55% of the Company's total revenues.

  Maximize High-Margin Rental Revenues Through Efficient Fleet Management. The Company is focused on growing its high-margin rental revenues by expanding fleet inventory, efficiently managing fleet inventory in order to maximize equipment utilization, optimizing fleet maintenance, and systematically evaluating the optimal timing of used equipment sales. The Company's acquisition targets have typically operated under capital constraints, which prevented them from purchasing rental equipment sufficient to meet customer demand and consequently resulted in lost revenue opportunities. In pursuing acquisitions, NES evaluates the target's customer base and fleet inventory and, following its acquisition, typically provides capital to expand the equipment fleet and improve utilization, resulting in significant increases in rental revenues.

  Leverage New Remanufacturing Center. As part of the acquisition of Falconite in July 1998, the Company acquired a recently-constructed 45,000 square foot equipment remanufacturing facility in the Paducah, Kentucky area. The Company believes this facility enhances its ability to perform major repair operations, including rebuilding equipment, and maintain its rental fleet in top condition. Management anticipates that the center will increase rental gross profit margins by reducing capital expenditure requirements and related rental equipment depreciation. The center incorporates four production lines to simultaneously refurbish equipment by replacing or rebuilding all major components including engines, transmissions and mechanical, hydraulic and electrical systems.

Acquired Businesses

  NES was founded in June 1996 to acquire and integrate businesses that focus on the rental of specialty and general equipment to industrial and construction end-users. Since January 1997, the Company has acquired 18 businesses. Management believes that with over 12,000 participants, the equipment rental industry will continue to offer a significant number of acquisition opportunities. The Company is led by a senior management team with extensive industry experience. The Company believes this experience allows management to more easily identify quality acquisition targets and successfully integrate and optimize these businesses. The following table summarizes the Company's completed acquisitions to date:

                                                                                       Years in
   Acquired Business                   Products                   Geographic Focus     Business Date Acquired
-----------------------  ------------------------------------ ------------------------ -------- --------------
Industrial Hoist
 Services                Pneumatic and electric hoists        National                   15     January 1997
Aerial Platforms         Aerial work platforms                Atlanta, Georgia            14    February 1997
Lone Star Rentals        General equipment                    Gulf Coast                  16    March 1997
BAT Rentals              General equipment                    Las Vegas, Nevada           36    April 1997
Sprintank                Liquid and specialized storage tanks Gulf Coast                   8    July 1997
Equipco Rentals & Sales  General equipment                    Western Virginia            20    July 1997
Genpower                 Pumps                                Gulf Coast                  14    January 1998
Eagle Scaffolding        Scaffolding                          Las Vegas, Nevada            5    January 1998
Grand Hi-Reach           Aerial work platforms                Grand Rapids, Michigan      13    February 1998
Work Safe Supply         Highway safety equipment             Michigan                    19    February 1998
Dragon Rentals           Liquid storage tanks                 Gulf Coast                   6    March 1998
Cormier Equipment        General equipment                    Eastern Coast               14    March 1998
Albany Ladder            Aerial work platforms                Northeast                   66    March 1998
Falconite                Aerial work platforms and cranes     Mid-South and Gulf Coast    43    July 1998
R & R Rentals            Cranes                               Gulf Coast                  15    July 1998
TSM                      Highway safety equipment             Wisconsin                   19    August 1998
Shaughnessy              Aerial work platforms and cranes     Northeast                   83    September 1998
Rebel Studio Rentals     Aerial work platforms                California                   4    October 1998

Products and Services

  The Company's primary business is the rental of equipment to industrial and construction end-users. In addition, to more fully service its customer base and leverage its fixed costs, the Company sells complementary parts, merchandise and rental equipment, acts as a distributor of new equipment on behalf of original equipment manufacturers and services the equipment it sells and rents.

  Equipment Rentals. The Company rents a broad selection of general equipment ranging from large equipment such as aerial manlifts, forklifts, light earth-moving equipment and portable air compressors to small equipment such as hand tools to industrial and commercial construction customers. The Company's specialty equipment available for rent includes pumps and highway safety equipment. The Company is the leading renter of industrial hoists in the United States and the leading renter of portable storage tanks to the chemical and petrochemical industries in the Gulf Coast region. The Company's rental contracts range from a one-day rental contract for a small subcontractor to a multi-year contract for certain industrial customers, with an overall average rental period of 19 days. Four categories of equipment represented approximately 86.6% of the Company's total rental equipment fleet (based on original equipment cost), on a pro forma basis, at September 30, 1998: (i) aerial work platforms (49.9%); (ii) forklifts (9.9%); (iii) mobile storage tanks (10.3%); and (iv) cranes (16.5%). The mix of rental equipment at each of the Company's locations is a function of the demands of the local customer base and the focus of the local business. At September 30, 1998, on a pro forma basis, the original equipment cost of the Company's rental fleet was approximately $498 million and the weighted average age of the Company's rental equipment fleet was approximately three years. Approximately 72.8% of the Company's total revenues for the twelve months ended September 30, 1998, on a pro forma basis, were derived from the rental of equipment.

  Sales of Rental Equipment. The Company routinely sells rental equipment to adjust the size and composition of its rental fleet to changing market conditions and as part of its ongoing commitment to maintain a new, top quality fleet. The Company achieves favorable sales prices for its rental equipment due to its strong preventive maintenance program and its practice of selling rental equipment before it becomes irreparable or obsolete. Senior management works with local operating management to optimize the timing of sales of rental equipment by taking into account maintenance costs, rental demand patterns and resale prices. The Company sells rental equipment to its existing rental customers, as well as to domestic and international used equipment buyers. For the twelve months ended September 30, 1998, on a pro forma basis, revenues from the sale of rental equipment accounted for approximately 6.3% of the Company's total revenues.

  Sales of New Equipment. The Company is a distributor for certain original equipment manufacturers, including JLG Industries, Inc., Genie Industries, Condor (a division of TIME Manufacturing Company), Strato-Lift and Terex Corp. (d/b/a Marklift) (aerial work platforms and booms), Manitex Crane and Broderson Crane (cranes), The Gradall Company, Sky Trak, Gehl Equipment and Tovel Mfg. (rough-terrain forklifts), Atlas-Copco Industrial Compressors, Inc. and Mitsui Inc. (d/b/a Airman) (air compressors), Mustang Manufacturing, Inc. (skid steer loaders), Thompson Pump & Manufacturing Co. (pumps), Multiquip Inc. (generators) and Komatsu Forklift USA, Inc. (industrial forklifts). The Company believes that the volume of its equipment purchases creates significant purchasing power with suppliers, which leads to favorable prices and terms on equipment purchased for its rental fleet and for sale as new equipment. The Company's ability to sell new equipment offers flexibility to its customers and enhances the Company's customer relations. Approximately 11.2% of the Company's total revenues for the twelve months ended September 30, 1998, on a pro forma basis, were derived from the sale of new equipment.

  Sales of Parts and Merchandise; Service and Repair. The Company also sells a wide range of parts and merchandise, including saw blades, drill bits, shovels, goggles, hard hats and other safety gear, as a complement to its core equipment rental business. These sales enable the Company to attract and retain customers by offering the convenience of "one-stop shopping." The Company also provides repair and maintenance services in connection with the equipment it sells as a complement to its core business. Revenues generated from sales of parts and merchandise and service and repair accounted for approximately 9.7% of the Company's total revenues for the twelve months ended September 30, 1998, on a pro forma basis.

Customers

  Management estimates that the Company currently has more than 10,000 customers, ranging from "Fortune 500" companies to small contractors. For the twelve months ended September 30, 1998, on a pro forma basis, zero customers accounted for more than 1.0% of the Company's total revenues, and the

Company's top five customers represented less than 3.0% of total revenues. Customers look to the Company as an ongoing, comprehensive source of rental equipment because of the economic advantages and convenience of renting, as well as the high costs associated with equipment ownership. The Company's primary customer base can be classified by the following categories: (i) industrial, including manufacturers, petrochemical facilities, chemical companies, paper mills and public utilities and (ii) commercial and residential construction, repair and renovation, including contractors. In addition to maintaining its historically strong relationship with local customers, the Company is increasing its emphasis on larger national and multi-regional accounts. For the twelve months ended September 30, 1998, on a pro forma basis, industrial, construction and other customers accounted for approximately 54.7%, 42.9% and 2.4% of the Company's total revenues, respectively.

  Industrial. The Company's industrial customers, many of whom operate 24 hours per day, utilize the Company to outsource their equipment requirements to reduce the capital investment and minimize the ongoing maintenance, repair and storage costs associated with equipment ownership. Management believes that the Company is well-positioned to take advantage of the increasing trend among industrial customers to outsource equipment needs. In addition, the Company's specialty products, such as hoists and tanks, are tailored to meet the needs of industrial end-users. Management believes that given its multi-regional presence, NES is well positioned to increase its industrial revenue base. The Company intends to expand its industrial customer base by providing additional equipment and services to its existing industrial customers and establishing new relationships through its existing businesses as well as through acquisitions.

  Construction. The Company's construction customers include "Fortune 500" companies, national and regional contractors and subcontractors involved in construction projects such as (i) chemical plants and other manufacturing facilities, (ii) roads, bridges and highways, (iii) schools, hospitals and airports, and (iv) residential developments and apartment buildings. According to a survey published in 1997 by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option to an estimated 15% of their total equipment requirements in 1997 from an estimated 5% in 1994. Management believes the Company is a leading supplier of rental equipment to contractors in its markets and is well positioned to benefit from any increased rental of equipment by such customers.

Management Information Systems

  The Company has made significant investments in its information systems. These information systems integrate customer tracking systems that allow the sales force, through use of lap top computers, to track customer requirements, while coordinating with inside sales and logistics personnel to ensure that customer demands are met on a timely basis. These systems also provides real-time rental management data that allows management to monitor asset utilization, rental rates, repairs and maintenance, and inventory levels by region, location, equipment classification, and individual rental item. These systems are fully integrated into a financial package that tracks profitability by branch and region, enabling the Company to implement a decentralized management structure.

Operations

  The Company's equipment rental yards typically include: (i) a customer service center and showroom displaying selected rental equipment, new equipment offered for sale and related merchandise; (ii) an equipment service area; and
(iii) equipment storage facilities. Each rental center is staffed by an average of approximately 15 employees, including a manager, an assistant manager, sales people, back office clerks, truck drivers, mechanics and yard personnel. The rental center employees' knowledge of the equipment enables them to recommend the best equipment for a customer's particular application. Each rental center manager is responsible for all aspects of the center's operation, including establishing rental rates, selecting equipment and determining employee compensation at such location.

Sales

  The Company offers rental equipment and related services primarily through its sales force, consisting of 50 sales managers who oversee 185 sales people. The sales force at each location is knowledgeable about all of the services and products provided at that location. Sales managers and representatives regularly call on contractors' job sites and industrial facilities in their sales territories, often assisting customers in planning for their equipment requirements. The Company also provides its sales force with extensive training, including frequent in-house training by supplier representatives, regarding the operating features and maintenance requirements of its equipment. Members of the Company's sales force generally earn commissions on all equipment rentals and sales that they generate.

Purchasing and Suppliers

  Management believes that, as a result of the Company's size, it is able to purchase equipment directly from manufacturers at favorable prices. The Company has developed strong relationships with many leading original equipment manufacturers, including JLG Industries, Inc., Genie Industries, Condor (a division of TIME Manufacturing Company), Strato-Lift, Terex Corp. (d/b/a Marklift), Manitex Crane, Broderson Crane, The Gradall Company, Sky Trak, Gehl Equipment, Tovel Mfg., Atlas-Copco Industrial Compressors, Inc., Mitsui Inc. (d/b/a Airman), Mustang Manufacturing, Inc., Thompson Pump & Manufacturing Co., Multiquip, Inc. and Komatsu Forklift USA, Inc., and operates as a distributor for certain lines of equipment in several of its markets. The Company intends to acquire businesses that are distributors for other vendors, thus allowing the Company to purchase from additional sources. During the twelve months ended September 30, 1998, on a pro forma basis, the Company purchased approximately $131,439 million of rental equipment, of which approximately 45% was obtained from its top five suppliers. No single supplier accounted for more than 17% of the Company's total purchases. The Company believes it could readily replace any of its suppliers if necessary.

Locations and Properties

  The Company operates 102 equipment rental locations in the following 24 states: Alabama (6), Arkansas (1), California (1), Florida (2), Georgia (5), Illinois (1), Indiana (4), Kentucky (6), Louisiana (7), Maine (5), Massachusetts (4), Michigan (7), Mississippi (1), Missouri (1), Nevada (2), New Hampshire (2), New York (5), Pennsylvania (1), Rhode Island (1), Tennessee (7), Texas (25), Vermont (1), Virginia (1) and Wisconsin (6). The Company's properties typically include an outside storage yard and a small building containing offices, a maintenance center and, in certain locations, a retail showroom. The Company owns 12 of its equipment rental locations and leases the other 90, as well as its approximately 1,400 square foot headquarters space in Evanston, Illinois. The net book value of owned facilities was approximately $4.2 million at September 30, 1998, on a pro forma basis, and the average annual lease expense on each leased facility was approximately $48,000 in 1997. The Company's leases have terms expiring from 1999 to 2007, with the majority of its leases having renewal options. Management believes that none of the Company's leased facilities, individually, is material to the Company's operations and that all of these leases can be readily replaced at similar terms. The Company's interests in each of these properties secure borrowings under the Credit Facility.

Competition

  The equipment rental industry is highly fragmented and competitive. Many of the markets in which the Company operates are served by numerous competitors, ranging from national and multi-regional companies such as Hertz Equipment Rental Corporation (an affiliate of Ford Motor Company), NationsRent, Inc., Neff Corp., Prime Services, Inc., Rental Service Corporation and United Rentals, Inc., to small, independent businesses with a limited number of locations. Management believes that participants in the equipment rental industry compete on the basis of availability and quality of equipment, service, delivery, time and price. Geographic territories for competition are usually limited to 50 to 75 miles due to servicing requirements and transportation costs of the equipment. Certain specialized equipment renters, such as Industrial Hoist Services, compete on a larger regional or national basis. In general, management believes that national and multi-regional operators, such as the Company, enjoy substantial competitive advantages over small, independent rental businesses that cannot afford to maintain the comprehensive rental equipment fleet and high level of maintenance and service that the Company offers. See "Risk Factors--Competition."

Employees

  At December 31, 1998, the Company had a total of 1,553 employees. Only 294 of the Company's employees are represented by unions, and management believes that its relationship with all of its employees is excellent. The Company is committed to, and has realized significant benefits from, its formal employee training programs. Management believes that this investment in training and safety awareness programs for employees is a competitive advantage that positions the Company to be responsive to customer needs.

Governmental and Environmental Regulation

  The Company's facilities are subject to various evolving federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  In connection with its corporate acquisitions, the Company usually obtains environmental assessments from independent environmental consultants. These assessments generally consist of a site visit, historical record review, interviews with key personnel and preparation of a report. The purpose of the consultant's work is to identify potential environmental conditions or compliance issues associated with the subject property and operations. Based on these assessments, the Company believes that its operations have been and are operated in substantial compliance with environmental requirements and that it has no material liabilities arising under environmental requirements. Some risk of environmental liability is inherent in the nature of the Company's business, however, and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup or other obligations pursuant to environmental laws.

  The Company is currently evaluating whether it must take additional steps at some locations to ensure compliance with certain environmental laws, including those relating to the discharge of stormwater and wastewater from the washing of vehicles and other equipment. The Company does not believe any costs associated with these efforts will have a material adverse effect on the Company's operating results or financial position.

  The Company dispenses petroleum products from aboveground and underground storage tanks located at some locations that it operates. The Company maintains an environmental compliance program designed to minimize the potential for leaks and spills, to ensure proper maintenance of records and to keep track of the regular testing and monitoring of tank systems. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company does not believe that the presence or operation of these tanks will have a material adverse effect on the Company's operating results or financial position.

  The Company uses hazardous substances, such as solvents, to clean and maintain its rental equipment fleet and generates wastes, such as used motor oil, radiator fluid and solvents, that are stored on site and disposed of at off-site locations. Under various environmental laws, the Company could be liable for contamination at sites where hazardous substances used in its operations have been disposed of or otherwise released.

  The Company believes that its compliance with environmental laws has not had a material adverse effect on the Company's operating results, financial condition or competitive position to date. See "Risk Factors--Environmental Liabilities."

Legal Proceedings

  On December 15, 1998, NES Studio Equipment (a subsidiary of the Company) and one of its employees was served with a complaint filed in the Superior Court of the State of California in the County of Los Angeles. The complaint alleges unfair competition, unfair business practices, interference with prospective economic relations, breach of fiduciary duty, unjust enrichment, breach of written contract and breach of good faith and fair dealing arising out of the hiring of the employee from a competitor in August 1998 and seeks, among other things, compensatory damages and impressment of a constructive trust over the revenue derived from such activities. NES Studio Equipment (formerly Rebel Studio Rentals) was acquired by the Company in October 1998 for approximately $5.8 million. The Company is currently evaluating the proceedings and intends to vigorously defend itself. Based upon all information known to the Company at this time, the Company does not believe that the proceedings will have a material adverse effect on the Company's financial condition.

  From time to time, the Company has been and is involved in various other legal proceedings, all of which management believes are routine in nature and incidental to the conduct of its business. The ultimate legal and financial liability of the Company with respect to such proceedings cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that none of such proceedings, if determined adversely to the Company, would have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information as of January 31, 1999 with respect to the directors and executive officers of the Company and each of the Subsidiary Guarantors.

          Name           Age                           Positions
------------------------ --- -------------------------------------------------------------
Kevin Rodgers...........  48 Chief Executive Officer, President and Director of the
                             Company, Albany Ladder Company, Inc. ("Albany"), BAT
                             Acquisition Corp. ("BAT"), Carl's Mid South Rent-All Center
                             Incorporated ("CMSRACI"), Falconite Aviation, Inc. ("FAI"),
                             Falconite Equipment, Inc. ("FEI"), Falconite, Inc.
                             ("Falconite"), Falconite Rebuild Center, Inc. ("FRCI"),
                             McCurry & Falconite Equipment Co., Inc. ("M&FECI"), M&M
                             Properties, Inc. ("M&MPI"), NES Acquisition Corp. ("NES
                             Acquisition"), NES East Acquisition Corp. ("NES East"), NES
                             Michigan Acquisition Corp. ("NES Michigan"), Rebel Studio
                             Rentals, Inc. ("RSR") and Shaughnessy Crane Service, Inc.
                             ("SCS")
Dennis O'Connor.........  49 Chief Financial Officer of the Company, Albany, BAT, CMSRACI,
                             FAI, FEI, Falconite, FRCI, M&FECI, M&MPI, NES Acquisition,
                             NES East, NES Michigan, RSR and SCS
James O'Neil............  54 Chief Operating Officer of the Company
Paul Ingersoll..........  33 Vice President of Corporate Development and Secretary of the
                             Company; Vice President, Secretary and Treasurer of Albany,
                             BAT, CMSRACI, FAI, FEI, Falconite, FRCI, M&FECI, M&MPI, NES
                             Acquisition, NES East, NES Michigan, RSR and SCS
Carl Thoma..............  50 Chairman of the Board of the Company; Director of Albany,
                             BAT, CMSRACI, FAI, FEI, Falconite, FRCI, M&FECI, M&MPI, NES
                             Acquisition, NES East, NES Michigan, RSR and SCS
William Kessinger.......  32 Director of the Company, Albany, BAT, CMSRACI, FAI, FEI,
                             Falconite, FRCI, M&FECI, M&MPI, NES Acquisition, NES East,
                             NES Michigan, RSR and SCS
John Grove..............  78 Director of the Company
Ronald St. Clair........  61 Director of the Company

  Kevin Rodgers. Mr. Rodgers has been President, Chief Executive Officer and a director of the Company since he founded the Company with Golder, Thoma, Cressey, Rauner Fund V, L.P. in June 1996. Prior thereto, Mr. Rodgers served as Chief Executive Officer of Brambles Equipment Services, Inc. and Brambles Records Management, Inc. from 1991 to June 1996. From 1991 to 1996, Mr. Rodgers also held the position of Executive Director of Brambles USA, a subsidiary of Brambles Industries Limited, an Australian public company with worldwide revenues of over US $2.5 billion. From 1979 to 1990, Mr. Rodgers held several positions at Morgan Equipment Company, a privately held heavy equipment dealership with worldwide sales of approximately $300 million, including Chief Executive Officer of Morgan Equipment's Australian operations from 1986 to 1990.

  Dennis O'Connor. Mr. O'Connor has been Chief Financial Officer of the Company since August 1996. Prior thereto, Mr. O'Connor served as Chief Financial Officer of Brambles Equipment Services, Inc. from November 1991 to August 1996, where Mr. O'Connor directed the financial and administrative functions for its seven operating divisions and assisted in operations management. From May 1986 to May 1990, Mr. O'Connor held various positions at Morgan Equipment Company, including Chief Financial Officer and General Manager.

  James O'Neil. Mr. O'Neil has been Chief Operating Officer of the Company since September 1998. Prior thereto, Mr. O'Neil served as President of the Company's Sprintank division from the date of the Company's acquisition of Sprintank in July 1997 to September 1998 and had also served as President of Sprintank from January 1996 to the date of such acquisition. From November 1992 to December 1995, Mr. O'Neil served as President and Chief Operating Officer of Encycle/Texas, Inc., a metal concentrate and waste recycling company. Previously, Mr. O'Neil held various senior executive management positions with Laidlaw Environmental Services, Inc. and Tricil Environmental Response, Inc.

  Paul Ingersoll. Mr. Ingersoll has been Vice President of Corporate Development and Secretary of the Company since June 1996. Prior thereto, Mr. Ingersoll served as Assistant to the Executive Director of Brambles USA from March 1992 to May 1996 and as Financial Analyst from November 1989 to March 1992. During his tenure at Brambles, Mr. Ingersoll closed 19 acquisitions related to equipment services and records management.

  Carl Thoma. Mr. Thoma is Chairman of the Board of the Company and has served as a director of the Company since its founding in June 1996. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois, Denver, Colorado and San Francisco, California formed in December 1997 as a successor to Golder, Thoma, Cressey, Rauner, Inc. He also co-founded and has been a Managing Director of Golder, Thoma, Cressey, Rauner, Inc., the general partner of Golder, Thoma, Cressey, Rauner Fund V, L.P. and its predecessor funds, in Chicago, Illinois since 1980. Mr. Thoma is also a director of Global Imaging, Inc., Outsource Partners, Inc. and Paging Network, Inc.

  William Kessinger. Mr. Kessinger has served as a director of the Company since its founding in June 1996. Mr. Kessinger is a Principal of GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor to Golder, Thoma, Cressey, Rauner, Inc. Mr. Kessinger joined Golder, Thoma, Cressey, Rauner, Inc. in May 1995 and has been a Principal since September 1997. Prior thereto, Mr. Kessinger was a Principal with The Parthenon Group from July 1994 to May 1995. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School and received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of Answerthink Consulting Group, Inc., Excaliber, Inc., Global Imaging, Inc., National Computer Print, Inc. and Users, Inc.

  John Grove. Mr. Grove has served as a director of the Company since May 1998. Mr. Grove co-founded JLG Industries, Inc., a manufacturer of hydraulically-operated machinery specializing in aerial work platforms, in 1969 and served as Chairman and Chief Executive Officer until his retirement in 1993. Prior to 1969, Mr. Grove co-founded Grove Manufacturing Co. and developed the modern hydraulic crane. Mr. Grove is also a director of Falling Spring Corp., Truckcraft Corporation and Sentry Trust, Inc.

  Ronald St. Clair. Mr. St. Clair has served as a director of the Company since October 1997. Mr. St. Clair founded High Reach Equipment, an aerial platform rental company headquartered in Baton Rouge, Louisiana. In 1993, Mr. St. Clair sold High Reach Equipment to Brambles Equipment Services, Inc. In 1994, Mr. St. Clair retired from High Reach Equipment.

  The Company's Board of Directors (the "Board of Directors" or the "Board") currently consists of five directors, who are divided into three classes, with terms expiring at the Company's annual meetings of stockholders in 1999, 2000 and 2001. Mr. St. Clair's term will expire at the 1999 annual meeting. Mr. Rodgers' and Mr. Kessinger's terms will expire at the 2000 annual meeting. Mr. Thoma's and Mr. Grove's terms will expire at the 2001 annual meeting. Each director is elected to serve for the remaining term of any vacancy filled by the director or until the third succeeding annual meeting of stockholders (if elected at an annual meeting of stockholders) or until a successor is duly elected. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal.

Compensation of Directors

  Directors of the Company currently do not receive a salary or an annual retainer for their services, except for (i) Mr. St. Clair, who receives an annual fee of $40,000 and (ii) Mr. Grove, who receives an annual fee of $8,000 and fees of $1,500 for each Board meeting (or $500 if such Board meeting is telephonic) and $500 for each Board committee meeting Mr. Grove attends. The Company expects that new non-employee directors not otherwise affiliated with the Company or its stockholders will be paid an annual cash retainer. All directors are reimbursed for out-of-pocket expenses related to their service as directors, including expenses incurred in connection with attending meetings. Directors may also be issued options pursuant to the Incentive Plan (as defined). See "--Long Term Incentive Plan."

  In connection with the Initial Stock Offering, the Company granted each of Mr. Grove and Mr. St. Clair, under the Incentive Plan, an option to acquire 10,000 shares of Common Stock that will vest in equal daily installments over the five year period ending July 13, 2003. The Company granted such options at an option price equal to the public offering price. In addition, at each anniversary of the Initial Stock Offering, the Company intends to grant each of Mr. Grove and Mr. St. Clair, under the Incentive Plan, an option to acquire 2,000 shares of Common Stock that will vest in equal daily installments over the five year period commencing on the date of grant. The Company intends to grant such options at an option price equal to the fair market value of the Common Stock on the date of grant.

Compensation of Executive Officers

  The compensation of executive officers of the Company will be determined by the Board of Directors of the Company. The following table sets forth information regarding the compensation paid or accrued by the Company to the Chief Executive Officer and each of the Company's other executive officers (the "Named Executive Officers") for services rendered to the Company in all capacities during 1996 and 1997.

                           Summary Compensation Table

                                Annual Compensation                Long-Term Compensation
                         ------------------------------------- -------------------------------
                                                                       Awards          Payouts
                                                               ----------------------- -------
                                                                           Securities
                                                  Other Annual Restricted  Underlying   LTIP    All Other
        Name and              Salary       Bonus  Compensation   Stock    Options/SARs Payouts Compensation
   Principal Position    Year   ($)         ($)       ($)      Awards ($)     ($)        ($)       ($)
------------------------ ---- -------     ------- ------------ ---------- ------------ ------- ------------
Kevin Rodgers(1)........ 1997 225,000     112,500     --          --          --         --       10,125(2)
 President, Chief        1996 131,250(3)      --      --          --          --         --          --
 Executive Officer and
 Director
Dennis O'Connor(4)...... 1997 125,000      62,500     --          --          --         --        4,545(5)
 Chief Financial Officer 1996  44,015(6)      --      --          --          --         --       30,741(7)
Paul Ingersoll(8)....... 1997  80,000      40,000     --          --          --         --        3,200(9)
 Vice President and      1996  52,464(10)     --      --          --          --         --          --
 Secretary

--------
(1) Mr. Rodgers became an employee of the Company effective June 4, 1996.
(2) The amount shown includes $4,500 of Company 401(k) matching contributions under the Savings Plan (as defined) and a $5,625 profit sharing contribution under the Savings Plan.

(3) The amount shown includes $43,750 of accrued salary paid in 1997 pursuant to Mr. Rodgers' employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria.

(4) Mr. O'Connor became an employee of the Company effective August 19, 1996.

(5) The amount shown includes $2,045 of Company 401(k) matching contributions under the Savings Plan and a $2,500 profit sharing contribution under the Savings Plan.

(6) The amount shown includes $10,909 of accrued salary paid in 1997 pursuant to Mr. O'Connor's employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria.

(7) The amount shown represents reimbursement for relocation and moving expenses.

(8) Mr. Ingersoll became an employee of the Company effective June 4, 1996.

(9) The amount shown includes $1,600 of Company 401(k) matching contributions under the Savings Plan and a $1,600 profit sharing contribution under the Savings Plan.

(10) The amount shown includes $13,116 of accrued salary paid in 1997 pursuant to Mr. Ingersoll's employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria. In addition, the amount shown includes $5,797 of salary paid by the Company for work Mr. Ingersoll performed for Golder, Thoma, Cressey, Rauner, Inc. prior to June 4, 1996 to prepare for the organization and formation of the Company.

Management Employment Agreements

  Kevin Rodgers. Mr. Rodgers is party to a senior management agreement with the Company dated as of June 4, 1996, as amended. Under the agreement, Mr. Rodgers will receive an annual base salary of $250,000, which amount shall be reviewed (but not reduced) annually by the Board in its sole discretion. Mr. Rodgers will be eligible for a bonus of up to 50% of his base salary, which the Board anticipates awarding if Mr. Rodgers meets or exceeds annual operational and financial objectives agreed to by the Board and Mr. Rodgers. If the Company has not met or exceeded its financial or operational objectives, the Board in its discretion may award Mr. Rodgers a bonus of less than 50% of his base salary. Mr. Rodgers will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. Rodgers purchased 96 shares of Class B Common Stock at a price of $10 per share. In addition, under the agreement, Mr. Rodgers agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 7,904 shares of Class B Common Stock at a price of $10 per share; provided that Mr. Rodgers was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time as Mr. Rodgers determined. Mr. Rodgers purchased all 7,904 of such additional shares in January 1997. All shares of Class B Common Stock owned by Mr. Rodgers will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Initial Stock Offering each share of Class B Common Stock owned by Mr. Rodgers was converted into Common Stock. Upon completion of the Initial Stock Offering, the portions of the agreement which restrict the transfer of the Company's securities were terminated.

  Mr. Rodgers' employment with the Company will continue until terminated by the resignation, death or disability of Mr. Rodgers or by the Board in its good faith judgment that termination of Mr. Rodgers' employment is in the best interests of the Company. In the event Mr. Rodgers' employment is terminated
(i) by the Company without cause, (ii) by Mr. Rodgers with good reason or (iii) as a result of Mr. Rodgers' death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. Rodgers (or his estate) his annual base salary and allow Mr. Rodgers to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. Rodgers (or his estate) his annual base salary and allow Mr. Rodgers to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. Rodgers has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

  Dennis O'Connor. Mr. O'Connor is party to a senior management agreement with the Company dated as of December 31, 1996, as amended. Under the agreement, Mr. O'Connor will receive an annual base salary of $165,000, which amount shall be reviewed (but not reduced) annually by the Company's Chief Executive Officer with the approval of the Board in its sole discretion. Mr. O'Connor will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. O'Connor purchased 24 shares of Class B Common Stock at a price of $10 per share. In addition, under the agreement, Mr. O'Connor agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 1,976 shares of Class B Common Stock at a price of $10 per share; provided that Mr. O'Connor was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time or times as Mr. O'Connor determined. Mr. O'Connor purchased all 1,976 of such additional shares in January 1997. All shares of Class B Common Stock owned by Mr. O'Connor will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Initial Stock Offering, each share of Class B Common Stock owned by Mr. O'Connor was converted into Common Stock. Upon completion of the Initial Stock Offering, the portions of the agreement which restrict the transfer of the Company's securities were terminated.

  Mr. O'Connor's employment with the Company will continue until terminated by the resignation, death or disability of Mr. O'Connor or by the Board in its good faith judgment that termination of Mr. O'Connor's employment is in the best interests of the Company. In the event Mr. O'Connor's employment is terminated (i) by the Company without cause, (ii) by Mr. O'Connor with good reason or (iii) as a result of Mr. O'Connor's death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. O'Connor (or his estate) his annual base salary and allow Mr. O'Connor to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. O'Connor (or his estate) his annual base salary and allow Mr. O'Connor to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. O'Connor has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

  Paul Ingersoll. Mr. Ingersoll is party to a senior management agreement with the Company dated as of June 4, 1996, as amended. Under the agreement, Mr. Ingersoll will receive an annual base salary of $120,000, which amount shall be reviewed (but not reduced) annually by the Company's Chief Executive Officer with the approval of the Board in its sole discretion. Mr. Ingersoll will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. Ingersoll purchased 12 shares of Class B Common Stock at a price of $10 per share. In addition, under the agreement, Mr. Ingersoll agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 988 shares of Class B Common Stock at a price of $10 per share; provided that Mr. Ingersoll was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time or times as Mr. Ingersoll determined. Mr. Ingersoll purchased all 988 of such additional shares in January 1997. All shares of Class B Common Stock owned by Mr. Ingersoll will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Initial Stock Offering, each share of Class B

Common Stock owned by Mr. Ingersoll was converted into Common Stock. Upon completion of the Initial Stock Offering, the portions of the agreement which restrict the transfer of the Company's securities were terminated.

  Mr. Ingersoll's employment with the Company will continue until terminated by the resignation, death or disability of Mr. Ingersoll or by the Board in its good faith judgment that termination of Mr. Ingersoll's employment is in the best interests of the Company. In the event Mr. Ingersoll's employment is terminated (i) by the Company without cause, (ii) by Mr. Ingersoll with good reason or (iii) as a result of Mr. Ingersoll's death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. Ingersoll (or his estate) his annual base salary and allow Mr. Ingersoll to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. Ingersoll (or his estate) his annual base salary and allow Mr. Ingersoll to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. Ingersoll has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

Compensation Committee Interlocks and Insider Participation

  In 1996 and 1997, the Company had no compensation committee or other committee of the Board performing similar functions. Accordingly, decisions concerning compensation of executive officers were made by the entire Board. Other than Kevin Rodgers, there were no officers or employees of the Company who participated in deliberations concerning such compensation matters.

401(k) Profit Sharing Plan

  The Company maintains a savings plan (the "Savings Plan") qualified under
Section 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees of the Company in the United States who are at least 21 years of age and who have completed six months of service are eligible to participate in the Savings Plan. For each employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company makes a matching contribution of 50% of the first 5% of annual compensation contributed. In addition, the Company may make discretionary profit sharing contributions under the Savings Plan. The maximum contribution for any participant for any year is the maximum amount permitted under Internal Revenue Code.

Committees of the Board of Directors

  The Company has two standing committees of its Board of Directors: the Compensation Committee (the "Compensation Committee") and the Audit Committee (the "Audit Committee"). The Audit Committee, which currently consists of Messrs. Thoma, Kessinger and Grove, is responsible for making recommendations to the Board of Directors regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by the Company's independent accountants and reviewing and evaluating the Company's audit and control functions. The Compensation Committee, which currently consists of Messrs. Thoma, Kessinger and St. Clair, makes recommendations regarding the Incentive Plan and decisions concerning salaries and incentive compensation for executive officers, key employees and consultants of the Company.

  The Board of Directors may also create other committees, including an executive committee and a nominating committee.

Long Term Incentive Plan

  The Company has established the National Equipment Services, Inc. Long Term Incentive Plan (the "Incentive Plan"). A maximum of 2,200,000 shares of Common Stock, subject to adjustment, have been initially authorized for the granting of stock options under the Incentive Plan. Options granted under the Incentive Plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code, or nonqualified stock options. The purposes of the Incentive Plan are to advance the interests of the Company and stockholders by providing Company employees with an additional incentive to continue their efforts on behalf of the Company, as well as to attract to the Company people of experience and ability. The Incentive Plan is intended to comply with Rule 16b-3 of the Exchange Act.

  All officers, directors and other key employees and consultants of the Company or its subsidiaries are eligible to participate under the Incentive Plan, as deemed appropriate by the Compensation Committee of the Board of Directors. Eligible employees will not pay any cash consideration to the Company to receive the options. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The exercise price for incentive stock options must be no less than the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options is not subject to any limitation based upon the then current market value of the Common Stock. Options will expire no later than the tenth anniversary of the date of grant. An option holder will be able to exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant. Upon termination for cause or at will by the Company, the unvested portion of the options will be forfeited. Subject to the above conditions, the exercise price, duration of the options and vesting provisions will be set by the Compensation Committee of the Board of Directors in its discretion.

  In connection with the Initial Stock Offering, the Company granted stock options to purchase 912,000 shares of Common Stock to certain directors and members of management, including Messrs. O'Connor and Ingersoll who each received options to purchase 40,000 shares of Common Stock at the initial public offering price. Such options vest in equal daily installments over the five year period ending July 13, 2003. The options have a term of ten years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 31, 1999 by
(i) each stockholder known by the Company to own beneficially five percent or more of the outstanding shares of the Company's Common Stock, (ii) each current director of the Company, (iii) each Named Executive Officer of the Company and
(iv) all directors of the Company and executive officers of the Company as a group. As of January 31, 1999, there were 24,121,885 shares of Common Stock outstanding. To the knowledge of the Company, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Company's corporate address.

                                                          Number of
                                                          Shares(1)  Percent(2)
                                                          ---------- ----------
Golder, Thoma, Cressey, Rauner Fund V, L.P.(3)........... 13,861,142      57.5%
Kevin Rodgers(4).........................................  1,112,100       4.6
Dennis O'Connor(5).......................................    283,764       1.2
Paul Ingersoll(6)........................................    150,764          *
Carl Thoma(7)............................................ 13,861,142      57.5
William Kessinger(7)..................................... 13,861,142      57.5
John Grove(8)............................................     11,441          *
Ronald St. Clair.........................................     72,822          *
All Directors and Executive Officers as a Group (7
 persons)(7)............................................. 15,492,033      64.2

--------
*  Less than one percent.

(1) The number of shares includes shares of Common Stock subject to options exercisable within 60 days of January 31, 1999.
(2) Shares subject to options exercisable within 60 days of January 31, 1999 are considered outstanding for the purpose of determining the percentage of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.

(3) Includes 24,287 shares of Common Stock held by GTCR Associates V, a partnership affiliated with Golder, Thoma, Cressey, Rauner Fund V, L.P. The address of each of Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V is 6100 Sears Tower, Chicago, Illinois 60606.

(4) Includes 1,112,000 shares of Common Stock owned by Mr. Rodgers' family limited partnership, Rodgers Investment Partners, L.P., as to which he disclaims beneficial ownership.

(5) The shares of Common Stock beneficially owned by Mr. O'Connor include 5,764 shares subject to options.

(6) The shares of Common Stock beneficially owned by Mr. Ingersoll include 5,764 shares subject to options.

(7) Includes 13,836,855 shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P., of which GTCR V, L.P. is the general partner, and also includes 24,287 shares of Common Stock held by GTCR Associates V. Each of Messrs. Thoma and Kessinger is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR V, L.P. and the managing general partner of GTCR Associates V, and therefore may be deemed to share investment and voting control over the shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. Each of Messrs. Thoma and Kessinger disclaims beneficial ownership of the shares of Common Stock owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. The address of each of these holders is 6100 Sears Tower, Chicago, Illinois 60606.

(8) The shares of Common Stock beneficially owned by Mr. Grove include 1,441 shares subject to options.

(9) The shares of Common Stock beneficially owned by Mr. St. Clair include 1,441 shares subject to options.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Reclassification and Stock Split

  Immediately prior to the consummation of the Initial Stock Offering, each outstanding share of the Company's Class B Common Stock was converted into one share of Common Stock and each outstanding share of the Company's Class A Common Stock (the "Old Preference Stock") was converted into a number of shares of Common Stock based on a specified formula. Each share of Old Preference Stock was converted into approximately 1,040 shares of Common Stock. Each share of Common Stock was then split into 139 shares of Common Stock.

Certain Loans to Executives

  The Company loaned $64,000 to Mr. Rodgers, $20,000 to Mr. O'Connor and $10,000 to Mr. Ingersoll pursuant to promissory notes (the "Executive Notes") to finance their purchase of the Company's securities. See "Management-- Management Employment Agreements." Each of the Executive Notes is secured by a pledge of the securities purchased with such Executive Note pursuant to an Executive Stock Pledge Agreement between the Company and each of Messrs. Rodgers, O'Connor and Ingersoll. The Executive Notes bear interest at a rate per annum equal to the applicable federal rate as set forth in Section 1274(d) of the Internal Revenue Code of 1986, as amended. The principal amount of the Executive Notes and all interest accrued thereon mature in part on June 4, 2006, with the remainder maturing on January 6, 2007. The Executive Notes may be prepaid in full or in part at any time.

Professional Services Agreement

  In connection with the formation of the Company, the Company entered into a Professional Services Agreement (the "Professional Services Agreement") with Golder, Thoma, Cressey, Rauner, Inc. pursuant to which Golder, Thoma, Cressey, Rauner, Inc. provided financial and management consulting services to the Company. Under the Professional Services Agreement, Golder, Thoma, Cressey, Rauner, Inc. received an annual management fee of $200,000 (plus reimbursement of out-of-pocket expenses) and a fee of 1% of the amount of debt or equity capital raised by the Company from any source, for their assistance in obtaining such capital. For the period from inception (June 4, 1996) through December 31, 1996, the Company had paid or accrued $0 in fees under the Professional Services Agreement. For the year ended December 31, 1997, the Company had paid or accrued $1,047,238 in fees under the Professional Services Agreement. The agreement was terminated upon the consummation of the Initial Stock Offering, and no fee was paid with respect to the issuance of Common Stock in the Initial Stock Offering.

Stockholders Agreement and Registration Agreement

  In connection with the formation of the Company, the Company and its stockholders entered into a Stockholders Agreement dated as of June 4, 1996 (the "Stockholders Agreement") which (i) provided for the designation of the Board of Directors of the Company, (ii) imposed certain restrictions on the transfer of shares of the Company, (iii) required the stockholders to take certain actions upon the approval by a majority of the stockholders in connection with an initial public offering or a sale of the Company, (iv) required the Company to offer to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares and (v) granted certain of the stockholders certain participation rights in connection with a sale of shares by other stockholders. The Stockholders Agreement was terminated upon consummation of the Initial Stock Offering.

  In connection with the formation of the Company, the Company and its stockholders entered into a Registration Agreement dated as of June 4, 1996 (the "Registration Agreement") pursuant to which the Stockholders have the right in certain circumstances and, subject to certain conditions, to require the Company to register shares of the Company's Common Stock held by them under the Securities Act. Under the Registration Agreement, except in limited circumstances, the Company is obligated to pay all expenses in connection with such registration.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facility

  On July 17, 1998 (the "Borrowing Date"), the Company, as borrower, each of Albany Ladder Company, Inc., BAT Acquisition Corp., Carl's Mid South Rent-All Center Incorporated, Falconite Aviation, Inc., Falconite Equipment, Inc., Falconite Inc., Falconite Rebuild Center, Inc., McCurry & Falconite Equipment Co., Inc., M&M Properties, Inc., NES Acquisition Corp., NES East Acquisition Corp. and NES Michigan Acquisition Corp., as guarantors (collectively, the "Guarantors" and, together with the Company, the "Obligors"), entered into a credit agreement (as amended, the "Credit Facility") with First Union National Bank, as agent, and certain other financial institutions (the "Banks"). Shaughnessy and NES Studio Rentals (formerly Rebel Studio Rentals) later joined as additional Guarantors upon their acquisition by the Company. The Credit Facility provides to the Company a $100.0 million term loan and up to $300.0 million of revolving loans (with a letter of credit subfacility not to exceed $25.0 million), subject to availability based on certain financial tests including a borrowing base (which is based on a percentage of eligible receivables, eligible parts and supplies inventory, eligible rental equipment and eligible equipment held for resale). The Credit Facility was used to refinance indebtedness under the Company's old credit facility and to finance the acquisition of Falconite. Subject to certain restrictions, the Credit Facility may be used to finance future permitted acquisitions and for working capital and other general corporate purposes. The Credit Facility ranks senior in right of payment to the Notes.

  Repayment. Outstanding term loans and revolving loans under the Credit Facility must be repaid on the fifth anniversary of the Borrowing Date. Revolving loans made pursuant to the Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty, from time to time until the fifth anniversary of the Borrowing Date, subject to the satisfaction of certain conditions on the date of any such borrowing.

  Security; Guaranty. The obligations of the Obligors under the Credit Facility are jointly and severally secured by all of the Obligors' existing and future property, subject to certain exceptions. In addition, the Company has pledged the stock of each of its subsidiaries and Falconite has pledged the stock of each of its subsidiaries as further security for the obligations under the Credit Facility. In addition, the obligations of the Company under the Credit Facility are guaranteed by each of the Guarantors and certain of the Company's future subsidiaries.

  Interest. At the Company's option, the interest rate per annum applicable to the loans under the Credit Facility will be a fluctuating rate of interest measured by reference to one or a combination of the following: (i) the Base Rate (as defined in the Credit Facility), plus the applicable borrowing margin or (ii) the relevant LIBOR Rate (as defined in the Credit Facility), plus the applicable borrowing margin. The applicable borrowing margin under the Credit Facility will range from 0.00% to 1.25% for Base Rate-based borrowings and 1.25% to 2.50% for LIBOR Rate-based borrowings. Both Base Rate and LIBOR rate interest on the Credit Facility will be determined quarterly based on the ratio of Total Funded Debt (as defined in the Credit Facility) to EBITDA (as defined in the Credit Facility).

  Fees. The Company has agreed to pay certain fees in connection with the Credit Facility, including (i) letter of credit fees, (ii) agency and lender's fees and (iii) unused line fees. Unused line fees are payable quarterly at a rate per annum ranging from 0.3125% to 0.50% on the undrawn amounts of the revolving loan commitment under the Credit Facility based on the ratio of Total Funded Debt to EBITDA.

  Covenants. The Credit Facility requires the Company to meet certain financial tests, including maintaining (i) a minimum interest coverage ratio of (A) 2.25 to 1.0 for each fiscal quarter ending prior to March 31, 1999 and (B) 2.50 to
1.0 for each fiscal quarter ending on or after March 31, 1999; (ii) a maximum total debt leverage ratio of (A) 4.75 to 1.0 for each fiscal quarter ending prior to March 31, 1999, (B) 4.50 to 1.0 for each fiscal quarter ending on or after March 31, 1999 but prior to December 31, 1999 and (C) 4.25 to 1.0 for each fiscal quarter ending on or after December 31, 1999; (iii) a maximum senior debt leverage ratio of (A) 3.50 to 1.0 for each fiscal quarter ending prior to March 31, 1999, (B) 3.25 to 1.0 for the fiscal quarter ending June 30, 1999, (C) 3.0 to 1.0 for the fiscal quarter ending September 30, 1999 and (D)
2.75 to 1.0 for each fiscal quarter
ending on or after December 31, 1999 (provided that in the event the Company elects in certain circumstances to reduce by 0.25% its borrowing margins under the Credit Facility, the maximum allowable senior debt leverage ratio for each corresponding period shall be reduced by 0.25); (iv) a minimum consolidated net worth of $100,000,000, increased on a cumulative basis as of the end of each fiscal quarter of the Company, commencing with the fiscal quarter ending December 31, 1997, by an amount equal to (A) 50% of Consolidated Net Income (as defined in the Credit Facility) for the fiscal quarter then ended (without any deductions for any losses) and (B) 100% of the Net Cash Proceeds (as defined in the Credit Facility) of issuances of capital stock by the Company and the Guarantors occurring subsequent to the Borrowing Date. The Credit Facility also contains covenants which, among other things, restrict the ability of the Obligors (subject to certain exceptions) to incur liens, incur indebtedness, sell assets, engage in mergers, amend their certificates of incorporation or bylaws, guarantee debt, declare dividends or redeem or repurchase capital stock, make loans and investments, transact with affiliates, issue additional securities, modify material contracts, grant liens, engage in sale-leaseback transactions and make capital expenditures. The Credit Facility also requires the Obligors to satisfy certain customary affirmative covenants and to make certain customary indemnifications to the Banks and the agent under the Credit Facility.

  Events of Default. The Credit Facility contains customary events of default, including payment defaults, breach of representations or warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-defaults to certain other indebtedness and a change in control of the
Company. Upon the occurrence of an event of default under the Credit Facility the Banks could, among other things, (1) make a demand for immediate payment of all amounts due and owing under the Credit Facility, (2) terminate all commitments to make revolving loans under the Credit Facility, and (3) enforce their rights under the Credit Facility and the security documents relating thereto, either judicially or otherwise, including, among other things, the right to sell the Company's assets and retain the proceeds to the extent of amounts due and owing under the Credit Facility.

Series B Senior Subordinated Notes

  On November 25, 1997, the Company issued $100.0 million aggregate principal amount of 10% Senior Subordinated Notes due 2004 (the "Original Notes") and related guarantees pursuant to an Indenture (the "Series B Notes Indenture") dated November 25, 1997, as supplemented, among the Company, the subsidiary guarantors identified therein and Harris Trust and Savings Bank, as trustee, in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Series B Notes Offering"). The Original Notes accrued interest from their original issuance date at the rate of 10% per annum and had substantially similar provisions as the Exchange Notes with respect to redemption, changes in control, ranking, asset sales and other restrictive covenants. On September 16, 1998, pursuant to its Registration Statement on Form S-4 (File No. 333-43553) filed with the Commission on December 31, 1997 and declared effective on September 15, 1998, the Company offered to exchange $1,000 principal amount of its 10% Senior Subordinated Notes due 2004, Series B (the "Series B Notes") for each $1,000 principal amount outstanding of the Original Notes. The form and terms of the Series B Notes are the same as the form and terms of the Original Notes (which they replaced) except that (i) the Series B Notes bear a Series B designation,
(ii) the Series B Notes have been registered under the Securities Act and, therefore, do not bear legends restricting the transfer thereof and (iii) the holders of the Series B Notes are not entitled to any registration rights. The exchange offer was consummated on October 20, 1998, with all $100.0 million principal amount of the Original Notes being tendered for exchange. As a result, the Company currently has $100.0 million of Series B Notes outstanding; no Original Notes remain outstanding.

  The Series B Notes are general unsecured obligations of the Company, subordinated in right of payment to all current and future Senior Debt (as defined in the Series B Notes Indenture). The Series B Notes mature on November 30, 2004. Cash interest accrues on the Series B Notes at a rate of 10% and is payable semi-annually on May 30 and November 30 of each year. The Series B Notes are fully and unconditionally guaranteed (the "Series B Subsidiary Guarantees") by all the Subsidiary Guarantors.

  After November 30, 2001, the Series B Notes are redeemable at the Company's option, in whole or in part, at the prices set forth in the Series B Notes Indenture plus accrued and unpaid interest, if any, to the redemption date. The Company may also redeem up to 33% of the Series B Notes on or prior to November 25, 2000 with the net cash proceeds of a public offering of common stock of the Company. In addition, at any time on or prior to November 30, 2001, the Company may redeem the Series B Notes upon the occurrence of or in connection with a Change of Control (as defined in the Series B Notes Indenture).

Junior Convertible Note

  On September 17, 1998, the Company issued the $15.0 million Junior Convertible Note in connection with its acquisition of all of the issued and outstanding capital stock of Shaughnessy. The Company issued the Junior Convertible Note to the former stockholders of Shaughnessy. The Junior Convertible Note accrues interest at the rate of 8% per annum and the Company may prepay all or any portion of the outstanding principal amount of the Junior Convertible Note at any time, except as may be prohibited by any debt which is not by its terms on parity with or subordinated to the Junior Convertible Note. In addition, at any time prior to September 17, 1999, the holders of the Junior Convertible Note may elect to convert the principal amount of the Junior Convertible Note, plus accrued interest, into the number of shares of Common Stock equal to such amount divided by $13.00. In the event the Junior Convertible Note has not been prepaid in full or converted into shares of Common Stock as described in the preceding sentence, then on September 17, 1999 the outstanding principal amount of the Junior Convertible Note, plus accrued interest, will automatically convert into a number of shares of Common Stock having a fair market value equal to the principal amount of the Junior Convertible Note plus accrued and unpaid interest.

                         DESCRIPTION OF EXCHANGE NOTES

General

  The Exchange Notes will be issued as a separate series pursuant to an Indenture dated December 11, 1998 (the "Indenture") among the Company, the Subsidiary Guarantors and Harris Trust and Savings Bank, as trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes (which they replace) except that (1) the Exchange Notes bear a Series D designation and a different CUSIP number from the Outstanding Notes, (2) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, and (3) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreements. Any Outstanding Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. The term "Notes" used in this Prospectus refers collectively to the Outstanding Notes and the Exchange Notes. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Because this section of the Prospectus merely summarizes the terms of the Exchange Notes, you should read the Indenture and the Trust Indenture Act for more complete information regarding the terms of the Exchange Notes. Copies of the Indenture and the Registration Rights Agreements can be obtained by following the instructions contained in this Prospectus under the heading "Where You Can Find More Information." You will find the definitions of certain capitalized terms used in the following summary under the heading "--Certain Definitions." For purposes of this summary, the term "Company" refers only to National Equipment Services, Inc. and not to any of its Subsidiaries.

  The Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Debt of the Company, will rank equal in right of payment to the Series B Notes and future senior subordinated Indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company. As of September 30, 1998, on a pro forma basis, there would have been $184.6 million of Senior Debt of the Company and the Subsidiary Guarantors outstanding and $221.2 million of equal Indebtedness of the Company and the Subsidiary Guarantors outstanding. As of September 30, 1998, on a pro forma basis, the Company, through its Subsidiaries, would have had additional liabilities (including trade payables) aggregating approximately $64.2 million. The Indenture allows the Company to incur additional Senior Debt in the future.

  All of the Company's Subsidiaries are currently Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

  The Notes are limited in aggregate principal amount to $175.0 million and will mature on November 30, 2004. Interest on the Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on May 30 and November 30, commencing on May 30, 1999, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 11, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and liquidated damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and liquidated damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, interest and liquidated damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New

York will be the office of the Trustee maintained for such purpose. The Company will issue the Notes in denominations of $1,000 and integral multiples thereof.

Subordination

  The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under the heading "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under the heading "--Legal Defeasance and Covenant Defeasance") if (1) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (2) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

  The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  Because payment on the Notes is subordinated to payment on the Senior Debt, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, $184.6 million of Senior Debt and $221.2 million of equal Indebtedness of the Company and the Subsidiary Guarantors was outstanding as of September 30, 1998. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" for further information.

Subsidiary Guarantees

  The Company's payment obligations under the Notes will be fully and unconditionally and jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantee of each Subsidiary Guarantor will be general unsecured obligations of such Subsidiary Guarantor, will rank subordinate in right of payment to all existing and future Senior Debt of such Subsidiary Guarantor, will rank equal in right of payment to the Series B Subsidiary Guarantees and future senior subordinated Indebtedness of such Subsidiary Guarantor and will rank senior in right of payment to all existing and future subordinated Indebtedness of such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance" for further information.

  The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless:

    (1) except in the case of a merger of such Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor and subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement;

    (2) immediately after giving effect to such transaction, no Event of Default exists; and

    (3) except in the case of a merger of such Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at Option of Holders--Asset Sales" for more information.

Optional Redemption

  Except as described in the following paragraphs, the Company will not have the option to redeem the Notes prior to November 30, 2001. Beginning November 30, 1999, the Company will have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 30 of the years indicated below:

        Year                                                          Percentage
        ----                                                          ----------
        2001.........................................................  105.000%
        2002.........................................................  102.500%
        2003 and thereafter..........................................  100.000%

  Notwithstanding the foregoing, at any time prior to November 20, 2000, the Company may on any one or more occasions redeem up to 33% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date, with the net cash proceeds of a public offering of common stock of the Company; provided that at least 67% of the aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering.

  In addition, at any time on or prior to November 30, 2001, the Company will have the option to redeem the Notes as a whole but not in part upon the occurrence of or in connection with a Change of Control, upon not less than 30 nor more than 60 days' notice (but in no event may any such redemption occur prior to or more than 90 days after the occurrence of such Change of Control), at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

  "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at November 30, 2001 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through November 30, 2001 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the principal amount of such Note.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 30, 2001, provided, however, that if the period from the redemption date to November 30, 2001 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 30, 2001 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

  If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will issue a press release announcing the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  In the event of a Change of Control, there can be no assurance that the Company will have or be able to acquire sufficient funds to pay to purchase price for all of the Notes that the Company might be required to purchase. In addition, the holders of the Series B Notes are entitled to similar rights under the Series B Notes Indenture upon the occurrence of a Change of Control. In addition, the Credit Facility currently prohibits the Company from purchasing any Notes prior to maturity, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would restrict payments to the Holders of Notes.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of any of the following:

    (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal (as defined below);

    (2) the adoption by the Company of a plan relating to its liquidation or dissolution;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or

    (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  The definition of Change of Control includes any transaction described in the preceding sentence that is approved by the Board of Directors.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the Indenture, (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (3) was nominated for election or elected to such Board of Directors pursuant to Golder, Thoma, Cressey, Rauner Fund V, L.P.'s rights under the Stockholders Agreement.

  "Principals" means Golder, Thoma, Cressey, Rauner Fund V, L.P. and its affiliates and Messrs. Kevin Rodgers, Dennis O'Connor and Paul Ingersoll, members of their immediate families and trusts of which such persons are the beneficiaries.

  "Related Party" with respect to any Principal means (1) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

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

    (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and as to which the Company or such Restricted Subsidiary is released from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Senior Debt, or (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets or properties (including, without limitation, equipment) that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $7.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of equal Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is equal with or subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

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

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after November 25, 1997 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after November 25, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (2) 100% of the aggregate net cash proceeds received by the Company since November 25, 1997 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (3) to the extent that any Restricted Investment that was made after November 25, 1997 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (4) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Restricted Investment in such Person that was previously treated as a Restricted Payment.

  The foregoing provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any equal or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of equal or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of any class of its common Equity Interests on a pro rata basis;

    (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

    (6) the making and consummation of an Asset Sale Offer to holders of Indebtedness equal with or subordinate to the Notes in accordance with the provisions described above under "Asset Sales;"

    (7) the making of loans to officers and directors of the Company or any Restricted Subsidiary, the proceeds of which are contemporaneously used to purchase common stock of the Company, in an amount not to exceed $5.0 million at any one time outstanding;

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

    (8) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of subordinated or equal Indebtedness at a purchase price not greater than 101% of the principal amount of such subordinated or equal Indebtedness in the event of a Change of Control pursuant to a provision similar to the "--Repurchase at the Option of the Holders--Change of Control" provisions above; provided, however, that prior to the repurchase of any subordinated Indebtedness and concurrently with the repurchase of any equal Indebtedness, the Company has made an offer to purchase as provided in "Repurchase at the Option of the Holders--Change of Control" above with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such offer to purchase; and

    (9) the making of additional Restricted Payments in an amount not to exceed $5.0 million.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing selected by the Board of Directors if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness under the Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being

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

  deemed to have a principal amount equal to the maximum potential liability of the Company and the Subsidiary Guarantors thereunder) outstanding under the Credit Facility after giving effect to such incurrence does not exceed the greater of (a) $115.0 million or (b) the Borrowing Base;

    (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the Subsidiary Guarantees in an aggregate principal amount of $125.0 million outstanding on the date of the Indenture;

    (4) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

    (5) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or one of the Subsidiary Guarantors and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of the Subsidiary Guarantors; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (5) and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), does not exceed $10.0 million at any time outstanding;

    (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (1), (2) or (3) of this paragraph or this clause (6);

    (7) the incurrence by the Company or any of the Subsidiary Guarantors of intercompany Indebtedness or preferred stock between or among the Company and any of the Subsidiary Guarantors; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than the Company or a Subsidiary Guarantor and (B) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either the Company or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness or an issuance of such preferred stock by the Company or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (7);

    (8) the incurrence by the Company or any of the Subsidiary Guarantors of Hedging Obligations;

    (9) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

    (10) the incurrence by the Company or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $10.0 million; and

    (11) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11).

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its

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

sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (1)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (2) make loans or advances to the Company or any of its Restricted Subsidiaries or (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on November 25, 1997, (b) the Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument or contract of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument or contract was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors), (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Additional Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture (other than an Unrestricted Subsidiary), then such newly acquired or created Subsidiary shall become a Subsidiary Guarantor and execute a Supplemental Indenture in accordance with the terms of the Indenture.

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

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

    (1) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreements, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

    (3) immediately after such transaction no Event of Default exists; and

    (4) except in the case of a merger of the Company with or into a Subsidiary Guarantor, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (2) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing selected by the Board of Directors.

  Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

    (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

    (2) transactions between or among the Company and/or its Restricted Subsidiaries;

    (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

    (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" as well as transactions that do not constitute Restricted Payments by virtue of exceptions set forth in the definitions of "Investments" and "Permitted Investments" set forth below under the caption "Certain Definitions;"

    (5) reasonable indemnity provided on behalf of officers, directors, employees, consultants or agents of the Company or any of its Restricted Subsidiaries as determined in good faith by the Company's Board of Directors; and

    (6) any transactions undertaken pursuant to any contractual obligations or rights in existence on November 25, 1997 (as in effect on such date) as described herein under the caption "Certain Relationships and Transactions."

 Anti-Layering

  The Indenture provides that (1) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, and (2) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to the Subsidiary Guarantees.

 Business Activities

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame, on the terms and subject to the conditions set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreements whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as is required for an offer or sale of the Notes to qualify for an exemption under Rule 144A, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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

Events of Default and Remedies

  The Indenture provides that each of the following constitutes an Event of
Default:

    (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture);

    (2) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

    (3) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Certain Covenants-- Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock," and such default continues for ten days;

    (4) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

    (6) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

    (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and

    (8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acing on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of release pursuant to the Indenture).

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

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

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages on such Notes when such payments are due from the trust referred to below, (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (4) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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

    (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, including, without limitation, the Credit Facility;

    (6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

    (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any Note;

    (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any Note payable in money other than that stated in the Notes;

    (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

    (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

    (8) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 or Article 12 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for additional Subsidiary Guarantors in accordance with the terms of the Indenture.

Concerning the Trustee

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreements without charge by writing to National Equipment Services, Inc., 1800 Sherman Avenue, Evanston, Illinois 60201; Attention:
Secretary.

Book-Entry, Delivery and Form

  Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  Notes that are issued as described below under the caption "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless all Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred, subject to the transfer restrictions set forth in the Indenture.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary
(1) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes and
(2) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, premium, if any, interest and liquidated damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

Certificated Securities

  Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same Day Settlement and Payment

  The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and liquidated damages, if any), be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Certain Definitions

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case to the extent not repaid within five days after the date of the acquisition.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

  "Asset Sale" means (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales and leases of inventory and equipment in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant) and (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (1) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (2) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (3) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments;" (4) the creation of any Lien not prohibited by the covenant described above under the caption "Certain Covenants Liens;" and (5) the conversion of Cash Equivalents into cash.

  "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 90 days past due, plus (b) 50% of the book value of the parts and supplies inventory owned by the Company and its Restricted Subsidiaries as of such date, plus (c) 80% of the orderly liquidation value of the rental equipment owned by the Company and its Restricted Subsidiaries as of such date, plus (d) 80% of the cost of the new equipment owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or equipment as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (1) United States dollars, (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above, (5) commercial paper having a rating of at least A-2 by Standard & Poor's Corporation or at least P-2 by Moody's Investors Service, Inc. or at least an equivalent rating category of another nationally recognized securities rating agency and in each case maturing within one year after the date of acquisition and (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
(1)--(5) of this definition.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligation, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash write-ups and non-cash charges relating to inventory and fixed assets) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income plus (5) an amount equal to 1/3 of the Consolidated Lease Expense of such person and its Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, minus (6) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Lease Expense" means, with respect to any Person for any period, the aggregate rental obligations of such Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such restrictions on dividends and similar distributions than those contained in the Credit Facility as in effect on the date of the Indenture), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (4) the cumulative effect of a change in accounting principles shall be excluded and (5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, for purposes of the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and shall be included for purposes of the covenant described under the caption "--Certain Covenants-- Restricted Payments" but only to the extent of the amount of dividends or distributions paid in cash to the Company or one of its Restricted Subsidiaries.

  "Credit Facility" means that certain Credit Agreement, dated as of July 17, 1998, by and among the Company, as Borrower, NES Acquisition Corp., BAT Acquisition Corp., NES East Acquisition Corp., NES Michigan Acquisition Corp., Albany Ladder Company, Inc., Falconite, Inc., Falconite Equipment, Inc., M&M Properties, Inc., Carl's Mid South Rent-All Center Incorporated, Falconite Rebuild Center, Inc., Falconite Aviation, Inc. and McCurry & Falconite Equipment Co., Inc., as Guarantors, First Union National Bank, as Agent and Lender, and American National Bank and Trust Company of Chicago, Comerica Bank, The CIT Group/Business Credit, Inc. and Mercantile Business Credit Inc., as Lenders, providing for a term loan and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement, whether by the same or any other agent, lender or group of lenders, whether contained in one or more agreements. Shaughnessy Crane Service, Inc. and Rebel Studio Rentals, Inc. joined as additional guarantors under the Credit Facility upon their acquisition by the Company.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (1) any Indebtedness outstanding under the Credit Facility and (2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means up to $2.0 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility) in existence on November 25, 1997, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs (other than debt issuance costs incurred in connection with the Series B Notes Offering, the Credit Facility and the Company's former credit facility) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries

(whether or not such Guarantee or Lien is called upon), (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP and (5) an amount equal to 1/3 of the Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

  "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated (A) without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income and (B) after giving pro forma effect to net cost savings that the Company reasonably believes in good faith could have been achieved during the four-quarter reference period as a result of such acquisition, which cost savings could then be reflected in pro forma financial statements under GAAP, and (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established in accordance with GAAP for liabilities associated with such assets that are the subject of such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale), all as determined in good faith and reflected in an Officers' Certificate delivered to the Trustee, provided, that the amount of any such reserve shall be deemed to constitute Net Cash Proceeds at the time such reserve shall have been reversed or is not otherwise required to be retained as a reserve.

  "Non-Recourse Debt" means Indebtedness (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the Credit Facility, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means any business or activities conducted by the Company on the date of the Indenture, any business or activities related, ancillary or complementary to such business or activities, and any business or activities reasonably developed, derived or extended from such business or activities.

  "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary Guarantor, (b) any Investment in Cash Equivalents, (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (1) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales", (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $5.0 million.

  "Permitted Junior Securities" means Equity Interests in the Company or any Subsidiary Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

  "Permitted Liens" means the following Liens securing Indebtedness or trade payables: (1) Liens to secure the Notes or the Subsidiary Guarantees; (2) Liens in favor of the Company or a Subsidiary Guarantor; (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness; (7) Liens existing on November 25, 1997; (8) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (9) Liens on stock or assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (10) Liens on assets of the Company or any Subsidiary Guarantor to secure Senior Debt of the Company or such Subsidiary Guarantor that was permitted by the Indenture to be incurred; and (11) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancings") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (3), (4), (7) and (10) above so long as such Lien does not extend to any other property (other than improvements thereto).

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums and reasonable expenses incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Debt" means (1) all Indebtedness under the Credit Facility and all Hedging Obligations with respect thereto, whether outstanding on the date of the Indenture or thereafter created, (2) any other Indebtedness permitted to be incurred by the Company or a Subsidiary Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or the Subsidiary Guarantees and (3) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company or a Subsidiary Guarantor,
(x) any Indebtedness between or among the Company, any of its Subsidiaries or any of its other Affiliates, (y) any trade payables or (z) that portion of any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Subsidiary Guarantors" means each of (1) Albany Ladder Company, Inc., BAT Acquisition Corp., Carl's Mid South Rent-All Center Incorporated, Falconite Aviation, Inc., Falconite Equipment, Inc., Falconite, Inc., Falconite Rebuild Center, Inc., McCurry & Falconite Equipment Co., Inc., M&M Properties, Inc., NES Acquisition Corp., NES East Acquisition Corp., NES Michigan Acquisition Corp., Rebel Studio Rentals, Inc. and Shaughnessy Crane Service, Inc. and (2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Outstanding Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

  The Company believes that the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Outstanding Notes in the hands of such holder. As a result, there will be no United States federal income tax consequences to holders exchanging Outstanding Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date it will make the Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until May 12, 1999 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                    EXPERTS

  The consolidated financial statements of National Equipment Services, Inc. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period from inception (June 4, 1996) through December 31, 1996 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Aerial Platforms, Inc. as of January 31, 1997 and February 17, 1997 and for the year ended January 31, 1997 and the seventeen days ended February 17, 1997 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Lone Star Rentals, Inc. as of December 31, 1995 and 1996 and March 16, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 through March 16, 1997 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of BAT Rentals, Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for each of the two years in the period ended December 31, 1996 and for the three months ended March 31, 1997 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) as of December 31, 1995 and 1996 and June 30, 1997 and for each of the two years in the period ended December 31, 1996 and for the six months ended June 30, 1997 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of MST Enterprises, Inc. d/b/a Equipco Rentals and Sales as of October 31, 1995 and 1996 and as of July 17, 1997 and for each of the two years in the period ended October 31, 1996 and for the period from November 1, 1996 through July 17, 1997 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Work Safe Supply Co., Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Genpower Pump & Equipment, Inc. as of December 31, 1997 and for the year then ended included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Albany Ladder Company, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Dragon Rentals (a wholly owned division of The Modern Group, Inc.) as of December 31, 1996 and 1997 and for the years then ended included in this Prospectus have been included in reliance on the report of Lawrence, Blackburn Meek Maxey & Co. P.C., independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The financial statements of Cormier Equipment Corporation as of December 31, 1996 and 1997 and for the three years ended December 31, 1997 included in this Prospectus have been included in reliance on the report of Albin, Randall & Bennett, Certified Public Accountants, given on the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Falconite, Inc. and subsidiaries as of December 31, 1997 and for the year then ended included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Falconite, Inc. and subsidiaries as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996 included in this Prospectus have been included in reliance on the report of KPMG LLP independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The financial statements of R&R Rentals, Inc. as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The financial statements of Shaughnessy Crane Service, Inc. as of December 31, 1996 and 1997 and for each of the three years ended December 31, 1997 included in this Prospectus have been included in reliance on the report of Wolf & Company, P.C., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations).

                      WHERE YOU CAN FIND MORE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. The Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the Commission. The Subsidiary Guarantors will not file separate periodic reports and other information with the Commission. The Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Company with the Commission can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's Common Stock is traded on the New York Stock Exchange, and such reports and other information can also be inspected and copied at the offices of the New York Stock Exchange.

  In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  The Company, a corporation organized under the laws of Delaware, has its principal executive offices located at 1800 Sherman Avenue, Evanston, Illinois 60201; its telephone number is (847) 733-1000.

                         INDEX TO FINANCIAL STATEMENTS

National Equipment Services, Inc. and Subsidiaries
  Financial Statements -- December 31, 1996, December 31, 1997 and
   September 30, 1998 (unaudited)
  Report of Independent Accountants.......................................  F-4
  Consolidated Balance Sheets.............................................  F-5
  Consolidated Statements of Operations...................................  F-6
  Consolidated Statements of Cash Flows...................................  F-7
  Consolidated Statements of Changes in Stockholders' Equity..............  F-8
  Notes to Consolidated Financial Statements..............................  F-9
Aerial Platforms, Inc.
  Financial Statements -- January 31, 1997 and February 17, 1997
  Report of Independent Accountants....................................... F-19
  Balance Sheets.......................................................... F-20
  Statements of Operations................................................ F-21
  Statements of Cash Flows................................................ F-22
  Statements of Changes in Stockholder's Equity........................... F-23
  Notes to Financial Statements........................................... F-24
Lone Star Rentals, Inc.
  Financial Statements -- December 31, 1995 and 1996 and March 16, 1997
  Report of Independent Accountants....................................... F-29
  Balance Sheets.......................................................... F-30
  Statements of Operations................................................ F-31
  Statements of Cash Flows................................................ F-32
  Statements of Changes in Stockholder's Equity........................... F-33
  Notes to Financial Statements........................................... F-34
BAT Rentals, Inc.
  Financial Statements -- December 31, 1995 and 1996 and March 31, 1997
  Report of Independent Accountants....................................... F-40
  Balance Sheets.......................................................... F-41
  Statements of Operations................................................ F-42
  Statements of Cash Flows................................................ F-43
  Statements of Changes in Stockholder's Equity........................... F-44
  Notes to Financial Statements........................................... F-45
Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial
 Services, Inc.)
  Financial Statements -- December 31, 1995 and 1996 and June 30, 1997
  Report of Independent Accountants....................................... F-50
  Balance Sheets.......................................................... F-51
  Statements of Operations................................................ F-52
  Statements of Cash Flows................................................ F-53
  Statements of Changes in Divisional Equity.............................. F-54
  Notes to Financial Statements........................................... F-55
MST Enterprises, Inc. d/b/a Equipco Rentals and Sales
  Financial Statements -- October 31, 1995 and 1996 and July 17, 1997
  Report of Independent Accountants....................................... F-60
  Balance Sheets.......................................................... F-61
  Statements of Operations................................................ F-62
  Statements of Cash Flows................................................ F-63
  Statements of Changes in Stockholder's Equity........................... F-64
  Notes to Financial Statements........................................... F-65

                                                                          Page
                                                                          -----
Work Safe Supply Co., Inc.
 Consolidated Financial Statements -- December 31, 1995, 1996 and 1997
 Report of Independent Accountants....................................... F-70
 Consolidated Balance Sheets............................................. F-71
 Consolidated Statements of Operations................................... F-72
 Consolidated Statements of Cash Flows................................... F-73
 Consolidated Statements of Changes in Stockholder's Equity.............. F-74
 Notes to Consolidated Financial Statements.............................. F-75
Genpower Pump & Equipment, Inc.
 Financial Statements -- December 31, 1997
 Report of Independent Accountants....................................... F-79
 Balance Sheet........................................................... F-80
 Statement of Operations................................................. F-81
 Statement of Changes in Stockholder's Equity............................ F-82
 Statement of Cash Flows................................................. F-83
 Notes to Financial Statements........................................... F-84
Cormier Equipment Corporation
 Financial Statements -- December 31, 1995, 1996 and 1997
 Independent Auditors' Report............................................ F-89
 Balance Sheets.......................................................... F-90
 Statements of Earnings and Retained Earnings............................ F-91
 Statements of Cash Flows................................................ F-92
 Notes to Financial Statements........................................... F-93
Dragon Rentals (division of The Modern Group, Inc.)
 Financial Statements -- December 31, 1996 and 1997
 Report of Independent Accountants....................................... F-95
 Balance Sheets.......................................................... F-96
 Statements of Income and Expenses....................................... F-97
 Statements of Cash Flows................................................ F-98
 Notes to Financial Statements........................................... F-99
Albany Ladder Company, Inc.
 Financial Statements -- December 31, 1996 and 1997
 Report of Independent Accountants....................................... F-104
 Balance Sheet........................................................... F-105
 Statements of Operations................................................ F-106
 Statements of Cash Flows................................................ F-107
 Statements of Changes in Stockholder's Equity........................... F-108
 Notes to Financial Statements........................................... F-109
Falconite, Inc. and Subsidiaries
 Consolidated Financial Statements--December 31, 1995, 1996, 1997 and
  June 30, 1998 (unaudited)
 Reports of Independent Accountants...................................... F-113
 Consolidated Balance Sheets............................................. F-115
 Consolidated Statements of Income....................................... F-116
 Consolidated Statements of Shareholders' Equity......................... F-117
 Consolidated Statements of Cash Flows................................... F-118
 Notes to Consolidated Financial Statements.............................. F-119
R&R Rentals, Inc.
 Financial Statements -- December 31, 1997
 Report of Independent Accountants....................................... F-131
 Balance Sheet........................................................... F-132
 Statement of Operations................................................. F-133
 Statement of Changes in Stockholder's Equity............................ F-134
 Statement of Cash Flows................................................. F-135
 Notes to Financial Statements........................................... F-136

Shaughnessy Crane Service, Inc.
 Financial Statements--December 31, 1996 and 1997
 Independent Auditors' Report........................................... F-140
 Balance Sheets......................................................... F-141
 Statements of Income................................................... F-142
 Statements of Changes in Stockholders' Equity.......................... F-143
 Statements of Cash Flows............................................... F-144
 Notes to Financial Statements.......................................... F-145
National Equipment Services, Inc. and Subsidiaries Unaudited Pro Forma
 Combined Financial Statements
 Introduction to Unaudited Pro Forma Financial Statements............... F-151
 Unaudited Pro Forma Statements of Operations........................... F-152
 Notes to Unaudited Pro Forma Financial Statements...................... F-156

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of National Equipment Services, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity, present fairly, in all material respects, the financial position of National Equipment Services, Inc. and subsidiaries at December 31, 1996 and December 31, 1997, and the results of its operations and its cash flows for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
April 1, 1998, except for the information in Note 13 as to which the date is January 5, 1999

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                         December 31, December 31, September 30,
                                             1996         1997         1998
                                         ------------ ------------ -------------
                                                                    (Unaudited)
Assets:
 Cash and cash equivalents.............     $  12       $ 35,682     $    662
 Accounts receivable, net of allowance
  for doubtful accounts of $0, $254 and
  $1,771, respectively.................        --          8,356       50,191
 Inventory, net........................        --          2,239       13,888
 Rental equipment, net.................        --         46,801      334,141
 Property and equipment, net...........        17          3,012       25,025
 Intangible assets, net................        --         27,937      204,773
 Loan origination costs, net...........        --          6,270        6,164
 Prepaid and other assets, net.........       187            840        5,157
                                            -----       --------     --------
   Total assets........................     $ 216       $131,137     $640,001
                                            =====       ========     ========
Liabilities and Stockholders' Equity:
 Accounts payable......................     $  --       $  2,489     $ 18,627
 Accrued interest......................        --          1,066        3,896
 Accrued expenses and other
  liabilities..........................       110          2,327       26,065
 Debt..................................        --         98,782      459,574
                                            -----       --------     --------
   Total liabilities...................       110        104,664      508,162
Commitments and contingencies (Note 10)
Stockholders' Equity:
Class A Common stock, $0.01 par, 50,000
 shares authorized, 0, 25,011, 25,221
 and 0, respectively, shares issued and
 outstanding...........................        --              1           --
Class B Common stock, $0.01 par,
 150,000 shares authorized, 30,108,
 89,900, 90,100 and 0, respectively,
 shares issued and outstanding.........         1              1           --
Common stock, $0.01 par value,
 100,000,000 shares authorized,
 24,121,885 shares issued and
 outstanding...........................        --             --          241
Additional paid-in capital.............       301         25,663      123,511
Retained earnings (accumulated
 deficit)..............................      (195)           910        8,189
Stock subscriptions receivable.........        (1)          (102)        (102)
                                            -----       --------     --------
   Total stockholders' equity..........       106         26,473      131,839
                                            -----       --------     --------
   Total liabilities and stockholders'
    equity.............................     $ 216       $131,137     $640,001
                                            =====       ========     ========


   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except net income per share data)

                                 For the
                               Period From
                                Inception
                                 (June 4,                     For the Nine
                                  1996)       For the         Months Ended
                                 Through     Year Ended       September 30,
                               December 31, December 31, -----------------------
                                   1996         1997        1997        1998
                               ------------ ------------ ----------- -----------
                                                         (Unaudited) (Unaudited)
Revenues:
 Rental revenues.............     $   --      $26,398      $16,168    $100,251
 Rental equipment sales......         --        4,186        2,111       8,197
 New equipment sales and
  other......................         --       10,704        7,296      28,986
                                  ------      -------      -------    --------
   Total revenues............         --       41,288       25,575     137,434
                                  ------      -------      -------    --------
Cost of Revenues:
 Rental equipment
  depreciation...............         --        5,009        3,143      17,581
 Cost of rental equipment
  sales......................         --        2,935        1,416       5,123
 Cost of new equipment sales.         --        4,872        4,116      15,358
 Other operating expenses....         --       12,899        7,315      38,766
                                  ------      -------      -------    --------
   Total cost of revenues....         --       25,715       15,990      76,828
                                  ------      -------      -------    --------
Gross profit.................         --       15,573        9,585      60,606
Selling, general and
 administrative expenses.....        333        7,910        5,039      25,619
Non-rental depreciation and
 amortization................          3        1,476          758       4,557
                                  ------      -------      -------    --------
Operating income (loss)......       (336)       6,187        3,788      30,430
Other income (expense), net..         --           72          (19)        255
Interest income (expense),
 net.........................          4       (4,336)      (2,439)    (16,001)
                                  ------      -------      -------    --------
Income (loss) before income
 taxes and extraordinary
 item........................       (332)       1,923        1,330      14,684
Income tax expense (benefit).       (137)         818          519       5,981
                                  ------      -------      -------    --------
Income (loss) before
 extraordinary item..........       (195)       1,105          811       8,703
Extraordinary charge--
 extinguishment of debt, net
 of taxes....................         --           --           --       1,424
                                  ------      -------      -------    --------
Net income (loss)............     $ (195)     $ 1,105      $   811    $  7,279
                                  ======      =======      =======    ========
Basic earnings per common
 share
  Earnings before
   extraordinary charge......     $(0.05)     $  0.09      $  0.07    $   0.51
  Extraordinary charge.......         --           --           --        0.09
                                  ------      -------      -------    --------
Net earnings.................     $(0.05)     $  0.09      $  0.07    $   0.42
                                  ======      =======      =======    ========
Average number of common
 shares used in basic
 calculation.................      4,185       12,128       12,023      17,136
                                  ======      =======      =======    ========
Diluted earnings per common
 share
  Earnings before
   extraordinary charge......     $(0.05)     $  0.08      $  0.06    $   0.48
  Extraordinary charge.......         --           --           --        0.08
                                  ------      -------      -------    --------
Net earnings.................     $(0.05)     $  0.08      $  0.06    $   0.40
                                  ======      =======      =======    ========
Average number of common
 shares used in diluted
 calculation.................      4,185       13,915       13,501      18,385
                                  ======      =======      =======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                For the
                              Period From
                               Inception
                                (June 4,     For the            For the
                                 1996)         Year           Nine Months
                                Through       Ended       Ended September 30,
                              December 31, December 31, -----------------------
                                  1996         1997        1997        1998
                              ------------ ------------ ----------- -----------
                                                        (Unaudited) (Unaudited)
Operating Activities:
Net income (loss)...........     $(195)     $   1,105    $    811    $   7,279
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and
  amortization..............         3          6,892       4,086       22,138
 Gain on sale of equipment..        --         (1,446)       (720)      (3,120)
 Loss on extinguishment of
  long-term debt............        --            --          --         1,424
 Changes in operating assets
  and liabilities:
  Accounts receivable.......        --         (1,335)       (623)      (8,526)
  Inventory.................        --            202        (234)        (660)
  Prepaid and other assets..      (187)           139      (1,313)        (628)
  Accounts payable..........        --          1,620       2,217          851
  Accrued expenses and other
   liabilities..............       110            201       2,725       17,746
                                 -----      ---------    --------    ---------
Net cash provided by (used
 in) operating activities...      (269)         7,378       6,949       36,504
                                 -----      ---------    --------    ---------
Investing Activities:
Net cash paid for
 acquisitions...............        --        (68,910)    (67,703)    (389,939)
Purchases of rental
 equipment..................        --        (15,336)    (10,781)    (104,391)
Proceeds from sale of rental
 equipment..................        --          4,186       2,118        8,197
Purchases of property and
 equipment..................       (20)        (1,473)       (656)      (5,132)
Proceeds from sale of
 property and equipment.....        --             36          25           67
                                 -----      ---------    --------    ---------
Net cash used in investing
 activities.................       (20)       (81,497)    (76,997)    (491,198)
                                 -----      ---------    --------    ---------
Financing Activities:
Proceeds from long-term
 debt.......................        --        222,307     121,493      391,060
Payments on long-term debt..        --       (131,119)    (70,928)     (59,513)
Net proceeds from sales of
 common stock...............       301         25,263      24,155       98,087
Payments of loan origination
 costs......................        --         (6,662)     (3,080)      (9,960)
                                 -----      ---------    --------    ---------
Net cash provided by
 financing activities.......       301        109,789      71,640      419,674
                                 -----      ---------    --------    ---------
Net increase (decrease) in
 cash and cash equivalents..        12         35,670       1,592      (35,020)
Cash and cash equivalents at
 beginning of period........        --             12          12       35,682
                                 -----      ---------    --------    ---------
Cash and cash equivalents at
 end of period..............     $  12      $  35,682    $  1,604    $     662
                                 =====      =========    ========    =========
Supplemental Non-Cash Flow
 Information:
Cash paid for interest......     $  --      $   2,707    $    --     $     --
                                 =====      =========    ========    =========
Cash paid for income taxes..     $  --      $   1,113    $    397    $     926
                                 =====      =========    ========    =========
Non cash issuance of stock..     $   1      $     101    $    --     $     --
                                 =====      =========    ========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)

                                  Common Stock    Retained
                                 --------------- Additional   Earnings       Stock         Total
                          Common Class A Class B  Paid-In   (Accumulated Subscriptions Stockholders'
                          Stock  Shares  Shares   Capital     Deficit)    Receivable      Equity
                          ------ ------- ------- ---------- ------------ ------------- -------------
Shares issued at
 inception
 (June 4, 1996).........   $ --   $ --     $ 1    $    301     $   --        $  (1)      $    301
Net loss................     --     --      --          --       (195)          --           (195)
                           ----   ----     ---    --------     ------        -----       --------
Balance at December 31,
 1996...................     --     --       1         301       (195)          (1)           106
Sale of shares..........     --      1      --      25,362         --         (101)        25,262
Net income..............     --     --      --          --      1,105           --          1,105
                           ----   ----     ---    --------     ------        -----       --------
Balance at December 31,
 1997...................     --      1       1      25,663        910         (102)        26,473
                           ----   ----     ---    --------     ------        -----       --------
Impact of shares issued
 in conjunction with the
 initial public
 offering...............    241     (1)     (1)     97,848         --           --         98,087
Net income (unaudited)..     --     --      --          --      7,279           --          7,279
                           ----   ----     ---    --------     ------        -----       --------
Balance at September 30,
 1998 (unaudited).......   $241   $  0     $ 0    $123,511     $8,189        $(102)      $131,839
                           ====   ====     ===    ========     ======        =====       ========




   The accompanying notes are an integral part of the consolidated financial statements.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  National Equipment Services, Inc. ("NES") was organized on June 4, 1996 under the laws of Delaware for the purpose of owning and operating equipment rental facilities by means of acquiring existing businesses. NES is primarily involved in the rental of equipment to construction and industrial users. NES operates from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

 Principles of consolidation

  The consolidated financial statements include accounts of NES and its subsidiaries. All intercompany transactions and balances have been eliminated.

 Financial statement presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim financial data

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of financial position and results of operations for the interim periods.

 Cash and cash equivalents

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 Inventory

  NES's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 Rental equipment

  Rental equipment is recorded at invoice cost. Depreciation for rental equipment acquired is computed using the straight-line method over 5 to 15 year useful lives with no salvage value. Accumulated depreciation on rental equipment was $4,763,000 at December 31, 1997.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

 Adoption of new accounting pronouncement

  Since inception, NES adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts and related goodwill exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceeds their fair values, net of disposal costs. SFAS No. 121 did not have a material impact on NES's financial position or results of operations the period from inception (June 4, 1996) through December 31, 1996 or year ended December 31, 1997.

 Earnings per Share

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings per Share." For the company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is calculated based on the Company's net income (loss) as presented on its statement of operations and based on share amounts after giving effect to the Company's planned exchange of Class A and Class B into newly established common stock and the split of such shares described in Note 14 and summarized below:

                            For the Period
                            From Inception
                            (June 4, 1996)   For the      For the Nine Months
                               Through      Year Ended    Ended September 30,
                             December 31,  December 31, -----------------------
                                 1996          1997        1997        1998
                            -------------- ------------ ----------- -----------
                                                        (unaudited) (unaudited)
Net income.................     $  195       $ 1,105      $   811     $ 7,279
Plus interest on 8%
 convertible debentures....        --            --           --           26
                                ======       =======      =======     =======
Income available to common
 stockholder...............        195         1,105          811       7,305
                                ======       =======      =======     =======
Basic weighted average
 shares:
 Total Common Shares after
  giving effect to (i) the
  exchange of Class A
  Common and Class B Common
  and (ii) the split.......      4,185        12,707       12,023      17,136
Effect of dilutive
 securities
 Unvested stock............        --          1,443        1,478       1,185
 Convertible debt..........        --            --           --           64
                                ------       -------      -------     -------
Diluted weighted average
 shares....................      4,185        14,150       13,501      18,358
                                ======       =======      =======     =======
Basic EPS..................     $(0.05)      $  0.09      $  0.07     $  0.42
                                ======       =======      =======     =======
Diluted EPS................     $(0.05)      $  0.08      $  0.06     $  0.40
                                ======       =======      =======     =======

  Options to purchase 1,260,000 shares of Common Stock at the initial public offering price will be granted to certain members of management prior to consummation of the Company's initial public offering. The options will vest over five years from the grant date and will expire ten years from the grant date. The options were not included in the computation of diluted EPS because the exercise price of the options equals the market price of the Common Stock on the date of grant.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

 Pro Forma Earnings per Share

  Pro forma earnings per share presented below was computed under SFAS No. 128 "Earnings per Share" based on the weighted average number of common shares outstanding during the period after giving retroactive effect to the exchange of the Company's Class A and Class B common stock to the Company's newly established common stock, the split of the Company's newly established common stock, the Company's planned initial public offering of common stock and the conversion of the Falconite 8% convertible subordinated promissory notes described in Notes 13 and 14. All common shares and stock options issued have been included as outstanding for the entire period using the treasury stock method and the estimated public offering price per share.

                                                                    For the
                                                      For the     Nine Months
                                                     Year Ended      Ended
                                                    December 31, September 30,
                                                        1997         1998
                                                    ------------ -------------
Pro forma net income per share (unaudited):
 Basic.............................................    $ 0.21       $ 0.42
 Diluted...........................................    $ 0.22       $ 0.41
Pro forma weighted average shares outstanding
 (unaudited):
 Basic.............................................    22,679       22,937
 Diluted...........................................    25,276       25,276

 Reporting Comprehensive Income

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in the first quarter of 1998 had no impact as the Company had no items of other comprehensive income in any period presented.

 Intangible Assets

  Intangible assets consist of the excess cost over acquired net assets ("goodwill") which has been capitalized and is being amortized on a straight line basis over 40 years. Whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable, NES reviews the carrying value of goodwill for impairment based on the undiscounted operating cash flows of the related business unit. Accumulated amortization on goodwill was $445,000, at December 31, 1997. Non-compete agreements are stated at cost and amortized over the lives of the agreements.

 Loan origination costs

  Loan origination costs are stated at cost and amortized to interest expense using the effective interest method over the life of the loan. Amortization expense related to loan origination costs aggregated $392,000 for the year ended December 31, 1997.

 Fair value of financial instruments

  The carrying amounts reported in the consolidated balance sheets for cash, trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of the Senior Subordinated Notes is based on quoted market prices and

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES approximates the carrying value at December 31, 1997. The carrying value of bank debt approximates fair value as the interest on the bank debt is reset every 30 to 90 days to reflect current market rates.

 Concentration of credit risk

  Financial instruments that potentially subject NES to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and NES's geographic dispersion. NES performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. NES maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $0 and $254,000 at December 31, 1996 and December 31, 1997, respectively.

 Rental revenues

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 Income taxes

  Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. NES records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company and its subsidiaries will file a consolidated tax return for the year ending December 31, 1997.

 Related party transactions

  As disclosed in these financial statements, NES has participated in certain transactions with related parties.

2. Acquisitions

  In 1997, NES purchased the following rental equipment companies:

Acquisition Date                        Company                     Location     Purchase Price
----------------         -------------------------------------- ---------------- --------------
January 6, 1997......... Brazos Rental & Tool, Inc., Industrial
                          Crane Maintenance Systems, Inc.
                          and Safe Load Work Products, Inc.     Brazoria, TX      $ 5,000,000
February 18, 1997....... Aerial Platforms, Inc.                 Atlanta, GA       $ 4,150,000
March 17, 1997.......... Lone Star Rentals, Inc.                Houston, TX       $10,950,000
April 1, 1997........... BAT Rentals, Inc.                      Las Vegas, NV     $15,900,000
July 1, 1997............ Sprintank                              Houston, TX       $25,300,000
July 18, 1997........... MST Enterprises, Inc.                  Harrisonburg, VA  $ 6,000,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities.

  The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and other assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                                                      For the Year For the Year
                                                         Ended         Ended
                                                      December 31, December  31,
                                                          1996          1997
                                                      (Unaudited)   (Unaudited)
                                                      ------------ -------------
                                                            (in thousands)
      Revenues.......................................   $48,040       $56,858
      Operating income...............................     9,012        10,382
      Net income.....................................       158         1,143

3. Inventory

  Inventory consists of the following (in thousands):

                                                                   December  31,
                                                                       1997
                                                                   -------------
      New equipment...............................................    $1,127
      Parts.......................................................     1,200
      Contractor supplies.........................................       382
      Other.......................................................        20
                                                                      ------
                                                                       2,729
      Less: reserve...............................................      (490)
                                                                      ------
                                                                      $2,239
                                                                      ======

4. Property and Equipment

  Property and equipment, net, consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
      Leasehold improvements..........................     $--         $  190
      Machinery and equipment.........................      20            333
      Furniture and fixtures..........................      --            470
      Vehicles........................................      --          2,641
                                                           ---         ------
                                                            20          3,634
      Less: accumulated depreciation..................      (3)          (622)
                                                           ---         ------
                                                           $17         $3,012
                                                           ===         ======

  Property and equipment depreciation expense aggregated $3,000 and $656,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

5. Intangible Assets

  Intangible assets consists of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
      Non-compete agreements.......................................   $ 2,455
      Goodwill.....................................................    26,253
      Origination costs............................................        48
                                                                      -------
                                                                       28,756
      Less: accumulated amortization...............................      (819)
                                                                      -------
                                                                      $27,937
                                                                      =======

  Amortization expense aggregated $819,000 for the year ended December 31, 1997.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

6. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
      Accrued salaries and benefits...................     $110        $  589
      Sales tax payable...............................       --           244
      Accrued income taxes............................       --           333
      Accrued property taxes..........................       --           314
      Other...........................................       --           847
                                                           ----        ------
                                                           $110        $2,327
                                                           ====        ======

7. Debt

  Debt consists of the following (in thousands):

                                                                   December 31,
                                                                       1997
                                                                   ------------
      Senior subordinated notes, interest at 10% payable semi-
       annually, due November 30, 2004............................   $98,782
      Revolving credit facility loans, interest at the federal
       funds rate plus 0.5% or prime rate both plus 1.0%, or the
       eurodollar rate plus 2.5%, due no later than July 1, 2002..       --
      Term loan, interest at the federal funds rate plus 0.5% or prime rate both plus 1.0%, or the eurodollar rate plus
       2.5%, principal payments due quarterly of $625 through June
       1, 1998, $875 through June 1, 1999 and $1,125 through June
       1, 2001....................................................       --
                                                                     -------
                                                                     $98,782
                                                                     =======

  On November 20, 1997, NES issued $100 million of Senior Subordinated Notes (the "Existing Notes") at a discount netting proceeds of $98,767,000. NES accretes the original issue discount over the term of the Existing Notes using the effective interest method. The Existing Notes mature on November 30, 2004. Interest on the Existing Notes accrues at a rate of 10% per year and is payable semi-annually in arrears on May 30 and November 30 commencing on May 30, 1998.

  The Existing Notes are redeemable at the option of the Company at any time after November 30, 2001 at a redemption price of 105% of the principal amount from November 30, 2001 to November 29, 2002, at 102.5% from November 30, 2002 to November 29, 2003 and 100% after November 30, 2003, plus accrued and unpaid interest. The Company may at any time prior to November 30, 2000 on any one or more occasions redeem up to 33% of the aggregate principal amount of the Existing Notes at a redemption price of 110% or the principal amount plus accrued and unpaid interest with the net cash proceeds of a public offering of common stock of NES within 45 days of the closing of such public offering. In addition, at any time prior to November 30, 2001, the Existing Notes may be redeemed as a whole, at the option of NES, upon the occurrence of or in connection with a change of control. Upon certain changes in control, the noteholders will have the right to require redemption at a cash price of 101% of the principal amount plus accrued and unpaid interest.

  All of the Company's wholly-owned subsidiaries make full, unconditional, joint and several guarantees of the Existing Notes. The separate financial statements of each of these wholly-owned subsidiaries are not presented as management believes they are not individually meaningful for presentation. The Company's holding company has no operations separate from its investments in these subsidiaries.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

  On July 1, 1997, NES entered into a credit facility agreement with First Union Commercial Corporation (the "Credit Agreement"). The Credit Agreement provides for a secured revolving line of credit of $100 million and a term loan of $15 million. Interest accrues at rates of the greater of the annual Federal Funds Rate plus 0.5% or the prime rate both plus 0.5% to 1.25% based on NES's leverage ratio or at a rate of LIBOR/(1 - eurodollar reserve percentage). Principal payments for credit facility loans (to be applied first to the term loan and if necessary to revolving loans) are due annually at the lesser of 25% of excess cash flow or $1 million. Principal payments for the term loan are due quarterly at $625,000 for the first four quarters, $875,000 for the next four quarters and $1,125,000 for the next eight quarters. Substantially all assets and stock of NES are pledged as collateral for the credit facility. NES pays commitment fees of 0.375% to 0.5% on the unused portion of the outstanding line of credit balance on NES's leverage ratio. The term loan was repaid as of December 31, 1997.

  The Indenture for the Existing Notes and the Credit Agreement contain a number of covenants that, among other things, require NES to maintain certain financial ratios and set certain limitations on the granting of liens, asset sales, additional indebtedness, transactions with affiliates, restricted payments, investments and issuances of stock. NES is in compliance with all covenants.

  The average interest rate for the year ended December 31, 1997 was 9.8%. NES incurred interest expense of $76,000 on borrowings from related parties for the year ended December 31, 1997.

8. Income Taxes

  The income tax provision is comprised of current federal and state income tax expense (benefit) of $(137,100) and $818,000 for the period from inception (June 4, 1996) through December 31, 1996 and year ended December 31, 1997, respectively. Deferred tax expense (benefit) for such periods has been immaterial.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                    For the Period
                                                    From Inception
                                                    (June 4, 1996)    For the
                                                       Through      Year Ended
                                                     December 31,  December  31,
                                                         1996          1997
                                                    -------------- -------------
      Federal income taxes.........................     $(113)         $654
      State income taxes, net of federal benefit...       (16)           94
      Other........................................        (8)           70
                                                        -----          ----
                                                        $(137)         $818
                                                        =====          ====

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

  Deferred taxes have been provided for the temporary differences between the financial reporting bases and the tax bases of NES's assets and liabilities as follows (in thousands):


      Allowances for doubtful accounts.................................. $  78
      Inventory.........................................................   167
      Non-compete agreements............................................    83
      Minimum tax credits...............................................    90
      Installment sale income...........................................   (23)
      Property, plant and equipment.....................................  (314)
      Goodwill..........................................................  (153)
                                                                         -----
                                                                         $ (72)
                                                                         =====

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

9. Common Stock

  On June 4, 1996, in connection with the formation of NES, NES authorized 25,000 shares of Class A Common Stock (24,250 of which were reserved for issuance to NES's majority stockholder), par value $0.01, and 150,000 shares of Class B Common Stock (75,000 of which were reserved for issuance to NES's majority stockholder), par value $0.01. On October 28, 1997, the authorized shares of Class A Common Stock were increased to 50,000.

  Each calendar quarter, each share of Class A Common is entitled to a yield in the amount of 10% per year of the sum of such share's unreturned original cost plus the unpaid yield for all prior quarters. As of December 31, 1997, the unpaid yield on the Class A Common aggregated $1,608,000. Class A Common stockholders, as a class, are entitled to a number of votes equal to 10% of the number of votes allocable to all Common Stock. Upon any distribution, Class A Common stockholders are entitled to (i) the unpaid yield, (ii) any unreturned original cost of the shares and (iii) 10% of any remaining distribution. Class B Common stockholders are entitled to 90% of any remaining distribution after payment to the Class A Common stockholders of all payments under clause (i) and (ii) set forth in the preceding sentence. Additionally, only in the event of a successful initial public offering can the Class A Common stockholders require a mandatory redemption of any or all of the shares attributable to the unpaid yield and original cost of the shares.

  NES may not declare additional distributions or dividends other than the amounts described above for Class A Common shares, issue any debt securities containing equity features, sell or dispose of more than 5% of the consolidated assets of the Company in any transaction or series of related transactions, acquire an interest in a business, acquire a business outside of the rental equipment industry, or enter into certain related party transactions, without the consent of a majority of the Class A Common and Class B Common stockholders.

  Class B Common stock sold to executives of NES vests over a 5 year period. Unpaid notes receivable of $1,000 and $102,000 as of December 31, 1996 and December 31, 1997, respectively, from executives of NES for shares of Class B Common stock are classified as stock subscriptions receivable.

10. Commitments and Contingencies

 Operating leases

  NES leases certain facilities, office equipment and vehicles under operating leases some of which contain renewal options. Rental expense was $660 for the year ended December 31, 1997.

  Future minimum rental commitments as of December 31, 1997 under noncancelable operating leases are (in thousands):

      1998............................................................... $  842
      1999...............................................................    567
      2000...............................................................    507
      2001...............................................................    483
      2002...............................................................    181
      Thereafter.........................................................    213
                                                                          ------
                                                                          $2,793
                                                                          ======

 Legal matters

  NES is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on NES's financial position, results of operations or cash flows.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

11. Employee Benefit Plans

  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees over 21 years of age with greater than one-half year of service are eligible. Under the Plan, NES contributes a discretionary percentage (2.5% for the year ended December 31, 1997) of each eligible employee's base annual wages to a trust out of its net profits. In addition, eligible employees can defer up to 15% of their salary with a partially matching contribution by NES of 50% of the first 5% of the employee contribution. The employer contributions vest over a five year period. Contributions by NES to the Plan were $165,000 for year ended December 31, 1997.

12. Related Party Transactions

  Pursuant to a Professional Services Agreement dated January 6, 1997, NES pays management fees of $200,000 per year and investment fees of 1% of all debt and equity financings of NES to an affiliate of NES's majority stockholder, who owns 95.0% of the Class A Common stock and 83% of the Class B Common stock. Total fees paid during the year ended December 31, 1997 were $417,000 and fees owed at December 31, 1997 were $630,000.

  In connection with several of the acquisitions, NES entered into lease agreements for certain facilities with employees of NES who were prior owners of the acquired companies. Amounts due under these leases are included in the future minimum rental commitments under noncancelable operating leases schedule in Note 10 above.

  Stock subscriptions receivable of $1,000 and $102,000 as of December 31, 1996 and 1997, respectively, relate to notes due from officers of NES related to purchases of Class B Common Stock and are secured by the purchased Class B Common shares. Interest on the notes accrues at the federal funds rate and is payable in full at maturity on June 4, 2006 or upon termination of employment. Accrued interest on these notes was $0 and $8,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

13. Subsequent Events

  Subsequent to year end, NES purchased the following rental equipment companies:

                                                                      Purchase
 Acquisition Date             Company                   Location        Price
 ----------------             -------                   --------     -----------
                  Genpower Pump and Equipment
 January 12, 1998 Co.............................   Deer Park, TX    $ 8,000,000
                  Eagle Scaffolding and Equipment
 January 16, 1998 Co.............................   Las Vegas, NV    $ 3,290,000
 January 23, 1998 Grand Hi-Reach, Inc............   Byron Center, MI $ 8,120,000
 February 4, 1998 Work Safe Supply Company, Inc..   Grandville, MI   $ 7,845,000
                  Dragon Rentals (division of The
 March 2, 1998    Modern Group, Inc.)............   Beaumont, TX     $23,000,000
 March 4, 1998    Cormier Equipment Corporation..   Oakland, ME      $27,500,000
 March 30, 1998   Albany Ladder..................   Albany, NY       $43,454,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities. These acquisitions will be accounted for under the purchase method based on the purchase prices. Under the purchase method of accounting NES will allocate the costs of these acquisitions, as of the respective closing dates, to the assets acquired and liabilities assumed based on their respective fair values.

  The operating results of these acquisitions will be included in NES's consolidated results of operations from the date of acquisition. The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and intangible assets and interest expense for acquisition debt. These pro forma results have been

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                       For the Year For the Year
                                                          Ended        Ended
                                                       December 31, December 31,
                                                           1996         1997
                                                       (Unaudited)  (Unaudited)
                                                       ------------ ------------
                                                            (in thousands)
      Revenues........................................   $120,475     $146,000
      Operating income................................     19,234       26,821
      Net income......................................        751        5,439

  Additionally, in July 1998, NES acquired Falconite, Inc., a rental equipment company with operations in nine southern and midwestern states for $171.25 million and $3.75 million of 8% convertible subordinated promissory notes. This acquisition closed concurrent with the initial public offering of the Company's stock. In addition, the Company purchased R&R Rentals in July 1998 for $27.5 million. The Company also purchased Traffic Signing & Marketing, Inc. in August 1998 for approximately $7.1 million and Shaughnessy Crane Service, Inc. in September 1998 for approximately $80.0 million. In October 1998, the Company purchased Rebel Studio Rentals, Inc. for approximately $5.8 million.

  In December 1998, NES issued $125 million of Senior Subordinated Notes (the "Series C Notes") at a discount netting proceeds of $122,287,500. NES accretes the original issue discount over the term of the Series C Notes using the effective interest method. The Series C Notes mature on November 30, 2004. Interest on the Series C Notes accrues at a rate of 10% per year and is payable semi-annually on May 30 and November 30 of each year, commencing on May 30, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Aerial
Platforms, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Aerial Platforms, Inc. at January 31, 1997 and February 17, 1997, and the results of its operations and its cash flows for the year ended January 31, 1997 and the seventeen days ended February 17, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
November 4, 1997

                             AERIAL PLATFORMS, INC.

                                 BALANCE SHEETS
                                 (in thousands)

                                                        January 31, February 17,
                                                           1997         1997
                                                        ----------- ------------
Assets:
 Cash.................................................    $  213       $  265
 Accounts receivable, net.............................       666          654
 Inventory............................................        72           71
 Prepaid and other assets.............................        31           57
 Rental equipment, net................................     1,758        1,752
 Property and equipment, net..........................       149          134
                                                          ------       ------
   Total assets.......................................    $2,889       $2,933
                                                          ======       ======
Liabilities and Stockholder's Equity:
 Accounts payable.....................................    $   75       $  137
 Accrued expenses and other liabilities...............       108          133
 Income taxes.........................................       148          142
 Debt.................................................     1,243        1,214
                                                          ------       ------
   Total liabilities..................................     1,574        1,626
Commitments and contingencies (Note 7)
Common stock, $0.01 par, 10,000 shares authorized, 500
 shares issued and outstanding........................         1            1
Paid-in capital.......................................        --           --
Retained earnings.....................................     1,314        1,306
                                                          ------       ------
   Total stockholder's equity.........................     1,315        1,307
                                                          ------       ------
   Total liabilities and stockholder's equity.........    $2,889       $2,933
                                                          ======       ======



   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                     Seventeen
                                                        Year Ended   Days Ended
                                                        January 31, February 17,
                                                           1997         1997
                                                        ----------- ------------
Revenues:
 Rental revenues.......................................   $3,385        $127
 Rental equipment sales................................      496          24
 New equipment sales...................................      693          66
 Other.................................................      172          16
                                                          ------        ----
   Total revenues......................................    4,746         233
                                                          ------        ----
Cost of Revenues:
 Rental equipment expenses.............................      697          41
 Rental equipment depreciation.........................      257          15
 Cost of rental equipment sales........................      184          19
 Cost of new equipment sales...........................      569          59
 Direct operating expenses.............................      665          35
                                                          ------        ----
   Total cost of revenues..............................    2,372         169
                                                          ------        ----
Gross profit...........................................    2,374          64
Selling, general and administrative expenses...........    1,302          64
Non-rental depreciation and amortization...............       74           8
                                                          ------        ----
Operating (loss) income................................      998          (8)
Interest income (expense), net.........................     (124)         (6)
                                                          ------        ----
Income (loss) before income taxes......................      874         (14)
Income tax expense (benefit)...........................      353          (6)
                                                          ------        ----
Net (loss) income......................................   $  521        $ (8)
                                                          ======        ====



   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                   Seventeen
                                                      Year Ended   Days Ended
                                                      January 31, February 17,
                                                         1997         1997
                                                      ----------- ------------
Operating Activities:
Net income (loss)....................................    $ 521        $ (8)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation........................................      331          23
 Loss (gain) on sale of equipment....................     (304)          2
 Deferred income taxes...............................     (118)         --
 Changes in operating assets and liabilities:
  Accounts receivable................................     (231)         12
  Inventories........................................      (17)          1
  Prepaid and other assets...........................      (21)        (26)
  Accounts payable...................................       22          62
  Accrued expenses and other liabilities.............      (18)         19
                                                         -----        ----
Net cash provided by operating activities............      165          85
                                                         -----        ----
Investing Activities:
Purchases of rental equipment........................     (803)        (28)
Proceeds from sale of rental equipment...............      496          24
Purchases of property and equipment..................      (12)         --
Proceeds from sale of property and equipment.........       --          --
                                                         -----        ----
Net cash used in investing activities................     (319)         (4)
                                                         -----        ----
Financing Activities:
Proceeds from long-term debt.........................      468          --
Payments on long-term debt...........................     (441)        (29)
                                                         -----        ----
Net cash provided by (used in) financing activities..       27         (29)
                                                         -----        ----
Net increase (decrease) in cash......................     (127)         52
Cash at beginning of period..........................      340         213
                                                         -----        ----
Cash at end of period................................    $ 213        $265
                                                         =====        ====
Supplemental Non-Cash Flow Information:
Cash paid for interest...............................    $ 122        $ 12
                                                         =====        ====
Cash paid for income taxes...........................    $ 398        $ --
                                                         =====        ====


   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                      (in thousands, except share amounts)

                                    Common Stock
                                    -------------                      Total
                                           Stated Paid-in Retained Stockholder's
                                    Shares Value  Capital Earnings    Equity
                                    ------ ------ ------- -------- -------------
Balance at January 31, 1996........  500    $ 1     $--    $  793     $  794
Net income.........................   --     --      --       521        521
                                     ---    ---     ---    ------     ------
Balance at January 31, 1997........  500      1      --     1,314      1,315
Net income (loss)..................   --     --      --        (8)        (8)
                                     ---    ---     ---    ------     ------
Balance at February 17, 1997.......  500    $ 1     $--    $1,306     $1,307
                                     ===    ===     ===    ======     ======




   The accompanying notes are an integral part of these financial statements.

                            AERIAL PLATFORMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  Aerial Platforms, Inc. ("Aerial") is a C corporation primarily involved in the short-term rental of platform aerial lifts, and to a lesser extent, selling related new and used equipment. Aerial's principal customers are construction contractors located in the Atlanta, Georgia area. Aerial operates from one leased facility located in Norcross (Atlanta), Georgia.

 Financial statement presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 Rental revenue

  Rental revenue is recognized ratably over the expected lease term.

 Rental equipment

  Rental equipment consists of platform aerial lifts and is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line method over an estimated five to seven year useful life with no salvage value. Accumulated depreciation on rental equipment was approximately $1,960,000 and $1,947,000 at January 31, 1997 and February 17, 1997, respectively.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for property and equipment range from three to five years for vehicles and delivery equipment, and five to seven years for tools, yard equipment and furniture and fixtures.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in the statement of operations.

 Adoption of new accounting pronouncement

  On February 1, 1996, Aerial adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on Aerial's financial position at January 31, 1997 or results of operations for the year then ended.

                            AERIAL PLATFORMS, INC.

 Inventories

  Aerial's inventories of $72,000 and $71,000 at January 31, 1997 and February 17, 1997, respectively, consist primarily of spare parts held for use in servicing and repairing platform aerial lifts. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of February 17, 1997 and approximates the carrying value of these notes.

 Concentration of credit risk

  Financial instruments that potentially subject Aerial to significant concentrations of credit risk consist primarily of trade accounts receivable from construction customers located in one geographical location. Aerial generally does not require collateral on accounts receivable. Aerial maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $24,000 and $24,250 at January 31, 1997 and February 17, 1997, respectively.

 Advertising costs

  Aerial advertises primarily through trade journals and the media. Advertising costs are expensed as incurred.

 Income taxes

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

2. Property and Equipment

  Property and equipment consists of the following (in thousands):

                                                        January 31, February 17,
                                                           1997         1997
                                                        ----------- ------------
      Vehicles and delivery equipment..................    $122        $ 122
      Tools and yard equipment.........................     212          196
      Furniture and fixtures...........................      33           33
                                                           ----        -----
                                                            367          351
      Less: accumulated depreciation...................    (218)        (217)
                                                           ----        -----
                                                           $149        $ 134
                                                           ====        =====

3. Prepaid and Other Assets

  Prepaid and other assets consists of the following (in thousands):

                                                        January 31, February 17,
                                                           1997         1997
                                                        ----------- ------------
      Officer and employee advances....................     $22         $36
      Other............................................       9          21
                                                            ---         ---
                                                            $31         $57
                                                            ===         ===

                             AERIAL PLATFORMS, INC.

4. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                        January 31, February 17,
                                                           1997         1997
                                                        ----------- ------------
      Sales taxes payable..............................    $ 48         $ 56
      Accrued benefit plan contributions...............      53           52
      Accrued salaries.................................      --           12
      Other............................................       7           13
                                                           ----         ----
                                                           $108         $133
                                                           ====         ====

5. Debt

                                                       January 31, February 17,
                                                          1997         1997
                                                       ----------- ------------
                                                            (in thousands)
Note payable in monthly installments of $16,850 plus
 interest at the prime rate plus 1.5% (prime rate at
 January 31, 1997 and February 17, 1997 was 8.25%)
 with the final payment due in February 1999. (See
 Note 9).............................................    $  421       $  404
Notes payable in monthly installments of
 approximately $12,062 including interest at the
 prime rate plus 1.5% with the final payments due at
 varying dates through November 2000. (See Note 9)...       219          214
Note payable in monthly installments of approximately
 $6,828 including interest at the prime rate plus
 1.5% with final payment due July 1999. (See Note 9).       190          190
Note payable in monthly installments of approximately
 $7,780 including interest at the prime rate plus
 1.5% with final payment due in September 1999. (See
 Note 9).............................................       219          213
Note payable in monthly installments of approximately
 $1,993 including interest at the prime rate plus
 1.5% with final payment due in September 2001. (See
 Note 9).............................................        59           58
Note payable in monthly installments of approximately
 $4,420 including interest at the prime rate plus 2%
 with the final payment due in May 1998. (See Note
 9)..................................................        65           65
Notes payable in monthly installments of $4,994
 including interest of 10%, 9% and 11%, with the
 final payments due in February 1997, July 1999 and
 February 1999, respectively. (See Note 9)...........        70           70
                                                         ------       ------
  Total debt.........................................    $1,243       $1,214
                                                         ======       ======

6. Income Taxes

  The components of the provision for income taxes are as follows (in thousands):

                                              Year Ended    Seventeen Days Ended
                                           January 31, 1997  February 17, 1997
                                           ---------------- --------------------
      Current:
       Federal............................       $191               $(5)
       State..............................         34                (1)
      Deferred:
       Federal............................        109                --
       State..............................         19                --
                                                 ----               ---
                                                 $353               $(6)
                                                 ====               ===

                            AERIAL PLATFORMS, INC.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):


                                             Year Ended    Seventeen Days Ended
                                          January 31, 1997  February 17, 1997
                                          ---------------- --------------------
      (Loss) income at statutory rate....       $297               $ (5)
      Effect of state taxes, net.........         51                 (1)
      Other..............................          5                 --
                                                ----              -----
                                                $353              $ (6)
                                                ====              =====

  Deferred tax assets (liabilities) are as follows (in thousands):

                                                        January 31, February 17,
                                                           1997         1997
                                                        ----------- ------------
      Depreciation.....................................    $(153)      $(153)
      Allowance for doubtful accounts..................       10          10
                                                           -----       -----
      Net deferred tax liability.......................    $(143)      $(143)
                                                           =====       =====

7. Commitments and Contingencies

 Operating leases

  Aerial conducts its operations in leased facilities under an operating lease which expires in May 1998. Aerial also leases vehicles and certain rental equipment under cancelable and noncancelable lease agreements which expire at varying dates through July 2000. Rental expense was $658,000 and $45,000 for the year ended January 31, 1997 and seventeen days ended February 17, 1997, respectively.

  Future minimum rental commitments as of February 17, 1997 under noncancelable operating leases are (in thousands):

      1998................................................................. $118
      1999.................................................................   95
      2000.................................................................   77
      2001.................................................................   20
      2002.................................................................   --
                                                                            ----
                                                                            $310
                                                                            ====

 Legal matters

  Aerial is party to legal proceedings and claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on Aerial's financial position, results of operations or cash flows.

8. Employee Benefit Plan

  During the year ended January 31, 1995, Aerial established a simplified employee pension plan covering substantially all employees. Employees meeting certain age and length of service requirements are eligible to participate. Employee contributions are permitted up to a maximum of 10% of covered compensation. There are no required matching contributions by Aerial since Aerial's contributions are at the discretion of the Board of Directors. Aerial's contributions were $43,000 and $0 for the year ended January 31, 1997 and the seventeen days ended February 17, 1997, respectively.

                            AERIAL PLATFORMS, INC.

9. Subsequent Events

  On February 17, 1997, Aerial's sole shareholder sold all of the outstanding common stock of Aerial to National Equipment Services, Inc. ("NES") in exchange for a $3,750,000 cash payment (subject to a customary purchase price adjustment mechanism), a $500,000 promissory note ($350,000 of which is in consideration for the common stock of Aerial and $150,000 of which is in consideration for certain non-compete covenants given by the sole shareholder of Aerial's common stock) and the assumption of certain liabilities and obligations. Aerial's results of operations are included with NES subsequent to February 17, 1997.

  At such closing, NES paid the remaining principal and accrued interest on the notes payable to Fidelity National Bank in the amount of $1,219,600. Additionally, NES purchased all of the leased rental equipment at February 17, 1997 for approximately $1,889,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Lone Star
Rentals, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Lone Star Rentals, Inc. at December 31, 1995 and 1996 and March 16, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period ended March 16, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 4, 1997

                            LONE STAR RENTALS, INC.

                                 BALANCE SHEETS
                                 (in thousands)

                                            December 31, December 31, March 16,
                                                1995         1996       1997
                                            ------------ ------------ ---------
Assets:
 Cash......................................   $    88       $   89     $   --
 Accounts receivable, net..................     1,338        1,187      1,193
 Inventory.................................       338          622        708
 Rental equipment, net.....................     7,622        6,952      6,688
 Property and equipment, net...............       262          178        165
 Prepaid and other assets..................       446          377        382
                                              -------       ------     ------
   Total assets............................   $10,094       $9,405     $9,136
                                              =======       ======     ======
Liabilities and Stockholder's Equity:
 Accounts payable..........................   $   236       $  408     $  660
 Accrued expenses and other liabilities....       257          293        274
 Debt......................................     5,481        4,529      4,348
 Obligations under capital leases..........       640          454        410
                                              -------       ------     ------
   Total liabilities.......................     6,614        5,684      5,692
                                              -------       ------     ------
Commitments and contingencies (Note 9)
Stockholder's equity.......................     3,480        3,721      3,444
                                              -------       ------     ------
   Total liabilities and stockholder's
    equity.................................   $10,094       $9,405     $9,136
                                              =======       ======     ======



   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                     Year Ended
                                                    December 31,    Period Ended
                                                    --------------   March 16,
                                                     1995    1996       1997
                                                    ------  ------  ------------
Revenues:
 Rental revenue.................................... $8,324  $8,168     $1,455
 Sales of equipment and supplies...................  1,379   1,181        188
                                                    ------  ------     ------
   Total revenues..................................  9,703   9,349      1,643
                                                    ------  ------     ------
Cost of Revenues:
 Rental equipment expense..........................  2,398   2,485        594
 Rental equipment depreciation.....................  1,356   1,440        242
 Cost of equipment and supplies....................  1,079     888        119
 Direct operating expenses.........................  1,679   1,739        416
                                                    ------  ------     ------
   Total cost of revenues..........................  6,512   6,552      1,371
                                                    ------  ------     ------
Gross profit (loss)................................  3,191   2,797        272
Selling, general and administrative expense........  1,918   1,988        475
Non-rental depreciation and amortization...........    170     169         26
                                                    ------  ------     ------
Operating (loss) income............................  1,103     640       (229)
Other income.......................................    231     271        139
Interest income (expense) net......................   (608)   (530)      (164)
                                                    ------  ------     ------
Net income (loss).................................. $  726  $  381     $ (254)
                                                    ======  ======     ======
Pro forma tax provision (benefit) (unaudited):
 Income (loss) before income taxes................. $  726  $  381     $ (254)
 Pro forma provision (benefit) for income taxes....    254     133        (89)
                                                    ------  ------     ------
 Pro forma net income (loss)....................... $  472  $  248     $ (165)
                                                    ======  ======     ======



   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   Year Ended
                                                  December 31,     Period Ended
                                                 ----------------   March 16,
                                                  1995     1996        1997
                                                 -------  -------  ------------
Operating Activities:
Net income.....................................  $   726  $   381     $(254)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation..................................    1,526    1,609       268
 Gain on sale of equipment.....................     (184)    (175)       --
 Changes in operating assets and liabilities:
  Accounts receivable..........................     (192)     151        (6)
  Inventory....................................      318     (284)      (86)
  Prepaid and other assets.....................       20       69        (5)
  Accounts payable.............................      (71)     172       252
  Accrued expenses and other liabilities.......       30       36       (19)
                                                 -------  -------     -----
Net cash provided by operating activities......    2,173    1,959       150
                                                 -------  -------     -----
Investing Activities:
Purchases of rental equipment..................   (3,019)  (1,595)        9
Proceeds from sale of rental equipment.........    1,013      733        --
Purchases of property and equipment............      (51)      (6)       --
Proceeds from sale of property and equipment...       76        2        --
                                                 -------  -------     -----
Net cash provided by (used in) investing
 activities....................................   (1,981)    (866)        9
                                                 -------  -------     -----
Financing Activities:
Proceeds from debt.............................    2,871    1,640        --
Payments on debt...............................   (2,881)  (2,592)     (225)
Dividends paid.................................     (231)    (140)      (23)
                                                 -------  -------     -----
Net cash used in financing activities..........     (241)  (1,092)     (248)
                                                 -------  -------     -----
Net increase (decrease) in cash................      (49)       1       (89)
Cash at beginning of period....................      137       88        89
                                                 -------  -------     -----
Cash at end of period..........................  $    88  $    89     $  --
                                                 =======  =======     =====
Supplemental Non-Cash Flow Information:
Cash paid for interest.........................  $   607  $   529     $ 164
                                                 =======  =======     =====


   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (in thousands)

                                                                   Stockholder's
                                                                      Equity
                                                                   -------------
Balance at December 31, 1994......................................    $2,985
Net income........................................................       726
Dividends.........................................................      (231)
                                                                      ------
Balance at December 31, 1995......................................     3,480
Net income........................................................       381
Dividends.........................................................      (140)
                                                                      ------
Balance at December 31, 1996......................................     3,721
Net income........................................................      (254)
Dividends.........................................................       (23)
                                                                      ------
Balance at March 16, 1997.........................................    $3,444
                                                                      ======




   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  Lone Star Rentals, Inc. ("Lone Star") is an S Corporation primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, selling complementary parts, merchandise and new and used equipment to commercial and residential construction companies, industrial enterprises, homeowners and other customers. Lone Star operates from five separate locations, four of which are in the Houston, Texas metropolitan area and one of which is in Corpus Christi, Texas. Lone Star's executive offices are located in Houston, Texas.

 Rental revenues

  Rental revenues are recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term. For rental contracts greater than one month, rental revenues are recognized notably over the contract period.

 Inventory

  Lone Star's inventories primarily consist of items such as equipment, hand tools and accessories held for resale. Inventories are stated at the lower of cost, determined by the first-in, first-out method and replacement value, or market.

 Rental equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight line method over an estimated average 7-year useful life with no salvage value.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 7 to 25 years for buildings, 3 to 7 years for vehicles, delivery and yard equipment, and 1 to 7 years for fixtures and leasehold improvements.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable using current interest rates for similar instruments as of December 31, 1995 and 1996 and March 16, 1997 approximates their carrying value as the underlying instruments include provisions to adjust interest rates to approximate fair market value.

                            LONE STAR RENTALS, INC.

 Concentration of credit risk

  Financial instruments that potentially subject Lone Star to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Lone Star's geographic dispersion. Lone Star performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Advertising costs

  Lone Star advertises primarily through trade journals and the media. Advertising costs are expensed as incurred.

 Income taxes

  Lone Star's parent is a subchapter S corporation, taxes are the responsibility of the individual shareholders of the parent. The pro forma provision for income taxes approximate what Lone Star's tax provision would be if subject to income taxes as a C corporation.

 Related party transactions

  As disclosed in these financial statements, Lone Star has participated in certain transactions with related parties.

2. Inventory

  Inventory consists of the following (in thousands):

                                                             December
                                                                31,
                                                             --------- March 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Equipment............................................. $142 $411   $490
      Parts and supplies....................................  196  211    218
                                                             ---- ----   ----
                                                             $338 $622   $708
                                                             ==== ====   ====

                            LONE STAR RENTALS, INC.

3. Rental Equipment

  Rental equipment consists of the following (in thousands):

                                                      December 31,
                                                     ----------------  March 16,
                                                      1995     1996      1997
                                                     -------  -------  ---------
      Air compressors and tools..................... $ 1,479  $ 1,590   $ 1,584
      Compaction and concrete.......................     985      919       866
      Earth moving equipment........................   3,913    4,023     3,954
      Forklifts, highreach and scaffolding..........   1,581    1,574     1,365
      Generators and lighting.......................     693      620       607
      Plumbing and painting.........................     287      273       276
      Trenchers and trailers........................     232      457       455
      Pumps.........................................     527      507       510
      Welders.......................................     644      570       569
      Other.........................................     731      717       719
                                                     -------  -------   -------
                                                      11,072   11,250    10,905
      Less: accumulated depreciation................  (3,450)  (4,298)   (4,217)
                                                     -------  -------   -------
                                                     $ 7,622  $ 6,952   $ 6,688
                                                     =======  =======   =======

4. Property and Equipment

  Property and equipment consists of the following (in thousands):

                                                          December
                                                             31,
                                                         ------------  March 16,
                                                         1995   1996     1997
                                                         -----  -----  ---------
      Vehicles and delivery equipment................... $ 303  $ 300    $ 300
      Furniture and fixtures............................   254    268      268
      Leasehold improvements............................    43     43       43
      Building improvements.............................   127    127      127
                                                         -----  -----    -----
                                                           727    738      738
      Less: accumulated depreciation....................  (465)  (560)    (573)
                                                         -----  -----    -----
                                                         $ 262  $ 178    $ 165
                                                         =====  =====    =====

5. Prepaid and Other Assets

  Prepaid and other assets consists of the following (in thousands):

                                                             December
                                                                31,
                                                             --------- March 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Non-compete agreement................................. $438 $363   $350
      Other.................................................    8   14     32
                                                             ---- ----   ----
                                                             $446 $377   $382
                                                             ==== ====   ====

  Lone Star has entered into a non-compete agreement with a former owner which expires on December 1, 2002. The original cost of $750,000 is being amortized over a ten year life using the straight line method.

                            LONE STAR RENTALS, INC.

6. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                             December
                                                                31,
                                                             --------- March 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Customer deposits..................................... $ 21 $ 25   $ 30
      Sales tax payable.....................................   49   44     24
      Payroll tax payable...................................    1    7     --
      Accrued property tax payable..........................  172  173    203
      Other.................................................   14   44     17
                                                             ---- ----   ----
                                                             $257 $293   $274
                                                             ==== ====   ====

7. Debt

  Debt consists of the following (in thousands):

                                                         December 31,
                                                         ------------- March 16,
                                                          1995   1996    1997
                                                         ------ ------ ---------
      Current portion of debt:
       Floor plan payable Homelite...................... $   78 $   14  $   --
       Floor plan payable Kubota........................     11    171     245
       Floor plan payable Nations.......................     --    131     123
       Floor plan payable Mitsui........................     19     --      --
       Current notes payable Pinemont...................    400    649     649
       Current notes payable Texas Commerce.............     --     --      --
       Current portion of long-term debt................  2,290  1,725   1,517
                                                         ------ ------  ------
         Total current debt.............................  2,798  2,690   2,534
                                                         ------ ------  ------
      Long-term portion of debt:
       Notes payable Pinemont Bank......................    267    133     133
       Merchants Park Bank vehicles.....................     22     11      11
       Merchants Park Bank building and land............      6      1       1
       Notes payable Case Credit........................    515    685     685
       Notes payable Chicago Pneumatic..................     56     18      18
       Notes payable Ingersoll Rand.....................    115     25      14
       Notes payable John Deere.........................    374    252     252
       Notes payable Kubota Credit......................    203     46      46
       Notes payable Mitsui.............................    254    177     163
       Notes payable Miller Services....................    121     19      19
       Notes payable Orix...............................    214     28      28
       Notes payable Jack Fulton........................    532    444     444
       Notes payable Navistar...........................      4     --      --
                                                         ------ ------  ------
         Total long-term debt...........................  2,683  1,839   1,814
                                                         ------ ------  ------
         Total debt..................................... $5,481 $4,529  $4,348
                                                         ====== ======  ======

  Interest and principal is payable monthly or quarterly at rates ranging from 5.7% to 12%. The note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of Lone Star. Lone Star is in compliance with covenants in all agreements. Substantially all rental equipment, property and equipment, and accounts receivable of Lone Star are pledged as collateral for the bank line of credit demand notes, and notes related to purchases of certain businesses.

                            LONE STAR RENTALS, INC.

  On bank notes payable, Lone Star incurred interest expense of $605,000, $778,000 and $66,000 for the periods ended December 31, 1995 and December 31, 1996 and March 16, 1997, respectively.

  Maturities of debt are as follows at March 16, 1997 (in thousands):

      1997............................................................... $2,534
      1998...............................................................    878
      1999...............................................................    523
      2000...............................................................    287
      2001...............................................................    126
                                                                          ------
                                                                          $4,348
                                                                          ======

8. Obligations under capital leases

  Capitalized leases recorded as assets consist of the following (in thousands):

                                                          December
                                                             31,
                                                         ------------  March 16,
                                                         1995   1996     1997
                                                         -----  -----  ---------
      Compaction and concrete........................... $ 180  $ 180    $ 180
      Forklifts, highreach and scaffolding..............    81     81       81
      Trenchers and trailers............................   254    254      254
      Pumps.............................................   245    245      245
      Other.............................................    46     46       46
                                                         -----  -----    -----
                                                           806    806      806
      Less: accumulated depreciation....................  (127)  (249)    (270)
                                                         -----  -----    -----
                                                         $ 679  $ 557    $ 536
                                                         =====  =====    =====

  Obligations under capital leases consists of the following (in thousands):

                                                             December
                                                                31,
                                                             --------- March 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Leases payable AEL/Reli............................... $466 $244   $ 55
      Leases payable Associated.............................   73  156    338
      Leases payable Bankers Leasing........................   28    6     --
      Leases payable Clark Financials.......................   50   34     14
      Leases payable Manifest Group.........................   23   14      3
                                                             ---- ----   ----
                                                              640  454    410
                                                             ==== ====   ====
      Current portion.......................................  267  284    223
                                                             ---- ----   ----
      Long-term portion..................................... $373 $170   $187
                                                             ==== ====   ====

  Future minimum lease payments as of March 16, 1997 are (in thousands):

      1997................................................................. $267
      1998.................................................................  117
      1999.................................................................   51
      2000.................................................................   18
      Thereafter...........................................................   --
                                                                            ----
                                                                            $453
                                                                            ====

                            LONE STAR RENTALS, INC.

9. Commitments and Contingencies

 Operating leases

  Lone Star leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $241,000 and $236,000 for the years ended December 31, 1995 and 1996 respectively, and $49,000 for the period ended March 16, 1997.

  Future minimum rental commitments as of March 16, 1997 under non-cancelable operating leases are (in thousands):

      1997............................................................... $  192
      1998...............................................................    242
      1999...............................................................    242
      2000...............................................................    242
      2001...............................................................    242
      Thereafter.........................................................     51
                                                                          ------
                                                                          $1,211
                                                                          ======

 Legal matters

  Lone Star is party to legal proceedings and potential claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Lone Star's financial position, results of operations or cash flows.

10. Subsequent events

  On March 17, 1997, Lone Star's owner sold substantially all of Lone Star's assets to NES Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc. for a $10,579,711 cash payment (subject to a customary purchase price adjustment mechanism), a promissory note in the principal amount of $500,000 ($350,000 of which is in partial consideration for such assets and $150,000 of which is in consideration for certain non-compete covenants by Lone Star's former owner) and the assumption of certain liabilities and obligations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder
of BAT Rentals, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows, present fairly, in all material respects, the financial position of BAT Rentals, Inc. at December 31, 1995 and 1996 and March 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the three months ended March 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
November 4, 1997

                               BAT RENTALS, INC.

                                 BALANCE SHEETS
                                 (in thousands)

                                            December 31, December 31, March 31,
                                                1995         1996       1997
                                            ------------ ------------ ---------
Assets:
 Cash and cash equivalents.................   $ 1,879      $ 1,750     $ 1,609
 Accounts receivable, net..................     1,107        1,322       1,574
 Inventory, net............................       672          645         530
 Rental equipment, net.....................     4,434        5,779       5,945
 Property and equipment, net...............     1,976        1,855       1,808
 Prepaid and other assets..................        43          153          30
                                              -------      -------     -------
   Total assets............................   $10,111      $11,504     $11,496
                                              =======      =======     =======
Liabilities and Stockholders' Equity:
 Accounts payable..........................   $   126      $    36     $    84
 Accrued expenses and other liabilities....       200          121         216
 Debt......................................     3,191        3,302       2,891
                                              -------      -------     -------
   Total liabilities.......................     3,517        3,459       3,191
 Common stock, $10 par, 1,000 shares
  authorized, 700 shares issued and
  outstanding..............................         7            7           7
 Other paid-in capital.....................         2            2           2
 Retained earnings.........................     7,514        8,965       9,225
 Treasury stock............................      (929)        (929)       (929)
                                              -------      -------     -------
   Total stockholders' equity..............     6,594        8,045       8,305
                                              -------      -------     -------
   Total liabilities and stockholders'
    equity.................................   $10,111      $11,504     $11,496
                                              =======      =======     =======



   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                        For the Years Ended    For the Three
                                     ------------------------- Months Ended
                                     December 31, December 31,   March 31,
                                         1995         1996         1997
                                     ------------ ------------ ------------- ---
Revenues:
 Rental revenues...................    $ 4,856      $ 6,328       $1,457
 Rental equipment sales............      2,486        2,879          995
 New equipment sales...............      4,733        3,547        1,250
 Other.............................        378          386          100
                                       -------      -------       ------
   Total revenues..................     12,453       13,140        3,802
                                       -------      -------       ------
Cost of Revenues:
 Rental equipment expenses.........         80          184           12
 Rental equipment depreciation.....      2,059        2,576          707
 Cost of rental equipment sales....        968        1,411          352
 Cost of new equipment sales.......      4,052        2,961        1,010
 Direct operating expense..........      1,653        1,623          450
                                       -------      -------       ------
   Total cost of revenues..........      8,812        8,755        2,531
                                       -------      -------       ------
Gross profit.......................      3,641        4,385        1,271
Selling, general and administrative
 expenses..........................      1,552        1,399          489
Non-rental depreciation and
 amortization......................        116          109           25
                                       -------      -------       ------
Operating income...................      1,973        2,877          757
Other income (expense), net........         29          120           (1)
Interest income (expense), net.....       (103)        (196)         (46)
                                       -------      -------       ------
Net income.........................    $ 1,899      $ 2,801       $  710
                                       =======      =======       ======
Pro Forma Tax Provision
 (Unaudited):
Income before income taxes.........    $ 1,899      $ 2,801       $  710
Pro forma provision for income
taxes..............................        646          952          241
                                       -------      -------       ------
Pro forma net income...............    $ 1,253      $ 1,849       $  469
                                       =======      =======       ======


   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                            For the Years Ended    For the Three
                                         ------------------------- Months Ended
                                         December 31, December 31,   March 31,
                                             1995         1996         1997
                                         ------------ ------------ -------------
Operating Activities:
 Net income............................    $ 1,899      $ 2,801       $  710
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation.........................      2,175        2,685          732
  Gain on sale of equipment............     (1,527)      (1,468)        (657)
  Changes in operating assets and
   liabilities:
   Accounts receivable.................        (27)        (215)        (252)
   Inventories.........................        (42)          26          115
   Prepaid and other assets............         45         (110)         123
   Accounts payable....................         76          (90)          48
   Accrued expenses and other
    liabilities........................        110          (79)          95
                                           -------      -------       ------
Net cash provided by operating
 activities............................      2,709        3,550          914
                                           -------      -------       ------
Investing Activities:
 Purchases of rental equipment.........     (3,953)      (5,332)      (1,211)
 Proceeds from sale of rental
  equipment............................      2,486        2,879          995
 Purchases of property and equipment...        (52)          (2)          --
 Proceeds from sale of property and
  equipment............................         --           14           23
                                           -------      -------       ------
Net cash used in investing activities..     (1,519)      (2,441)        (193)
                                           -------      -------       ------
Financing Activities:
 Proceeds from long-term debt..........      1,303        1,465           --
 Payments on long-term debt............       (771)      (1,353)        (412)
 Dividends paid........................     (1,500)      (1,350)        (450)
                                           -------      -------       ------
Net cash used in financing activities..       (968)      (1,238)        (862)
                                           -------      -------       ------
Net increase (decrease) in cash and
 cash equivalents......................        222         (129)        (141)
Cash and cash equivalents at beginning
 of period.............................      1,657        1,879        1,750
                                           -------      -------       ------
Cash and cash equivalents at end of
 period................................    $ 1,879      $ 1,750       $1,609
                                           =======      =======       ======
Supplemental Non-Cash Flow Information:
 Cash paid for interest................    $   227      $   244       $   56
                                           =======      =======       ======

   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                            Common Stock                       Total
                         ------------------- Paid-In Treasury Retained  Stockholders'
                         Shares Stated Value Capital  Stock   Earnings     Equity
                         ------ ------------ ------- -------- --------  -------------
Balance at December 31,
 1994...................  700       $ 7        $ 2    $(929)  $ 7,115      $ 6,195
Net income..............   --        --         --       --     1,899        1,899
Dividends...............   --        --         --       --    (1,500)      (1,500)
                          ---       ---        ---    -----   -------      -------
Balance at December 31,
 1995...................  700         7          2     (929)    7,514        6,594
Net income..............   --        --         --       --     2,801        2,801
Dividends...............   --        --         --       --    (1,350)      (1,350)
                          ---       ---        ---    -----   -------      -------
Balance at December 31,
 1996...................  700         7          2     (929)    8,965        8,045
Net income..............   --        --         --       --       710          710
Dividends...............   --        --         --       --      (450)        (450)
                          ---       ---        ---    -----   -------      -------
Balance at March 31,
 1997...................  700       $ 7        $ 2    $(929)  $ 9,225      $ 8,305
                          ===       ===        ===    =====   =======      =======




   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  BAT Rentals, Inc. ("BAT") is an S corporation primarily involved in the sale, financing and rental of construction equipment to construction contractors and industrial companies. BAT operates from one facility in Las Vegas, Nevada.

 Financial statement presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Rental revenues

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 Cash and cash equivalents

  Cash and cash equivalents are short-term highly liquid investments with original maturities of three months or less.

 Inventory

  BAT's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 Rental equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line and accelerated methods over an estimated 5 to 7 year useful life with no salvage value.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 31.5 years for buildings, 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 Adoption of new accounting pronouncement

  On January 1, 1996, BAT adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires

                               BAT RENTALS, INC.

impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of, exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on BAT's financial position at March 31, 1997 or results of operations for the period then ended.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar instruments as of March 31, 1997 and approximates the carrying value of the debt due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Concentration of credit risk

  Financial instruments that potentially subject BAT to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and BAT's geographic dispersion. BAT performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. BAT maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $116,200, $116,200 and $96,300 at March 31, 1997, December 31,
1996 and 1995, respectively.

 Income taxes

  BAT has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, BAT's income, deductions and credits are reported on the income tax returns of BAT's stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes are calculated at a statutory tax rate of 34%.

 Related party transactions

  As disclosed in these financial statements, BAT has participated in certain transactions with related parties.

2. Inventory

  Inventory consists of the following (in thousands):

                                                           December
                                                              31,
                                                           ----------  March 31,
                                                           1995  1996    1997
                                                           ----  ----  ---------
      New equipment....................................... $342  $365    $300
      Parts...............................................  418   438     381
      Contractor supplies.................................   77    75      76
      Other...............................................    7     8      14
                                                           ----  ----    ----
                                                            844   886     771
      Less: reserve....................................... (172) (241)   (241)
                                                           ----  ----    ----
      Total inventory, net................................ $672  $645    $530
                                                           ====  ====    ====

                               BAT RENTALS, INC.

3. Rental Equipment

  Rental equipment consists of the following (in thousands):

                                                       December 31,
                                                      ---------------  March 31,
                                                       1995    1996      1997
                                                      ------  -------  ---------
      Rental equipment............................... $9,387  $11,397   $11,545
      Less: accumulated depreciation................. (4,953)  (5,618)   (5,600)
                                                      ------  -------   -------
      Rental equipment, net.......................... $4,434  $ 5,779   $ 5,945
                                                      ======  =======   =======

4. Property and Equipment

  Property and equipment, net, consists of the following (in thousands):

                                                       December 31,
                                                       --------------  March 31,
                                                        1995    1996     1997
                                                       ------  ------  ---------
      Land and land improvements...................... $  807  $  807   $  807
      Building........................................  1,336   1,336    1,336
      Machinery and shop equipment....................     60      63       68
      Furniture and fixtures..........................    424     440      442
      Vehicles........................................    910     889      838
                                                       ------  ------   ------
      Total property and equipment, at cost...........  3,537   3,535    3,491
      Less: accumulated depreciation.................. (1,561) (1,680)  (1,683)
                                                       ------  ------   ------
      Property and equipment, net..................... $1,976  $1,855   $1,808
                                                       ======  ======   ======

5. Prepaid and Other Assets

  Prepaid and other assets consists of the following (in thousands):

                                                         December 31,
                                                         ------------- March 31,
                                                          1995   1996    1997
                                                         ------ ------ ---------
      Receivable from EPA............................... $  --  $  108    $--
      Prepaid insurance.................................    29      31      5
      Prepaid advertising...............................     7       7      3
      Other.............................................     7       7     22
                                                         -----  ------    ---
                                                         $  43  $  153    $30
                                                         =====  ======    ===

6. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consist of the following (in thousands):

                                                             December
                                                                31,
                                                             --------- March 31,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Accrued expenses...................................... $ 72 $ 21   $ 68
      Sales tax payable.....................................   52   54     78
      Accrued profit sharing................................   --   46     70
      Accrued equipment sales payable.......................   76   --     --
                                                             ---- ----   ----
                                                             $200 $121   $216
                                                             ==== ====   ====

                               BAT RENTALS, INC.

7. Debt

  Debt consists of the following (in thousands):

                                                        December 31,
                                                        ------------- March 31,
                                                         1995   1996    1997
                                                        ------ ------ ---------
      Notes payable, secured by rental equipment,
       payable through various dates ending February
       2000, interest rates ranging from 7.9% to prime
       plus 1%........................................  $1,295 $1,630  $1,428
      Notes payable, related party, secured by rental
       equipment, with interest ranging from 7.5% to
       prime plus 1%..................................     177    223     188
      Notes payable, secured by trust deed on property
       and buildings, with interest at prime plus 1%
       maturing May 1997..............................     167     --      --
      Notes payable, shareholder, secured by rental
       equipment with interest at prime plus 1%,
       minimum rate of 9.75%..........................     328    288     245
      Revolving credit line, secured by rental
       equipment and inventory, with a limit of
       $1,250,000. Interest payable monthly at Bank of
       America's reference rate plus 0.65%............   1,009    814     871
      Other contracts payable, secured by rental
       equipment and inventory, due upon sale of
       collateral or within one year of the date of
       purchase if not sold...........................     215    347     159
                                                        ------ ------  ------
      Total debt......................................  $3,191 $3,302  $2,891
                                                        ====== ======  ======

  BAT's agreement with the bank provides for a secured revolving line of credit of $1,250,000 maturing no later than May 31, 1997. The bank and senior note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of BAT. BAT is in compliance with covenants in all agreements. Substantially all of BAT's assets are pledged as collateral for the long-term debt.

  Maturities of debt are as follows at March 31, 1997 (in thousands):

      1997............................................................... $1,685
      1998...............................................................    800
      1999...............................................................    397
      2000...............................................................      9
      2001...............................................................     --
      Thereafter.........................................................     --
                                                                          ------
                                                                          $2,891
                                                                          ======

 Legal matters

  BAT is party to legal proceedings and claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on BAT's financial position, results of operations or cash flows.

                               BAT RENTALS, INC.

8. Employee Benefit Plans

  BAT sponsors a profit sharing plan (the "Plan") in which employees with greater than one year of service are eligible. Under the Plan, BAT contributes 15% of each eligible employee's base annual wages to a trust out of its net profits. Effective January 1, 1997, five percent of the eligible employee's wages are deposited into a 401(k) plan and the remaining 10% portion is contributed to a separate profit sharing plan. In addition, eligible employees can defer up to 10% of their salary with a partially matching contribution by BAT. The employer contributions vest over a seven year period. Contributions by BAT to the Plan were $195,100, $198,500 and $0 for the years ended December 31, 1995 and 1996 and the period ended March 31, 1997, respectively.

9. Related Party Transactions

  Paul Bronken, President and beneficial owner of a majority of the shares of BAT, and H. L. Butler, an employee and officer of BAT, loaned the Company approximately $110,700 and $325,200 during the years ended December 31, 1995 and 1996, respectively, to finance rental equipment purchases. Interest expense related to these loans was $46,000, $48,200 and $11,200 for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively.

10. Subsequent Events

  On April 1, 1997, BAT's owner sold substantially all of BAT's assets to BAT Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc., for a $15.4 million cash payment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Sprint Industrial Services, Inc. and
the Board of Directors of
National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in divisional equity and of cash flows, present fairly, in all material respects, the financial position of Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) at December 31, 1995, December 31, 1996, and June 30, 1997 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 4, 1997

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                                 BALANCE SHEETS
                                 (in thousands)

                                                                          June
                                               December 31, December 31,   30,
                                                   1995         1996      1997
                                               ------------ ------------ -------
Assets:
 Cash.........................................   $    14      $   238    $   373
 Accounts receivable, net.....................     1,922        1,829      2,089
 Inventory....................................        --           --        261
 Rental equipment, net........................     8,118        9,741     10,477
 Property and equipment, net..................       584          607        757
 Prepaid expenses and other assets............        89          131        105
                                                 -------      -------    -------
   Total assets...............................   $10,727      $12,546    $14,062
                                                 =======      =======    =======
Liabilities and Divisional Equity:
 Accounts payable.............................   $   201      $    24    $   282
 Accrued expenses and other liabilities.......       182          263        381
 Debt.........................................     7,370        8,987      8,624
                                                 -------      -------    -------
   Total liabilities..........................     7,753        9,274      9,287
                                                 -------      -------    -------
Intercompany..................................     1,382        1,054        837
Commitments and contingencies (Note 8)
Divisional equity.............................     1,592        2,218      3,938
                                                 -------      -------    -------
   Total liabilities and divisional equity....   $10,727      $12,546    $14,062
                                                 =======      =======    =======



   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                  Year Ended
                                           ------------------------- Six Months
                                           December 31, December 31, Ended June
                                               1995         1996      30, 1997
                                           ------------ ------------ ----------
Revenues:
 Rental revenues..........................    $7,475      $ 9,172      $5,715
 Other income.............................       404          426         327
                                              ------      -------      ------
   Total revenues.........................     7,879        9,598       6,042
                                              ------      -------      ------
Cost of Revenues:
 Rental equipment expenses................     1,648        1,395         470
 Rental equipment depreciation............     1,376        2,025       1,109
 Direct operating expenses................       257          197         173
                                              ------      -------      ------
   Total cost of revenues.................     3,281        3,617       1,752
                                              ------      -------      ------
Gross profit..............................     4,598        5,981       4,290
Selling, general and administrative
 expenses.................................     2,977        4,333       2,028
Non-rental depreciation and amortization..        99          145          83
                                              ------      -------      ------
Operating income..........................     1,522        1,503       2,179
Other income (expense), net...............         1           14         (10)
Interest income (expense), net............      (868)      (1,037)       (553)
                                              ------      -------      ------
Net income................................    $  655      $   480      $1,616
                                              ======      =======      ======
Pro Forma Tax Provision (Unaudited):
 Income before income taxes...............    $  655      $   480      $1,616
 Pro forma provision for income taxes.....       229          168         566
                                              ------      -------      ------
 Pro forma net income.....................    $  426      $   312      $1,050
                                              ======      =======      ======



   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                            Year Ended
                                     ------------------------- Six Months Ended
                                     December 31, December 31,     June 30,
                                         1995         1996           1997
                                     ------------ ------------ ----------------
Operating Activities:
 Net income.........................   $   655      $   480        $ 1,616
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation......................     1,475        2,170          1,192
  Changes in operating assets and
   liabilities:
   Accounts receivable..............      (779)          93           (260)
   Inventory........................        --           --           (261)
   Prepaid expenses and other
    assets..........................       206          (42)            26
   Accounts payable.................       166         (177)           258
   Accrued expenses and other
    liabilities.....................       335         (247)           (99)
                                       -------      -------        -------
Net cash provided by operating
 activities.........................     2,058        2,277          2,472
                                       -------      -------        -------
Investing Activities:
 Purchases of rental equipment......    (4,725)      (3,716)        (1,879)
 Purchases of property and
  equipment.........................      (100)        (100)          (198)
                                       -------      -------        -------
Net cash used in investing
activities..........................    (4,825)      (3,816)        (2,077)
                                       -------      -------        -------
Financing Activities:
 Proceeds from long-term debt.......     2,682        2,768             19
 Payments on long-term debt.........        --         (631)          (883)
 Capital contribution...............       161          146            114
 Net proceeds from (payments on)
  line of credit....................       (80)        (520)           500
 Dividends paid.....................        --           --            (10)
                                       -------      -------        -------
Net cash provided by (used in)
 financing activities...............     2,763        1,763           (260)
                                       -------      -------        -------
Net increase (decrease) in cash.....        (4)         224            135
Cash at beginning of period.........        18           14            238
                                       -------      -------        -------
Cash at end of period...............   $    14      $   238        $   373
                                       =======      =======        =======
Supplemental Non-Cash Flow
 Information:
 Cash paid for interest.............   $   658      $   901        $   460
                                       =======      =======        =======


   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                                 (in thousands)

                                                                     Total
                                                               Divisional Equity
                                                               -----------------
Balance at December 31, 1994..................................      $  776
Net income....................................................         655
Capital Contribution..........................................         161
                                                                    ------
Balance at December 31, 1995..................................       1,592
Net income....................................................         480
Capital Contribution..........................................         146
                                                                    ------
Balance at December 31, 1996..................................       2,218
Net Income....................................................       1,616
Capital Contribution..........................................         114
Dividends.....................................................         (10)
                                                                    ------
Balance at June 30, 1997......................................      $3,938
                                                                    ======





   The accompanying notes are an integral part of these financial statements.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) ("Sprintank") are primarily involved in the short-term rental of industrial storage equipment to chemical manufacturing, and refining industries. At June 30, 1997, Sprintank had seven equipment rental locations in Texas, Louisiana, and Alabama.

 Financial statement presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Rental revenues

  Rental revenues are recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term. For rental contracts greater than one month, rental revenues are recognized ratably over the contract period.

 Rental equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line method over an estimated useful life with no salvage value. Estimated useful lives of rental equipment ranged from three to ten years. Accumulated depreciation on rental equipment was $3,209,000, $4,963,000 and $5,901,000 at December 31, 1995 and 1996 and June
30, 1997, respectively.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from five to seven years for vehicles, delivery and shop equipment, and three to ten years for office furniture and leasehold improvements.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 Inventory

  Sprintank's inventories primarily consist of items such as tires for replacement on delivery vehicles and are not for sale or rental. Inventories are stated at the lower of average cost or market.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes payable and is determined using current interest rates for similar instruments as of the years ended December 31, 1995 and 1996 and the period ended June 30, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Such estimates and assumptions include those made regarding the estimated useful lives of depreciable assets. Actual results could differ from those estimates. Management believes that its estimates are reasonable.

 Concentration of credit risk

  Financial instruments that potentially subject Sprintank to significant concentrations of credit risk consist primarily of trade accounts receivable from industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of large customers with recurring rentals. Sprintank performs credit evaluations of its customers' financial condition and does not require collateral on accounts receivable. Sprintank maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $0, $20,000 and $0 at December 31, 1995 and 1996 and June 30, 1997, respectively.

 Related party transactions

  As disclosed in these financial statements, Sprintank has participated in certain transactions with related parties during the current and previous years until acquisition of substantially all of the assets of Sprintank by a wholly owned subsidiary of National Equipment Services, Inc. (see Note 8). In the opinion of management, all transactions with related parties have been conducted at arm's-length.

 Income taxes

  Sprintank's parent is a subchapter S corporation. Taxes are the responsibility of the individual shareholders of the parent. The pro forma provision for divisional income taxes approximates Sprintank's tax provision on a stand alone basis.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2. Rental Equipment

  Rental equipment consists of the following (in thousands):

                                                       December 31,      June
                                                      ----------------    30,
                                                       1995     1996     1997
                                                      -------  -------  -------
      Trailers....................................... $ 4,774  $ 5,921  $ 6,890
      Frac tanks.....................................   4,420    5,669    6,068
      Tanks..........................................   1,097    1,332    1,373
      Dewatering boxes...............................     261      448      452
      Vacuum boxes...................................     210      442      550
      Phase separator................................     273      274      276
      Rolloff boxes..................................     208      201      253
      Other..........................................      84      417      516
                                                      -------  -------  -------
                                                       11,327   14,704   16,378
      Less: accumulated depreciation.................  (3,209)  (4,963)  (5,901)
                                                      -------  -------  -------
                                                      $ 8,118  $ 9,741  $10,477
                                                      =======  =======  =======

3. Property and Equipment

  Property and equipment, net, consist of the following (in thousands):

                                                         December 31,
                                                         -------------  June 30,
                                                         1995    1996     1997
                                                         -----  ------  --------
      Vehicles and delivery equipment................... $ 732  $  881   $1,057
      Shop equipment....................................    55     135      156
      Office equipment..................................   175      46       47
                                                         -----  ------   ------
                                                           962   1,062    1,260
      Less: accumulated depreciation....................  (378)   (455)    (503)
                                                         -----  ------   ------
                                                         $ 584  $  607   $  757
                                                         =====  ======   ======

4. Prepaid Expenses and Other Assets

  Prepaid expenses and other assets consist of the following (in thousands):

                                                          December 31,
                                                          ------------- June 30,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Prepaid insurance.................................. $  56  $  118   $ 73
      Other..............................................    33      13     32
                                                          -----  ------   ----
                                                          $  89  $  131   $105
                                                          =====  ======   ====

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


5. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consist of the following (in thousands):

                                                              December
                                                                 31,
                                                              --------- June 30,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Payroll accruals....................................... $ 10 $ 85   $ 79
      Deferred franchise taxes...............................   52   75    187
      Taxes payable..........................................   43   47     59
      Accrued interest.......................................   49   42     21
      Other..................................................   28   14     35
                                                              ---- ----   ----
                                                              $182 $263   $381
                                                              ==== ====   ====

6. Intercompany

  Interest on intercompany advances between Sprint Industrial Services, Inc. and Sprintank were imputed at a rate of 12% and is included in interest expense and treated as contributed capital.

7. Debt

  Debt consists of the following (in thousands):

                                                          December 31,
                                                          ------------- June 30,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Intercompany note payable to a related party,
       interest 12% for the year ended December 31,
       1995.............................................  $  100 $   -- $    --
      Notes payable to stockholders, interest at various
       rates ranging from 9% to 12%.....................     462  3,230   3,250
      Revolving line of credit of $700,000, $1,000,000
       and $1,000,000 for December 31, 1995, December
       31, 1996 and June 30, 1997, respectively. In
       1995, interest is payable monthly at prime plus
       2%. For the periods ending December 31, 1996 and
       June 30, 1997, interest is payable quarterly at
       the bank's prime rate............................     520     --     500
      Notes payable to a bank, interest and principal
       payable monthly or quarterly at rates ranging
       from 5.7% to 12% for the periods ending December
       31, 1995, December 31, 1996 and June 30, 1997....   6,192  5,682   4,840
      Notes payable--insurance, interest and principal
       payable monthly at rates ranging from 7.43% to
       8.50% for the periods ending December 31, 1995,
       December 31, 1996 and June 30, 1997,
       respectively.....................................      96     75      34
                                                          ------ ------ -------
                                                          $7,370 $8,987 $ 8,624
                                                          ====== ====== =======

  Sprintank's agreement with the bank provided for a secured line of credit of $700 in 1995, maturing no later than April 30, 1996. At December 31, 1995, $520 was borrowed against the line of credit. At December 31, 1996, Sprintank had a secured line of credit for $1,000, maturing no later than April 30, 1997. At December 31, 1996, nothing was borrowed against the line. During 1997, the $1,000 line of credit was amended, extending the maturity date to no later than April 30, 1998. At June 30, 1997, $500 was borrowed against the line of credit.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  The bank note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of Sprintank. Sprintank is in compliance with covenants in all agreements. Substantially all rental equipment, property and equipment, and accounts receivable of Sprintank are pledged as collateral for the bank line of credit, demand notes, and notes related to purchases of certain businesses.

  Sprintank incurred interest expense of $64, $357 and $192 on borrowings from related parties in the periods ended December 31, 1995, December 31, 1996 and June 30, 1997, respectively.

  On bank notes payable, Sprintank incurred interest expense of $643, $536 and $247 for the periods ended December 31, 1995, December 31, 1996 and June 30, 1997, respectively.

8. Commitments and Contingencies

 Operating leases

  Sprintank leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $96, $87, and $53, for the years ended December 31, 1995 and 1996 and for the period ended June 30, 1997, respectively.

  Future minimum rental commitments as of June 30, 1997 under noncancelable operating leases are (in thousands):

      1997................................................................. $ 29
      1998.................................................................   96
      1999.................................................................   82
      2000.................................................................   77
      2001.................................................................   74
      Thereafter...........................................................  287
                                                                            ----
                                                                            $645
                                                                            ====

 Legal matters

  Sprintank is not a party to any legal proceedings or claims as of June 30, 1997.

9. Subsequent Events

  On June 30, 1997, Sprintank's owner sold substantially all of Sprintank's assets to NES Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc., for a $25,256,431 cash payment (subject to a customary purchase price adjustment mechanism) and the assumption of certain liabilities and obligations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
of MST Enterprises, Inc. (d/b/a
Equipco Rentals & Sales) and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of MST Enterprises, Inc. (d/b/a Equipco Rentals & Sales) at October 31, 1995 and 1996, and at July 17, 1997 and the results of its operations and its cash flows for each of the two years in the period ended October 31, 1996, and for the period from November 1, 1996 through July 17, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
November 4, 1997

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                                 BALANCE SHEETS
                                 (in thousands)

                                                                          July
                                                 October 31, October 31,  17,
                                                    1995        1996      1997
                                                 ----------- ----------- ------
Assets:
 Cash...........................................   $   95      $  207    $   84
 Accounts receivable, net.......................      523         580       642
 Inventory......................................      186         206       352
 Rental equipment net...........................    2,047       2,553     3,007
 Property and equipment, net....................      333         337       221
 Prepaid and other assets.......................      153         219       276
                                                   ------      ------    ------
   Total assets.................................   $3,337      $4,102    $4,582
                                                   ======      ======    ======
Liabilities and Stockholders' Equity:
 Accounts payable...............................   $  470      $  513    $  384
 Accrued expenses and other liabilities.........      241         281       387
 Debt...........................................    1,846       2,393     2,396
                                                   ------      ------    ------
   Total liabilities............................    2,557       3,187     3,167
                                                   ------      ------    ------
Commitments and contingencies (Note 9)
 Common stock, $10 par, 2,500 shares authorized,
  1,000 shares issued and outstanding...........       10          10        10
 Retained earnings..............................      770         905     1,405
                                                   ------      ------    ------
   Total stockholders' equity...................      780         915     1,415
                                                   ------      ------    ------
   Total liabilities and stockholders' equity...   $3,337      $4,102    $4,582
                                                   ======      ======    ======



   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                 Year Ended
                                           ----------------------- Period Ended
                                           October 31, October 31,   July 17,
                                              1995        1996         1997
                                           ----------- ----------- ------------
Revenues:
 Rental revenues..........................   $3,213      $3,605       $2,835
 Rental equipment sales...................      552         391          447
 New equipment sales......................    1,581       1,805        1,055
 Other....................................       44          31           32
                                             ------      ------       ------
   Total revenues.........................    5,390       5,832        4,369
                                             ------      ------       ------
Cost of Revenues:
 Rental equipment expenses................      264         355          141
 Rental equipment depreciation............      934       1,163          890
 Cost of rental equipment sales...........      118         181          125
 Cost of new equipment sales..............    1,461       1,232          691
 Other direct operating expenses..........      885         852          712
                                             ------      ------       ------
   Total cost of revenues.................    3,662       3,783        2,559
                                             ------      ------       ------
Gross profit..............................    1,728       2,049        1,810
Selling, general and administrative
 expenses.................................    1,339       1,519          823
Non-rental depreciation and amortization..       84         123           76
                                             ------      ------       ------
Operating income..........................      305         407          911
Other income (expense), net...............       --         (37)          20
Interest income (expense), net............     (160)       (143)         (94)
                                             ------      ------       ------
Income before income taxes................      145         227          837
Income tax expense........................       63          92          337
                                             ------      ------       ------
Net income................................   $   82      $  135       $  500
                                             ======      ======       ======


   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                Year Ended
                                          ----------------------- Period Ended
                                          October 31, October 31,   July 17,
                                             1995        1996         1997
                                          ----------- ----------- ------------
Operating Activities:
Net income...............................   $   82      $  135       $  500
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Depreciation............................    1,034       1,294          967
 Gain on sale of equipment...............     (434)       (144)        (325)
 Changes in operating assets and
  liabilities:
  Accounts receivable....................      (84)        (57)         (62)
  Inventory..............................        7         (20)        (146)
  Prepaid and other assets...............        6         (66)         (57)
  Accounts payable.......................       13          43         (129)
  Accrued expenses and other liabilities.      116          40          106
                                            ------      ------       ------
Net cash provided by operating
 activities..............................      740       1,225          854
                                            ------      ------       ------
Investing Activities:
Purchases of rental equipment............   (1,568)     (1,820)      (1,443)
Proceeds from sale of rental equipment...      609         295          424
Purchases of property and equipment......     (203)       (239)          --
Proceeds from sale of property and
 equipment...............................       --         105           39
                                            ------      ------       ------
Net cash used in investing activities....   (1,162)     (1,659)        (980)
                                            ------      ------       ------
Financing Activities:
Proceeds from long-term debt.............      875       1,465          700
Payments on long-term debt...............     (499)       (919)        (697)
                                            ------      ------       ------
Net cash provided by financing
 activities..............................      376         546            3
                                            ------      ------       ------
Net increase (decrease) in cash..........      (46)        112         (123)
Cash at beginning of period..............      141          95          207
                                            ------      ------       ------
Cash at end of period....................   $   95      $  207       $   84
                                            ======      ======       ======
Supplemental Non-Cash Flow Information:
Cash paid for interest...................   $  172      $  152       $  108
                                            ======      ======       ======
Cash paid for income taxes...............   $   23      $  215       $  300
                                            ======      ======       ======


   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (in thousands except share amounts)

                                    Common Stock
                                    -------------                      Total
                                           Stated Paid-in Retained Stockholders'
                                    Shares Value  Capital Earnings    Equity
                                    ------ ------ ------- -------- -------------
Balance at October 31, 1994........ 1,000   $10     $--    $  688     $  698
Net income.........................    --    --      --        82         82
                                    -----   ---     ---    ------     ------
Balance at October 31, 1995........ 1,000    10      --       770        780
Net income.........................    --    --      --       135        135
                                    -----   ---     ---    ------     ------
Balance at October 31, 1996........ 1,000    10      --       905        915
Net income.........................    --    --      --       500        500
                                    -----   ---     ---    ------     ------
Balance at July 17, 1997........... 1,000   $10     $--    $1,405     $1,415
                                    =====   ===     ===    ======     ======





   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  MST Enterprises, Inc. (d/b/a Equipco Rentals & Sales) ("Equipco") is a C corporation primarily involved in the short-term rental and sales of general purpose construction equipment to industrial and construction companies. The Company operates from one facility in Harrisonburg, Virginia.

 Financial statement presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Rental revenues

  Rental revenues are recognized as earned over the lease term. Sales revenues are recognized at the point of delivery.

 Rental equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using accelerated methods over periods approximating five years.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is computed using accelerated methods ranging from three to five years.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 Adoption of new accounting pronouncement

  On January 1, 1996, Equipco adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of, exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on Equipco's financial position at July 17, 1997 or results of operations for the period then ended.

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


 Inventory

  Equipco's inventories are valued at average costs and consist primarily of items such as hand tools and accessories held for resale.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of July 17, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 Concentration of credit risk

  Financial instruments that potentially subject Equipco to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Equipco's geographic dispersion. Equipco performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. Equipco maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $40,000, $20,000 and $30,000 at October 31, 1995 and 1996 and July 17, 1997, respectively.

 Income taxes

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

 Related party transactions

  As disclosed in these financial statements, Equipco has participated in certain transactions with related parties.

2. Inventory

  Inventory consists of the following (in thousands):

                                                             October
                                                               31,
                                                            ----------  July 17,
                                                            1995  1996    1997
                                                            ----  ----  --------
      Merchandise.......................................... $199  $224    $382
      Less: reserve........................................  (13)  (18)    (30)
                                                            ----  ----    ----
        Total inventory, net............................... $186  $206    $352
                                                            ====  ====    ====

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


3. Rental Equipment

  Rental equipment consists of the following (in thousands):

                                                        October 31,      July
                                                      ----------------    17,
                                                       1995     1996     1997
                                                      -------  -------  -------
      Gross rental equipment......................... $ 4,669  $ 6,098  $ 6,992
      Less: accumulated depreciation.................  (2,622)  (3,545)  (3,985)
                                                      -------  -------  -------
                                                      $ 2,047  $ 2,553  $ 3,007
                                                      =======  =======  =======

4. Property and Equipment

  Property and equipment, net, consists of the following (in thousands):

                                                          October 31,
                                                          ------------  July 17,
                                                          1995   1996     1997
                                                          -----  -----  --------
      Vehicles........................................... $ 474  $ 625   $ 509
      Computer hardware..................................    80     52      53
      Furniture and fixtures.............................    49     30      28
      Leaseholds.........................................    35     34      27
      Farm assets........................................   241     13     --
                                                          -----  -----   -----
                                                            879    754     617
      Less: accumulated depreciation.....................  (546)  (417)   (396)
                                                          -----  -----   -----
                                                          $ 333  $ 337   $ 221
                                                          =====  =====   =====

5. Prepaid and Other Assets

  Prepaid and other assets consists of the following (in thousands):

                                                               October
                                                                 31,
                                                              --------- July 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Notes receivable....................................... $ 71 $155   $246
      Investments............................................   44   44    --
      Prepaid expenses.......................................   38   20     30
                                                              ---- ----   ----
                                                              $153 $219   $276
                                                              ==== ====   ====

  Notes receivable consists of $95,000 at July 17, 1997 due from a third party for the sale of non-business assets. Interest on the note accrues at 8% annually and payment of principal and interest is due quarterly through September 2003.

  Also included in notes receivable is a related party receivable of $55,700 at July 17, 1997. Interest on the note receivable accrues at the IRS blended rate (5.85% at July 17, 1997). Annual principal installments of $1,899 plus accrued interest are due through March 1999.

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


6. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                               October
                                                                 31,
                                                              --------- July 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Accrued salaries and wages............................. $168 $ 85   $ 55
      Other accrued expenses and liabilities.................   73  196    332
                                                              ---- ----   ----
                                                              $241 $281   $387
                                                              ==== ====   ====

7. Debt

  Debt consists of the following (in thousands):

                                                           October 31,   July
                                                          -------------  17,
                                                           1995   1996   1997
                                                          ------ ------ ------
      Notes payable to related parties, due 12/01/96,
       interest payable monthly at the Crestar Bank rate
       plus 2.0%........................................  $  490 $  --  $  --
      Revolving line of credit, interest payable monthly
       at the lessor of prime or 30 day libor plus 1.5%.   1,356  2,393  2,396
                                                          ------ ------ ------
                                                          $1,846 $2,393 $2,396
                                                          ====== ====== ======

  Equipco's line of credit provides $2,500,000 of available credit at October 31, 1995, October 31, 1996 and July 17, 1997. The line of credit is secured by substantially all of Equipco's assets.

  Maturities of debt are as follows at July 17, 1997 (in thousands):

      1997............................................................... $  147
      1998...............................................................    502
      1999...............................................................    390
      2000...............................................................    303
      2001...............................................................    235
      Thereafter.........................................................    819
                                                                          ------
                                                                          $2,396
                                                                          ======

8. Income Taxes

  The components of the provision for income taxes are as follows (in thousands):

                                                              October
                                                                31,
                                                             ---------- July 17,
                                                             1995  1996   1997
                                                             ----  ---- --------
      Current:
       Federal.............................................. $ 71  $73    $294
       State................................................   13   13      52
      Deferred:
       Federal..............................................  (18)   5      (7)
       State................................................   (3)   1      (2)
                                                             ----  ---    ----
                                                             $ 63  $92    $337
                                                             ====  ===    ====

                             MST ENTERPRISES, INC.
                         d/b/a EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                               October
                                                                 31,
                                                              --------- July 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      (Loss) income at statutory rate........................ $49  $77    $285
      Effect of state taxes, net.............................   9   14      51
      Other..................................................   5    1       1
                                                              ---  ---    ----
                                                              $63  $92    $337
                                                              ===  ===    ====

  Deferred tax liabilities are as follows (in thousands):

                                                               October
                                                                 31,
                                                              --------- July 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Inventory reserves..................................... $ 5  $ 7    $12
      Allowance for doubtful accounts........................  16    8     12
                                                              ---  ---    ---
      Net deferred tax liability............................. $21  $15    $24
                                                              ===  ===    ===

9. Commitments and Contingencies

 Operating leases

  Equipco leases certain facilities under operating leases on a month-to-month basis. Rent expense totaled $189,600, $189,600 and $118,500 for the years ended October 31, 1995 and 1996 and for the period ended July 17, 1997, respectively.

 Legal matters

  Equipco is party to legal proceedings and claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Equipco's financial position, results of operations or cash flows.

10. Employee Benefit Plans

  The Company sponsors a defined contribution pension plan (the "Plan"). Employees meeting eligibility requirements are automatically enrolled in the Plan. The Plan does not permit employee contributions and Equipco's contributions are discretionary as determined by the Board of Directors. Equipco's contributions to the plan totaled $10,000, $20,000 and $0 for each of the years ended October 31, 1995 and 1996 and for the period ended July 17, 1997, respectively.

11. Subsequent Events

  On July 18, 1997 Equipco's owner sold all of the outstanding common stock of Equipco to National Equipment Services, Inc. in exchange for a $5,980,000 cash payment (subject to a customary purchase price adjustment mechanism).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Work Safe Supply Company, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity, present fairly, in all material respects, the financial position of Work Safe Supply Company, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 4, 1998

                         WORK SAFE SUPPLY COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                  December 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
Assets:
Cash and cash equivalents........................................ $  666 $  383
Accounts receivable, net.........................................  2,647  3,279
Inventory, net...................................................    107    345
Rental equipment, net............................................  1,425  1,983
Property and equipment, net......................................    324    269
Prepaid and other assets.........................................     27    191
                                                                  ------ ------
    Total assets................................................. $5,196 $6,450
                                                                  ====== ======
Liabilities and Stockholders' Equity:
Accounts payable................................................. $  288 $  444
Accrued expenses and other liabilities...........................    157    207
Note payable--shareholder........................................    798    579
                                                                  ------ ------
    Total liabilities............................................  1,243  1,230
                                                                  ------ ------
Commitments and contingencies (Note 8)
Common stock, $1 par, 50,000 shares authorized, 13,500 shares
 issued and outstanding..........................................     13     13
Retained earnings................................................  3,940  5,207
                                                                  ------ ------
    Total stockholders' equity...................................  3,953  5,220
                                                                  ------ ------
    Total liabilities and stockholders' equity................... $5,196 $6,450
                                                                  ====== ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                         For the Years Ended
                                                             December 31,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
Revenues:
 Rental revenues........................................ $5,068  $5,258  $6,385
 Rental equipment sales.................................    627     774     891
 Other..................................................    521     538      88
                                                         ------  ------  ------
    Total revenues......................................  6,216   6,570   7,364
                                                         ------  ------  ------
Cost of Revenues:
 Rental equipment expenses..............................    685     753     867
 Rental equipment depreciation..........................    601     683     835
 Cost of rental equipment sales.........................    376     464     588
 Direct operating expense...............................  1,921   1,915   1,650
                                                         ------  ------  ------
    Total cost of revenues..............................  3,583   3,815   3,940
                                                         ------  ------  ------
Gross profit............................................  2,633   2,755   3,424
Selling, general and administrative expenses............  2,485   1,084   1,237
Non-rental depreciation.................................     78     115      80
                                                         ------  ------  ------
Operating income........................................     70   1,556   2,107
Other income (expense), net.............................    (47)    (57)      8
Interest income (expense), net..........................    (28)    (47)    (22)
                                                         ------  ------  ------
Net income (loss)....................................... $   (5) $1,452  $2,093
                                                         ======  ======  ======
Pro Forma Tax Provision (Unaudited):
 Income (loss) before income taxes...................... $   (5) $1,452  $2,093
 Pro forma provision (benefit) for income taxes.........     (2)    494     712
                                                         ------  ------  ------
 Pro forma net income (loss)............................ $   (3) $  958  $1,381
                                                         ======  ======  ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            For the Years
                                                          Ended December 31,
                                                          --------------------
                                                          1995   1996    1997
                                                          ----  ------  ------
Operating Activities:
 Net income (loss)....................................... $ (5) $1,452  $2,093
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................  679     798     915
  Gain on sale of equipment..............................  --      --      (51)
  Changes in operating assets and liabilities:
   Accounts receivable...................................   (2)   (327)   (632)
   Inventories...........................................  (15)    (10)   (238)
   Prepaid and other assets..............................   (5)      8    (164)
   Accounts payable......................................   69     (21)    156
   Accrued expenses and other liabilities................  106    (763)     50
                                                          ----  ------  ------
Net cash provided by operating activities................  827   1,137   2,129
                                                          ----  ------  ------
Investing Activities:
 Purchases of rental equipment........................... (783) (1,082) (1,277)
 Purchases of property and equipment..................... (127)   (116)    (90)
                                                          ----  ------  ------
Net cash (used) in investing activities.................. (910) (1,198) (1,367)
                                                          ----  ------  ------
Financing Activities:
 Proceeds from shareholder loan..........................  584      43      34
 Payments on shareholder loan............................ (296)    (98)   (253)
 Dividends paid..........................................  --      --     (826)
                                                          ----  ------  ------
Net cash (used) provided in financing activities.........  288     (55) (1,045)
                                                          ----  ------  ------
Net increase (decrease) in cash and cash equivalents.....  205    (116)   (283)
Cash and cash equivalents at beginning of period.........  577     782     666
                                                          ----  ------  ------
Cash and cash equivalents at end of period............... $782  $  666  $  383
                                                          ====  ======  ======
Disclosure of Cash Flow Information:
 Cash paid for interest.................................. $  1  $   10  $    3
                                                          ====  ======  ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                                            Common Stock
                                            -------------              Total
                                                   Stated Retained Stockholders'
                                            Shares Value  Earnings    Equity
                                            ------ ------ -------- -------------
Balance at December 31, 1994............... 13,500  $13    $2,493     $2,506
Net loss...................................    --   --         (5)        (5)
                                            ------  ---    ------     ------
Balance at December 31, 1995............... 13,500   13     2,488      2,501
Net income.................................    --   --      1,452      1,452
                                            ------  ---    ------     ------
Balance at December 31, 1996............... 13,500   13     3,940      3,953
Net income.................................    --   --      2,093      2,093
Dividends..................................    --   --       (826)      (826)
                                            ------  ---    ------     ------
Balance at December 31, 1997............... 13,500  $13    $5,207     $5,220
                                            ======  ===    ======     ======




  The accompanying notes are an integral part of these consolidated financial statements.

                        WORK SAFE SUPPLY COMPANY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  Work Safe Supply Company, Inc. (the "Company") is an S corporation involved in the rental and sale of traffic safety equipment primarily in the State of Michigan. Operations of the Company are conducted from the corporate headquarters in Grand Rapids, Michigan and three additional facilities also located in Michigan.

 Principles of consolidation

  The consolidated financial statements include accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 Inventory

  Inventory consist primarily of supplies used in the Company's operations. Inventory are stated at the lower of cost, determined by the first-in, first-out method, or market.

 Rental equipment

  Rental equipment is recorded at invoice cost. Depreciation for rental equipment acquired is computed using straight-line and accelerated methods over 3 to 5 year useful lives with no salvage value.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and equipment

  Property and equipment is recorded at invoice cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment are 31.5 years for buildings, 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

                        WORK SAFE SUPPLY COMPANY, INC.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for cash, trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar type instruments and approximates the carrying value of the debt as of December 31, 1997.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. The allowance for doubtful accounts was $174,000 and $198,000 at December 31, 1996 and 1997, respectively.

 Rental revenues

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 Income taxes

  The Company has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, the Company's income, deductions and credits are reported on the income tax returns of its stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes reflected on the statement of operations have been calculated at the federal statutory rate of 34%.

 Related party transactions

  The Company has participated in certain transactions with related parties as disclosed in the notes to these consolidated financial statements.

2. Rental Equipment

  Rental equipment consists of the following at December 31, (in thousands):

                                                                  1996    1997
                                                                 ------  ------
      Rental equipment.......................................... $3,415  $4,767
      Less: accumulated depreciation............................ (1,990) (2,784)
                                                                 ------  ------
      Rental equipment, net..................................... $1,425  $1,983
                                                                 ======  ======

  Depreciation expense on rental equipment totaled $601,000, $683,000 and $835,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                        WORK SAFE SUPPLY COMPANY, INC.

3. Property and Equipment

  Property and equipment, net, consists of the following at December 31, (in thousands):

                                                                     1996  1997
                                                                     ----  ----
      Land.......................................................... $  7  $  7
      Building......................................................  110   110
      Shop equipment................................................  160   166
      Office equipment..............................................   77    91
      Vehicles......................................................  450   336
                                                                     ----  ----
      Total property and equipment, at cost.........................  804   710
      Less: accumulated depreciation................................ (480) (441)
                                                                     ----  ----
      Property and equipment, net................................... $324  $269
                                                                     ====  ====

  Depreciation expense on property and equipment totaled $78,000, $115,000 and $80,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

4. Prepaid and Other Assets

  Prepaid and other assets consists of the following December 31, (in thousands):

                                                                      1996 1997
                                                                      ---- ----
      Notes receivable, related party................................ $--  $120
      Other assets...................................................  27    71
                                                                      ---  ----
                                                                      $27  $191
                                                                      ===  ====

  Notes receivable consists of a non-interest bearing related party receivable with annual payments of $24,000 due on June 1 of each year, commencing on June 1, 1998.

5. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consist of the following at December 31, (in thousands):

                                                                      1996 1997
                                                                      ---- ----
      Accrued expenses............................................... $ 26 $ 41
      Accrued salaries and benefits..................................   49   57
      Accrued state taxes............................................   61   96
      Other liabilities..............................................   21   13
                                                                      ---- ----
                                                                      $157 $207
                                                                      ==== ====

6. Employee Benefit Plans

  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees meeting eligibility requirements may elect to participate. Company contributions to the Plan are discretionary and employee vesting in Company contributions occur ratably over a six year period. Company contributions totaled $34,000, $49,000 and $42,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                        WORK SAFE SUPPLY COMPANY, INC.

7. Related Party Transactions

  The Company has unsecured notes payable due to shareholders totaling $798,000 and $579,000 at December 31, 1996 and 1997, respectively. The notes payable are non-interest bearing and payable upon demand. Imputed interest on the notes payable is calculated using published Applicable Federal Rates (AFR) in effect during the periods. Imputed interest totaled $34,000, $43,000 and $34,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Effective March 1997, the Company entered into a lease agreement for office space with its shareholders on a month-to-month basis for $3,000 per month. Rent expense under this obligation totaled $36,000 for the year ended December 31, 1997.

8. Commitments and Contingencies

  The Company has entered various vehicle and equipment operating leases with third parties which expire at various dates through January 2001. The Company has also entered into operating leases with related and third parties for office space which expire at various dates through December 2000. Rental expense incurred by the Company related to these leases totaled $69,000, $97,000 and $111,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Future minimum rental commitments as of December 31, 1997 under noncancelable operating leases are (in thousands):

      1998...............................................................  $115
      1999...............................................................    73
      2000...............................................................    29
      2001...............................................................     2
                                                                          -----
                                                                           $219
                                                                          =====

9. Subsequent Events

  On February 15, 1998, the Company's shareholders sold substantially all of the assets of the Company to National Equipment Services, Inc., for approximately $7.6 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Genpower Pump & Equipment, Inc. and the
Board of Directors of
National Equipment Services, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Genpower Pump & Equipment, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 3, 1998

                        GENPOWER PUMP & EQUIPMENT, INC.

                                 BALANCE SHEET

                               December 31, 1997
                                 (in thousands)

Assets
 Cash and cash equivalents............................................. $   20
 Accounts receivable, net..............................................  2,073
 Inventory.............................................................    561
 Rental equipment, net.................................................  1,920
 Property and equipment, net...........................................    192
 Deferred tax asset....................................................     44
                                                                        ------
   Total assets........................................................ $4,810
                                                                        ======
Liabilities and Stockholders' Equity
 Accounts payable...................................................... $  699
 Accrued expenses and other liabilities................................    799
 Debt..................................................................    833
 Notes payable--related parties........................................    176
                                                                        ------
   Total liabilities...................................................  2,507
                                                                        ------
Commitments and contingencies (Note 9)
Common stock, $1.00 par value; 1,000,000 shares authorized; 10,000
 shares issued and outstanding.........................................     10
Retained earnings......................................................  3,233
Treasury stock (Note 1)................................................   (940)
                                                                        ------
   Total stockholders' equity..........................................  2,303
                                                                        ------
   Total liabilities and stockholders' equity.......................... $4,810
                                                                        ======


   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                            STATEMENT OF OPERATIONS

                          Year Ended December 31, 1997
                                 (in thousands)

Revenues:
 Rental revenues....................................................... $ 7,110
 Rental equipment sales................................................     161
 New equipment sales...................................................   4,393
 Other.................................................................     437
                                                                        -------
   Total revenues......................................................  12,101
                                                                        -------
Cost of revenues:
 Rental equipment expenses.............................................   1,344
 Rental equipment depreciation.........................................     560
 Cost of rental equipment sales........................................     111
 Cost of new equipment sales...........................................   3,108
 Direct operating expenses.............................................   1,519
                                                                        -------
   Total cost of revenues..............................................   6,642
                                                                        -------
Gross profit...........................................................   5,459
Selling, general and administrative expenses...........................   2,797
Nonrental depreciation and amortization................................      37
                                                                        -------
Operating income.......................................................   2,625
Other income, net......................................................      13
Interest expense, net..................................................    (103)
                                                                        -------
Income before income taxes.............................................   2,535
Income tax expense.....................................................     859
                                                                        -------
Net income............................................................. $ 1,676
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (in thousands)

                                                     Treasury
                                     Common stock      stock
                                     ------------- --------------
                                            Stated         Stated  Retained
                                            value  Shares  value   earnings Total
                                     Shares ------ ------  ------  -------- ------
Balance at December 31, 1996........   10    $ 10     (3)  $(940)   $1,557  $  627
Net income..........................                                 1,676   1,676
                                      ---    ----  -----   -----    ------  ------
Balance at December 31, 1997........   10    $ 10     (3)  $(940)   $3,233  $2,303
                                      ===    ====  =====   =====    ======  ======





   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                            STATEMENT OF CASH FLOWS

                          Year Ended December 31, 1997
                                 (in thousands)

Operating activities:
 Net income............................................................ $1,676
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................    597
  Gain on sale of equipment............................................    (37)
  Changes in operating assets and liabilities:
   Accounts receivable................................................. (1,250)
   Inventory...........................................................   (329)
   Prepaid and other assets............................................     (3)
   Accounts payable....................................................    237
   Accrued expenses and other liabilities..............................    389
                                                                        ------
Net cash provided by operating activities..............................  1,280
                                                                        ------
Investing activities:
 Purchases of rental equipment......................................... (1,317)
 Proceeds from sale of rental equipment................................    205
 Purchases of property and equipment...................................     (9)
 Proceeds from sale of property and equipment..........................      8
                                                                        ------
Net cash used in investing activities.................................. (1,113)
                                                                        ------
Financing activities:
 Proceeds from debt....................................................    845
 Payments on debt...................................................... (1,532)
                                                                        ------
Net cash used in financing activities..................................   (687)
                                                                        ------
Net decrease in cash and cash equivalents..............................   (520)
Cash at beginning of period............................................    540
                                                                        ------
Cash at end of period.................................................. $   20
                                                                        ======
Supplemental noncash flow information:
 Cash paid for federal income taxes.................................... $  139
                                                                        ======
 Cash paid for interest................................................ $  123
                                                                        ======

   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

1. Organization and Summary of Significant Accounting Policies

 Organization

  Genpower Pump & Equipment, Inc. ("Genpower") is a C Corporation primarily involved in the short-term rental and sales of pumps, generators, hoses, fittings and other related equipment to the petrochemical and construction industries. Genpower operates from nine separate locations along the Texas Gulf Coast. Genpower's executive offices are located in Deer Park, Texas.

 Rental Revenues

  Rental revenues are recognized upon the return of the equipment for daily rentals, after 3 days for weekly rentals or after 17 days for monthly rentals. For rental contracts greater than one month, rental revenues are recognized notably over the contract period.

 Cash and Cash Equivalents

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 Inventory

  Genpower's inventories primarily consist of items such as pumps and generators held for resale and hoses, fittings and other maintenance parts. Inventories are stated at the lower of cost, determined by the first-in, first-out method and replacement value or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the double-declining balance and straight-line methods over an estimated average seven-year useful life.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation is computed using the double-declining balance and straight-line methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment is seven years for machinery, five years for vehicles and five to seven years for furniture and fixtures.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gains or losses are included in results of operations.

                        GENPOWER PUMP & EQUIPMENT, INC.

 Fair Value of Financial Instruments

  The carrying amounts reported in the combined balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable using current interest rates for similar instruments at December 31, 1997 approximates their carrying value as the underlying instruments include provisions to adjust interest rates to approximate fair market value.

 Concentration of Credit Risk

  Financial instruments that potentially subject Genpower to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Genpower's geographic dispersion. Genpower performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The allowance for doubtful accounts was $129,132 at December 31, 1997.

 Treasury Stock

  Genpower records its treasury stock using the cost method.

 Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Advertising Costs

  Genpower advertises primarily through trade journals. Advertising costs are expensed as incurred.

 Income Taxes

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

 Related Party Transactions

  As disclosed in these financial statements, Genpower has participated in certain transactions with related parties.

2. Inventory

  Inventory consists of the following at December 31, 1997 (in thousands):

      Equipment............................................................ $309
      Parts and supplies...................................................  252
                                                                            ----
                                                                            $561
                                                                            ====

                        GENPOWER PUMP & EQUIPMENT, INC.

3. Rental Equipment

  Rental equipment consists of the following at December 31, 1997 (in thousands):

      Pumps............................................................ $ 2,053
      Air compressors..................................................     478
      Generators.......................................................     259
      Engines..........................................................     159
      Lite towers......................................................      80
      Hoses............................................................      75
      Compaction equipment.............................................      64
      Pipe plugs.......................................................      34
      Forklifts........................................................      23
      Trailers.........................................................      10
                                                                        -------
                                                                          3,235
      Less--accumulated depreciation...................................  (1,315)
                                                                        -------
                                                                        $ 1,920
                                                                        =======

  Depreciation expense for the year ended December 31, 1997 is $560,000.

4. Property and Equipment

  Property and equipment consists of the following at December 31, 1997 (in thousands):

      Vehicles and delivery equipment.................................... $ 368
      Furniture and equipment............................................    33
                                                                          -----
                                                                            401
      Less--accumulated depreciation.....................................  (209)
                                                                          -----
                                                                          $ 192
                                                                          =====

  Depreciation expense for the year ended December 31, 1997 is $6,000.

5. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consists of the following at December 31, 1997 (in thousands):

      Sales tax payable................................................... $ 18
      Payroll tax payable.................................................   27
      Federal income tax payable..........................................  754
                                                                           ----
                                                                           $799
                                                                           ====

                        GENPOWER PUMP & EQUIPMENT, INC.

6. Debt

      Debt consists of the following at December 31, 1997 (in
       thousands):
      Floor plan payable to Honda, secured by rental equipment, finance charges ranging from 12% to 18%.................................  $  62
      Notes payable to Ingersol Rand, secured by rental equipment, payable through various dates ending December 2000, interest
       rate at prime plus 1% payable monthly...........................    176
      Notes payable to Gorman-Rupp, secured by rental equipment, payable through various dates ending March 2000, interest rates
       ranging from 8.25% to 9.5% payable monthly......................    335
      Term note payable to a bank, principal payable monthly plus interest at 9% payable monthly with the final payment due in
       February 1999...................................................    208
      Revolving line of credit of $500, interest payable monthly plus
       interest at 8.5% payable monthly................................     52
                                                                         -----
        Total debt.....................................................    833
      Less--current maturities.........................................   (611)
                                                                         -----
        Total long-term debt...........................................  $ 222
                                                                         =====

  The Company also has a revolving line of credit of $1,000,000 with no draws outstanding at December 31, 1997.

  On January 12, 1998, pursuant to the Purchase Agreement, all of the outstanding debt of the Company was paid off by NES.

  Maturities of long-term debt are as follows at December 31, 1997:

      1998................................................................. $611
      1999.................................................................  179
      2000.................................................................   43
                                                                            ----
                                                                            $833
                                                                            ====

7. Income Taxes

  The provision for income taxes is comprised of the following at December 31, 1997 (in thousands):

      Current provision................................................... $892
      Deferred credit.....................................................  (33)
                                                                           ----
                                                                           $859
                                                                           ====

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax return of 34% to income before taxes as a result of nondeductible entertainment expenses.

  The deferred income tax assets consists of the increase in allowance for doubtful accounts, which is not deductible for tax purposes until the accounts are written off the books.

                        GENPOWER PUMP & EQUIPMENT, INC.

8. Commitments and Contingencies

 Operating Leases

  Genpower leases certain facilities and vehicles under operating leases which contain renewal options and provide for periodic cost-of-living adjustments. Rental expense was $65,083 for the year ended December 31, 1997.

  Future minimum rental commitments at December 31, 1997 under noncancelable operating leases are (in thousands):

      1998................................................................. $198
      1999.................................................................   32
                                                                            ----
                                                                            $230
                                                                            ====

 Legal Matters

  Genpower is party to legal proceedings and potential claims in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Genpower's financial position, results of operations or cash flows.

9. Related Party Transactions

  Genpower entered into an agreement in February 1996 with two of its stockholders for the acquisition of approximately one-third of its common stock. Consideration for the stock and a covenant not to compete was $800,000 in cash and subordinated notes payable for $200,000 due and paid in February 1997.

  Genpower's stockholders advanced the company $284,603 at June 1997. The amount payable at December 31, 1997 was $175,996.

  Genpower leases its Texas City location from a related party for $1,600 per month. The Company also provides the services of two employees to the related party at no charge. Salaries of the employees as of December 31, 1997 were approximately $66,401.

10. Subsequent Event

  On January 12, 1998, Genpower's owners sold all of the outstanding common stock to NES Acquisition Corp., a wholly-owned subsidiary of National Equipment Services, Inc. for a $7,614,500 cash payment (subject to a customary purchase price adjustment mechanism), a promissory note in the principal amount of $235,500 and the assumption of certain liabilities and obligations.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Cormier Equipment Corporation:

  We have audited the accompanying balance sheets of Cormier Equipment Corporation as of December 31, 1997 and 1996, and the related statements of earnings and retained earnings and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cormier Equipment Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ Albin, Randall & Bennett, Certified Public Accountants
Lewiston, Maine
February 3, 1998
(Except for Note 8, as to which the date is March 4, 1998)

                         CORMIER EQUIPMENT CORPORATION

                                 BALANCE SHEETS

                           December 31, 1996 and 1997

                                                           1996        1997
                                                        ----------- -----------
Assets
Current Assets:
 Cash.................................................. $     4,500 $     4,703
 Trade receivables, net of allowance for doubtful
  accounts of $82,670 in 1997 and $151,368 in 1996.....   2,208,216   2,152,042
 Notes receivable--current portion.....................         -0-      39,453
 Merchandise inventories...............................     723,366   1,838,379
 Prepaid expenses and deposits.........................      32,813      29,814
                                                        ----------- -----------
   Total current assets................................   2,968,895   4,064,391
                                                        ----------- -----------
Small tools, net of amortization.......................       1,518       9,548
                                                        ----------- -----------
Equipment held for rental:
 Construction equipment................................  14,664,968  14,971,691
 Less accumulated depreciation.........................   9,519,326  10,106,937
                                                        ----------- -----------
   Net equipment held for rental.......................   5,145,642   4,864,754
                                                        ----------- -----------
Property and equipment:
 Land..................................................      63,500      63,500
 Buildings.............................................     244,818     244,818
 Leasehold improvements................................     321,337     414,641
 Transportation equipment..............................     920,154     958,197
 Shop equipment........................................     109,032     107,104
 Office equipment and furniture........................     306,301     318,118
                                                        ----------- -----------
                                                          1,965,142   2,106,378
 Less accumulated depreciation.........................     896,180   1,109,089
                                                        ----------- -----------
   Net property and equipment..........................   1,068,962     997,289
                                                        ----------- -----------
Other assets:
 Notes receivable, less current portion................         -0-     164,072
 Cash surrender value of life insurance................       2,940       2,440
                                                        ----------- -----------
   Total other assets..................................       2,940     166,512
                                                        ----------- -----------
                                                        $ 9,187,957 $10,102,494
                                                        =========== ===========
Liabilities and Stockholders' Equity
Current liabilities:
 Note payable--line of credit..........................   1,510,616  $3,179,734
 Current portion of long-term debt.....................     968,518     434,531
 Current portion of capital lease obligations..........      19,215      39,972
 Accounts payable......................................     606,982     397,809
 State income taxes payable............................      64,684      41,815
 Accrued payroll and other expenses....................     502,551     638,473
                                                        ----------- -----------
   Total current liabilities...........................   3,672,566   4,732,334
                                                        ----------- -----------
Long-term liabilities:
 Long-term debt, less current portion..................      85,200     635,864
 Capital lease obligations, less current portion.......      19,471       7,213
                                                        ----------- -----------
   Total long-term liabilities.........................     104,671     643,077
                                                        ----------- -----------
Stockholders' equity:
 Common stock $.10 par value, authorized 2,000,000
  shares; 784,000 shares issued; 588,000 and 783,000
  shares outstanding in 1997 and 1996..................      78,400      78,400
 Additional paid-in capital............................      24,416      24,416
 Retained earnings.....................................   5,310,414   6,111,355
                                                        ----------- -----------
                                                          5,413,230   6,214,171
 Less treasury stock at cost, 196,000 shares in 1997
  and 1,000 shares in 1996.............................       2,510   1,487,088
                                                        ----------- -----------
   Total stockholders' equity..........................   5,410,720   4,727,083
                                                        ----------- -----------
                                                        $ 9,187,957 $10,102,494
                                                        =========== ===========

                         CORMIER EQUIPMENT CORPORATION

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                  Years Ended December 31, 1995, 1996 and 1997

                                             1995         1996         1997
                                          -----------  -----------  -----------
Revenues:
 Rental income........................... $11,816,864  $12,092,502  $12,107,635
 Sales of equipment and supplies.........   3,822,109    3,915,875    3,519,304
                                          -----------  -----------  -----------
                                           15,638,973   16,008,377   15,626,939
                                          -----------  -----------  -----------
Cost of Revenues:
 Equipment rental........................   1,780,180    1,472,319    1,515,490
 Depreciation and amortization...........   2,041,570    2,530,942    2,749,382
 Equipment and supplies..................   2,565,979    2,613,244    2,157,968
 Other costs and expenses................   3,852,981    3,968,434    4,066,539
                                          -----------  -----------  -----------
                                           10,240,710   10,584,939   10,489,379
                                          -----------  -----------  -----------
Gross profit.............................   5,398,263    5,423,438    5,137,560
Operating expenses.......................   2,975,747    3,324,143    3,287,112
                                          -----------  -----------  -----------
Operating income.........................   2,422,516    2,099,295    1,850,448
                                          -----------  -----------  -----------
Other Income (Expense):
 Interest expense, net...................    (165,623)    (123,341)    (302,271)
 Gain on sale of fixed assets............      25,615       20,560       13,404
                                          -----------  -----------  -----------
   Total other income (expense)..........    (140,008)    (102,781)    (288,867)
                                          -----------  -----------  -----------
Earnings before state income taxes.......   2,282,508    1,996,514    1,561,581
State income taxes.......................      41,100       37,620        8,000
                                          -----------  -----------  -----------
Net earnings.............................   2,241,408    1,958,894    1,553,581
Retained earnings at beginning of year...   3,568,732    4,549,510    5,310,414
Distributions paid.......................  (1,260,630)  (1,197,990)    (752,640)
                                          -----------  -----------  -----------
Retained earnings at end of year......... $ 4,549,510  $ 5,310,414  $ 6,111,355
                                          ===========  ===========  ===========



                See accompanying notes to financial statements.

                         CORMIER EQUIPMENT CORPORATION

                            STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 1997 and 1996

                                             1995        1996         1997
                                          ----------  -----------  -----------
Operating Activities:
 Net earnings............................  2,241,408    1,958,894  $ 1,553,581
 Adjustments to reconcile net earnings to
  net cash
  provided by operating activities:
  Depreciation and amortization..........  2,056,487    2,587,300    2,826,937
  (Decrease) increase in allowance for
   doubtful accounts.....................       (380)      39,248      (68,699)
  Gain on sale of fixed assets...........   (251,805)    (437,914)    (620,941)
  Decrease in cash surrender value of
   life insurance........................      1,334          -0-          500
  Decrease (increase) in operating
   assets:
   Trade receivables.....................   (300,242)     (18,154)     124,873
   Merchandise inventories...............    262,263      395,007   (1,115,013)
   Small tools...........................        -0-          -0-       (8,031)
   Prepaid expenses and deposits.........    (15,283)         (18)       2,999
  Increase (decrease) in operating
   liabilities:
   Accounts payable......................    401,313        3,690     (209,173)
   State income taxes payable............     12,857          (37)     (22,869)
   Accrued payroll and other expenses....    163,865     (143,603)     135,922
                                          ----------  -----------  -----------
      Net cash provided by operating
       activities........................  4,571,817    4,384,413    2,600,086
                                          ----------  -----------  -----------
Investing Activities:
 Purchases of small tools................   (190,525)         -0-          -0-
 Purchase of equipment held for rental... (1,775,301)  (1,789,805)  (1,450,912)
 Purchase of property and equipment......   (323,996)    (609,914)    (212,440)
 Proceeds from sale of fixed assets......    353,272      539,651      851,632
 Loans made..............................        -0-          -0-     (203,525)
                                          ----------  -----------  -----------
      Net cash used for investing
       activities........................ (1,936,550)  (1,860,068)  (1,015,245)
                                          ----------  -----------  -----------
Financing Activities:
 New borrowings (repayments) on line of
  credit.................................   (470,000)    (189,384)   1,669,118
 Principal payments on long-term
  liabilities............................   (900,219)  (1,148,302)  (1,016,538)
 Purchase of treasury stock..............        -0-          -0-   (1,484,578)
 Distributions paid...................... (1,260,630)  (1,197,990)    (752,640)
                                          ----------  -----------  -----------
      Net cash used for financing
       activities........................ (2,630,849)  (2,535,676)  (1,584,638)
                                          ----------  -----------  -----------
      Increase (decrease) in cash........      4,418      (11,331)         203
 Cash at beginning of year...............     11,413       15,831        4,500
                                          ----------  -----------  -----------
Cash at end of year......................     15,831        4,500  $     4,703
                                          ==========  ===========  ===========
Schedule of Noncash Investing and
 Financing Activities:
 Purchase of equipment held for rental...  2,645,458    3,529,079   $2,492,626
 Less proceeds from long-term debt.......   (927,621)  (1,739,274)  (1,041,714)
                                          ----------  -----------  -----------
      Net cash paid for purchase of
       equipment held for rental.........  1,717,837    1,789,805  $ 1,450,912
                                          ==========  ===========  ===========
Supplemental Disclosure of Cash Flow
 Information:
 Cash paid for interest..................    168,767      127,121  $   273,342
 Cash paid for state income taxes........     28,244       37,657       30,868

                See accompanying notes to financial statements.

                         CORMIER EQUIPMENT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Operations

  Cormier Equipment Corporation (the Company) rents and sells equipment and supplies to paper and construction industries located primarily in the eastern United States.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Merchandise inventories

  Equipment and supplies held for sale are stated at the lower of cost (first-in, first-out) or market (net realizable value). Certain equipment in inventory which is rented on an interim basis is stated at cost reduced by a percentage of rental receipts.

 Small tools

  The Company expensed small tools as purchased in 1997 and 1996. Prior to 1996 small tools were recorded at cost and amortized on a straight-line basis over twenty-four months. The effect of the new treatment of small tools was to increase cost of revenues and decrease net earnings by approximately $115,000 in 1996.

 Equipment held for rental

  Construction equipment is stated at cost. Depreciation is computed using accelerated methods over the estimated lives of the assets.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using estimated service lives of the respective assets using both straight-line and accelerated methods.

 Income taxes

  The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Company's taxable income.

 Advertising costs

  Advertising costs are generally charged to operations in the year incurred and totaled approximately $29,500, $34,000 and $35,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

2. Notes Receivable

  Notes receivable are due from partnerships whose partners are also company shareholders. The notes, totaling $203,525 at December 31, 1997, provide for monthly payments, including interest at 8.75%, over a period of five years.

3. Indebtedness

  The Company has a $6,000,000 revolving equipment line of credit of which $2,820,266 was unused at December 31, 1997. Advances on the credit line are payable on demand and bear interest at the Wall Street Journal base rate, 8.5% at December 31, 1997. The credit line is secured by inventory, trade receivables, machinery and equipment, and furniture and fixtures.

                         CORMIER EQUIPMENT CORPORATION

  Long-term debt consists of the following:

                                                             1996       1997
                                                           --------- ----------
      Installment notes payable with monthly installments
       of varying amounts, including interest, secured by
       specific equipment and vehicles, certain notes are
       with 0% interest, others are with interest ranging
       from 6.0% to 8.25%................................. 1,053,718 $1,070,395
      Less current portion of long-term debt..............   968,518    434,531
                                                           --------- ----------
                                                              85,200 $  635,864
                                                           ========= ==========

  Future maturities of long-term debt are as follows:

      1998............................................................. $434,531
      1999.............................................................  356,712
      2000.............................................................  279,152

4. Capital Lease Obligations

  Included in property and equipment are office equipment at a cost of $57,464 and construction equipment at a cost of $43,610 which were acquired under capital lease agreements. Future minimum lease payments under the capital leases are as follow:

      1998............................................................. $39,972
      1999.............................................................   7,213
                                                                        -------
        Total minimum lease payments................................... $47,185
                                                                        =======

5. Lease Commitments

  The Company presently leases four of its operating locations under operating lease agreements with partnerships whose partners are also company shareholders. These four operating leases and other real estate rental obligations currently require monthly rental payments of $25,000 with various provisions for increases and renewals. Rent expense was $274,000, $298,500, and $318,175, for the years ended December 31, 1995, 1996, and 1997, respectively.

  Minimum future lease obligations are as follows:

      1998............................................................ $300,015
      1999............................................................   25,885
      2000............................................................    8,325
                                                                       --------
        Total minimum future lease obligations........................ $334,225
                                                                       ========

6. Benefit Plan

  The Company sponsors a 401(k) savings and profit-sharing plan covering substantially all employees as eligibility requirements are met. The Company makes payments to the plan, in proportion to voluntary employee contributions. Employer contributions were $14,442 for 1995, $18,103 for 1996 and $21,215 for 1997.

7. Related Party Transactions

  During the normal course of business, the Company rents equipment from the Walton Company, which has certain common shareholders. Equipment rentals from Walton Company totaled approximately $356,000 in 1995, $355,000 in 1996 and $373,000 in 1997.

8. Subsequent Events

  On March 4, 1998, the Company's stockholders sold substantially all of the assets of the Company for an amount in excess of book value.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
The Modern Group, Inc.
Beaumont, Texas

  We have audited the accompanying balance sheets of Dragon Rentals (a wholly owned division of The Modern Group, Inc.--a Texas Corporation) as of December 31, 1996 and 1997, and the related statements of income and expenses, and cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dragon Rentals as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ LAWRENCE, BLACKBURN MEEK MAXEY & CO. P.C.

Beaumont, Texas
March 3, 1998

                                 DRAGON RENTALS

                                 BALANCE SHEETS

                                                              December 31,
                                                         ----------------------
                                                            1996       1997
                                                         ---------- -----------
Assets:
 Cash and cash equivalents.............................. $   38,477 $    46,065
 Accounts receivable, net of allowance for doubtful
  accounts of $268,000 and $152,000, respectively.......  1,534,297   3,105,747
 Accounts receivable-related party......................     19,000     144,651
 Inventory..............................................                 86,150
 Merchandise for resale.................................    691,203
 Rental equipment, net..................................  2,286,286  11,718,619
 Property and equipment, net............................    418,221     853,151
 Prepaid and other assets...............................     52,709      66,851
                                                         ---------- -----------
   Total assets......................................... $5,040,193 $16,021,234
                                                         ========== ===========
Liabilities:
 Accounts payable....................................... $  219,340 $   268,489
 Revolving line of credit...............................              1,793,774
 Accrued interest.......................................      5,215     118,432
 Accrued expenses and other liabilities.................    989,693     716,788
 Accrued expense-related party..........................    308,969      25,107
 Capital leases payable.................................                 86,185
 Income tax payable.....................................     36,759
 Deferred income taxes..................................    423,400     635,000
 Debt...................................................  1,509,368   9,898,312
                                                         ---------- -----------
   Total liabilities....................................  3,492,744  13,542,087
                                                         ---------- -----------
 Divisional Equity......................................  1,547,449   2,479,147
                                                         ---------- -----------
   Total liabilities and divisional equity.............. $5,040,193 $16,021,234
                                                         ========== ===========



   The accompanying notes are an integral part of these financial statements.

                                 DRAGON RENTALS

                       STATEMENTS OF INCOME AND EXPENSES

                                                         Years Ended December
                                                                 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------  -----------
Revenues:
 Rental revenues....................................... $4,978,701  $ 8,907,284
 Other.................................................  1,199,807    1,656,880
                                                        ----------  -----------
   Total revenues......................................  6,178,508   10,564,164
                                                        ----------  -----------
Cost of Revenues:
 Rental equipment expenses.............................  3,674,471    4,061,952
 Rental equipment depreciation.........................    353,224      844,581
 Direct operating expenses.............................    708,751    1,159,865
                                                        ----------  -----------
   Total cost of revenues..............................  4,736,446    6,066,398
                                                        ----------  -----------
Gross profit...........................................  1,442,062    4,497,766
Selling, general and administrative expenses...........    869,878    2,165,785
Non-rental depreciation and amortization...............     46,526       59,000
                                                        ----------  -----------
Operating income.......................................    525,658    2,272,981
Other income (expense), net............................   (102,501)    (669,922)
Interest income (expense), net.........................   (161,537)    (674,811)
                                                        ----------  -----------
Income before income taxes.............................    261,620      928,248
Income tax expense.....................................     90,641      211,600
                                                        ----------  -----------
Net income............................................. $  170,979  $   716,648
                                                        ==========  ===========




   The accompanying notes are an integral part of these financial statements.

                                 DRAGON RENTALS

                            STATEMENTS OF CASH FLOWS

                                                     Years Ended December 31,
                                                     -------------------------
                                                        1996          1997
                                                     -----------  ------------
Operating Activities:
 Net income......................................... $   170,979  $    716,648
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................     399,920       903,578
  Gain on sale of equipment.........................     (46,986)      (10,878)
  Provision for doubtful accounts...................     (19,912)      257,562
 Changes in operating assets and liabilities:
  Accounts receivable...............................    (572,619)   (1,829,012)
  Accounts receivable--related party................           0      (125,651)
  Inventory.........................................    (232,490)      (86,150)
  Merchandise for resale............................           0       691,203
  Prepaid and other assets..........................     (13,181)      (14,142)
  Accounts payable..................................     492,074        49,149
  Accrued interest..................................           0       113,217
  Accrued expenses and other liabilities............     289,407      (259,092)
  Accrued expenses--related party...................           0      (283,862)
  Income tax payable................................           0       (36,759)
  Deferred income taxes.............................     (71,337)      211,600
                                                     -----------  ------------
Net cash provided by operating activities...........     395,855       297,411
                                                     -----------  ------------
Investing Activities:
 Purchases of rental equipment......................    (749,748)  (10,140,812)
 Purchases of property and equipment................     (49,000)     (689,280)
 Proceeds from sale of property and equipment.......      65,221        70,129
                                                     -----------  ------------
Net cash used in investing activities...............    (733,527)  (10,759,963)
                                                     -----------  ------------
Financing Activities:
 Net advances on line of credit.....................           0     1,793,774
 Capital contributions..............................       5,768             0
 Proceeds from long-term debt.......................   1,894,367    11,550,621
 Payments on long-term debt.........................  (1,529,650)   (2,960,440)
 Proceeds from capital leases.......................           0       120,947
 Payments of capital lease obligations..............           0       (34,762)
                                                     -----------  ------------
Net cash provided by financing activities...........     370,485    10,470,140
                                                     -----------  ------------
Net increase in cash and cash equivalents...........      32,813         7,588
Cash and cash equivalents at beginning of period....       5,664        38,477
                                                     -----------  ------------
Cash and cash equivalents at end of period.......... $    38,477  $     46,065
                                                     ===========  ============
Supplemental Non-Cash Flow Information:
 Cash paid for interest............................. $   166,034  $    675,057
                                                     ===========  ============
 Cash paid for income taxes......................... $   161,978  $     36,759
                                                     ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                DRAGON RENTALS

                         NOTES TO FINANCIAL STATEMENTS

                          December 31, 1997 and 1996

Note 1--Summary of Significant Accounting Policies:

 Nature of Business

  Dragon Rentals (a wholly owned division of The Modern Group, Inc.) engages primarily in the rental of storage containers to the waste disposal industry in southeast Texas and southern Louisiana.

 Accounting Basis

  The Division utilizes the accrual method of accounting for financial statement reporting and the cash method for federal income tax purposes. Under the accrual method, revenue is recognized when earned instead of when received and expenses are recognized when incurred instead of when actually paid.

 Property and Depreciation

  Property and equipment are carried at cost. Depreciation is computed on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Financial statement depreciation expense was $399,920 and $903,578 for the periods ended December 31, 1996 and 1997, respectively.

 Income Tax

  Deferred income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes provided for accumulated temporary differences due to basis differences for assets and liabilities for financial reporting and income tax purposes. The Division's temporary differences are due to accelerated depreciation for tax purposes over financial reporting purposes and the use of the cash method for federal income tax reporting.

 Allowance for Doubtful Accounts

  The Division establishes an allowance for uncollectible trade accounts receivable based on historical collection experience and management's evaluation of collectibility of outstanding accounts receivable. The allowance for doubtful accounts was $152,600 and $268,000 as of December 31, 1996 and 1997, respectively.

 Cash

  For purpose of the cash flow statements, cash includes operating funds on deposit at the bank.

 Concentration of Risk

  The division has deposits in financial institutions that may, from time to time, exceed the $100,000 federally insured limits.

 Concentrations of Credit

  The Division's services are primarily provided to customers throughout the Southeast Texas region; mainly within the petro-chemical industry and are subject to the economic sensitive industry cycles as such.

 Reclassifications

  Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 financial statement presentation. Such reclassifications have had no effect on net earnings as previously reported.

                                DRAGON RENTALS

 Advertising

  The Division has elected to expense advertising costs as incurred. Advertising expense was $90,944 and $81,264 for the periods ended December 31, 1996 and 1997, respectively.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Inventories

  Inventories are stated at the lower of cost or market with costs charged to jobs determined by the weighted average cost method.

Note 2--Long-Term Debt

                                                            1996       1997
                                                         ---------- ----------
      Initial term loan with Wells Fargo Bank, secured
       by accounts receivable, general intangibles,
       inventory, and equipment and fixtures. The note
       is payable in monthly installments of $141,047,
       including interest of 1.00% above bank prime,
       with a due date of July 19, 2000.                 $          $9,872,572
      Equipment acquisition note with Wells Fargo Bank,
       secured by accounts receivable, general
       intangibles, inventory, and equipment and
       fixtures. The note is payable in monthly
       installments of $15,285, including interest of
       1.00% above bank prime, with a due date of July
       19, 2000.                                                     1,710,852
      Note payable for general insurance, secured by
       contractor equipment. The note is payable in
       monthly installments of $1,063, including
       interest, maturing in January, 1999.                             13,812
      Notes payable to individuals, collateralized by
       equipment. The notes are payable in various
       installments, including interest from 11.25% to
       14.68%, maturing in of before December, 1999.        358,670     97,267
      Note payable to Community Bank, collateralized by
       equipment. The note is payable in monthly
       installments of $38,812, including interest at
       10.75%, maturing in April, 1997.                   1,125,548
      Notes payable to Ford Motor Credit, secured by a
       vehicle, payable in monthly installments of
       $1,104, including interest at 9.00%, maturing in
       November, 1997.                                       23,222
      Note payable to GMAC, secured by a vehicle,
       payable in monthly installments of $668,
       including interest at 11.75%, maturing in March,
       1997............................................       1,928
                                                         ---------- ----------
                                                          1,509,368 11,694,503
      Less amount allocated to manufacturing division..              1,796,191
                                                         ---------- ----------
                                                         $1,509,368 $9,898,312
                                                         ========== ==========

                                DRAGON RENTALS

  A schedule of maturities of long-term debt is as follows for the year ended December 31, 1997:

      1998.......................................................... $ 1,957,936
      1999..........................................................   1,904,866
      2000..........................................................   7,831,701
      2001 and thereafter...........................................           0
                                                                     -----------
                                                                     $11,694,503
                                                                     ===========

Note 3--Note Payable--Accounts Receivable Financing:

  In accordance with the asset-based financing arrangement, Wells Fargo (lender) advances funds to the Division upon receipt of the customer account and reduces the accumulated advances upon collection of the account. Interest is payable monthly at the prime rate plus 1/2%. The agreement expires on July 19, 2000. The note payable is secured by a general business security agreement on all assets of the Division. The amount outstanding on this note was $1,793,774 at December 31, 1997.

Note 4--Related Party Transactions:

  The Division has identified the following related party transactions with management and companies in which management has full ownership:

    (1) The Division provides personnel and administrative services and shares certain building expenses with a related company, Modern, Inc. Prior to August 1, 1997 all personnel and management services cost were borne by Modern, Inc.

    As of December 31, 1997, Modern, Inc. owned Dragon Rentals $125,651.

    As of December 31, 1996, Dragon Rentals owed Modern, Inc. $308,969.

    (2) At December, 31, 1997 and 1996, Dragon Rentals had a $19,000 note receivable from Will Crenshaw, the sole shareholder of Modern, Inc., a related party.

    (3) The Division has a lease agreement with Will Crenshaw, sole shareholder of Modern, Inc., for the rental of yard space to hold containers when they are not out on rent. At December 31, 1997 the Division owed accrued rent of $25,000 to Mr. Crenshaw.

Note 5--Economic Dependence:

  Historically, the Division purchased 100% of the waste containers used in its business from Modern, Inc., a related party. For the years ended December 31, 1996 and 1997, the Division had purchases of $657,500 and $1,864,486, respectively. However, on July 19, 1997, the Division purchased the manufacturing facility from Modern, Inc., and from that point forward began manufacturing the container boxes. This restructuring enabled the Division to become more efficient by building container boxes at a lessor cost.

Note 6--Income Taxes:

  In accordance with the provisions of Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes", the Division has reflected the tax consequences on future years differences between the tax basis of assets and liabilities and their financial reporting amounts.

  The sources of deferred income taxes and the tax effect of each follows:

                                                            1996      1997
                                                          -------- -----------
      Accumulated depreciation temporary differences..... $407,287 $   998,157
      Effect of cash method of accounting................   16,113     699,273
      Net operating loss carryforward....................           (1,062,430)
                                                          -------- -----------
                                                          $423,400 $   635,000
                                                          ======== ===========

                                DRAGON RENTALS

  The components of corporate income tax expense are as follows for the year ended December 31:

                                                                 1996     1997
                                                                ------- --------
      Current tax expense...................................... $36,759 $
      Deferred tax expense.....................................  53,882  211,600
                                                                ------- --------
                                                                $90,641 $211,600
                                                                ======= ========

Note 7--Property and Equipment:

                                                            1996        1997
                                                          ---------  ----------
      Land improvements.................................. $  21,668  $   21,668
      Building...........................................                13,458
      Machinery and equipment............................    64,851     155,998
      Furniture and fixtures.............................    18,842      31,388
      Autos and trucks...................................   587,922   1,053,315
      Capital jobs in progress...........................                41,031
                                                          ---------  ----------
                                                            693,283   1,316,858
      Accumulated depreciation...........................  (275,062)   (463,707)
                                                          ---------  ----------
                                                          $ 418,221  $  853,151
                                                          =========  ==========

Note 8--Rental Equipment:

                                                           1996        1997
                                                        ----------  -----------
      Rental Equipment................................. $2,875,021  $12,977,642
      Accumulated depreciation.........................   (588,735)  (1,259,023)
                                                        ----------  -----------
                                                        $2,286,286  $11,718,619
                                                        ==========  ===========

Note 9--Operating Lease Obligations:

  The Division conducts its operations in southeast Texas and southern Louisiana from leased facilities with varying terms ranging from one year to five years. The leases provide for renewal options ranging from four years to nine years. The Division also has incurred a certain operating lease for equipment used in its operations. The lease has a term of five years. Future minimum obligations at December 31, 1997 are as follows:

      1998.......................................................... $  231,900
      1999..........................................................    229,600
      2000..........................................................    181,500
      2001..........................................................    660,000
      2002 and thereafter...........................................     30,000
                                                                     ----------
        Total minimum lease payments required....................... $1,333,000
                                                                     ==========

Note 10--Capital Lease Obligations:

  During 1997, the Division acquired equipment under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the equipment have been capitalized. The leases expire in or before February, 2000. The leased property under the capital leases as of December 31, 1997 has a cost of $120,947 accumulated amortization of $9,664 and a net book value of $111,283. Amortization of the leased property is included in depreciation expense.

                                DRAGON RENTALS

  The future minimum lease payments under the capital leases and the net present value of the future lease payments at December 31, 1997 are as follows:

      Total minimum lease payments..................................... $95,952
      Less amount representing interest................................   9,767
                                                                        -------
      Present value of net minimum lease payments...................... $86,185
                                                                        =======

Note 11--Prepaid and Other Assets:

  Prepaid and other assets consists of the following at December 31,

                                                                 1996    1997
                                                                ------- -------
      Prepaid insurance........................................ $ 4,699 $21,353
      Prepaid real estate taxes................................   8,482
      Deferred charges.........................................          15,970
      Other receivable.........................................   9,528   9,528
      Rental lease deposits....................................  30,000  20,000
                                                                ------- -------
                                                                $52,709 $66,851
                                                                ======= =======

Note 12--Accrued Expenses and Other Liabilities:

  Accrued expenses and other liabilities consists of the following at December
31,

                                                                 1996     1997
                                                               -------- --------
      Payable to investors.................................... $721,052 $
      Customer deposits.......................................   76,136
      Accrued expenses........................................   77,859  346,814
      Accrued franchise tax...................................    8,721
      Accrued payroll.........................................           102,458
      Accrued sales tax.......................................  105,925  267,517
                                                               -------- --------
                                                               $989,693 $716,789
                                                               ======== ========

Note 13--Inventory:

  Inventory consist of the following at December 31, 1997:

      Steel............................................................. $18,916
      Purchased parts...................................................  56,794
      Work in process...................................................  10,440
                                                                         -------
                                                                         $86,150
                                                                         =======

Note 14--Subsequent Events:

  On March 2, 1998 Dragon Rentals was sold to National Equipment Services, Inc. National Equipment Services Inc. is primarily involved in the rental of equipment to construction and industrial users from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Albany Ladder Company, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Albany Ladder Company, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
September 3, 1998

                          ALBANY LADDER COMPANY, INC.

                                 BALANCE SHEET
                                 (in thousands)

                                                      December 31, December 31,
                                                          1996         1997
                                                      ------------ ------------
Assets:
 Cash and cash equivalents...........................   $   112      $    87
 Marketable securities...............................        74          104
 Accounts receivable, net............................     4,814        5,951
 Inventory...........................................     2,786        2,878
 Rental equipment, net...............................    12,945       15,116
 Property and equipment, net.........................     2,506        2,139
 Prepaid and other assets............................       406          927
                                                        -------      -------
    Total assets.....................................   $23,643      $27,202
                                                        =======      =======
Liabilities and Stockholders' Equity:
 Accounts payable....................................   $   717      $   980
 Accrued expenses and other liabilities..............       780        1,020
 Notes payable--shareholder..........................       370          370
 Notes payable.......................................    10,425       11,900
                                                        -------      -------
    Total liabilities................................    12,292       14,270
Commitments and contingencies (Note 9)
Common stock:
 Class A shares, $100 par, 1,200 shares authorized,
  246 shares issued and outstanding .................        25           25
 Class B shares, $100 par, 2,000 shares authorized,
  941 shares issued and outstanding .................        94           94
Additional paid-in capital...........................       333          333
Retained earnings....................................    10,840       12,391
Unrealized gain on marketable securities available
 for sale............................................        59           89
                                                        -------      -------
    Total stockholders' equity.......................    11,351       12,932
                                                        -------      -------
    Total liabilities and stockholders' equity.......   $23,643      $27,202
                                                        =======      =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                              For the Year
                                                           Ended December 31,
                                                           --------------------
                                                             1996       1997
                                                           ---------  ---------
Revenues:
 Rental revenues.......................................... $  16,862  $  18,410
 Rental equipment sales...................................     1,056      1,885
 New equipment sales......................................     7,033      8,931
 Other....................................................     2,860      4,978
                                                           ---------  ---------
    Total revenues........................................    27,811     34,204
                                                           ---------  ---------
Cost of Revenues:
 Rental equipment depreciation............................     3,014      3,445
 Cost of rental equipment sales...........................       452        721
 Cost of new equipment sales..............................     5,851      7,725
 Direct operating expense.................................     8,851     10,738
                                                           ---------  ---------
    Total cost of revenues................................    18,168     22,629
                                                           ---------  ---------
Gross profit..............................................     9,643     11,575
Selling, general and administrative expenses..............     7,101      7,796
Non-rental depreciation...................................       580        640
                                                           ---------  ---------
Operating income..........................................     1,962      3,139
Other income, net.........................................        59        117
Interest expense, net.....................................      (716)      (846)
                                                           ---------  ---------
Net income................................................ $   1,305  $   2,410
                                                           =========  =========
Pro Forma Tax Provision (Unaudited):
 Income before income taxes............................... $   1,305  $   2,410
 Pro forma provision for income taxes.....................      (522)      (964)
                                                           ---------  ---------
 Pro forma net income..................................... $     783  $   1,446
                                                           =========  =========


   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             For the Year
                                                          Ended December 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
Operating Activities:
 Net income.............................................. $   1,305  $   2,410
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................     3,594      4,085
  Gain on sale of equipment..............................      (604)      (987)
  Changes in operating assets and liabilities:
   Accounts receivable...................................      (370)    (1,172)
   Inventories...........................................       (90)       (92)
   Prepaid and other assets..............................      (186)      (483)
   Accounts payable......................................        16        262
   Accrued expenses and other liabilities................       158        239
                                                          ---------  ---------
Net cash provided by operating activities................     3,823      4,262
                                                          ---------  ---------
Investing Activities:
 Purchases of rental equipment...........................    (4,545)    (6,516)
 Proceeds from sale of rental equipment..................     1,056      1,885
 Purchases of property and equipment.....................      (864)      (284)
 Proceeds from sale of property and equipment............         5         13
                                                          ---------  ---------
Net cash used in investing activities....................    (4,348)    (4,902)
                                                          ---------  ---------
Financing Activities:
 Proceeds from long-term debt............................    11,475     12,104
 Payments on long-term debt..............................   (10,350)   (10,630)
 Capital contribution....................................       333        --
 Dividends paid..........................................      (994)      (859)
                                                          ---------  ---------
 Net cash provided by financing activities...............       464        615
                                                          ---------  ---------
 Net increase (decrease) in cash.........................       (61)       (25)
 Cash at beginning of period.............................       173        112
                                                          ---------  ---------
 Cash at end of period................................... $     112  $      87
                                                          =========  =========
Supplemental Non-Cash Flow Information:
 Cash paid for interest.................................. $     710  $     811
                                                          =========  =========



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                              Common Stock
                         ----------------------                                  Total
                         Class A Class B Stated Paid-In Unrealized Retained  Stockholders'
                         Shares  Shares  Value  Capital    Gain    Earnings     Equity
                         ------- ------- ------ ------- ---------- --------  -------------
Balance at December 31,
 1995...................   246     941    $119    --       $40     $10,529      $10,688
Net income..............   --      --      --     --       --        1,305        1,305
Increase in unrealized
 gain...................   --      --      --     --        19         --            19
Dividends...............   --      --      --     --       --         (994)        (994)
Capital contribution....   --      --      --     333      --          --           333
                           ---     ---    ----   ----      ---     -------      -------
Balance at December 31,
 1996...................   246     941     119    333       59      10,840       11,351
Net income..............   --      --      --     --       --        2,410        2,410
Increase in unrealized
 gain...................   --      --      --     --        30         --            30
Dividends...............   --      --      --     --       --         (859)        (859)
                           ---     ---    ----   ----      ---     -------      -------
Balance at December 31,
 1997...................   246     941    $119   $333      $89     $12,391      $12,932
                           ===     ===    ====   ====      ===     =======      =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization

  Albany Ladder Company, Inc. (the Company) is primarily engaged in the sale and rental of lifts, scaffolding, and contractor equipment and operates from seven locations located in New York, Pennsylvania, and Vermont.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 Cash and cash equivalents

  Cash and cash equivalents are short-term highly liquid investments with original maturities of three months or less.

 Inventory

  The Company's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the average cost or specific identification method, or market.

 Rental equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line and accelerated methods over an estimated 5 to 8 year useful life.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 5 years for machinery, equipment and automobiles, to 10 years for leasehold improvements.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

                          ALBANY LADDER COMPANY, INC.

 Fair value of financial instruments

  The carrying amounts reported in the balance sheets for marketable securities, trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar instruments and approximates the carrying value of the debt as of December 31, 1996 and 1997.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $329 and $372 at December 31, 1996 and 1997, respectively.

 Income taxes

  The Company has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, the Company's income, deductions and credits are reported on the income tax returns of the Company's stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes are calculated at a statutory tax rate of 40%.

2. Inventory

  Inventory consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
New equipment.........................................    $  671       $  693
Parts and supplies....................................     1,492        1,541
Scaffolding and ladders...............................       508          525
Other.................................................       115          119
                                                          ------       ------
Total inventory.......................................    $2,786       $2,878
                                                          ======       ======

3. Rental Equipment

  Rental equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
Rental equipment......................................   $27,225      $30,990
Less: accumulated depreciation........................   (14,280)     (15,874)
                                                         -------      -------
Rental equipment, net.................................   $12,945      $15,116
                                                         =======      =======

4. Property and Equipment

  Property and equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
      Leasehold improvements..........................    $  588       $  617
      Vehicles........................................     3,421        3,370
      Machinery and shop equipment....................       468          471
      Computer equipment..............................       744          847
                                                          ------       ------
      Total property and equipment, at cost...........     5,221        5,305
      Less: accumulated depreciation..................    (2,715)      (3,166)
                                                          ------       ------
      Property and equipment, net.....................    $2,506       $2,139
                                                          ======       ======

                          ALBANY LADDER COMPANY, INC.

5. Prepaid and Other Assets

  Prepaid and other assets consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
Prepaid expenses......................................     $163         $225
Employee and other receivables........................      243          702
                                                           ----         ----
                                                           $406         $927
                                                           ====         ====

6. Accrued Expenses and Other Liabilities

  Accrued expenses and other liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
Accrued salaries and benefits.........................     $337        $  388
Sales tax payable.....................................      126           163
Accrued insurance.....................................      117           232
Accrued professional fees.............................       77           107
Other.................................................      123           130
                                                           ----        ------
                                                           $780        $1,020
                                                           ====        ======

7. Notes Payable

  Notes payable consist of a secured revolving line of credit of $13,350,000 maturing no later than August 31, 1999. The Company has the right to elect various interest rate options under the agreement. These options include floating rates fluctuating with the bank's prime rate and fixed rates for varying periods fluctuating with published LIBOR or treasury rates. Interest payments are due monthly. Interest rates in effect were as follows (dollar amounts in thousands):

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
Interest at 6.97%.....................................   $ 9,300      $   --
Interest at 8.00%.....................................     1,125          --
Interest at 7.31%.....................................       --        10,025
Interest at 8.25%.....................................       --         1,875
                                                         -------      -------
Total notes payable...................................   $10,425      $11,900
                                                         =======      =======

  The bank agreement includes restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of the Company. The Company is in compliance with these covenants. Substantially all of the Company's assets are pledged as collateral for the long-term debt.

  Maturities of debt are as follows at December 31, 1997 (in thousands):

      1998.............................................................. $   --
      1999..............................................................  11,900
      Thereafter........................................................     --
                                                                         -------
                                                                         $11,900
                                                                         =======

  Interest expense on long-term debt was $664 and $795 for the years ended December 31, 1996 and 1997, respectively.

                          ALBANY LADDER COMPANY, INC.

8. Notes Payable--Shareholder

  Notes payable--shareholder consists of the following (in thousands):

                                                      December 31, December 31,
                                                          1996         1997
                                                      ------------ ------------
Note payable, shareholder, unsecured, due on demand
 with interest payable monthly at prime plus 3%......     $170         $170
Note payable, shareholder, unsecured, due on demand
 with interest payable monthly at prime plus 1%......      200          200
                                                          ----         ----
    Total notes payable--shareholder.................     $370         $370
                                                          ====         ====

  Interest expense on shareholder debt was $38 and $39 for the years ended December 31, 1996 and 1997, respectively.

9. Commitments and Contingencies

  The Company leases office and warehouse space at eight locations. The leases have varying expiration dates through April 2001, with certain leases containing extension options. In addition to the monthly rental payments, these leases also require payment of the related utilities, maintenance, and real estate taxes for the respective properties.

  The Company also leases various vehicles and equipment. The leases have varying expiration dates through October 2002.

  Rental expense totaled $487,000 and $570,000 for the years ended December 31, 1996 and 1997, respectively.

  Future minimum lease obligations are as follows at December 31, 1997 (in thousands):

      1998................................................................ $ 404
      1999................................................................   312
      2000................................................................   181
      2001................................................................    67
      2002................................................................    12
                                                                           -----
                                                                            $976
                                                                           =====

10. Employee Benefit Plans

  The Company sponsors a 401(k) profit sharing plan (the "Plan"). Employees meeting certain age and length of service requirements are eligible to participate in the Plan. The Company makes contributions varying with the level of employee participation, up to certain limits. The Company contributed $153,000 and $157,000 to the plan during the years ended December 31, 1996 and 1997, respectively.

11. Subsequent Events

  On March 30, 1998, the Company's owners sold all of the outstanding Class A and B shares of common stock to National Equipment Services, Inc. in exchange for a $28,811,000 cash payment (less a $2,000,000 million reserve).

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Falconite, Inc.:

  We have audited the accompanying consolidated balance sheet of Falconite, Inc. and subsidiaries (the Company) as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falconite, Inc. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

/s/ KPMG LLP
St. Louis, Missouri
February 20, 1997

                       Report of Independent Accountants

To the Board of Directors
and Shareholders of Falconite, Inc.

  We have audited the accompanying consolidated balance sheet of Falconite, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falconite, Inc. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
February 6, 1998, except for the information in Note 6
as to which the date is March 23, 1998 and the information in
Note 12 as to which the date is April 1, 1998

                        FALCONITE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                         December 31,             June 30,
                                   -------------------------  -----------------
                                       1996         1997          1998
                                   ------------ ------------  ------------
                                                              (unaudited)
Assets
 Cash and cash equivalents........ $    416,000 $    820,000  $    809,000
 Trade accounts receivable, less
  allowance for doubtful accounts
  of $522,000, $431,000 and
  $447,000, respectively..........    7,294,000    9,281,000    10,534,000
 Due from affiliated companies and
  related parties.................      453,000          --            --
 Income taxes receivable..........      136,000      382,000       373,000
 Inventories......................    1,615,000    1,596,000     3,171,000
 Rental equipment, principally
  machinery, at cost less
  accumulated depreciation of
  $12,989,000, $21,489,000 and
  $27,105,000, respectively.......   81,583,000  107,721,000   116,315,000
 Operating property and equipment,
  net.............................    7,018,000   10,542,000    11,479,000
 Excess of cost over net assets of
  purchased businesses, less
  accumulated amortization........   17,059,000   16,279,000    16,860,000
 Prepaid and other assets, at cost
  less accumulated amortization...    1,884,000    1,447,000     1,696,000
                                   ------------ ------------  ------------
                                   $117,458,000 $148,068,000  $161,237,000
                                   ============ ============  ============
Liabilities and Shareholders'
 Equity
 Trade accounts payable........... $ 13,587,000 $  2,184,000  $  5,040,000
 Accrued expenses.................      657,000    2,196,000     1,613,000
 Accrued interest payable.........      140,000      666,000       798,000
 Revolving lines of credit........   27,152,000   91,416,000   101,652,000
 Obligations under capital lease..    1,600,000    4,093,000     3,351,000
 Term debt........................   31,867,000    4,691,000     3,597,000
 Deferred income taxes............    7,801,000    9,645,000     9,644,000
 Due to affiliated companies and
  related parties.................      121,000       39,000        31,000
 Other liabilities................      377,000      742,000       629,000
                                   ------------ ------------  ------------
   Total liabilities..............   83,302,000  115,672,000   126,355,000
                                   ------------ ------------  ------------
Commitments and contingencies
Shareholders' equity:
 Preferred stock, Falconite, Inc.,
  $0.01 par value; authorized,
  1,000,000 shares; issued and
  outstanding, zero shares........          --           --            --
 Common stock, $0.01 par value;
  authorized, 50,000,000 shares;
  issued and outstanding,
  8,330,000 shares................       83,000       83,000        83,000
 Additional paid-in capital.......   20,250,000   20,250,000    20,250,000
 Due from affiliated companies and
  related parties.................          --    (2,144,000)   (1,161,000)
 Retained earnings................   13,823,000   14,207,000    15,710,000
                                   ------------ ------------  ------------
   Total shareholders' equity.....   34,156,000   32,396,000    34,882,000
                                   ------------ ------------  ------------
                                   $117,458,000 $148,068,000  $161,237,000
                                   ============ ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        FALCONITE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  For the Years Ended              For the Six Months
                                     December 31,                    Ended June 30,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (unaudited)
Revenues:
 Equipment rentals......  $23,395,000  $32,883,000  $44,911,000  $19,645,000  $25,776,000
 New equipment sales....    4,393,000    4,058,000    4,659,000    2,096,000    3,602,000
 Rental equipment sales.    5,448,000    7,674,000    9,222,000    5,485,000    2,729,000
 Sales of parts,
  supplies, and
  equipment.............      979,000    1,391,000    1,680,000    1,052,000    1,550,000
 Service revenues and
  other income..........    1,446,000    2,080,000    3,174,000    1,502,000    2,104,000
                          -----------  -----------  -----------  -----------  -----------
   Total revenues.......   35,661,000   48,086,000   63,646,000   29,780,000   35,761,000
                          -----------  -----------  -----------  -----------  -----------
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........    4,651,000    7,332,000   10,284,000    4,634,000    6,494,000
 Equipment rental
  depreciation..........    4,437,000    6,823,000   11,114,000    5,095,000    6,767,000
 Cost of new equipment
  sales.................    3,651,000    3,104,000    4,103,000    1,823,000    3,058,000
 Cost of rental
  equipment sales.......    4,332,000    6,697,000    7,582,000    4,349,000    2,142,000
 Cost of sales of parts,
  supplies, equipment,
  and other services....    1,014,000    1,306,000    1,111,000      622,000    1,245,000
                          -----------  -----------  -----------  -----------  -----------
   Total cost of
    revenues............   18,085,000   25,262,000   34,194,000   16,523,000   19,706,000
                          -----------  -----------  -----------  -----------  -----------
    Gross profit........   17,576,000   22,824,000   29,452,000   13,257,000   16,055,000
Selling, general, and
 administrative
 expenses...............    5,858,000    9,985,000   15,065,000    5,917,000    8,643,000
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........      412,000      764,000    2,428,000    1,183,000    1,405,000
                          -----------  -----------  -----------  -----------  -----------
   Operating income.....   11,306,000   12,075,000   11,959,000    6,157,000    6,007,000
                          -----------  -----------  -----------  -----------  -----------
Other income (expense):
 Interest income........       41,000       32,000       55,000       21,000       38,000
 Interest expense.......   (3,213,000)  (4,330,000)  (7,382,000)  (3,158,000)  (4,570,000)
 Non-capitalized
  offering costs........          --           --    (1,000,000)         --           --
 Other, net.............      (40,000)     182,000      185,000       17,000       28,000
                          -----------  -----------  -----------  -----------  -----------
                           (3,212,000)  (4,116,000)  (8,142,000)  (3,120,000)  (4,504,000)
                          -----------  -----------  -----------  -----------  -----------
   Income before income
    taxes and minority
    interests...........    8,094,000    7,959,000    3,817,000    3,037,000    1,503,000
Income taxes............    2,893,000    2,328,000    1,859,000    1,264,000          --
Minority interests......    1,429,000    1,714,000          --           --           --
                          -----------  -----------  -----------  -----------  -----------
   Net income...........  $ 3,772,000  $ 3,917,000  $ 1,958,000    1,773,000  $ 1,503,000
                          ===========  ===========  ===========  ===========  ===========
Pro forma net income
 data:
 Net income as reported.  $ 3,772,000  $ 3,917,000          --           --           --
 Pro forma adjustment to
  provision for income
  taxes.................      124,000      666,000          --           --           --
                          -----------  -----------  -----------  -----------  -----------
 Pro forma net income...  $ 3,648,000  $ 3,251,000          --           --           --
                          ===========  ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       FALCONITE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 For the Years Ended December 31, 1995, 1996 and 1997 and the Six Months Ended
                                 June 30, 1998

                                                                               Due From
                           Falconite, Inc.  Combined Companies'               Affiliated
                            Common Stock       Common Stock       Additional   Companies                    Total
                          ----------------- --------------------    Paid-in   and Related   Retained    Shareholders'
                           Shares   Amount   Shares     Amount      Capital     Parties     Earnings       Equity
                          --------- ------- --------- ----------  ----------- -----------  -----------  -------------
Balance at January 1,
 1995...................        --      --    14,000  $  131,000  $    87,000         --   $ 6,509,000   $ 6,727,000
Common stock issued by
 McCurry and Falconite,
 Inc....................        --      --     1,000       1,000          --          --           --          1,000
Net income..............        --      --       --          --           --          --     3,772,000     3,772,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........        --      --       --          --           --          --      (160,000)     (160,000)
                          --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at January 1,
 1996...................        --      --    15,000  $  132,000  $    87,000         --   $10,121,000   $10,340,000
Net income..............        --      --       --          --           --          --     3,917,000     3,917,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........        --      --       --          --           --          --      (215,000)     (215,000)
Formation of Falconite,
 Inc. and
 Recapitalization
 Agreement transactions.  8,330,000 $83,000  (15,000)   (132,000)  20,163,000         --           --     20,114,000
                          --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at December 31,
 1996...................  8,330,000  83,000      --          --    20,250,000         --    13,823,000    34,156,000
Net income..............        --      --       --          --           --          --     1,958,000     1,958,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........        --      --       --          --           --          --    (1,574,000)   (1,574,000)
Due from affiliated
 companies and related
 parties................        --      --       --          --           --  $(2,144,000)         --     (2,144,000)
                          --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at December 31,
 1997...................  8,330,000 $83,000      --          --   $20,250,000 $(2,144,000) $14,207,000   $32,396,000
Net income (unaudited)..        --      --       --          --           --          --     1,503,000     1,503,000
Due from affiliated
 companies and related
 parties (unaudited)....        --      --       --          --           --      983,000          --        983,000
                          --------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at June 30, 1998
 (unaudited)............  8,330,000 $83,000      --          --   $20,250,000 $(1,161,000) $15,710,000   $34,882,000
                          ========= ======= ========  ==========  =========== ===========  ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        FALCONITE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      For the Six Months
                            For the Years Ended December 31,            Ended June 30,
                         ----------------------------------------  --------------------------
                             1995          1996          1997          1997          1998
                         ------------  ------------  ------------  ------------  ------------
                                                                          (Unaudited)
Cash flows from
 operating activities:
 Net income (loss).....  $  3,772,000  $  3,917,000  $  1,958,000  $  1,773,000  $  1,503,000
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization.........     4,849,000     7,587,000    13,542,000     6,277,000     8,172,000
 Minority interests....     1,429,000     1,714,000           --            --            --
 Provision for losses
  on trade accounts
  receivable...........       323,000       891,000       297,000       166,000        59,000
 Provision for deferred
  income taxes.........     2,308,000     2,208,000     1,844,000     1,036,000           --
 Net gain on sale of
  rental equipment and
  operating property
  and equipment........      (987,000)     (978,000)   (1,788,000)   (1,187,000)     (608,000)
 Change in operating
  assets and
  liabilities, net of
  effect of business
  acquisitions:
  Trade accounts
   receivable..........    (2,302,000)   (2,139,000)   (2,284,000)     (207,000)   (1,310,000)
  Due from affiliated
   companies and
   related parties.....      (173,000)     (140,000)   (1,691,000)   (1,062,000)      983,000
  Income taxes
   receivable..........           --       (136,000)     (246,000)          --          6,000
  Inventories..........       226,000      (989,000)       19,000       204,000    (1,574,000)
  Prepaid and other
   assets..............       (89,000)     (752,000)      420,000      (464,000)   (1,429,000)
  Trade accounts
   payable, accrued
   expenses, and
   accrued interest
   payable.............       245,000    12,052,000    (9,338,000)   (4,454,000)    2,405,000
  Income taxes payable.      (274,000)      (33,000)          --        228,000           --
  Due to affiliated
   companies and
   related parties.....       (97,000)     (240,000)      (82,000)      742,000        (8,000)
  Other liabilities....        64,000       299,000       365,000      (114,000)     (114,000)
                         ------------  ------------  ------------  ------------  ------------
   Net cash provided by
    (used in) operating
    activities.........     9,294,000    23,261,000     3,016,000     2,938,000     8,085,000
                         ------------  ------------  ------------  ------------  ------------
Cash flows from
 investing activities:
 Acquisitions of rental
  operations, net of
  cash acquired........      (451,000)   (3,094,000)          --            --     (8,934,000)
 Proceeds from sales of
  rental equipment and
  operating assets.....     5,622,000     7,936,000    11,419,000     5,835,000     2,903,000
 Capital expenditures
  for rental equipment.   (29,100,000)  (41,092,000)  (42,552,000)  (32,120,000)   (8,840,000)
 Capital expenditures
  for operating
  property and
  equipment............    (1,829,000)   (3,229,000)   (5,726,000)   (3,783,000)   (1,097,000)
                         ------------  ------------  ------------  ------------  ------------
   Net cash used in
    investing
    activities.........   (25,758,000)  (39,479,000)  (36,859,000)  (30,068,000)  (15,968,000)
                         ------------  ------------  ------------  ------------  ------------
Cash flows from
 financing activities:
 Net borrowings under
  revolving lines of
  credit...............     7,899,000    12,746,000    64,264,000    39,475,000     9,824,000
 Proceeds form issuance
  of term debt.........    33,261,000    22,100,000    15,559,000     7,420,000         5,000
 Principal payments on
  term debt and
  obligations under
  capital lease........   (25,190,000)  (18,039,000)  (44,002,000)  (19,155,000)   (1,957,000)
 Proceeds from issuance
  of common stock......         1,000           --            --            --            --
 Capital distributions
  to shareholders......      (160,000)     (215,000)   (1,574,000)          --            --
 Capital distributions
  to minority
  shareholder..........      (160,000)     (216,000)          --            --            --
                         ------------  ------------  ------------  ------------  ------------
   Net cash provided by
    financing
    activities.........    15,651,000    16,376,000    34,247,000    27,740,000     7,872,000
                         ------------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents...........      (813,000)      158,000       404,000       610,000       (11,000)
Cash and cash
 equivalents at
 beginning of year.....     1,071,000       258,000       416,000       416,000       820,000
                         ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents at end
 year..................  $    258,000  $    416,000  $    820,000  $  1,026,000  $    809,000
                         ============  ============  ============  ============  ============
Supplemental cash flow
 disclosures:
 Cash paid for:
 Interest..............  $  3,227,000  $  4,319,000  $  6,857,000  $  3,159,000  $  4,437,000
 Income taxes..........       912,000       505,000       382,000       200,000           --
Noncash financing
 activities:
 Refinancings of term
  debt.................           --      8,346,000           --            --            --
 Purchase of equipment
  with capital leases..     1,119,000       296,000     3,376,000       560,000       529,000
 Reduction in term debt
  due to sale of
  property.............     1,123,000           --            --            --            --
 Term debt entered into
  for purchases of
  businesses and
  covenants not to
  compete..............       150,000       450,000           --            --            --
 Loan costs funded by
  debt.................           --            --        384,000           --            --
 Noncash consideration
  for acquisitions of
  minority interest....           --     20,287,000           --            --            --

                       FALCONITE, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

 a) Principles of Consolidation:

  Falconite, Inc. (Falconite or the Company) was formed on December 31, 1996 when the shareholders of Falconite Equipment, Inc. (Falconite Equipment), formerly known as Falconite, Inc., M&M Properties, Inc., d/b/a M&M Equipment Company (M&M Equipment), and McCurry and Falconite Equipment Company, Inc. (M&F Equipment) entered into a Recapitalization Agreement. Pursuant to the terms of the Recapitalization Agreement, the shareholders of Falconite Equipment, M&M Equipment, and M&F Equipment exchanged their common shares for common shares of Falconite (the Recapitalization). The exchange of shares was accounted for at historical basis for the controlling shareholders of Falconite and at fair market value for the minority interests in M&M Equipment and M&F Equipment.

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Prior to formation of the Company, the historical financial statements of Falconite Equipment, M&M Equipment, and M&F Equipment were combined for financial reporting purposes. For purposes of these financial statements, the 1996 and 1997 consolidated financial statements and the 1995 combined financial statements will be referred to as consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. The consolidated statements of income reflect the 49% minority interest through December 31, 1996 for M&M Equipment and M&F Equipment when the remaining interests were purchased by Falconite.

  In January 1990, M&M Equipment was formed by two shareholders of Falconite Equipment and a third party. Subsequent to its formation, M&M Equipment was considered an entity under common control as the controlling shareholders of Falconite Equipment owned 51% of M&M Equipment. The combined financial statements for the year ended December 31, 1995 reflect the 49% minority interest.

  In October 1993, Falconite Equipment acquired a 70% ownership of Erzinger Equipment Co. (Erzinger). Subsequently, on September 10, 1996, Falconite Equipment acquired the remaining 30% of Erzinger. The minority interest is reflected through September 10, 1996. For the period September 10, 1996 through December 31, 1996, Erzinger is accounted for as a wholly owned subsidiary of Falconite Equipment.

  In March 1995, a shareholder of Falconite Equipment and the minority shareholder of M&M Equipment created a Subchapter S corporation, M&F Equipment. M&F Equipment has been operated as a branch of M&M Equipment since its inception. The consolidated financial statements reflect the operations of M&F Equipment since inception and reflect the minority shareholder's interest in M&F Equipment through December 31, 1996. On December 31, 1996, as part of the Recapitalization, the Subchapter S Corporation election was terminated.

  The consolidated balance sheets are presented in an unclassified format, as management believes it more accurately reflects its operations and presents its financial position on a basis comparable to other companies in its industry.

 b) Description of Business:

  Falconite, an Illinois corporation, through its wholly owned subsidiaries, is engaged primarily in a single-industry segment--the rental, sales, and service of cranes, other lift equipment, and smaller equipment ranging from pumps and generators to larger equipment such as backhoes and forklifts. Falconite's operations are based in certain southern and midwestern states.

 c) Cash Equivalents:

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                       FALCONITE, INC. AND SUBSIDIARIES

 d) Inventories:

  Inventories consist of parts, supplies and small tools. Inventories are stated at cost. Cost is determined using the first-in, first-out method.

 e) Rental Equipment and Operating Property and Equipment:

  Rental equipment and operating property and equipment are stated at cost. Rental equipment and operating property and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

  Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Prior to January 1, 1997, M&M Equipment assigned a salvage value of 25% to its rental equipment purchases, whereas Falconite Equipment did not provide for a salvage value on its rental equipment. Equipment held under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset.

  Amortization of assets under capital leases is included in depreciation expense. Prior to January 1, 1997, depreciation expense was computed over the following useful lives in years:

                                                             Falconite    M&M
                                                             Equipment Equipment
                                                             --------- ---------
      Rental equipment:
        Cranes..............................................   10-15      10
        Lift equipment......................................    10        10
        Other heavy equipment...............................     7         7
        Miscellaneous.......................................    2-5       5-7
      Operating equipment:
        Buildings...........................................    45        --
        Other buildings and leasehold improvements..........   20-40      39
        Vehicles............................................     5         5
        Furniture and fixtures..............................     5        5-7
        Computer equipment..................................     3        5-7

  Rental equipment acquired subsequently to January 1, 1997 is being depreciated using the straight-line method, after giving effect to an estimated salvage value as follows:

                                                             Useful Life Salvage
      Type of Equipment                                       In Years    Value
      -----------------                                      ----------- -------
      Large (28 tons and greater) cranes....................      15        25%
      Small (less than 28 tons) cranes......................      10        10
      Large lifts...........................................      10        10
      Small lifts...........................................       7        10
      Forklifts.............................................       7        10
      Dirt moving...........................................       7        10
      Other small equipment.................................       5        10
      Vehicles and trailers.................................       5        --

  The change in depreciation policy did not have a material effect on the consolidated financial statements.

  Equipment reported under the classification of "rental equipment," although primarily utilized within the rental aspect of the business, is available for sale in the ordinary course of business and is recorded at the lower of cost, net of accumulated depreciation, or market. Rental equipment sold by the Company is sold "as is."

                       FALCONITE, INC. AND SUBSIDIARIES

 f) Excess of Cost Over Net Assets of Purchased Businesses:

  Excess of cost over net assets of purchased businesses (goodwill) is amortized on a straight-line basis over the expected periods to be benefited, generally 5 to 30 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected future operating cash flows on a discounted basis.

 g) Income Taxes:

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to January 1, 1997, M&F Equipment had elected S corporation status in accordance with the provisions of Subchapter S of the Internal Revenue Code. Pursuant to this election, the taxable income of M&F Equipment was reported in the federal and state income tax returns of the shareholders. Accordingly, a provision for federal and state income taxes that is payable by an S corporation has not been reflected in the accompanying consolidated financial statements. The pro forma income tax adjustment included on the consolidated statements of income represents federal income tax expense that would have been incurred had M&F Equipment been a C corporation.

 h) Allowance for Doubtful Accounts:

  The Company determines the allowance for doubtful accounts by reserving specific trade accounts receivable and providing an estimate based on the aging of the trade receivables. The Company recognized bad debt expense of $323,000, $891,000 and $297,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company writes off trade receivables when considered uncollectible.

 i) Use of Estimates:

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 j) Concentrations of Risks:

  Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash with high quality financial institutions in amounts that from time to time exceed federally insured limits. No losses have been incurred on such deposits.

  Falconite's customers are primarily concentrated in the construction and manufacturing industries and are dependent on those industries. Management believes it has addressed this concentration by expanding its operations throughout certain southern and midwestern states. Falconite performs ongoing credit evaluations of

                       FALCONITE, INC. AND SUBSIDIARIES
its customers' financial condition but does not require collateral to support customer receivables. In certain instances, Falconite may file a mechanic's lien to protect its interest.

 k) Revenue Recognition:

  Equipment rental and delivery charge revenue is recognized when earned.

  New and used equipment sales and revenues from the sale of parts and supplies are recognized when title passes to the purchaser usually at the time of delivery or pickup. When equipment is sold, the cost consists of actual costs in the case of new equipment and the net book value in the case of used equipment.

  Revenue associated with repairs and maintenance of equipment owned or rented by customers is recognized when earned. Fees for repairs and maintenance on equipment owned by customers of the Company are either paid by the customer or reimbursed to the Company under the original manufacturer's warranty agreement. Revenue associated with the warranty work is recognized when earned.

 l) Deferred Costs:

  Debt issuance costs are amortized to interest expense over the term of the related debt, utilizing the interest method. Debt issuance costs are included in prepaid and other assets.

  Falconite had deferred costs of approximately $427,000 as of December 31, 1996, in connection with a planned initial public offering that was in process. These costs as well as $573,000 of costs incurred during 1997 have been written off during the current year.

 m) Interim Financial Data:

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of financial position and results of operations and of cash flows for the interim periods.

2. Acquisitions:

  In December 1995, Falconite Equipment acquired the assets of a rental company located in Calvert City, Kentucky. This acquisition was accounted for under the purchase method, with the operating results being included within the consolidated financial statements since the date of the acquisition. The total purchase price was approximately $585,000, for which Falconite recognized total goodwill of approximately $100,000 which is being amortized on a straight-line basis over a five-year period.

  In September 1996, Falconite purchased the 30% minority interest of Erzinger for approximately $875,000 in cash, a note payable, certain assets of Erzinger, and entered into covenants not to compete for $450,000. The covenants not to compete are being amortized on a straight-line basis over the life of the agreements, two years. The acquisition was accounted for using the purchase method, with the operating results of Erzinger included in the consolidated operating results since the date of the original acquisition. The operating results have been adjusted to reflect the minority shareholder's interest in the operating results for the respective periods disclosed. Total goodwill of $543,000 is being amortized on a straight-line basis over a five-year period.

  In November 1996, M&M Equipment acquired various pieces of rental equipment from a rental company in Tallahassee, Florida for $653,000. The total purchase price was $1,053,000 which included $400,000 in covenants not to compete. Covenants not to compete are being amortized over three years.

  In December 1996, Falconite Equipment acquired the assets of another rental company in Calvert City, Kentucky. This acquisition was accounted for under the purchase method, with the operating results being included in the consolidated financial statements since the date of acquisition. The total purchase price was

                       FALCONITE, INC. AND SUBSIDIARIES

$300,000, for which Falconite Equipment recognized total goodwill of approximately $86,000. Goodwill for this acquisition is being amortized on a straight-line basis over a five-year period.

  In December 1996, Falconite Equipment acquired 100% of the outstanding common stock of a rental company with locations in Fort Campbell, Kentucky and Clarksville, Tennessee. This acquisition was accounted for under the purchase method, with the operating results being included in the consolidated financial statements since the date of acquisition. The total purchase price was $985,000, for which Falconite Equipment recognized total goodwill of approximately $286,000, which is being amortized on a straight-line basis over a five-year period.

  As part of the Recapitalization, on December 31, 1996, Falconite purchased the 49% minority interest in M&M Equipment by exchanging 1,225,000 shares of its common stock. The 49% minority interest in M&M Equipment's net assets acquired were recorded at their estimated fair market value of $20,080,000 whereas the remaining 51% was recorded at the historical cost of such assets. The excess of the purchase price over the fair market value of the net assets acquired of $16,178,000 was recorded as goodwill, and is being amortized on a straight-line basis over its expected useful life of 30 years.

3. Fair Value of Financial Instruments:

  The Company estimates the fair value of financial instruments using quoted market prices when available, or fair values which are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumption used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. The aggregate fair value amounts referred to do not represent the underlying value of Falconite.

  Because of their relatively short maturities, generally the estimated fair values of the Company's financial instruments approximate their carrying amounts on the consolidated balance sheets. The estimated fair value of term debt with adjustable rates approximate their carrying amounts. For fixed rate instruments, the estimated fair values are calculated using a discounted cash flow calculation that applies current incremental borrowing rates for similar types of arrangements. At December 31, 1996 and 1997, there were no material differences between the carrying amount and the fair value of term debt.

4. Operating Property and Equipment, Net:

  Operating property and equipment, net at December 31, 1996 and 1997 consist of the following:

                                                             1996       1997
                                                          ---------- -----------
      Land, buildings and leasehold improvements......... $1,608,000 $ 5,002,000
      Transportation equipment...........................  6,044,000   5,820,000
      Furniture, fixtures and equipment..................    871,000   2,120,000
                                                          ---------- -----------
                                                           8,523,000  12,942,000
      Less accumulated depreciation and amortization.....  1,505,000   2,400,000
                                                          ---------- -----------
                                                          $7,018,000 $10,542,000
                                                          ========== ===========

5. Leases:

  Falconite is party to several operating leases for transportation equipment and certain office and warehouse facilities that expire at various times through the year 2003. These leases require Falconite to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the years ended December 31, 1995, 1996 and 1997 was $303,000, $396,000
and $571,000, respectively.

                       FALCONITE, INC. AND SUBSIDIARIES

  In addition to the above, Falconite leases various facilities and equipment from its shareholders. The facility leases are on varying terms ranging from one year to ten years. Management believes these lease arrangements reflect those that could be obtained from a third party. Total rent expense associated with these leases for the years ended December 31, 1995, 1996 and 1997 was $278,000, $689,000 and $629,000, respectively.

  Future minimum lease payments under operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 were as follows:

      Year
      Ending                                                          Operating
      December 31,                                                      Leases
      ------------                                                    ----------
       1998.........................................................  $1,396,000
       1999.........................................................   1,065,000
       2000.........................................................     818,000
       2001.........................................................     681,000
       2002.........................................................     466,000
       Thereafter...................................................   1,260,000
                                                                      ----------
      Total minimum lease payments..................................  $5,686,000
                                                                      ==========

  Falconite has capitalized certain rental and transportation equipment under various lease agreements. The book value of these leased assets is included in the recorded amounts for rental equipment and operating property and equipment.

  A schedule of future minimum lease payments under capital leases at December 31, 1997 consisted of the following:

      Year
      Ending
      December 31,                                                      Amount
      ------------                                                    ----------
       1998.........................................................  $2,957,000
       1999.........................................................     648,000
       2000.........................................................     375,000
       2001.........................................................     252,000
       2002.........................................................     136,000
                                                                      ----------
      Total minimum lease payments..................................   4,368,000
      Less amount representing imputed interest.....................     275,000
                                                                      ----------
      Present value of minimum payments.............................  $4,093,000
                                                                      ==========

                       FALCONITE, INC. AND SUBSIDIARIES

6. Revolving Lines of Credit and Term Debt:

  Term debt at December 31, 1997 and 1996 consisted of the following:

                                                           1996        1997
                                                        ----------- ----------
      Notes payable with Nations Bank of Tennessee,
       N.A., with monthly principal and interest
       payments of $30,368 maturing in 2002; interest
       stated at LIBOR (8.47% at December 31, 1997)
       plus 2.5%......................................          --  $3,362,000
      Various notes payable, with varying monthly
       principal and interest payments; interest rates
       ranging from 7.0% to 9.75% at December 31,
       1997, with maturities ranging from January 1,
       1998 to September 30, 2002.....................  $15,472,000  1,329,000
      Various notes payable with Southwest Bank of St.
       Louis, with monthly payments of principal and
       interest; interest rates ranging from prime
       (8.25% at December 31, 1996) plus .75% to 10%..    8,346,000        --
      Notes payable with Citizens Bank & Trust, with
       monthly payments of principal and interest at
       prime (8.25% at December 31, 1996),
       collateralized by a guarantee of the majority
       shareholder....................................    6,850,000        --
      Notes payable with GE Capital, with monthly
       principal and interest payments of $11,217;
       interest at the 30 days' commercial paper rate
       (5.41% at December 31, 1996) plus 2.08%........    1,088,000        --
      Note payable with the Kentucky Development
       Finance Authority, with monthly principal and
       interest payments of $2,660 maturing in 2000;
       interest stated at a fixed rate of 5.06%,
       collateralized by real estate..................      111,000        --
                                                        ----------- ----------
                                                        $31,867,000 $4,691,000
                                                        =========== ==========

  Annual maturities of term debt at December 31, 1997 are as follows:

      1998........................................................... $1,238,000
      1999...........................................................    389,000
      2000...........................................................    348,000
      2001...........................................................    185,000
      2002...........................................................    109,000
      Thereafter.....................................................  2,422,000
                                                                      ----------
        Total........................................................ $4,691,000
                                                                      ==========

  The Citicorp Facility is comprised of a revolving line of credit extended to Falconite Equipment and M&M Equipment. The total amount of credit available under the Citicorp Facility is limited to a borrowing base equal to the lesser of (i) $100 million, of which $2 million is available as a swingline subfacility; or (ii) a formula based on accounts receivable, parts inventory, transportation equipment owned by the Company and rental and resale equipment inventory. The obligations of Falconite Equipment and M&M Equipment under the Citicorp Facility are collateralized by substantially all of the assets of Falconite Equipment and M&M Equipment. The Citicorp Facility has financial covenants regarding tangible net worth, debt ratios and debt coverage. The Company was not in compliance with certain loan provisions at December 31, 1997, but received waivers from the lender for these violations, effectively through the term of the facility, on March 23, 1998. The Citicorp Facility also contains covenants and provisions that restrict, among other things, Falconite Equipment's and

                       FALCONITE, INC. AND SUBSIDIARIES

M&M Equipment's ability to: (i) incur liens on its property; (ii) engage in certain sales of assets; (iii) merge or consolidate with or acquire another person or engage in other fundamental changes; (iv) engage in certain transactions with affiliates; and (v) commit to make capital expenditures in excess of certain preset limits. The Citicorp Facility provides for certain events of default. At December 31, 1997, the principal amount outstanding under the Citicorp Facility was $81,900,000, and the interest rate on such borrowings was 8.1875% (30 day LIBOR plus 2.5%). At December 31, 1997, $9.6 million of additional borrowings were available to Falconite Equipment and M&M Equipment under the Citicorp Facility. The obligations of Falconite Equipment and M&M Equipment under the Citicorp Facility are guaranteed by the Company, certain subsidiaries of the Company, Ralph W. McCurry and Michael A. Falconite.

  The Deutsche Facility is comprised of a line of credit, which amount is determined at Deutsche's sole discretion, extended to M&M Equipment for the purchase of equipment from certain designated manufacturers. The obligations of M&M Equipment under the Deutsche Facility are collateralized by all of M&M Equipment's inventory and equipment manufactured by such designated manufacturers, including all accounts, rights, instruments and proceeds arising from such inventory and equipment. The Deutsche Facility has financial covenants and provisions regarding tangible net worth and debt ratios. The Company was not in compliance with certain loan provisions at December 31, 1997, but received waivers from the lender for these violations, effectively through the term of the facility, on March 23, 1998. The obligations of M&M Equipment under the Deutsche Facility are guaranteed by Falconite Equipment, Ralph W. McCurry and Wanda R. McCurry. At December 31, 1997, the principal amount outstanding under the Deutsche Facility was $9,516,000, and the interest rate on such borrowings was 9.5%.

7. Income Taxes:

  Income tax expense consists of:

                                                Current    Deferred    Total
                                                --------  ---------- ----------
      Year ended December 31, 1995:
        Federal................................ $565,000  $2,011,000 $2,576,000
        State and local........................   20,000     297,000    317,000
                                                --------  ---------- ----------
                                                $585,000  $2,308,000 $2,893,000
                                                ========  ========== ==========
      Year ended December 31, 1996:
        Federal................................ $196,000  $2,006,000 $2,202,000
        State and local........................  (76,000)    202,000    126,000
                                                --------  ---------- ----------
                                                $120,000  $2,208,000 $2,328,000
                                                ========  ========== ==========
      Year ended December 31, 1997:
        Federal................................ $ 13,000  $1,598,000 $1,611,000
        State and local........................    2,000     246,000    248,000
                                                --------  ---------- ----------
                                                $ 15,000  $1,844,000 $1,859,000
                                                ========  ========== ==========

  Income tax expense for the years ended December 31, 1996 and 1997 differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                 1995        1996        1997
                                              ----------  ----------  ----------
      Computed "expected" tax expense.......  $2,752,000  $2,706,000  $1,298,000
      Increased (reduction) in income taxes
       resulting from:
        Nontaxable M&F Equipment income.....    (124,000)   (666,000)        --
        State and local income taxes, net of
         federal income tax benefit.........     209,000      84,000     164,000
        Amortization........................         --          --      349,000
        Other, net..........................      56,000     204,000      48,000
                                              ----------  ----------  ----------
                                              $2,893,000  $2,328,000  $1,859,000
                                              ==========  ==========  ==========

                       FALCONITE, INC. AND SUBSIDIARIES

  From the time of its inception, March 20, 1995, through December 31, 1996, M&F Equipment was taxed as an S corporation under Subchapter S of the Internal Revenue Code. The pro forma income tax adjustments included on the consolidated statements of income represent federal income tax expense that would have been required had M&F Equipment been a C corporation. M&F Equipment's undisturbed earnings of $1,574,000 were distributed in September 1997.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below:

                                                        1996          1997
                                                    ------------  ------------
      Deferred tax assets:
        Trade accounts receivable, principally due
         to allowance for doubtful accounts........ $    195,000  $    161,000
        Alternative minimum tax credit
         carryforwards.............................    1,713,000     1,713,000
        Net operating loss carryforwards...........    1,402,000     4,168,000
        Sales tax accruals.........................          --        223,000
        Inventory obsolescence reserves............      175,000        56,000
        Other......................................      175,000       205,000
                                                    ------------  ------------
          Net deferred tax assets..................    3,660,000     6,526,000
      Deferred tax liability:
        Rental and operating property and
         equipment, principally due to difference
         in depreciation...........................  (11,461,000)  (16,171,000)
                                                    ------------  ------------
          Net deferred tax liability............... $ (7,801,000) $ (9,645,000)
                                                    ============  ============

  At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $11.1 million which are available to offset future federal taxable income through the year 2011. The net operating loss carryforwards are primarily attributable to M&M Equipment and may be subject to certain limitations. The Company expects to pursue certain tax planning strategies that management believes make it more likely than not that the Company will recover the tax benefit of the net operating loss carryforwards.

  In addition, as of December 31, 1997, the Company had alternative minimum tax credit carryforwards of approximately $1,713,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

8. Employee Benefit Plans:

  Prior to August 1, 1997, Falconite Equipment had a discretionary profit-sharing plan covering substantially all of its employees. Profit-sharing expense was funded through annual contributions to the plan. There were no contributions to the plan during 1996 and 1997. Falconite Equipment also contributes to a union-administered pension plan as required. Falconite Equipment's contributions to these plans for the years ended December 31, 1995, 1996 and 1997 totaled $71,000, $45,000 and $105,000, respectively.
Falconite Equipment could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union plans. At this time, Falconite has not established any liabilities because withdrawal from these plans is not probable.

  M&M Equipment has a discretionary 401(k) plan covering substantially all of its employees. Plan expense is funded through annual contributions. For the years ended December 31, 1995, 1996 and 1997, M&M Equipment contributions totaled $38,000, $60,000 and $86,000, respectively. As of July 1, 1997,
Falconite has a discretionary 401(k) plan covering substantially all of its employees. For the year ended December 31, 1997, Falconite contributions totaled $70,000.

                       FALCONITE, INC. AND SUBSIDIARIES

9. Related Party Transactions:

  The individual companies included in the consolidated financial statements enter into various related party transactions with affiliated companies and shareholders of the individual companies.

  A summary of receivables/payables included in the consolidated balance sheet as of December 31, 1996 and 1997 is as follows:

                                                             1996      1997
                                                           -------- ----------
      Due from affiliated companies and related parties:
        Note receivable--officer.......................... $ 77,000 $  101,000
        Note receivable--majority shareholder.............  332,000    483,000
        Due from F&F Leasing..............................   44,000     16,000
        Due from E&F Leasing..............................      --     200,000
        Due from M&F Investments..........................      --   1,344,000
                                                           -------- ----------
                                                           $453,000 $2,144,000
                                                           ======== ==========
      Due to affiliated companies and related parties:
        Due to F&F Leasing................................ $ 42,000        --
        Notes payable--majority shareholder...............   79,000 $   39,000
                                                           -------- ----------
                                                           $121,000 $   39,000
                                                           ======== ==========

  A summary of expenses included in the consolidated statements of income for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                      1995     1996     1997
                                                    -------- -------- --------
      Building rent expense paid to affiliates and
       related parties:
        Rent paid to F&F Leasing..................  $ 63,000 $200,000 $137,000
        Rent paid to an officer...................    30,000   30,000      --
        Rent paid to M&F Investments..............    13,000  122,000  247,000
        Rent paid to the minority shareholder of
         M&M......................................    22,000      --       --
        Rent paid to E&F Leasing..................    27,000  188,000  246,000
                                                    -------- -------- --------
                                                    $155,000 $540,000 $630,000
                                                    ======== ======== ========
      Equipment rent expense paid to F&F Leasing..  $123,000 $149,000      --
                                                    ======== ======== ========
      Interest expense paid to director...........  $ 19,000 $ 11,000 $  5,000
                                                    ======== ======== ========
      Management fee paid to officers:
        From M&M Equipment........................  $ 28,000 $ 28,000      --
        From Erzinger.............................    31,000   36,000      --
                                                    -------- -------- --------
                                                    $ 59,000 $ 64,000      --
                                                    ======== ======== ========

  Falconite Equipment and M&M Equipment lease buildings from affiliated companies for which the companies pay monthly rental to the affiliated companies pursuant to various lease agreements. Falconite Equipment leased its Erzinger facility from E&F Leasing, a related party, through July 31, 1996 for approximately $24,000 a month. Effective August 1, 1996, the monthly rental was reduced to $15,000 retroactive to January 1, 1996, such that no rent expense was incurred in August or September 1996. The ongoing agreed-upon monthly rent will be $17,500 per month.

                       FALCONITE, INC. AND SUBSIDIARIES

10. Commitments and Contingencies:

 Department of Revenue Notifications

  During 1995, Falconite Equipment received a notification from the Illinois Department of Revenue asserting deficiencies in Illinois' use taxes for the period from July 1989 to May 1995. The asserted deficiencies, which totaled approximately $520,000 plus interest and penalties, result from Falconite Equipment's rental of equipment to customers within the State of Illinois and complexities of how use taxes should be calculated. Falconite Equipment is in the process of challenging the asserted deficiencies.

  During 1996, Falconite Equipment received a notification from the Tennessee Department of Revenue asserting certain deficiencies in Tennessee sales tax for the period from 1991 to 1996. The sales tax liability was settled during 1997 for $307,000

  Management, after consultation with counsel, believes the ultimate outcome of the alleged deficiencies will not result in a material impact on Falconite Equipment's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period. Accrued expenses have been recorded within the range of management's best estimate of the probable loss.

 Government and Environmental Regulations

  Falconite and its operations are subject to various federal, state, and local laws and regulations governing, among other things, worker safety, air emissions, water discharge, and the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, Falconite dispenses petroleum products from above-ground storage tanks located at certain rental locations that it owns or leases. Falconite maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, the maintenance of records, and the regular testing and monitoring of tank systems. Falconite also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, Falconite generates and disposes waste such as used motor oil, radiator fluid, and solvents, and may be liable under various federal, state, and local laws for an environmental contamination at facilities where its waste is or has been disposed. While there can be no assurance that the Company's operations have been operated in compliance with governmental regulations, in the opinion of management, the ultimate disposition of any matters, that may arise, will not have a material adverse effect on Falconite's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period.

 Legal Proceedings

  Falconite is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Falconite's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period.

 Commitments for Capital Expenditures

  Falconite has outstanding firm commitments for capital expenditures of approximately $549,000 at December 31, 1997. The commitments relate to the purchasing of additional rental equipment and the replacement of older lease fleet assets.

                       FALCONITE, INC. AND SUBSIDIARIES

 Workers' Compensation

  Falconite is fully insured, subject to varying deductibles, for workers' compensation claims in substantially all states in which it operates. In the remaining states, Falconite provides for workers' compensation claims through incurred loss retrospective policies. Management believes any potential liability for estimated claims, including the effect of any retroactive premium adjustments, is immaterial.

11. Business and Credit Concentrations:

  Falconite engages in the rental of equipment to a variety of industrial and construction customers which are significantly impacted by the U.S. economy as well as the regional and local economies. Management believes diversifying into other states reduces the impact of events or conditions in a particular region, such as regional slowdowns, adverse weather and other factors. In addition, Falconite's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity while simultaneously resulting in higher interest payments by Falconite under its variable rate credit facilities.

  Most of Falconite's customers are located in a four-state area: Kentucky, Tennessee, Alabama and Missouri. No single customers accounted for more than 1% of Falconite's consolidated sales in 1996 and 1997, and no trade account receivable from any customer exceeded $289,000 at December 31, 1997. Falconite estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect management's estimate of its bad debts.

12. Subsequent Events:

  In January 1998, the Company purchased the assets of Genequip, Inc., an equipment rental company with locations in Louisville and Lexington, Kentucky and Indianapolis, Indiana. The total purchase price was $10,037,000 and was accounted for using the purchase method.

  On April 1, 1998, the Company's owners entered into a definitive and binding agreement to sell all of the outstanding shares of common stock to National Equipment Services, Inc. in exchange for $62,000,000 in cash and $3,750,000 of subordinated promissory notes which bear interest at 8%.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
R&R Rentals, Inc. and the
Board of Directors of
National Equipment Services, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholder's equity present fairly, in all material respects, the financial position of R&R Rentals, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
September 3, 1998

                               R&R RENTALS, INC.

                                 BALANCE SHEET
                                 (in thousands)

                                                                   December 31,
                                                                       1997
                                                                   ------------
Assets
 Cash and cash equivalents........................................   $   991
 Restricted cash..................................................       500
 Trade accounts receivable, net...................................     1,425
 Rental equipment, net............................................    10,740
 Property and equipment, net......................................       260
 Prepaids and other assets........................................        11
 Notes receivable--related party..................................     1,868
                                                                     -------
    Total assets..................................................   $15,795
                                                                     =======
Liabilities and Stockholder's Equity
 Accounts payable.................................................   $   232
 Accrued expenses and other liabilities...........................       409
 Notes payable....................................................    14,670
                                                                     -------
    Total liabilities.............................................    15,311
                                                                     -------
 Commitments and contingencies (Note 7)
  Common stock, $1.00 par value; 1,000,000 shares authorized;
  1,000 shares issued and outstanding.............................         1
 Retained earnings................................................       483
                                                                     -------
    Total stockholder's equity....................................       484
                                                                     -------
    Total liabilities and stockholder's equity....................   $15,795
                                                                     =======


   The accompanying notes are an integral part of these financial statements.

                               R&R RENTALS, INC.

                            STATEMENT OF OPERATIONS
                                 (in thousands)

                                                                  Year Ended
                                                               December 31, 1997
                                                               -----------------
Revenues:
  Rental revenues.............................................      $ 6,811
  Other.......................................................        1,556
  Revenue from rental equipment sales.........................          212
                                                                    -------
    Total revenues............................................        8,579
                                                                    -------
Cost of revenues:
  Rental equipment expenses...................................        2,320
  Rental equipment depreciation...............................        2,208
  Direct operating expenses...................................        1,734
  Cost of equipment sales.....................................          128
                                                                    -------
    Total cost of revenues....................................        6,390
                                                                    -------
Gross profit..................................................        2,189
Selling, general and administrative expenses..................        1,937
Nonrental depreciation........................................          128
                                                                    -------
Operating income..............................................          124
Other income (expense), net...................................           87
Interest income (expense), net................................       (1,171)
                                                                    -------
Net loss......................................................      $  (960)
                                                                    =======
Pro Forma Tax Benefit (unaudited):
  Loss before income taxes....................................      $  (960)
  Pro forma benefit for income taxes..........................          326
                                                                    -------
  Pro forma net loss..........................................      $  (634)
                                                                    =======



   The accompanying notes are an integral part of these financial statements.

                               R&R RENTALS, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (in thousands)

                                                  Common stock
                                                  -------------
                                                         Stated Retained
                                                  Shares value  earnings Total
                                                  ------ ------ -------- ------
Balance at December 31, 1996.....................    1    $ 1    $1,443  $1,444
Net loss.........................................                  (960)   (960)
                                                   ---    ---    ------  ------
Balance at December 31, 1997.....................    1    $ 1    $  483  $  484
                                                   ===    ===    ======  ======



   The accompanying notes are an integral part of these financial statements.

                               R&R RENTALS, INC.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                 Year Ended
                                                              December 31, 1997
                                                              -----------------
Operating activities:
 Net loss....................................................      $  (960)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation...............................................        2,336
  Gain on sale of equipment..................................          (91)
  Changes in operating assets and liabilities:
   Trade accounts receivable.................................         (449)
   Restricted cash...........................................          500
   Notes receivable..........................................       (1,616)
   Prepaid and other assets..................................           17
   Accounts payable..........................................           21
   Accrued expenses and other liabilities....................          137
                                                                   -------
    Net cash provided by operating activities................         (105)
                                                                   -------
Investing activities:
 Purchases of rental equipment...............................       (5,110)
 Proceeds from sale of rental equipment......................          212
 Purchases of property and equipment.........................          (67)
 Proceeds from sale of property and equipment................           26
                                                                   -------
    Net cash used in investing activities....................       (4,939)
                                                                   -------
Financing activities:
 Proceeds from debt..........................................        5,295
 Payments on debt............................................       (1,651)
                                                                   -------
    Net cash provided by financing activities................        3,644
                                                                   -------
 Net decrease in cash and cash equivalents...................       (1,400)
 Cash and cash equivalents at beginning of period............        2,391
                                                                   -------
 Cash and cash equivalents at end of period..................      $   991
                                                                   =======
Supplemental noncash flow information:
 Cash paid for interest......................................      $ 1,135
                                                                   =======


   The accompanying notes are an integral part of these financial statements.

                               R&R RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

1. Organization and Summary of Significant Accounting Policies

 Organization

  R&R Rentals, Inc. (R&R) is an S Corporation primarily involved in the rental of cranes and air lift equipment to various customers in the petrochemical and construction industries throughout the Texas Gulf Coast, with minimal rentals in the Louisiana Gulf Coast area. R&R's Corporate offices and main rental yards, located in Mont Belvieu, Texas, is owned by R&R's sole shareholder who leases this facility to R&R for $3,500 per month.

 Rental Revenues

  Rental revenues are recognized ratably over the contract period.

 Cash and Cash Equivalents

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less when purchased.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line method over a seven-year useful life.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment is five years for vehicles and seven years for furniture and fixtures.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gains or losses are included in results of operations.

 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheets for trade accounts receivable, notes receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of debt at December 31, 1997 approximates carrying value as the debt instruments reflect current interest rates for similar instruments or because the underlying instruments include variable interest rates that fluctuate with the market rate.

 Concentration of Credit Risk

  Financial instruments that potentially subject R&R to significant concentrations of credit risk consist primarily of trade accounts receivable from petrochemical and construction customers. Concentrations of credit

                               R&R RENTALS, INC.

risk with respect to trade accounts receivable are limited due to the large number of customers and R&R's geographic dispersion. R&R performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The allowance for doubtful accounts was $239,000 at December 31, 1997.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Advertising Costs

  R&R advertises primarily through trade journals. Advertising costs are expensed as incurred.

 Income Taxes

  R&R has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, R&R's income, deductions and credit are reported on the income tax returns of its sole shareholder for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes reflected on the statement of operations have been calculated at the federal statutory rate of 34%.

 Related Party Transactions

  As disclosed in these financial statements, R&R has participated in certain transactions with related parties.

2. Restricted Cash

  Restricted cash of $500,000 at December 31, 1997 represents amounts pledged to Debis Financial Services in accordance with the terms and provisions of the Debis Financial Services debt agreement.

3. Rental Equipment

  Rental equipment consist of the following at December 31, 1997 (in thousands):

      Cranes........................................................... $14,417
      Truck cranes.....................................................   2,775
      Lifts............................................................   1,996
                                                                        -------
                                                                         19,188
      Less--accumulated depreciation...................................   8,448
                                                                        -------
                                                                        $10,740
                                                                        =======

  Rental equipment depreciation expense for the year ended December 31, 1997 is $2,208,000.

4. Property and Equipment

  Property and equipment consists of the following at December 31, 1997 (in thousands):

      Vehicles and delivery equipment..................................... $685
      Leasehold improvements..............................................  135
      Furniture and equipment.............................................  127
                                                                           ----
                                                                            947
      Less--accumulated depreciation...................................... (687)
                                                                           ----
                                                                           $260
                                                                           ====

  Depreciation on property and equipment for the year ended December 31, 1997 is $128,000.

                               R&R RENTALS, INC.

5. Notes receivable--related party

  Notes receivable at December 31, 1997 consists of $1,648,000 due from the Company's sole shareholder and $220 due from certain associates of the Company's sole shareholder. These demand notes receivable accrue interest at 6%, which approximated Applicable Federal Rates (AFR) at December 31, 1997.

6. Accrued Expenses and Other Liabilities:

  Accrued expenses and other liabilities consists of the following at December 31, 1997 (in thousands):

      Interest payable.................................................... $141
      Insurance premiums payable..........................................   28
      Sales taxes payable.................................................  155
      Property taxes payable..............................................   70
      Payroll taxes payable...............................................    6
      Other liabilities...................................................    9
                                                                           ----
                                                                           $409
                                                                           ====

7. Debt

  Debt consists of the following at December 31, 1997 (in thousands):

Notes payable to Debis Financial Services, secured by rental equipment, payable through various dates ending July 2004, interest rate fixed through month 48; at which time the rate is reset to prime plus 1.75% for the remainder of the note term; requires $500,000 to be pledged to Debis Financial Services (Note 2)......................  $ 6,267
Notes payable to Federal Financial Credit Inc., secured by rental equipment, payable through various dates ending December 2003, interest rates ranging from 0% for the first twelve months to prime
 plus 2.50%, reset monthly............................................    3,369
Note payable to Contractor's Finance Co., secured by rental equipment,
 payable April 2002, interest rate ranging from 8.9% to 9.5%..........    1,191
Floor plan payable to Mitsubishi Acceptance Corp. Financing, secured by rental equipment, payable through various dates ending October
 2002; interest rate fixed at 8.50%...................................    3,341
Note payable to Associates Leasing Inc., secured by rental equipment,
 payable May 2000, interest rate of 14.15%............................      380
Notes payable to Bayshore National Bank, secured by vehicles, payable through various dates ending October 2000, fixed interest rates
 ranging from 7.0% to 9.0% ...........................................      122
                                                                        -------
    Total debt........................................................   14,670
Less--current maturities..............................................    2,126
                                                                        -------
    Total long-term debt..............................................   12,544
                                                                        =======

  On July 24, 1998, pursuant to the Purchase Agreement, all of the outstanding debt of the Company was paid off (see Note 11).

  Maturities of R&R debt are as follows at December 31, 1997:

      1998.............................................................. $ 2,126
      1999..............................................................   2,238
      2000..............................................................   2,252
      2001..............................................................   2,372
      2002..............................................................   2,320
      Thereafter........................................................   3,362
                                                                         -------
                                                                         $14,670
                                                                         =======

                               R&R RENTALS, INC.

8. Commitments and Contingencies

Operating Leases

  R&R leases certain rental equipment, facilities and vehicles under operating leases. Rental expense was $479,000 for the year ended December 31, 1997.

  Future minimum rental commitments at December 31, 1997 under noncancelable operating leases, expiring through 2003, are (in thousands):

      1998............................................................... $  675
      1999...............................................................    663
      2000...............................................................    642
      2001...............................................................    620
      2002...............................................................    221
      Thereafter.........................................................      5
                                                                          ------
                                                                          $2,826
                                                                          ======

9. Legal Matters

  R&R is party to legal proceedings and potential claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on R&R's financial position, results of operations or cash flows.

10. Subsequent Event

  On June 30, 1998, R&R's sole shareholder sold all of the outstanding common stock to NES Acquisition Corp., a wholly-owned subsidiary of National Equipment Services, Inc. for $27,600,000 (subject to a customary purchase price adjustment mechanism). The terms of the stock sale and purchase agreement required $14,073,000 of the purchase price to be used at closing to discharge fully the outstanding balance of R&R's indebtedness secured by the assets acquired in the stock purchase.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders' of Shaughnessy Crane Service, Inc.
Boston, Massachusetts

  We have audited the accompanying balance sheets of Shaughnessy Crane Service, Inc., as of December 31, 1997 and 1996 and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shaughnessy Crane Service, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the financial statements, Shaughnessy Crane Service, Inc. received an offer by an unrelated company to purchase 100% of the issued and outstanding shares of Shaughnessy Crane Service, Inc.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
July 17, 1998

                        SHAUGHNESSY CRANE SERVICE, INC.

                                 BALANCE SHEETS

                        ASSETS                              December 31,
                        ------                         -----------------------
                                                          1997        1996
                                                       ----------- -----------
Current assets:
  Cash and cash equivalents........................... $    79,007 $   703,050
  Accounts receivable, net of allowance for doubtful
   accounts of $361,858 and $457,000..................   6,648,627   6,104,464
  Accounts receivable, affiliates (Note 3)............     691,647     840,369
  Note receivable, affiliate--current portion (Note
   3).................................................      15,198      14,034
  Due from officers, stockholders and employees, net
   (Note 3)...........................................      83,942      53,319
  Refundable income taxes.............................      29,267         --
  Prepaid expenses and other current assets...........     250,647      82,409
                                                       ----------- -----------
    Total current assets..............................   7,798,335   7,797,645
                                                       ----------- -----------
Property and equipment, net (Note 5)..................  26,597,863  24,282,883
                                                       ----------- -----------
Other assets:
  Cash surrender value of officers' life insurance,
   net of policy loans of $550,328 and $382,320.......     798,487     578,661
  Investment in affiliate (Note 3)....................     602,993     505,793
  Note receivable, affiliate--net of current portion
   (Note 3)...........................................      23,715      38,913
  Other assets........................................     276,969     540,855
                                                       ----------- -----------
    Total other assets................................   1,702,164   1,664,222
                                                       ----------- -----------
                                                       $36,098,362 $33,744,750
                                                       =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Note payable, bank (Note 6)......................... $       --  $ 1,500,000
  Note payable, other (Note 7)........................     135,580         --
  Accounts payable....................................     512,802     193,999
  Accounts payable, affiliates (Note 3)...............     908,095      16,933
  Accrued expenses and other current liabilities......     630,548     826,069
  Income taxes payable................................         --       85,028
  Deferred income taxes (Note 8)......................     186,000     187,000
                                                       ----------- -----------
    Total current liabilities.........................   2,373,025   2,809,029
Deferred income taxes, noncurrent (Note 8)............     464,000     413,000
                                                       ----------- -----------
    Total liabilities.................................   2,837,025   3,222,029
                                                       ----------- -----------
Commitments and contingencies (Notes 2, 8 and 10)
Stockholders' equity (Note 8):
  Common stock, no par value; 88,000 shares
   authorized; 52,000 shares issued in 1997 (88,000
   shares issued in 1996).............................      12,700      12,700
  Retained earnings...................................  33,248,637  39,418,244
                                                       ----------- -----------
                                                        33,261,337  39,430,944
Less cost of 36,000 shares reacquired for the
 treasury.............................................         --   (8,908,223)
                                                       ----------- -----------
    Total stockholders' equity........................  33,261,337  30,522,721
                                                       ----------- -----------
                                                       $36,098,362 $33,744,750
                                                       =========== ===========

      See independent auditors' report and accompanying notes to financial statements.

                        SHAUGHNESSY CRANE SERVICE, INC.

                              STATEMENTS OF INCOME

                                    (Note 3)

                                              Years Ended December 31,
                                         -------------------------------------
                                            1997         1996         1995
                                         -----------  -----------  -----------
Revenues................................ $31,261,394  $26,924,389  $26,814,717
Cost of revenues........................  16,957,003   13,361,525   15,042,337
                                         -----------  -----------  -----------
  Gross profit..........................  14,304,391   13,562,864   11,772,380
General and administrative expenses.....   6,387,707    5,718,840   10,217,568
                                         -----------  -----------  -----------
  Income from operations................   7,916,684    7,844,024    1,554,812
Interest and dividend income, net.......      84,687      100,773      108,833
Interest expense........................    (125,045)    (372,642)         --
Other income (expense), net.............     202,265      391,380      (24,620)
                                         -----------  -----------  -----------
  Income before provision for state
   income taxes.........................   8,078,591    7,963,535    1,639,025
Provision for state income taxes (Note
 8).....................................     341,975      356,000      129,000
                                         -----------  -----------  -----------
    Net income.......................... $ 7,736,616  $ 7,607,535  $ 1,510,025
                                         ===========  ===========  ===========




      See independent auditors' report and accompanying notes to financial statements.

                        SHAUGHNESSY CRANE SERVICE, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 1997, 1996 and 1995

                                                  Net
                                               Unrealized
                                                Loss on
                                               Securities                  Total
                          Common   Retained    Available   Treasury    Stockholders'
                           Stock   Earnings     for Sale     Stock        Equity
                          ------- -----------  ---------- -----------  -------------
Balance at December 31,
 1994...................  $12,700 $32,008,684   $(91,488) $       --    $31,929,896
Net income..............      --    1,510,025        --           --      1,510,025
Dividend distributions
 paid for taxes.........      --   (1,500,000)       --           --     (1,500,000)
Change in net unrealized
 loss on securities
 available for sale.....      --          --      91,488          --         91,488
Purchase of 36,000
 shares of treasury
 stock..................      --          --         --    (8,908,223)   (8,908,223)
                          ------- -----------   --------  -----------   -----------
Balance at December 31,
 1995...................   12,700  32,018,709        --    (8,908,223)   23,123,186
Net income..............      --    7,607,535                     --      7,607,535
Dividend distributions
 paid for taxes.........      --     (208,000)       --           --       (208,000)
                          ------- -----------   --------  -----------   -----------
Balance at December 31,
 1996...................   12,700  39,418,244        --    (8,908,223)   30,522,721
Net income..............      --    7,736,616        --           --      7,736,616
Cancellation of 36,000
 shares held in the
 treasury and
 restoration to
 authorized and unissued
 shares.................      --   (8,908,223)       --     8,908,223           --
Dividend distributions
 paid for taxes.........      --   (4,998,000)       --           --     (4,998,000)
                          ------- -----------   --------  -----------   -----------
Balance at December 31,
 1997...................  $12,700 $33,248,637   $    --   $       --    $33,261,337
                          ======= ===========   ========  ===========   ===========



      See independent auditors' report and accompanying notes to financial statements.

                        SHAUGHNESSY CRANE SERVICE, INC.

                            STATEMENTS OF CASH FLOWS

                                              Years Ended December 31,
                                        --------------------------------------
                                           1997          1996         1995
                                        -----------  ------------  -----------
Cash flows from operating activities:
 Net income...........................  $ 7,736,616  $  7,607,535  $ 1,510,025
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Equity in (income) loss of
    affiliate.........................      (97,200)        6,955      (67,202)
   Depreciation.......................    4,109,118     3,414,915    2,739,866
   Accretion of investment securities,
    net...............................          --            --        (8,715)
   Amortization of intangible asset...       13,333        13,333        3,889
   Gain on sale of property and
    equipment.........................      (91,028)     (470,001)     (40,337)
   Gain on sale of investment
    securities........................          --            --       (18,665)
   (Increase) decrease in cash
    surrender value of officers' life
    insurance.........................     (387,834)     (254,403)      47,842
   Deferred income taxes..............       50,000         1,000       70,000
   Decrease (increase) in operating
    assets:
     Accounts receivable..............     (544,163)    1,097,701   (1,076,281)
     Accounts receivable, affiliates..      148,722      (285,022)   1,130,050
     Due from officers, stockholders
      and employees, net..............      (30,623)       (1,070)    (676,496)
     Investment in and advances to
      joint venture...................          --         (5,944)      40,944
     Refundable income taxes..........      (29,267)       98,494      (85,215)
     Prepaid expenses and other
      current assets..................     (168,238)      190,546      (37,093)
     Other assets.....................      250,553        (7,025)     (91,299)
   Increase (decrease) in operating
    liabilities:
     Accounts payable.................      318,803       (41,898)     (28,743)
     Accounts payable, affiliates.....      891,162         3,031       (3,243)
     Accrued expenses and other
      current liabilities.............     (195,521)     (192,120)    (213,732)
     Income taxes payable.............      (85,028)       85,028          --
                                        -----------  ------------  -----------
      Net cash provided by operating
       activities.....................   11,889,405    11,261,055    3,195,595
                                        -----------  ------------  -----------
Cash flows from investing activities:
 Payments to former stockholders......          --     (9,255,464)         --
 Purchase of investment securities....          --            --      (140,575)
 Proceeds from sales and maturities of
  investment securities...............          --            --     3,570,642
 Proceeds from sale of property and
  equipment...........................    1,357,317     2,724,707    1,123,658
 Purchases of property and equipment..   (7,690,387)   (7,189,111)  (7,498,299)
 Issuance of note receivable,
  affiliate...........................          --            --       (73,000)
 Principal payments received on note
  receivable, affiliate...............       14,034        12,958        7,095
 Issuance of notes receivable.........          --            --       (75,000)
 Principal payments received on notes
  receivable..........................          --         65,000       10,000
 Investment in affiliate..............          --            --      (212,018)
 Increase in borrowings against cash
  surrender value of life insurance...      168,008       165,640       16,600
                                        -----------  ------------  -----------
      Net cash used by investing
       activities.....................   (6,151,028)  (13,476,270)  (3,270,897)
                                        -----------  ------------  -----------
Cash flows from financing activities:
 Proceeds from note payable, bank.....          --      7,500,000          --
 Principal payment on note payable,
  bank................................   (1,500,000)   (6,000,000)         --
 Dividend distributions paid for
  taxes...............................   (4,998,000)     (208,000)  (1,500,000)
 Proceeds from note payable, other....      664,990           --           --
 Principal payments on note payable,
  other...............................     (529,410)          --           --
 Acquisition of treasury stock........          --            --      (100,000)
                                        -----------  ------------  -----------
Net cash provided (used) by financing
 activities...........................   (6,362,420)    1,292,000   (1,600,000)
                                        -----------  ------------  -----------
Net decrease in cash and cash
 equivalents..........................     (624,043)     (923,215)  (1,675,302)
Cash and cash equivalents at beginning
 of year..............................      703,050     1,626,265    3,301,567
                                        -----------  ------------  -----------
Cash and cash equivalents at end of
 period...............................  $    79,007  $    703,050  $ 1,626,265
                                        ===========  ============  ===========
Supplemental cash flow information:
 State income taxes paid, net of
  refunds.............................  $   406,269  $    171,479  $   144,215
 Interest paid........................      107,725       358,431          --


      See independent auditors' report and accompanying notes to financial statements.

                        SHAUGHNESSY CRANE SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 Years Ended December 31, 1997, 1996 and 1995

1. Summary of Significant Accounting Policies

 Nature of business

  Shaughnessy Crane Service, Inc. ("Shaughnessy" or the "Company") is engaged in the rental of hydraulic cranes and aerial lifts, millwrighting and warehousing activities for their customers which are primarily located in the northeast region of the United States. These business activities are conducted through separate divisions of the Company, the results of which are combined in the financial statements. All intracompany transactions for the combined divisions have been eliminated. The Company also has entered into transactions with affiliated companies, the results of which are included in these financial statements. (See Note 3.)

 Concentrations of credit risk

  Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company's cash and cash equivalents generally exceed insurance limitations and are placed in high quality financial services organizations. The Company's concentration of credit risk with respect to trade receivables is limited due to the credit history and geographic diversity of its customer base. One customer comprised 12% and 11% of trade accounts receivable at December 31, 1997 and 1996, respectively.

 Use of estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates and it is at least reasonably possible that a change in estimates will occur in the near term. Such estimates primarily relate to the allowance for doubtful accounts, the depreciable lives of property and equipment, deferred income taxes and accrued expenses.

 Revenue recognition

  The Company recognizes revenues from its rental contracts, its principal business, ratably over the term of the agreement.

 Cash equivalents

  Cash equivalents amounting to approximately $69,000 and $974,000 at December 31, 1997 and 1996, respectively, consist of Cayman and Nassau Eurodollars purchased with maturities of ninety days or less. These investments are not held at federally insured institutions. Cash equivalents are stated at cost plus accrued interest.

 Property and equipment

  Property and equipment is stated at cost less accumulated depreciation. For financial statement purposes, depreciation expense is provided over the estimated useful lives of the assets using straight-line and accelerated methods. A summary of the estimated useful lives follows:

      Classification                                      Estimated Useful Lives
      --------------                                      ----------------------
      Buildings and improvements.........................       31.5 years
      Rental equipment...................................     3 to 10 years
      Motor trucks.......................................     4 to 10 years
      Furniture and fixtures.............................        10 years

                       See independent auditors' report.

                        SHAUGHNESSY CRANE SERVICE, INC.

                       See independent auditors' report.

  Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Significant improvements and major renewals are capitalized.

  For income tax purposes, costs of property and equipment are depreciated utilizing the accelerated cost recovery system and the modified accelerated cost recovery system.

 Investments in affiliate and joint venture

  The Company accounts for its investments in affiliate and joint venture under the equity method of accounting reflecting as other income (expense) in its financial statements its pro rata share of earnings (losses) of the affiliate or joint venture.

 Income taxes

  The Company, with the consent of its stockholders, elected to have its earnings taxed in accordance with Subchapter S of Chapter 1 of the Internal Revenue Code of 1986, as amended. Accordingly, for federal income tax purposes, the Company's earnings are taxed directly to its stockholders and no provision for federal income taxes is required. The Company's earnings in Massachusetts are also taxed directly to its stockholders at the state's individual income tax rate and assessed to the Company at the Massachusetts Subchapter S income tax rate.

  The provision for state income taxes is based on the elements of income and expense as provided in the income statement and also include in the current period any changes in tax rates from those previously used in determining deferred tax assets and liabilities.

  Deferred state income taxes are provided on temporary differences in the recording of revenues and expenses in different periods for income tax and financial statement reporting purposes. The temporary differences result primarily from using accelerated methods of depreciation on certain fixed assets for income tax purposes and the straight-line method for financial reporting purposes and the use of the cash basis of reporting for two of the Company's divisions for income tax purposes.

2. Subsequent Event

  The Company received an offer from an unrelated third party to purchase 100% of the issued and outstanding shares of the Company. The terms of the proposed transaction are subject to further negotiations.

  If the Company is sold and an automatic termination of the S Corporation status occurs, the Company may be required to reinstate deferred income taxes of approximately $6.3 million (see Note 8). Additionally, under the terms of the offer, the Company would be required to distribute certain assets, aggregating approximately $5.5 million, prior to the closing of the sale. Consequently, the Company's net worth would be reduced by both of these transactions.

3. Related Party Transactions

 Shaughnessy and Ahern Company, Inc. and Power Lifts, Inc.

  The Company has a 22% ownership interest in Shaughnessy and Ahern Company, Inc. and is affiliated with Power Lifts, Inc. through common ownership and management. The statement of income includes approximately $1,731,000, $1,378,000 and $1,238,000 of revenues and $273,000, $213,000 and $2,552,000 of purchases from the affiliates for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company

                        SHAUGHNESSY CRANE SERVICE, INC.

                       See independent auditors' report.
receives an expense reimbursement in the form of management fees from the affiliates. The management fees amounted to approximately $1,167,000, $1,090,000 and $871,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and have been reported net against general and administrative expenses in the Company's statement of income.

  The Company's investment in Shaughnessy and Ahern Company, Inc. consists of the following:

                                                            December 31,
                                                     ---------------------------
                                                       1997     1996      1995
                                                     -------- --------  --------
      Balance at beginning of year.................. $505,793 $512,748  $445,546
      Equity in earnings (loss)--current year.......   97,200   (6,955)   67,202
                                                     -------- --------  --------
      Balance at end of year........................ $602,993 $505,793  $512,748
                                                     ======== ========  ========

 Boston Crane & Rigging, Inc.

  The Company also engages in transactions with Boston Crane & Rigging, Inc. which is owned by family members of an officer/stockholder. The statement of income includes revenues of approximately $198,000, $436,000 and $285,000 and sub-contract costs of $72,000, $49,000 and $126,000 with this affiliate for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company earned rental income under a tenant-at-will arrangement with Boston Crane & Rigging, Inc. amounting to $20,000, $36,000 and $36,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  In connection with the acquisition of equipment, Boston Crane & Rigging, Inc. borrowed $73,000 on June 1, 1995 from the Company. The note requires monthly payments of $1,480 including principal and interest at 8% through May 31, 2000.

 Accounts receivable and accounts payable, affiliates

  Accounts receivable, affiliates and accounts payable, affiliates consists of the following at December 31, 1997 and 1996:

                                                  Accounts
                                                 Receivable     Accounts Payable
                                              ----------------- ----------------
      Affiliate                                 1997     1996     1997    1996
      ---------                               -------- -------- -------- -------
      Shaughnessy and Ahern Company, Inc..... $412,492 $485,458 $863,503 $10,305
      Boston Crane & Rigging, Inc............  279,155  354,911   44,592   6,628
                                              -------- -------- -------- -------
          Total.............................. $691,647 $840,369 $908,095 $16,933
                                              ======== ======== ======== =======

 Due from officers, stockholders and employees, net

  Amounts due from and to officers, stockholders and employees generally require interest at the Applicable Federal Rate (5.88%, 5.74% and 6.38% for the years ended December 31, 1997, 1996 and 1995, respectively). Interest income amounted to $32,016, $20,418 and $25,000, and interest expense amounted to $17,320, $14,211 and $9,530 on these related party borrowings for the years ended December 31, 1997, 1996 and 1995, respectively.

4. Investment in and Advances to Joint Venture

  In 1992, the Company entered into a joint venture agreement with an unrelated company to bid and perform construction work as defined in the agreement. The Company shares 50% of the profits and losses derived from

                        SHAUGHNESSY CRANE SERVICE, INC.

                       See independent auditors' report.
the venture. Reported losses on the joint venture of $84,056 and $165,944 are included in other income (expense) in the Company's statement of income during the years ended December 31, 1996 and 1995, respectively.

5. Property and Equipment

  At December 31, 1997 and 1996, property and equipment consists of the following:

                                                         1997          1996
                                                     ------------  ------------
      Land, buildings and improvements.............. $  4,320,664  $  4,320,664
      Rental equipment..............................   41,900,988    37,342,655
      Motor trucks..................................    2,852,729     2,525,550
      Furniture and fixtures........................       42,732        42,732
                                                     ------------  ------------
                                                       49,117,113    44,231,601
      Less accumulated depreciation.................  (22,519,250)  (19,948,718)
                                                     ------------  ------------
      Property and equipment, net................... $ 26,597,863  $ 24,282,883
                                                     ============  ============

  Depreciation expense for the years ended December 31, 1997, 1996 and 1995 amounted to $4,109,118, $3,414,915 and $2,739,866, respectively.

6. Purchase Agreement and Note Payable, Bank

  On August 31, 1995, the Company entered into a purchase agreement (the "Agreement") with former stockholders and trusts controlled by certain former stockholders. Pursuant to the terms of this Agreement, the Company acquired the former stockholders' legal and beneficial interests in the Company, its affiliate, Shaughnessy and Ahern Company, Inc., and in certain real estate used for operations by the Company. The Company also entered into non-competition agreements with certain of the former stockholders.

  In connection with the purchase agreement, a liability to former stockholders was incurred as follows in 1995 for the following: treasury stock--$8,908,223, investment in affiliate--$445,546, purchase of real estate--$800,000, intangible asset and other--$200,003, Accrued interest-- $154,210, and due from stockholders--$(740,500) resulting in a net liability of $9,767,482, of which $512,018 was paid during 1995.

  In January, 1996 the Company paid the remaining amount due to the former stockholders with the assistance of a $7,500,000 term promissory note with a bank. The note was secured by substantially all the Company's assets and guaranteed by certain officer/stockholders. Interest on the note was at the bank's prime rate (8.25% at December 31, 1996), and the terms of the note required monthly principal payments of $100,000 beginning in February, 1996 with a scheduled maturity of May 12, 2002. The Company made principal paydowns on the note of $6,000,000 in 1996 and paid the remaining principal balance of $1,500,000 during 1997. Interest expense related to the bank promissory note amounted to $83,103 and $332,130 during the years ended December 31, 1997 and 1996, respectively.

  Also, in connection with this Agreement, the Company paid certain of the former stockholders $4,358,157 representing primarily past compensation as well as severance and other payments related to the Agreement. These expenses are included in general and administrative expenses during the year ended December 31, 1995.

7. Note Payable, Other

  During 1997, the Company financed its insurance premiums through a short term note payable in the amount of $664,990. The note bears interest at 5.81% and requires monthly payments of principal and interest in the

                        SHAUGHNESSY CRANE SERVICE, INC.

                       See independent auditors' report.
amount of $68,283. Interest expense related to this note payable amounted to $24,622 during the year ended December 31, 1997.

8. Income Taxes

  As described in Note 1, the Company elected to be taxed in accordance with Subchapter S of the Internal Revenue Code. Accordingly, for both Federal and state income tax purposes, the Company's earnings are taxed directly to its stockholders. During 1997, 1996 and 1995 the Company distributed $4,998,000, $208,000 and $1,500,000, respectively, to its stockholders to cover the taxes assessed to the stockholders as a result of the Company's income in 1997, 1996 and 1995 that was allocated to them.

  The Company's earnings in Massachusetts are also assessed to the Company at the Massachusetts Subchapter S income tax rate. The provision for state income taxes for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                        1997     1996     1995
                                                      -------- -------- --------
      Current........................................ $291,975 $355,000 $ 59,000
      Deferred.......................................   50,000    1,000   70,000
                                                      -------- -------- --------
                                                      $341,975 $356,000 $129,000
                                                      ======== ======== ========

  In 1987 when the Company elected to have its earnings taxed in accordance with Subchapter S of the Internal Revenue Code, deferred income taxes were reversed and credited to retained earnings. If the Company lost or revoked its S Corporation status, deferred federal income taxes and additional deferred state income taxes would be reinstated and charged against income at that time for financial reporting purposes. (See Note 2).

9. Pension Plans

 Defined benefit plans

  The Company participates in various multi-employer union administered defined benefit pension plans that cover the Company's union employees. Total contributions by the Company to such plans amounted to $500,707, $373,071 and $504,399 during 1997, 1996 and 1995, respectively.

  The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employers Pension Plan Amendment Act of 1980, imposes certain liabilities upon employers who are contributors to multi-employer plans in the event of such employer's withdrawal from such a plan or upon termination of such a plan. The share of the plan's unfunded vested liabilities allocable to the Company, and for which it may be contingently liable, is not ascertainable at this time.

 Defined contribution plan

  The Company also has a defined contribution pension plan that covers all full time non-union employees meeting certain eligibility requirements. Contributions are based on a specified percentage of qualifying compensation as determined by the Board of Directors, not to exceed limits established under the Internal Revenue Code (15% for 1997 and 1996 and 12% for 1995). Pension expense amounted to $399,348, $363,968 and $277,392 for the years ended December 31, 1997, 1996 and 1995, respectively.

 401(k) plan

  Effective September 1, 1997, the Company adopted a 401(k) Plan whereby employees reaching the age of 21 and having completed at least 11 months of service become eligible to participate in the Plan. Employees

                        SHAUGHNESSY CRANE SERVICE, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Concluded)

may defer a percentage of their compensation subject to certain limits based on federal tax laws. The Company matches a specified percentage of employee deferrals as determined by the Board of Directors (3% for 1997). The Company's expense related to matching contributions under the 401(k) Plan amounted to $28,656 for the year ended December 31, 1997.

10. Commitments and Contingencies

 Lease commitments

  The Company has long-term leases for business premises that require minimum future rental payments of $12,168 through February, 1998 at which time they will be a tenant-at-will. Rent expense under these leases amounted to $148,851, $153,176 and $22,500 for the years ended December 31, 1997, 1996 and
1995, respectively.

  The Company also leases property for its own operations from an unrelated organization under a tenant-at-will agreement. Rent expense under such arrangements amounted to $3,253, $3,078 and $95,205, for the years ended December 31, 1997, 1996 and 1995, respectively.

 Other contingencies

  The Company is one of the defendants in actions filed by the beneficial owners of a minority interest in an affiliate. The claims assert, among other things, that the defendants usurped opportunities of the affiliate. It is not clear what relief is sought at this time. The Company intends to vigorously contest these claims and believe they have meritorious defenses.




                       See independent auditors' report.

                       NATIONAL EQUIPMENT SERVICES, INC.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  National Equipment Services, Inc. (the "Company") was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions and sold $100.0 million of 10% Senior Subordinated Notes due 2004, Series B (the "Series B Notes Offering"). In 1998, the Company acquired twelve businesses in separate transactions and consummated the Company's initial public stock offering (the "Initial Stock Offering"). In December 1998 and January 1999, the Company sold $175.0 million of 10% Senior Subordinated Notes due 2004, Series C (the "Outstanding Notes"). While the Acquired Businesses (Acquired Businesses herein defined to mean all of the eighteen acquired businesses) were acquired at various dates during 1997 and 1998, the following Unaudited Pro Forma Financial Statements are presented as if all such acquisitions and the related financings, the Initial Stock Offering, the Series B Notes Offering, the Outstanding Notes and certain borrowings under the Credit Facility had occurred on the first day of the related period.

  The following Unaudited Pro Forma Financial Statements have been derived from Company (the Company herein defined to include the Acquired Businesses) prepared financial information (and, when applicable, includes adjustments to conform fiscal periods to calendar periods), the audited and unaudited Financial Statements and notes thereto of certain of the Acquired Businesses for certain periods and the audited and unaudited Financial Statements and notes thereto of the Company since inception, which Financial Statements appear elsewhere in this Prospectus.

  The Unaudited Pro Forma Financial Statements have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the purchase of the Acquired Businesses and the related financings been consummated, the Initial Stock Offering been consummated, the Series B Notes Offering been consummated, the Outstanding Notes been consummated and certain borrowings under the Credit Facility been made as of the assumed dates, nor are the results indicative of the Company's future results. The Unaudited Pro Forma Financial Statements should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto of the Company since inception and certain of the Acquired Businesses for certain periods included elsewhere herein.

                       PRO FORMA STATEMENT OF OPERATIONS
                                (in thousands)

                        The                  Lone                                        Work
                    Company (a) Aerial (b) Star (b) BAT (b)  Sprintank (b) Equipco (b) Safe (b) Genpower (b)
                    ----------- ---------- -------- -------  ------------- ----------- -------- ------------
 Revenues:
 Rental revenue..     $26,398     $ 406     $1,455  $1,457      $5,715       $2,180     $6,385     $7,110
 Rental equipment
 sales...........       4,186        51        188     995         --           332        891        161
 New equipment
 sales and other.      10,704       237        --    1,350         327          877         88      4,830
                      -------     -----     ------  ------      ------       ------     ------     ------
 Total revenues        41,288       694      1,643   3,802       6,042        3,389      7,364     12,101
                      -------     -----     ------  ------      ------       ------     ------     ------
 Rental equipment
 expense:
 Rental equipment
 depreciation....       5,009        47        242     707       1,109          710        835        560
 Cost of rental
 equipment sales.       2,935        34        119     352         --            97        588        111
 Cost of new
 equipment sales        4,872       180        --    1,010         --           570        --       3,108
 Direct operating
 expenses........      12,899       277      1,010     462         643          641      2,517      2,863
                      -------     -----     ------  ------      ------       ------     ------     ------
 Cost of
 revenues........      25,715       538      1,371   2,531       1,752        2,018      3,940      6,642
                      -------     -----     ------  ------      ------       ------     ------     ------
 Gross profit....      15,573       156        272   1,271       4,290        1,371      3,424      5,459
                      -------     -----     ------  ------      ------       ------     ------     ------
 Selling, general
 and admin.
 expenses........       7,910       249        475     489       2,028          684      1,237      2,797
 Non-rental
 depreciation....       1,476         8         26      25          83           33         80         37
                      -------     -----     ------  ------      ------       ------     ------     ------
 Operating
 income..........       6,187      (101)      (229)    757       2,179          654      2,107      2,625
                      -------     -----     ------  ------      ------       ------     ------     ------
 Other income
 (expense), net..          72       --         139      (1)        (10)          20          8         13
 Interest income
 (expense), net..      (4,336)      (16)      (164)    (46)       (553)         (73)       (22)      (103)
                      -------     -----     ------  ------      ------       ------     ------     ------
 Income before
 income taxes....       1,923      (117)      (254)    710       1,616          601      2,093      2,535
 Income taxes
 (benefit).......         818        (6)       --      --          --           240        --         859
                      -------     -----     ------  ------      ------       ------     ------     ------
 Net income
 (loss)..........     $ 1,105     $(111)    $ (254) $  710      $1,616       $  361     $2,093     $1,676
                      =======     =====     ======  ======      ======       ======     ======     ======


                          Year Ended December 31, 1997
                    --------------------------------------------------------------------------------------------------------

                                                     Grand       Albany                     R&R
                    Eagle (b) CEC (b)  Dragon (b) Hi-Reach (b) Ladder (b) Falconite (b) Rentals (b) Shaughnessy (b) TSM (b)
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Revenues:
 Rental revenue..    $1,067   $12,107    $8,907      $5,568     $18,410      $44,911      $6,811        $18,681     $5,629
 Rental equipment
 sales...........       --        960       --          953       1,885        9,222         212            830      1,596
 New equipment
 sales and other.       612     2,685     1,657       1,108      13,909        9,513       1,556         11,751        130
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Total revenues       1,679    15,752    10,564       7,629      34,204       63,646       8,579         31,262      7,355
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Rental equipment
 expense:
 Rental equipment
 depreciation....        80     2,742       844         885       3,445       11,114       2,208          3,675        838
 Cost of rental
 equipment sales.       --        339       --          636         721        7,582         128            419        902
 Cost of new
 equipment sales         23       391       --          334       7,725        4,103         --             647        --
 Direct operating
 expenses........       776     6,925     5,222       3,125      10,738       11,395       4,054         12,084      3,217
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Cost of
 revenues........       879    10,397     6,066       4,980      22,629       34,194       6,390         16,825      4,957
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Gross profit....       800     5,355     4,498       2,649      11,575       29,452       2,189         14,437      2,398
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Selling, general
 and admin.
 expenses........       327     3,241     2,166       1,534       7,796       15,065       1,937          6,070        981
 Non-rental
 depreciation....       --        250        59         107         640        2,428         128            435         11
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Operating
 income..........       473     1,864     2,273       1,008       3,139       11,959         124          7,932      1,406
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Other income
 (expense), net..         8       --       (670)         14         117         (815)         87            188         (1)
 Interest income
 (expense), net..       (33)     (302)     (675)       (462)       (846)      (7,327)     (1,171)           (41)      (201)
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Income before
 income taxes....       448     1,562       928         560       2,410        3,817        (960)         8,079      1,204
 Income taxes
 (benefit).......       --          8       212         --          --         1,859         --             342        --
                    --------- -------- ---------- ------------ ---------- ------------- ----------- --------------- --------
 Net income
 (loss)..........    $  448   $ 1,554    $  716      $  560     $ 2,410      $ 1,958      $ (960)       $ 7,737     $1,204
                    ========= ======== ========== ============ ========== ============= =========== =============== ========

                    ----------------------------------
                               Pro Forma
                                Adjust-
                     Rebel (b) ments (c)     Combined
                     --------- ------------- ---------
Revenues:
Rental revenue..     $3,072   $  5,144      $181,413
Rental equipment
sales...........        --       2,910        25,372
New equipment
sales and other.        223      2,181        63,738
                    --------- ------------- ---------
Total revenues        3,295     10,235       270,523
                    --------- ------------- ---------
Rental equipment
expense:
Rental equipment
depreciation....        497      1,341 (d)    36,888
Cost of rental
equipment sales.        --       2,561        17,524
Cost of new
equipment sales         --       1,580        24,543
Direct operating
expenses........      1,924        (37)(e)    80,735
                    --------- ------------- ---------
Cost of
revenues........      2,421      5,445       159,690
                    --------- ------------- ---------
Gross profit....        874      4,790       110,833
                    --------- ------------- ---------
Selling, general
and admin.
expenses........        362     (5,181)(f)    50,167
Non-rental
depreciation....         47      6,556 (g)    12,429
                    --------- ------------- ---------
Operating
income..........        465      3,415        48,237
                    --------- ------------- ---------
Other income
(expense), net..          4      1,274 (h)       447
Interest income
(expense), net..       (525)   (27,620)(i)   (44,516)
                    --------- ------------- ---------
Income before
income taxes....        (56)   (22,931)        4,168
Income taxes
(benefit).......        --      (2,644)(j)     1,688
                    --------- ------------- ---------
Net income
(loss)..........     $  (56)  $(20,287)     $  2,480
                    ========= ============= =========



            (See Notes to Unaudited Pro Forma Financial Statements)

                       PRO FORMA STATEMENT OF OPERATIONS
                                (in thousands)

                      The                Lone                                     Work
                   Company(a) Aerial(b) Star(b)  BAT(b)  Sprintank(b) Equipco(b) Safe(b)  Genpower(b)
                   ---------- --------- -------  ------  ------------ ---------- -------  -----------
 Revenues:
 Rental
 revenue.........   $16,168     $ 406   $1,455   $1,457     $5,715      $2,180   $4,045     $5,232
 Rental
 equipment
 sales...........     2,111        51      188      995        --          332      520        121
 New equipment
 sales and
 other...........     7,296       237      --     1,350        327         877       51      3,816
                    -------     -----   ------   ------     ------      ------   ------     ------
 Total revenues..    25,575       694    1,643    3,802      6,042       3,389    4,616      9,169
                    -------     -----   ------   ------     ------      ------   ------     ------
 Rental equipment
 expense:
 Rental
 equipment
 depreciation....     3,143        47      242      707      1,110         710      525        393
 Cost of rental
 equipment
 sales...........     1,416        34      119      352        --           97      343         83
 Cost of new
 equipment
 sales...........     4,116       180      --     1,010        --          570      --       2,441
 Direct
 operating
 expenses........     7,315       277    1,010      462        643         641    1,439      1,984
                    -------     -----   ------   ------     ------      ------   ------     ------
 Cost of
 revenues........    15,990       538    1,371    2,531      1,753       2,018    2,307      4,901
                    -------     -----   ------   ------     ------      ------   ------     ------
 Gross profit....     9,585       156      272    1,271      4,289       1,371    2,309      4,268
                    -------     -----   ------   ------     ------      ------   ------     ------
 Selling, general
 and admin.
 expenses........     5,039       249      475      489      2,028         684      879      1,897
 Non-rental
 depreciation....       758         8       26       25         83          33       47         26
                    -------     -----   ------   ------     ------      ------   ------     ------
 Operating
 income..........     3,788      (101)    (229)     757      2,178         654    1,383      2,345
                    -------     -----   ------   ------     ------      ------   ------     ------
 Other income
 (expense), net...      (19)      --       139       (1)       (10)         19       29          1
 Interest income
 (expense), net..    (2,439)      (16)    (164)     (46)      (553)        (73)     (17)       (67)
                    -------     -----   ------   ------     ------      ------   ------     ------
 Income before
 income taxes....     1,330      (117)    (254)     710      1,615         600    1,395      2,279
 Income taxes
 (benefit).......       519        (6)     --       --         --          240      --         762
                    -------     -----   ------   ------     ------      ------   ------     ------
 Net income
 (loss)..........   $   811     $(111)  $ (254)  $  710     $1,615      $  360   $1,395     $1,517
                    =======     =====   ======   ======     ======      ======   ======     ======

                    Nine Months Ended September 30, 1997
                   ------------------------------------------------------------------------------------------------------
                                              Grand Hi-  Albany                   R&R
                   Eagle(b) CEC(b)  Dragon(b) Reach(b)  Ladder(b) Falconite(b) Rentals(b) Shaughnesay(b) TSM(b)  Rebel(b)
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Revenues:
 Rental
 revenue.........   $  830  $8,740   $6,285    $3,942    $12,927    $32,159      $4,952      $13,318     $3,862   $2,305
 Rental
 equipment
 sales...........      --      746      --        617      1,345      7,720         --           609      1,076      --
 New equipment
 sales and
 other...........      435   2,018    1,148       774     10,239      6,911         990        7,786         61      167
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Total revenues..    1,265  11,504    7,433     5,333     24,511     46,790       5,942       21,713      4,999    2,472
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Rental equipment
 expense:
 Rental
 equipment
 depreciation....       60   2,022      587       672      2,568      8,011       1,619        2,724        587      373
 Cost of rental
 equipment
 sales...........      --      264      --        387        483      6,299         --           289        411      --
 Cost of new
 equipment
 sales...........       17     286      --        202      5,478      2,971          20          434        --       --
 Direct
 operating
 expenses........      597   5,129    3,632     2,116      7,286      8,065       2,729        8,172      2,989    1,443
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Cost of
 revenues........      674   7,701    4,219     3,377     15,815     25,346       4,368       11,619      3,987    1,816
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Gross profit....      591   3,803    3,214     1,956      8,696     21,444       1,574       10,094      1,012      656
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Selling, general
 and admin.
 expenses........      250   2,324    1,506       867      5,884      9,716       1,348        4,255        293      272
 Non-rental
 depreciation....      --      184       42       101        482      1,778          96          337          9       35
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Operating
 income..........      341   1,295    1,666       988      2,330      9,950         130        5,502        710      349
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Other income
 (expense), net...     --      --      (414)        1         78       (541)        138          162         (7)       3
 Interest income
 (expense), net..      (25)   (222)    (417)     (356)      (640)    (4,988)       (893)         (36)      (154)    (394)
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Income before
 income taxes....      316   1,073      835       633      1,768      4,421        (625)       5,628        549      (42)
 Income taxes
 (benefit).......      --       21      206       --         --       2,196         --           256        --       --
                   -------- ------- --------- --------- --------- ------------ ---------- -------------- ------- --------
 Net income
 (loss)..........   $  316  $1,052   $  629    $  633    $ 1,768    $ 2,225      $ (625)     $ 5,372     $  549   $  (42)
                   ======== ======= ========= ========= ========= ============ ========== ============== ======= ========


                    Nine Months Ended September 30, 1997
                   ------------------------------------
                     Pro Forma
                   Adjustments(c)  Combined
                   --------------- ---------
 Revenues:
 Rental
 revenue.........     $  3,831     $129,809
 Rental
 equipment
 sales...........        2,182       18,613
 New equipment
 sales and
 other...........        1,615       46,098
                   --------------- ---------
 Total revenues..        7,628      194,520
                   --------------- ---------
 Rental equipment
 expense:
 Rental
 equipment
 depreciation....        1,431 (d)   27,531
 Cost of rental
 equipment
 sales...........        1,921       12,498
 Cost of new
 equipment
 sales...........        1,186       18,911
 Direct
 operating
 expenses........           98 (e)   56,027
                   --------------- ---------
 Cost of
 revenues........        4,636      114,967
                   --------------- ---------
 Gross profit....        2,992       79,553
                   --------------- ---------
 Selling, general
 and admin.
 expenses........       (3,465)(f)   34,990
 Non-rental
 depreciation....        5,067 (g)    9,137
                   --------------- ---------
 Operating
 income..........        1,390       35,426
                   --------------- ---------
 Other income
 (expense), net...         909 (h)      487
 Interest income
 (expense), net..      (21,887)(i)  (33,387)
                   --------------- ---------
 Income before
 income taxes....      (19,588)       2,526
 Income taxes
 (benefit).......       (3,171)(j)    1,023
                   --------------- ---------
 Net income
 (loss)..........     $(16,417)    $  1,503
                   =============== =========

            (See Notes to Unaudited Pro Forma Financial Statements)

                       PRO FORMA STATEMENT OF OPERATIONS
                                (in thousands)

                                                                                 Nine Months Ended September 30, 1998
                    ----------------------------------------------------------------------------------------------------
                        The       Work                                    Grand       Albany                     R&R
                    Company (a) Safe (b) Eagle (b) CEC (b)  Dragon (b) Hi-Reach (b) Ladder (b) Falconite (b) Rentals (b)
                    ----------- -------- --------- -------  ---------- ------------ ---------- ------------- -----------
 Revenues:
 Rental Revenue..    $100,251    $  24      $54    $1,770     $1,871      $ 336       $4,612      $28,495      $4,832
 Rental Equipment
 sales...........       8,197      --       --        256        --          30          449        2,992         --
 New equipment
 sales and other.      28,986       23       30       901        125         28        3,537        7,941         758
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Total revenues..     137,434       47       84     2,927      1,996        394        8,598       39,428       5,590
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Rental equipment
 expense:
 Rental equipment
 depreciation....      17,581       23        5       376        160         47          877        7,390       1,192
 Cost of rental
 equipment sales.       5,123      --       --         52        --          21          146        2,351         --
 Cost of new
 equipment sales.      15,358       13        1       441        --         --         1,918        4,606         --
 Direct operating
 expenses........      38,766       61       29     1,170        989        282        2,816        7,332       2,468
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Cost of
 revenues........      76,828       97       35     2,039      1,149        350        5,757       21,679       3,660
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Gross profit....      60,606      (50)      49       888        847         44        2,841       17,749       1,930
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Selling, general
 and admin.
 expense.........      25,619       60       12       429        410        129        2,486        9,492       1,015
 Non-rental
 depreciation....       4,557       28      --         39         11          7          160        1,504          69
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Operating
 income..........      30,430     (138)      37       420        426        (92)         195        6,753         846
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Other income
 (expense), net..         255      --        12       --        (126)         2           58           24         --
 Interest income
 (expense), net..     (16,001)     (46)      (3)      (90)      (127)       (19)        (216)      (4,997)       (669)
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Income before
 income taxes....      14,684     (184)      46       330        173       (109)          37        1,780         177
 Income taxes....       5,981      --       --        --         --         --           --           --          --
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Income before
 extraordinary
 item............       8,703     (184)      46       330        173       (109)          37        1,780         177
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Extraordinary
 item............       1,424      --       --        --         --         --           --           --          --
                     --------    -----      ---    ------     ------      -----       ------      -------      ------
 Net income......    $  7,279    $(184)     $46    $  330     $  173      $(109)      $   37      $ 1,780      $  177
                     ========    =====      ===    ======     ======      =====       ======      =======      ======
                                                          Pro Forma
                    Shaughnessy (b) TSM (b)  Rebel (b) Adjustments (c)  Combined
                    --------------- -------- --------- ---------------- ---------
 Revenues:
 Rental Revenue..       $19,407     $3,273    $1,540      $    807      $167,272
 Rental Equipment
 sales...........           --         720       --            --         12,644
 New equipment
 sales and other.         2,953         72       158           266        45,778
                    --------------- -------- --------- ---------------- ---------
 Total revenues..        22,360      4,065     1,698         1,073       225,694
                    --------------- -------- --------- ---------------- ---------
 Rental equipment
 expense:
 Rental equipment
 depreciation....         2,805        525       409          (531)(d)    30,859
 Cost of rental
 equipment sales.           --         389       --            --          8,082
 Cost of new
 equipment sales.           --         --        --            --         22,337
 Direct operating
 expenses........         9,639      2,223     1,108           (40)(e)    66,843
                    --------------- -------- --------- ---------------- ---------
 Cost of
 revenues........        12,444      3,137     1,517          (571)      128,121
                    --------------- -------- --------- ---------------- ---------
 Gross profit....         9,916        928       181         1,644        97,573
                    --------------- -------- --------- ---------------- ---------
 Selling, general
 and admin.
 expense.........         4,232        262       325        (2,321)(f)    42,150
 Non-rental
 depreciation....           325          5        41         2,573 (g)     9,319
                    --------------- -------- --------- ---------------- ---------
 Operating
 income..........         5,359        661      (185)        1,392        46,104
                    --------------- -------- --------- ---------------- ---------
 Other income
 (expense), net..           (12)        15      (197)           58 (h)        89
 Interest income
 (expense), net..            55       (123)     (463)      (10,688)(i)   (33,387)
                    --------------- -------- --------- ---------------- ---------
 Income before
 income taxes....         5,402        553      (845)       (9,238)       12,806
 Income taxes....           225        224       --         (1,244)(j)     5,186
                    --------------- -------- --------- ---------------- ---------
 Income before
 extraordinary
 item............         5,177        329      (845)       (7,994)        7,620
                    --------------- -------- --------- ---------------- ---------
 Extraordinary
 item............           --         --        --         (1,424)(k)       --
                    --------------- -------- --------- ---------------- ---------
 Net income......       $ 5,177     $  329    $ (845)     $ (6,570)     $  7,620
                    =============== ======== ========= ================ =========

            (See Notes to Unaudited Pro Forma Financial Statements)

                  NOTES TO SELECTED PRO FORMA FINANCIAL DATA
                 (dollars in thousands, except per share data)

(a) Results for the year ended December 31, 1997 and for the nine months ended September 30, 1997 represent actual historical 1997 results for the Company, including results for the Acquired Businesses purchased in the related 1997 period from the date of acquisition. Results for the nine months ended September 30, 1998 represent actual historical results for the Company, including results for the Acquired Businesses purchased in the respective periods from the date of acquisition.

(b) Results for the year ended December 31, 1997 and for the nine months ended September 30, 1997 represent combined historical 1997 results for (i) the Acquired Businesses purchased in the related 1997 period prior to the date of acquisition and (ii) the Acquired Businesses purchased in 1998. Results for the nine months ended September 30, 1998 represent combined historical results for the Acquired Businesses purchased in the respective periods prior to the date of acquisition.

(c) In each of the following items, reflects the elimination of a location not purchased from Cormier Equipment as follows:

                                                          Year      Nine Months
                                                         Ended         Ended
                                                      December 31, September 30,
                                                          1997         1997
                                                      ------------ -------------
      Rental revenues................................    $ 130         $ 130
      New equipment sales and other..................       21            21
                                                         -----         -----
      Total revenues.................................      151           151
      Rental equipment depreciation..................       81            81
      Other operating expenses.......................      102           102
                                                         -----         -----
      Total cost of revenues.........................      183           183
                                                         -----         -----
      Gross profit (loss)............................      (32)          (32)
      Selling, general and administrative expenses...       72            72
      Non-rental depreciation and amortization.......        1             1
                                                         -----         -----
      Operating loss.................................    $(105)        $(105)
                                                         =====         =====

  In addition, reflects the acquisition of GenEquip, Inc., a business acquired by Falconite in January 1998, and Aerial Equipment Rental, Inc., a business acquired by Falconite in May 1998, as follows:

                                                      Nine Months   Nine Months
                                         Year Ended      Ended         Ended
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
   Rental revenues....................    $ 5,274       $3,959         $ 807
   Rental equipment sales.............      2,910        2,184           --
   New equipment sales and other......      2,415        1,807           365
                                          -------       ------         -----
   Total revenues.....................     10,599        7,950         1,172
                                          -------       ------         -----
   Rental equipment depreciation......      1,809        1,355            76
   Cost of rental equipment sales.....      2,560        1,920           --
   Cost of new equipment sales........      1,580        1,185           --
   Other operating costs..............      2,503        1,904           435
                                          -------       ------         -----
   Total cost of revenues.............      8,452        6,364           511
                                          -------       ------         -----
   Gross profit.......................      2,147        1,586           661
                                          -------       ------         -----
   Selling, general and administrative
    expenses..........................      1,788        1,289           144
   Non-rental depreciation and
    amortization......................        122           92             5
                                          -------       ------         -----
   Operating income...................        237          205           512
                                          -------       ------         -----
   Other income, net..................        180          106            33
   Interest expense, net..............         24           19            16
                                          -------       ------         -----
   Income before income taxes.........    $   393       $  292         $529
                                          =======       ======         =====

  In addition, reflects the elimination of a location not purchased from Shaughnessy as follows:

                                            Year      Nine Months   Nine Months
                                           Ended         Ended         Ended
                                        December 31, September 30, September 30,
                                            1997         1997          1998
                                        ------------ ------------- -------------
   New equipment sales and other......      $213         $171          $100
                                            ----         ----          ----
   Total revenues.....................       213          171           100
                                            ----         ----          ----
   Other operating costs..............       207          149            39
                                            ----         ----          ----
   Total cost of revenues.............       207          149            39
                                            ----         ----          ----
   Gross profit.......................         6           22            61
                                            ----         ----          ----
   Selling, general and administrative
    expenses..........................        23           16            92
                                            ----         ----          ----
   Operating income (loss)............      $(17)        $  6          $(31)
                                            ====         ====          ====

(d) Reflects the impact on rental equipment depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the change in rental equipment depreciation resulting from the write-up or write-down of rental equipment assets to fair value arising from purchase accounting. In addition, reflects the increase in rental equipment depreciation resulting from the purchase of equipment referred to in note (e) below.

(e) Reflects the elimination of lease expense resulting from the termination of certain rental equipment leases which occurred with the purchase of the underlying equipment. Also reflects the rent expense resulting from the Company's current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from the Company leasing rather than owning certain related facilities and, conversely, the decrease in rent expense and corresponding increase in depreciation expense and real estate tax expense resulting from the termination of certain facility leases which occurred with the purchase of the underlying facility by the Company. Also, reflects the decrease in rent expense resulting from the termination of certain facility leases.

(f) Reflects the decrease resulting from differentials between the compensation levels of former owners of the Acquired Businesses and the terms of the employment agreements entered into between certain of the former owners and the Company. The employment agreements provide for bonuses to be paid based on increased future earnings. Compensation amounts presented reflect bonuses due based on current operating results. Additional bonuses would be due if increased earnings levels are achieved.

(g) Reflects the decrease in non-rental depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the increase in non-rental depreciation resulting from the write-up of property, plant and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated on a goodwill life of 40 years and amortization of non-compete agreements calculated on their contract terms of two to five years, in each case specifically related to the purchases of the Acquired Businesses. The pro forma adjustments consist of the following:

                                           Year      Nine Months   Nine Months
                                          Ended         Ended         Ended
                                       December 31, September 30, September 30,
                                           1997         1997          1998
                                       ------------ ------------- -------------
      Non-rental depreciation.........    $1,328       $1,022        $  485
      Amortization of goodwill........     4,480        3,422         1,875
      Amortization of non-compete
       agreements.....................       748          623           213
                                          ------       ------        ------
                                          $6,556       $5,067        $2,573
                                          ======       ======        ======

(h) Reflects discontinuation and elimination of unrelated businesses previously operated and related charges incurred by the former owners of certain of the Acquired Businesses.

(i) Includes the following:

                                    Year         Nine Months     Nine Months
                                    Ended           Ended           Ended
                                December 31,    September 30,   September 30,
                                    1997            1997             1998
                               --------------- --------------- ----------------
                                        Pro             Pro              Pro
                               Actual Forma(a) Actual Forma(a) Actual  Forma(a)
                               ------ -------- ------ -------- ------- --------
   Cash interest expense:
   Series B Notes Offering...  $  --  $10,000  $  --  $ 7,500  $ 7,500 $ 7,500
   Outstanding Notes.........     --   17,500     --   13,125      --   13,125
   Credit Facility or the
    Company's previous credit
    facility.................   3,950  13,160   2,259   9,869    7,314   9,869
                               ------ -------  ------ -------  ------- -------
                                3,950  40,660   2,259  30,494   14,814  30,494
                               ------ -------  ------ -------  ------- -------
   Non-cash charges:
   Amortization of debt
    issuance costs and
    original issue discount
    incurred in connection
    with the Series B Notes
    Offering.................      52     621     --      466      466     466
   Amortization of debt
    issuance costs and
    original issue discount
    incurred in connection
    with the Outstanding
    Notes....................     --    1,415     --    1,062      --    1,062
   Amortization of loan
    origination and other
    financing fees incurred
    in connection with the
    Credit Facility or the
    Company's previous credit
    facility.................     354     620     180     465      674     465
   Interest expense on Junior
    Convertible Note (only
    payable at term if not
    converted)...............     --    1,200     --      900       47     900
                               ------ -------  ------ -------  ------- -------
                                  406   3,856     180   2,893    1,187   2,893
                               ------ -------  ------ -------  ------- -------
                               $4,356 $44,516  $2,439 $33,387  $16,001 $33,387
                               ====== =======  ====== =======  ======= =======

(j) Reflects the income tax rate that would have been in effect if the Acquired Businesses had been combined and subject to a federal statutory rate up to 35% and the applicable state statutory rate for each of the Acquired Businesses throughout the period presented.

(k) Reflects the elimination of the extraordinary item related to unamortized loan costs of $2,393 less a tax benefit of $969 associated with the Company's previous credit facility.

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                                 $175,000,000

                       National Equipment Services, Inc.

                             Offer to exchange our
     10% Senior Subordinated Notes due 2004, Series D for our outstanding
               10% Senior Subordinated Notes due 2004, Series C


                                 ------------

                                  PROSPECTUS

                               February 11, 1999

                                 ------------

  Until May 12, 1999 (90 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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